Exhibit 10.01

Execution Version

CONFIDENTIAL TREATMENT REQUESTED. CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND, WHERE APPLICABLE, HAVE BEEN MARKED WITH AN ASTERISK TO DENOTE WHERE OMISSIONS HAVE BEEN MADE. THE CONFIDENTIAL MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Total Energies Nouvelles Activités USA

24 Cours Michelet

92800 Puteaux

France

July 26, 2015

Amyris, Inc.

5885 Hollis Street, Suite 100

Emeryville, CA 94608

Attention: Mr. John Melo, President & CEO

RE: Restructuring of Total Amyris BioSolutions B.V.

Reference is made to that certain Amended and Restated Master Framework Agreement, dated as of December 2, 2013 and amended on April 1, 2015 (the “Framework Agreement”), by and between Amyris, Inc., a Delaware corporation (“Amyris”), and Total Energies Nouvelles Activités USA (formerly known as Total Gas & Power USA, SAS), a société par actions simplifiée organized under the laws of the Republic of France (“TENA”), that Shareholders’ Agreement dated as of December 2, 2013 (the “Original Shareholders’ Agreement”) among Amyris, TENA and Total Amyris BioSolutions B.V. (“TAB”), that certain License Agreement dated as of December 2, 2013 (the “Original License Agreement”) by and between Amyris and TAB, the Deed of Incorporation of TAB, dated as of November 29, 2013 (the “TAB Articles”), and that certain Exchange Agreement, dated as of even date hereof (the “Exchange Agreement”), by and between Amyris and TENA and certain other investors. Capitalized terms used herein and not defined shall have the meanings given to such terms in the Framework Agreement or the Original Shareholders’ Agreement.

On or before September 18, 2015, Amyris and TENA shall, shall cause TAB to, and shall use their best efforts to cause the relevant third parties to, take the following steps at one contemporaneous closing (the “Closing”) to be held at the offices of Linklaters in Amsterdam in order to restructure the shareholding and governance of TAB and grant certain intellectual property licenses to TAB and TENA:

1.	Termination of the Escrow Agreement, dated December 2, 2013, and transfer of the Share A and the Preferred Shares currently held by Stichting Total Amyris BioSolutions (the “Escrow Agent”) to Amyris by:
O	TENA, Amyris, TAB and the Escrow Agent entering into a customary short-form termination agreement in relation to the Escrow Agreement, the form of such termination agreement to be negotiated in good faith between TENA, Amyris and TAB in the period prior to Closing, which termination agreement shall terminate all rights, obligations and arrangements (including the agency of the Escrow Agent) under the Escrow Agreement, effective as per the effectuation of Closing;

O	TENA and the Escrow Agent providing written notice to TAB and Bart Jan Kuck, in his capacity as civil law notary (the “Notary”), confirming that (i) the “Condition Precedent” (as defined in the deed of Transfer of Share A subject to Condition Precedent, dated December 2, 2013) and (ii) the “Conditions Precedent” (as defined in the deed of

Transfer of Preferred Shares subject to Conditions Precedent, dated December 2, 2013) can no longer be fulfilled;

O	the execution by Amyris the Escrow Agent and TENA of a short-form shareholders resolution of TAB approving the transfer of the Share A and the Preferred Shares to Amyris and waiving any and all pre-emptive rights in connection with such transfer, the form of such shareholders resolution to be negotiated in good faith between TENA, Amyris and TAB in the period prior to Closing; and

O	Amyris, TAB and the Escrow Agent each executing in front of the Notary a customary notarial deed of transfer of shares pursuant to which the Escrow Agent shall transfer the legal title to the Share A and the Preferred Shares, free of any encumbrances (except for the pledge described in clause 6 below), to Amyris, the form of such notarial deed of transfer of shares to be negotiated in good faith between TENA, Amyris and TAB in the period prior to Closing;

O	Amyris, TAB and the Escrow Agent each providing customary powers of attorney to each candidate civil law notary or notarial assistant of Linklaters to execute the deed of transfer on behalf of the respective parties at Closing;

O	Amyris, TENA, Escrow Agent, and SGG Escrow Services B.V. terminating their Management Agreement, dated December 2, 2013; and

O	Amyris and TENA dissolving (ontbinden) the Escrow Agent.
2.	Amendment of the TAB Articles to convert the Share A, the Share B and the Preferred Shares with a nominal value of EUR 1 each into ordinary shares of TAB with a nominal value of EUR 0,01 each (i.e. as a result of such conversion Amyris will have 300 ordinary shares of TAB and TENA 100 ordinary shares of TAB) and to align the TAB Articles with the amended and restated Original Shareholders Agreement referred to in clause 3 below, in the form of the Notarial Deed of Amendment of the Articles of Association of TAB attached hereto as Annex A, by:
O	the adoption by Amyris and TENA of a short-form shareholders resolution of TAB approving the amendment of the Articles of Association (including a conversion of the shares in TAB) and granting a power of attorney to each candidate civil law notary or notarial assistant of Linklaters to execute the Notarial Deed of Amendment of the Articles of Association at Closing, the form of such shareholders resolution to be negotiated in good faith between TENA, Amyris and TAB in the period prior to Closing; and

O	the execution in front of the Notary of the Notarial Deed of Amendment of the Articles of Association;
3.	Amendment and restatement of the Original Shareholders Agreement by Amyris, TENA and TAB entering into the amended and restated agreement in the agreed form attached hereto as Annex B;

4.	Amendment and restatement of the Original License Agreement by Amyris and TAB entering into the amended and restated jet fuel license agreement in the agreed form attached hereto as Annex C;

5.	Grant to TENA of an exclusive commercialization license for diesel fuel in the EU by Amyris and TENA executing the license agreement regarding diesel fuel in the EU, in the agreed form attached hereto as Annex D;

6.	Termination of the existing Deed of Pledge dated December 2, 2013, by the execution by Amyris and TENA of a customary deed of release, the form of such deed of release to be negotiated in good faith between Amyris and TENA in the period prior to Closing;

7.	Amyris to sell to TENA, and TENA to acquire from Amyris, 200 ordinary shares in TAB in exchange for (i) USD 5 million in principal amount of 1.5% convertible notes due 2017 (the “R&D Notes”), (ii) the accrued and unpaid interest on all USD 75 million in principal amount of R&D Notes outstanding prior to Closing, (iii) the EUR 50,000 in principal amount of the Class A Note, and (iv) the accrued and unpaid interest on the Class A Note by:
O	Amyris, TENA and TAB executing a customary notarial deed of sale and transfer in front of the Notary pursuant to which 200 ordinary shares in TAB are sold and transferred by and from Amyris to TENA with the consideration being as set forth in this clause 7, the form of such notarial deed of sale and transfer of shares to be negotiated between TENA and Amyris acting in good faith prior to Closing; and

O	Amyris, TENA and TAB each providing customary powers of attorney to each candidate civil law notary or notarial assistant of Linklaters to execute the deed of sale and transfer on behalf of the respective parties at Closing, the form of such powers of attorney to be negotiated between TENA and Amyris acting in good faith prior to Closing;
8.	Amyris and TENA to grant customary New York law reciprocal share pledges over their shares in TAB to secure the performance of their obligations under the amended and restated Original Shareholders Agreement by:

o Amyris, TENA and TAB executing a pledge agreement in the form of a notarial deed in front of the Notary pursuant to which the reciprocal share pledges/charged are granted, the form of such pledge agreement to be based on the existing Deed of Pledge and to be negotiated in good faith between TENA and Amyris in the period prior to Closing; and

o Amyris, TENA and TAB each providing customary powers of attorney to each candidate civil law notary or notarial assistant of Linklaters to execute the pledge agreement on behalf of the respective parties at Closing, the form of such powers of attorney to be negotiated between TENA and Amyris acting in good faith prior to Closing.

9.	Amyris and TENA terminating the Framework Agreement pursuant to a customary short-form termination agreement in relation to the Framework Agreement, the form of such termination agreement to be negotiated in good faith between TENA and Amyris in the period prior to Closing;

10.	Amyris and TENA modifying their agreements in relation to Novvi LLC by:
O	Amendment to the IP license agreement dated March 26, 2013 between Amyris and Novvi LLC by Amyris and Novvi LLC entering into the amendment no.1 in the form attached hereto as Annex E; to be followed by

o	Amyris and TENA amending or terminating their side letter regarding diesel and jet fuel dated December 2, 2013 pursuant to a customary short-form amendment or, as the case may be, termination agreement in relation to this side letter, the form of such amendment or agreement to be consistent with Annex E and negotiated in good faith between TENA and Amyris and TAB in the period prior to Closing; and

o	Amyris, TAB and Novvi LLC terminating their amended and restated letter agreement containing clarifications to the IP license agreement, dated November 30, 2013 pursuant to a customary short-form termination agreement, the form of such termination agreement to be consistent with Annex E and negotiated in good faith between Novvi LLC, Amyris and TAB in the period prior to Closing; and

Each of Amyris and TENA shall, shall cause TAB to, and shall use its best efforts to cause any relevant third parties (including the Escrow Agent) to execute and deliver such instruments, documents and other papers, give such written assurances, give such written consents and do, or cause to be done, all things otherwise necessary, proper or advisable under applicable law, and otherwise cooperate with each other, in each case as may be required or reasonably requested by any other Party in order to cause, evidence, reflect, consummate and make effective any and all of the matters contemplated by this letter agreement.

This letter agreement, and the provisions, rights, obligations, and conditions set forth herein, and the legal relations between the parties hereto, including all disputes and claims, whether arising in contract, tort, or under statute, shall be governed by and construed in accordance with the laws of the State of New York without giving effect to its conflict of law provisions. No amendment, modification, termination or cancellation of this letter agreement shall be effective unless it is in writing signed by Amyris and TENA. In the event that any provision of this letter agreement or the application of any provision hereof is declared to be illegal, invalid, or otherwise unenforceable by a court of competent jurisdiction, the remainder of this letter agreement shall not be affected except to the extent necessary to delete such illegal, invalid, or unenforceable provision unless that provision held invalid shall substantially impair the benefits of the remaining portions of this letter agreement. This letter agreement may be executed in counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when signed by each party hereto and delivered to the other party.

* * * *

Very truly yours,

TOTAL ENERGIES NOUVELLES ACTIVITES USA

By:	/s/ Bernard Clement
Name: Bernard Clement
Title President

Agreed to and accepted as of

the date first written above:

AMYRIS, INC.

By:
Name: John Melo Title: President & CEO

[Signature Page to JVCO Restructuring Letter Agreement]

Very truly yours,

TOTAL ENERGIES NOUVELLES ACTIVITES USA

By:
Name: Bernard Clement
Title President

Agreed to and accepted as of

the date first written above:

AMYRIS, INC.

By:	/s/ John Melo
Name: John Melo Title: President & CEO

[Signature Page to JVCO Restructuring Letter Agreement]

ANNEX A

Dated • 2015

Total Amyris BioSolutions B.V.

DEED OF AMENDMENT OF ARTICLES OF ASSOCIATION

Linklaters

Linklaters LLP

World Trade Centre Amsterdam

Zuidplein 180

1077 XV Amsterdam

Telephone (+31) 20 799 6200

Facsimile (+31) 20 799 6340

Ref BJK/CC/

NOTE ABOUT TRANSLATION:

This document is an English translation of a document prepared in Dutch. In preparing this document, an attempt has been made to translate as literally as possible without jeopardising the overall continuity of the text. Inevitably, however, differences may occur in translation and if they do, the Dutch text will govern by law. The definitions in article 1.1 of this document are listed in the English alphabetical order which may differ from the Dutch alphabetical order.

In this translation, Dutch legal concepts are expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to concepts described by the English terms as such terms may be understood under the laws of other jurisdictions.

DEED OF AMENDMENT OF ARTICLES OF ASSOCIATION

(Total Amyris BioSolutions B.V.)

This • day of • two thousand fifteen, there appeared before me, , civil law notary in Amsterdam, the Netherlands:

•.

The person appearing declared the following:

The shareholders of Total Amyris BioSolutions B.V., a private company with limited liability incorporated under the laws of the Netherlands (besloten vennootschap met beperkte aansprakelijkheid), having its official seat (statutaire zetel) in Amsterdam, the Netherlands, and its office at Hoogoorddreef 15, 1101 BA Amsterdam, the Netherlands, registered with the Dutch Trade Register of the Chamber of Commerce under number 59337494 (the “Company”), resolved on the ● day of ● two thousand fifteen to amend and completely readopt the articles of association of the Company, as well as to authorise the person appearing to have this deed executed. The adoption of such resolutions is evidenced by a [copy of a] written shareholders’ resolution attached to this deed (Annex).

The articles of association of the Company were established at the incorporation of the Company, by a deed, executed on the twenty-ninth day of November two thousand thirteen before , civil law notary in Amsterdam, the Netherlands. The articles of association of the Company have not been amended since. In implementing the aforementioned resolution, the articles of association of the Company are hereby amended and completely readopted as follows.

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Articles of association:

1	Definitions and interpretation
1.1	In these articles of association, the following terms shall have the following meanings:
“Amyris, Inc.” means Amyris, Inc., a corporation incorporated under the laws of Delaware, United States of America, having its registered office at 5885 Hollis Street, Suite 100, Emeryville, CA 94608, United States of America, registered with the Secretary of State of Delaware, United States of America, under number 4768633.
“Amyris License Agreement” means the “Amended and Restated Jet Fuel License Agreement” (including schedules and exhibits), entered into between Amyris, Inc. and the Company as on or about the [_______day of _________ two thousand fifteen], as amended from time to time.
“Business Days” means any day other than (i) Saturday or Sunday, (ii) any day that is a legal holiday pursuant to the laws of the State of New York, United States of America, the Republic of France, or the European part of the Netherlands or (iii) any day that is a day on which banking institutions located in New York, New York, United States of America, Paris, the Republic of France or Amsterdam, the Netherlands, are authorized or required by law or other governmental action to close.
“Cause” means (i) the conviction of a Person by a court of competent jurisdiction of, or a plea by a Person of guilty or no contest to, a felony or any crime of theft, forgery, fraud, misappropriation or embezzlement, or (ii) the commission of theft, forgery, fraud, wilful misconduct, gross negligence, misappropriation or embezzlement against a Party or an Affiliate (as defined in the JVA) thereof.
“Company” means the company the internal organisation of which is governed by these articles of association.
“Distributable Equity” means the part of the Company’s equity which exceeds the aggregate of the reserves that must be maintained pursuant to the laws of the Netherlands.
“Fiscal Year” has the meaning attributed thereto in article 18.1.
“General Meeting ” means the body of the Company consisting of the Person or Persons to whom, as a Shareholder or otherwise, voting rights attached to the Shares accrue, or (as the case may be) a meeting of such Persons (or their representatives) and other Persons with Meeting Rights.
“in writing” means transmitted by letter, telecopier or e-mail, or any other electronic or written means of communication, provided the relevant message is legible and reproducible. “
“JVA” means the “Amended and Restated Shareholders’ Agreement” (including schedules and exhibits) regarding the Company, entered into as on or about the [____ day of ____________two thousand fifteen] by and among TENA USA, Amyris, Inc. and the Company, as amended from time to time.
“Management Board” means the management board of the Company.
“Managing Director” means a member of the Management Board.
“Meeting Rights”” means the right to attend the General Meeting and to speak therein, as referred to in Section 2:227, subsection 1, of the Dutch Civil Code

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“Officer” has the meaning attributed thereto in article 14.2.
“Party” means a party to the JVA.
“Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, governmental entity or other enterprise, association, organization or entity.
“Person with Meeting Rights” means a Person to whom the Meeting Rights are granted.
“Share” means a share in the capital of the Company.
“Shareholder” means a holder of one or more Shares.
“TENA USA” means Total Energies Nouvelles Activités USA, a company incorporated under the laws of France (société par actions simplifiée), having its official seat (siège social) at 24 Cours Michelet, 92800 Puteaux, France, registered with the French Commercial Register (Registre du Commerce et des Sociétés, Greffe du Tribunal de Commerce de Nanterre) under number 505 028 118.
1.2	The Management Board and the General Meeting shall each constitute a distinct body of the Company.
1.3	The headings contained in these articles of association and in any annex are for reference purposes only and shall not affect in any way the meaning or interpretation of these articles of association. All annexes attached to these articles of association are hereby incorporated in and made a part of these articles of association as if set forth in full herein.
1.4	The definitions of the terms in these articles of association shall apply equally to the singular and the plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “shall” shall be construed to have the same meaning and effect as the word “will.” Unless the context requires otherwise (i) any definition of or reference to any contract, instrument or other document shall be construed as referring to such contract, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or otherwise set forth in such document); (ii) any reference herein to any Person shall be construed to include the Person’s successors and permitted assigns; (iii) the words “herein,” “hereof,” “hereunder” and words of similar import shall be construed to refer to these articles of association in their entirety and not to any particular provision thereof; (iv) “day” shall mean calendar day, unless “Business Day” is expressly used; and (v) all references to articles shall be construed to refer to articles of these articles of association. The terms “euro” and “EUR” shall mean euro, the currency used by the Institutions of the European Union. The word “or” is used in the inclusive sense of “and/or.” The terms “or,” “any” and “either” are not exclusive.
2	Name and official seat

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2.1	The Company’s name is:
Total Amyris BioSolutions B.V.
2.2	The Company has its official seat in Amsterdam, the Netherlands.
3	Objects
3.1	The objects of the Company are to develop, produce and commercialize jet fuels under the Amyris License Agreement, as well as to participate in, to manage and to finance other enterprises and companies and to do all that is connected therewith or may be conducive thereto, all to be interpreted in the broadest sense.
3.2	The Company purports to operate as a joint venture between Amyris, Inc. and TENA USA and, in pursuing its business, the Company shall act in accordance with the joint venture purposes as agreed or revised by Amyris, Inc. and TENA USA in writing from time to time, and the Company, the Managing Directors and the Shareholders will respect and give effect to the JVA.
4	Share capital
4.1	The share capital of the Company is divided into Shares with a nominal value of one euro cent (EUR 0,01) each, numbered from 1 onward.
4.2	All Shares shall be registered. No share certificates shall be issued.
5	Register
5.1	The Management Board shall keep a register of the names and addresses of the Shareholders as well as the names and addresses of the Persons with Meeting Rights.
5.2	Section 2:194 of the Dutch Civil Code applies to the register.
6	Issuance of Shares
6.1	Shares may be issued pursuant to a resolution of the General Meeting. The General Meeting may transfer this authority to another body of the Company and may also revoke such transfer.
6.2	A resolution to issue Shares shall stipulate the issue price and the other conditions of issue.
6.3	The issuance of a Share shall furthermore require a notarial deed, to be executed for that purpose before a civil law notary registered in the Netherlands, to which deed those involved in the issuance shall be parties.
7	Own Shares
The Company may not acquire Shares or depositary receipts thereof.
8	Transfer of Shares
8.1	The transfer of a Share shall require a notarial deed, to be executed for that purpose before a civil law notary registered in the Netherlands, to which deed the transferor, the transferee and to the extent relevant the Company shall be parties.
8.2	Unless the Company itself is party to the legal act, the rights attached to the Share can only be exercised after the Company has acknowledged said legal act or said deed has been served upon it, in accordance with the relevant provisions of the laws of the Netherlands.
9	Share transfer restrictions

Section A. Restrictions on transfers

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9.1	A transfer of one or more Shares shall require the prior approval of the General Meeting.
9.2	The Shareholders undertake vis-à-vis each other and vis-à-vis the Company, for as long as the JVA is in place, to comply with the contractual transfer restrictions as provided for in the JVA and to not seek approval from the General Meeting as referred to in article 9.1 before having complied with the provisions of the JVA.

Section B. Civil law notary

9.3	Civil law notary
The Management Board shall provide the civil law notary with such confirmations as are reasonably required for the civil law notary to assess whether the relevant requirements for a transfer of Shares as laid down in this article 9 have been met, and the relevant civil law notary may rely on the confirmations given by the Management Board without any further inquiry.
10	Pledging of Shares and usufruct on Shares
10.1
The provisions of article 8 shall apply by analogy to the pledging of Shares and to the creation or transfer of a usufruct on Shares. In addition, the provisions of article 9 shall apply by analogy to the pledging of Shares. The Meeting Rights cannot be granted to a pledgee without voting rights.
10.2	Upon the creation or transfer of a usufruct on a Share, or afterwards, the voting rights attached to such Share may not be assigned to the usufructuary.
11	Depositary receipts for Shares
The Meeting Rights shall not be attached to depositary receipts for Shares.
12	Managing Directors
12.1	The Management Board shall consist of six (6) Managing Directors.
12.2	Both individuals and legal entities can be Managing Directors provided that the relevant individual or legal entity has not resigned or been removed as Managing Director for Cause previously.
12.3	Managing Directors are appointed by the General Meeting.
12.4	A Managing Director may be suspended or removed by the General Meeting at any time (whether or not for Cause).
12.5	Any suspension may be extended one or more times, but may not last longer than three (3) months in the aggregate. If, at the end of that period, no decision has been taken on termination of the suspension or on removal, the suspension shall end.
12.6	The authority to establish remuneration and other conditions of employment for Managing Directors is vested in the General Meeting.
13	Duties, working methods and decision-making process of the
Management Board; conflict of interest
13.1	The Management Board shall be entrusted with the management of the Company.
13.2	When performing its duties, the Management Board can be assisted – without prejudice to its responsibilities – by one or more committees. The Management Board shall determine the composition of a committee and shall determine the duties, authorities and procedures of such committee. The Management Board shall designate the members of a committee, may deprive

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persons from their tasks or replace persons within each committee and is authorised to abolish a committee. A committee may establish rules regarding its working methods and decision-making process. The Management Board may require such rules to be subject to its approval.
13.3	Management Board resolutions may at all times be adopted in writing, provided the proposal concerned is submitted to all Managing Directors then in office in respect of whom no conflict of interest within the meaning of article 13.6 exists and none of them objects to this manner of adopting resolutions, evidenced by written statements from all relevant Managing Directors then in office.
13.4	Managing Directors may attend regular and special meetings of the Management Board either in person or by conference telephone or similar communications equipment by means of which all individuals participating in the meeting can hear and be heard.
13.5	To the extent that these articles of association or the JVA do not provide otherwise, in a meeting of the Management Board, each Managing Director may cast one vote. If there is a tie in voting, the proposal shall be deemed to have been rejected.
13.6	A Managing Director shall not take part in the discussions and decision making by the Management Board if he has a direct or indirect personal interest therein that conflicts with the interests of the Company or the business connected with it. In case all Managing Directors have a conflict as referred to in the preceding sentence, the Management Board shall still be authorised to adopt the relevant resolution.
13.7	When determining how many votes are cast by Managing Directors or how many Managing Directors are present or represented, account shall nonetheless be taken of Managing Directors that are not allowed to take part in the discussions and decision-making by the Management Board pursuant to the laws of the Netherlands, these articles of association or the JVA.
14	Representation
14.1	The Company shall be represented by: (a) the Management Board; or (b) three (3) Managing Directors acting jointly.
14.2	The Management Board may from time to time appoint and remove officers of the Company (the “Officers”), in which case the duties, powers and responsibilities of each such Officer shall be as determined by the Management Board.
15	Indemnification of Managing Directors and Officers
Unless prohibited under the laws of the Netherlands, the following shall be reimbursed to current and former Managing Directors and Officers:
(a) reasonable costs of conducting a defense against claims based on acts or failures to act in the exercise of their duties or any other duties currently or previously performed by them at the request of the Company;
(b) any damages or fines payable by them as a result of an act or failure to act as referred to under (a);

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(c) reasonable costs of appearing in other legal proceedings in which they are involved as current or former Managing Directors or Officers, with the exception of proceedings primarily aimed at pursuing a claim on their own behalf. There shall be no entitlement to reimbursement as referred to above if and to the extent that a Dutch court has established in a final and conclusive decision that (i) the act or failure to act of the applicable current or former Managing Director or Officer may be characterized as willful (opzettelijk), intentionally reckless (bewust roekeloos) or seriously culpable (ernstig verwijtbaar) conduct, unless this would, in view of the circumstances of the case, be unacceptable according to standards of reasonableness and fairness, or (ii) the applicable current or former Managing Director or Officer was not acting honestly and in good faith (vervulde zijn taak niet behoorlijk) with a view to the interest of the Company. The Company may take out liability insurance for the benefit of the persons concerned.
16	Approval of Management Board resolutions
16.1	The General Meeting may require Management Board resolutions to be subject to its approval. The Management Board shall be notified in writing of such resolutions, which shall be clearly specified.
16.2	The absence of approval by the General Meeting of a resolution as referred to in this article 16 shall not affect the authority of the Management Board or the Managing Directors to represent the Company.
17	Vacancy or inability to act
17.1	If a Managing Director is unable to perform his tasks and duties, then the General Meeting may designate another person to be temporarily charged with the tasks and duties of the relevant Managing Director and that person shall thus have corresponding rights and obligations.
17.2	If a Managing Director is absent or prevented from performing his duties, the remaining Managing Director(s) and the person(s) designated for that purpose by the General Meeting pursuant to article 17.1 shall be temporarily entrusted with the management of the Company.
18	Financial and fiscal year and annual accounts
18.1	The Company’s financial and fiscal year shall be the calendar year (the “Fiscal Year”).
18.2	Annually, not later than thirty (30) days after the end of the Fiscal Year, save where this period is extended by the General Meeting by not more than six (6) months by reason of special circumstances, the Management Board shall prepare annual accounts and shall deposit the same for inspection by the Shareholders and the other Persons with Meeting Rights at the Company’s office.
18.3	Within the same period, the Management Board shall also deposit the annual report for inspection by the Shareholders and the other Persons with Meeting Rights, unless Section 2:396, subsection 7, or Section 2:403 of the Dutch Civil Code applies to the Company.
18.4	The annual accounts shall consist of a balance sheet, a profit and loss account and explanatory notes.

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18.5	The annual accounts shall be signed by the Managing Directors. If the signature of one or more of them is missing, this shall be stated and reasons for this omission shall be given.
18.6	The Company may, and if the laws of the Netherlands so require shall, appoint an accountant to audit the annual accounts. Such appointment shall be made by the General Meeting.
19	Adoption of the annual accounts and release from liability
19.1	The General Meeting shall adopt the annual accounts.
19.2	At the General Meeting at which it is resolved to adopt the annual accounts, a proposal concerning release of the Managing Directors from liability for the management pursued, insofar as the exercise of their duties is reflected in the annual accounts or otherwise disclosed to the General Meeting prior to the adoption of the annual accounts, shall be brought up for discussion separately.
20	Profits and distributions
20.1	The Management Board is authorised to allocate the profits as determined by the adoption of the annual accounts and to declare distributions.
20.2	Distributions may only be made to the extent that any cash held by the Company is not necessary for its operations.
20.3	Any distributions will be made in equal parts per Share.
20.4	Distributions on Shares may be made only up to an amount that does not exceed the amount of the Distributable Equity.
20.5	A claim of a Shareholder for payment of a distribution on Shares shall be barred after five (5) years have elapsed.
21	General Meetings
21.1	During each Fiscal Year at least one General Meeting shall be held or at least one resolution shall be adopted in accordance with article 27.1.
21.2	Other General Meetings shall be held as often as the Management Board or a Shareholder deems necessary.
22	Notice, agenda and venue of meetings
22.1	Notice of General Meetings shall be given by the Management Board or, if relevant, a Shareholder.
22.2	Notice of the meeting shall be given no later than on the tenth Business Day prior to the day of the meeting.
22.3	The notice convening the meeting shall specify the business to be discussed. Other business not specified in such notice may be announced at a later date, with due observance of the notice period referred to in article 22.2.
22.4	The notice convening the meeting shall be sent to the addresses of the Shareholders and the other Persons with Meeting Rights shown in the register referred to in article 5. With the consent of a Shareholder or another Person with Meeting Rights, notice of the meeting may also be given by a legible and reproducible message sent through electronic means of communication to the address provided for the purposes hereof by the Shareholder or the other Person with Meeting Rights to the Company.
22.5	General Meetings are held in the municipality in which, according to these articles of association, the Company has its official seat or at Schiphol airport (municipality of Haarlemmermeer, the Netherlands). General Meetings may

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also be held elsewhere, provided that all Persons with Meeting Rights have consented to the place of the meeting and the Managing Directors have been given the opportunity to give advice prior to the decision-making.
23	Admittance, Meeting Rights and voting rights
23.1	The Meeting Rights accrue to each Shareholder and each other Person with Meeting Rights. Each Shareholder and each pledgee to whom the voting rights accrue shall be entitled to exercise the voting rights in the General Meeting. Shareholders and other Persons with Meeting Rights may be represented in a meeting by a proxy authorised in writing.
23.2	At a meeting, each Person present with voting rights, or its proxy authorised in writing, must sign the attendance list. The chairman of the meeting may decide that the attendance list must also be signed by other persons present at the meeting.
23.3	The Managing Directors shall have the right to cast an advisory vote in the General Meetings.
23.4	The chairman of the meeting shall decide on the admittance of persons to the meeting other than Shareholders or Persons with Meeting Rights.
24	Chairman and secretary of the meeting
24.1	The chairman of a General Meeting shall be appointed by the Persons with voting rights present or represented at the meeting, by a simple majority of the votes cast.
24.2	The chairman of the meeting shall appoint a secretary for the meeting.
25	Minutes; recording of Shareholders’ resolutions
25.1	The secretary of a General Meeting shall keep minutes of the proceedings at the meeting. The minutes shall be adopted by the chairman and the secretary of the meeting and as evidence thereof shall be signed by them.
25.2	The Management Board shall keep record of all resolutions adopted by the General Meeting. If the Management Board is not represented at a meeting, the chairman of the meeting shall ensure that the Management Board is provided with a transcript of the resolutions adopted, as soon as possible after the meeting. The records shall be deposited at the Company’s office for inspection by the Shareholders and the other Persons with Meeting Rights. On application, each of them shall be provided with a copy of or an extract from the records, at not more than cost price.

26 Adoption of resolutions in a meeting

26.1	Each Share confers the right to cast one vote in the General Meeting.
26.2	To the extent that the laws of the Netherlands or these articles of association do not provide otherwise, all resolutions of the General Meeting shall be adopted by a simple majority of the votes cast, in a meeting at which a majority of the issued Shares is represented.
26.3	If there is a tie in voting, the proposal shall be deemed to have been rejected.
26.4	If the formalities for convening and holding of General Meetings, as prescribed by the laws of the Netherlands or these articles of association, have not been complied with, valid resolutions of the General Meeting may only be adopted in a meeting, if all Persons with Meeting Rights have consented to the

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decision-making taking place and the Managing Directors have been given the opportunity to give advice prior to the decision-making.
27	Adoption of resolutions without holding a meeting
27.1	Shareholders may adopt resolutions of the General Meeting other than in a meeting, provided that all Persons with Meeting Rights have consented to this manner to adopt a resolution. In case of adoption of resolutions other than in a meeting, the votes shall be cast in writing. The requirement that votes must be cast in writing shall have been met if the resolutions have been put in writing specifying the way in which each Shareholder has cast his vote. The Managing Directors shall be given the opportunity to give advice prior to the decision-making.
27.2	Each Shareholder must ensure that the Management Board is informed of the resolutions thus adopted as soon as possible in writing. The Management Board shall keep record of the resolutions adopted and it shall add such records to those referred to in article 25.2.
28	Amendment of the articles of association
28.1	The General Meeting may resolve to amend these articles of association.
28.2	A resolution to amend these articles of association as a result of which the voting or distribution rights will be amended can only be adopted by unanimous vote in a meeting where the entire issued capital of the Company is represented.
28.3	A resolution to amend these articles of association as a result of which a place outside the Netherlands will be designated as place where General Meetings will be held, can only be adopted by unanimous vote in a meeting where the entire issued capital of the Company is represented and provided that all Persons with Meeting Rights have consented to the amendment of the articles of association.
28.4	When a proposal to amend these articles of association is to be made to the General Meeting, the notice convening the General Meeting must state so and a copy of the proposal, including the verbatim text thereof, shall be deposited and kept available at the Company’s office for inspection by the Shareholders and the other Persons with Meeting Rights, until the conclusion of the meeting.
29	Bankruptcy and suspension of payments
29.1	The Management Board may not file for bankruptcy of the Company without instruction of the General Meeting to do so.
29.2	The Management Board shall obtain prior approval of the General Meeting for a resolution with respect to a request for a suspension of payments.
30	Dissolution and liquidation
30.1	The Company may be dissolved pursuant to a resolution to that effect by the General Meeting. When a proposal to dissolve the Company is to be made to the General Meeting, this must be stated in the notice convening the General Meeting.
30.2	If the Company is dissolved pursuant to a resolution of the General Meeting, the Managing Directors shall become liquidators of the dissolved Company’s assets, unless the General Meeting resolves to appoint one or more other

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persons as liquidator.
30.3	During liquidation, the provisions of these articles of association shall remain in force to the extent possible.
30.4	The balance remaining after payment of the debts of the dissolved Company shall be transferred to the Shareholders in proportion to the aggregate number of Shares held by each.
30.5	After the end of the liquidation the books, records and other data carriers of the dissolved Company shall remain in the custody of the person designated for that purpose by the General Meeting, and in the absence thereof the person designated for that purpose by the liquidators, for a period as prescribed by the laws of the Netherlands.
30.6	In addition, the liquidation shall be subject to the relevant provisions of Book 2, Title 1, of the Dutch Civil Code.
31	Governing law and disputes
31.1	These articles of association are governed by the laws of the European part of the Netherlands.
31.2	Any and all disputes with respect to these articles of association between bodies of the Company, members and/or former members of a body of the Company and/or the Company itself (each in their said capacity) shall in first instance be submitted to the exclusive jurisdiction of the competent court in Amsterdam, the Netherlands.

Finally, the person appearing has declared:

Conversion of shares

Upon the foregoing amendment of the articles of association taking effect, the shares in the capital of the Company in issue immediately prior thereto shall be converted as follows:

(a)	one (1) share A, with a nominal value of one euro (EUR 1), numbered A1, into one hundred (100) shares, with a nominal value of one euro cent (EUR 0.01) each, numbered 1 through 100;
(b)	one (1) share B, with a nominal value of one euro (EUR 1), numbered B1, into one hundred (100) shares, with a nominal value of one euro cent (EUR 0.01) each, numbered 101 through 200;
(c)	one (1) preference share, with a nominal value of one euro (EUR 1), numbered P1, into one hundred (100) shares, with a nominal value of one euro cent (EUR 0.01) each, numbered 201 through 300; and
(d)	one (1) preference share, with a nominal value of one euro (EUR 1), numbered P2, into one hundred (100) shares, with a nominal value of one euro cent (EUR 0.01) each, numbered 301 through 400.

Issued capital

Upon the foregoing amendment of the articles of association taking effect and immediately following the foregoing conversion of shares, the issued capital of the Company shall amount to four euro (EUR 4), divided into four hundred (400) shares, with a nominal value of one euro cent (EUR 0.01) each, numbered 1 through 400.

Close

The person appearing is known to me, civil law notary.

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This deed was executed in Amsterdam, the Netherlands, on the date first above written. Before reading out, a concise summary and an explanation of the contents of this deed were given to the person appearing. The person appearing then declared that [he] / [she] had taken note of and agreed to the contents of this deed and did not want the complete deed to be read to [him] / [her]. Thereupon, after limited reading, this deed was signed by the person appearing and by me, civil law notary.

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ANNEX B

[Final Form]

AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT

by and among

TOTAL ENERGIES NOUVELLES ACTIVITES USA,

AMYRIS, INC.

and

TOTAL AMYRIS BIOSOLUTIONS B.V.

Dated as of [●], 2015

TABLE OF CONTENTS

Page

ARTICLE I

DEFINITIONS

-i-

-ii-

Schedules

Schedule 3.02(a) Managing Directors

-iii-

AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT

This AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT (this “Agreement”), dated as of [●], 2015, is by and among Total Energies Nouvelles Activités USA (formerly known as Total Gas & Power USA, SAS), a société par actions simplifiée organized under the laws of the Republic of France (“TENA USA”), Amyris, Inc., a Delaware corporation (“Amyris”), and Total Amyris BioSolutions B.V., a private company with limited liability incorporated under the laws of the Netherlands (besloten vennootschap met beperkte aansprakelijkheid) (“JVCO,” and each of TENA USA, Amyris and JVCO, a “Party” and, collectively, the “Parties”) and amends and restates the Shareholders’ Agreement among TENA USA, Amyris and JVCO dated as of December 2, 2013 (the “Original Shareholders’ Agreement”).

W I T N E S S E T H:

WHEREAS, TENA USA is engaged in industrial, commercial and research and development projects in the energy industry, and Amyris is an integrated renewable products company focused on providing sustainable alternatives to a broad range of petroleum-sourced products used in specialty chemical and transportation fuel markets worldwide;

WHEREAS on November 29, 2013, JVCO was incorporated by way of the execution of a notarial deed of incorporation which deed of incorporation also included the articles of association of JVCO (the “Original Articles of Association”);

WHEREAS, on or about December 2, 2013, the Parties entered into the Original Shareholders’ Agreement and Amyris granted an intellectual property license to JVCO (the “Original Amyris License Agreement”);

WHEREAS, at the incorporation of JVCO, Amyris was issued the Share A (as defined in the Original Articles of Association) and TENA USA was issued the Share B (as defined in the Original Articles of Association);

WHEREAS, by notarial deed of issuance, and in consideration of the license rights granted by Amyris to JVCO under the Original Amyris License Agreement, at the incorporation of JVCO, Amyris was issued the Preferred Shares (as defined in the Original Articles of Association);

WHEREAS, TENA USA, Amyris and JVCO now wish to further define their relationship by executing this Agreement, by amending and restating both the Original Articles of Association and the Original Amyris License Agreement, by converting the Share A, Share B and the Preferred Shares into a total of 400 Shares and by TENA USA purchasing additional Shares from Amyris so that Amyris will hold 100 Shares and TENA USA will hold 300 Shares; and

WHEREAS, (i) the Articles of Association set forth various rights and obligations of the Parties in connection with the formation and operation of JVCO and (ii) this Agreement sets forth separate and distinct rights and obligations of the Parties in connection with the operation of JVCO.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Certain Defined Terms. For purposes of this Agreement:

(a) “Accounting Standards” means each of U.S. GAAP and Dutch GAAP.

(b) “Affiliate” means, with respect to any specified Person, any other Person (i) that owns or controls, directly or indirectly through one or more intermediaries, 50% or more of the voting rights of such specified Person; (ii) of which 50% or more of the voting rights are owned or controlled, directly or indirectly through one or more intermediaries, by such specified Person; or (iii) of which 50% or more of the voting rights are owned or controlled, directly or indirectly through one or more intermediaries, by any Person contemplated by clause (i); provided, however, that for purposes of this Agreement (x) no Amyris Associated Entity or any of its Affiliates shall be considered an Affiliate of Amyris, (y) JVCO shall not be considered an Affiliate of either Shareholder, and (z) neither Amyris nor any of its Affiliates shall be considered an Affiliate of TENA USA or any of its Affiliates, even if in each case a Shareholder acquires ownership or control, directly or indirectly through one or more intermediaries, of more than 50% of the voting rights of any such specified Person.

(c) “Amyris Associated Entity” means each of (i) Novvi LLC, a Delaware limited liability company, and its subsidiaries, (ii) SMA Indústria Química S.A., a sociedade anônima organized and existing under the laws of Brazil, and its subsidiaries, and (iii) any other Person created after the date hereof by Amyris or any of its Affiliates, on the one hand, and any Third Party, on the other, of which 50% of the voting rights are owned or controlled, directly or indirectly through one or more intermediaries, by Amyris, and with respect to which TENA USA has consented to being designated an Amyris Associated Entity (such consent not to be unreasonably withheld, conditioned or delayed).

(d) “Amyris Change of Control” means the occurrence of any of the following at any time after the date hereof: (i) the consolidation of Amyris with, or the merger of Amyris with or into, another “person” (as such term is used in Rule 13d-3 and Rule 13d-5 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), or the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of Amyris and its subsidiaries taken as a whole, or the consolidation of another “person” with, or the merger of another “person” into, Amyris, other than in each case pursuant to a transaction in which the “persons” that

“beneficially owned” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, the Voting Shares of Amyris immediately prior to the transaction “beneficially own”, directly or indirectly, Voting Shares representing at least a majority of the total voting power of all outstanding classes of voting stock of the surviving or transferee person; (ii) the adoption by Amyris of a plan relating to the liquidation or dissolution of Amyris, (iii) the consummation of any transaction (including any merger or consolidation) the result of which is that any “person” becomes the “beneficial owner” directly or indirectly, of more than 50% of the Voting Shares of Amyris (measured by voting power rather than number of shares); or (iv) the first day on which a majority of the members of the Amyris board of directors does not consist of Continuing Directors. As used in this definition, “Voting Shares” of any Person means capital shares or capital stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency. As used in this definition, “Continuing Director” means, as of any date of determination, any member of the Amyris Board of Directors who (i) was a member of the Amyris board of directors on July 31, 2012 or (ii) was nominated for election or elected to the Amyris board of directors with the approval of a majority of the Continuing Directors who were members of the Amyris board of directors at the time of such nomination or election and who voted with respect to such nomination or election; provided that a majority of the members of the Amyris board of directors voting with respect thereto shall at the time have been Continuing Directors. Notwithstanding the foregoing, an Amyris Change of Control shall not be deemed to have occurred in connection with (A) any acquisition of Amyris by TENA USA (or any of its Affiliates) or (B) any change in the board of directors of Amyris such that it is no longer composed of a majority of Continuing Directors if any designee of TENA USA (or any of its Affiliates) to the board of directors of Amyris approves the nomination or election of any member of the board of directors of Amyris that is not a Continuing Director or if TENA USA (or any of its Affiliates) votes any Voting Shares in favor of the election of any member of the board of directors of Amyris that is not a Continuing Director.

(e) “Articles of Association” means the amended and restated articles of association of JVCO, adopted on or about the date of this Agreement, as amended from time to time after the date hereof.

(f) “Bona Fide Offer” means any bona fide offer by a Third Party in writing to purchase any of the Shares held by a Shareholder setting forth a specific purchase price (which shall consist of cash or marketable securities or a combination thereof) and a closing date of no more than 30 days (which 30-day period may be extended solely to receive any consent of any governmental authority that may be required pursuant to the requirements of any Competition Law in connection with such Bona Fide Offer) after the expiration of the 30-Business Day period set forth in Section 6.05(a)(ii), and shall include an offer to purchase or otherwise acquire Tag-Along Shares pursuant to Section 6.06.

(g) “Brazil Jet Business” means the production and commercialization by Amyris and its Affiliates of Farnesane Jet Products within Brazil for commercialization solely in Brazil, including the production of Farnesane Jet Products outside of Brazil for commercialization within Brazil, but excluding the production of Farnesane Jet Products within Brazil for commercialization outside of Brazil. However, for purposes of this definition, the commercialization of Farnesane Jet Products for use in vehicles that begin an international travel segment within Brazil and conclude such international travel segment outside of Brazil shall constitute commercialization of such products within Brazil.

(h) “Brazil Jet Business Assets” means (i) the Brazil Jet Commercialization Assets; and (ii) if Amyris and JVCO conclude, after a good faith evaluation promptly following JVCO’s exercise of its acquisition right in Article VIII below, that it is reasonably feasible to separate such development and production assets from the rest of the operations and assets of Amyris and its Affiliates, the development and production assets of Amyris and its Affiliates exclusively related to the Brazil Jet Business. For clarity, Amyris’s Brotas manufacturing facility is not a Brazil Jet Business Asset.

(i) “Brazil Jet Commercialization Assets” means the commercialization assets of Amyris and its Affiliates exclusively related to the Brazil Jet Business (e.g., Farnesane Jet Products sales contracts with airlines).

(j) “Brazil Jet Commercialization Assets Fair Market Value” means the amount, determined as of the date JVCO exercises its right to acquire the Brazil Jet Business in Article VIII below, equal to the fair market value that a willing buyer would pay a willing seller in an arms’ length transaction to acquire the Brazil Jet Commercialization Assets, assuming that the Brazil Jet Commercialization Assets were being sold in a manner designed to maximize the value of bids, when neither the buyer nor the seller was acting under compulsion and when both have reasonable knowledge of the relevant facts, which amount shall be mutually agreed between Amyris and JVCO.

(k) “Business Day” means any day other than (i) Saturday or Sunday; (ii) any day that is a legal holiday pursuant to the laws of the State of New York, United States of America, the Republic of France, or the European part of the Netherlands; or (iii) any day that is a day on which banking institutions located in New York, New York, United States of America, Paris, the Republic of France or Amsterdam, the Netherlands, are authorized or required by law or other governmental action to close.

(l) “Cause” means the conviction of a Person by a court of competent jurisdiction of, or a plea by a Person of guilty or no contest to, a felony or any crime of theft, forgery, fraud, misappropriation or embezzlement, or the commission of theft, forgery, fraud, willful misconduct, gross negligence, misappropriation or embezzlement against a Party or an Affiliate thereof.

(m) “Claim” means with respect to any Person, any and all suits, sanctions, legal proceedings, claims, assessments, judgments, damages, penalties, fines, liabilities, demands, reasonable out-of-pocket expenses of whatever kind (including reasonable attorney’s fees and expenses) and losses incurred or sustained by or against such Person, but excluding any lost profits or other special, incidental, indirect, punitive or consequential damages suffered by such Person.

(n) “Code” means the U.S. Internal Revenue Code of 1986, as amended through the date hereof.

(o) “Collaboration Agreement” means the Technology License, Development, Research and Collaboration Agreement entered into by Amyris and Total Gas & Power USA Biotech, Inc. as of June 21, 2010, as amended by the Second Amendment, and as such agreement may be further amended from time to time after the date hereof.

(p) “Competition Law” means any applicable laws that are designed or intended to regulate mergers or other business combinations or that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

(q) “Consolidated Equity” means the consolidated owners’ equity of JVCO (as reflected on the most recent consolidated balance sheets of JVCO), which is equal to shareholders’ equity plus shareholders’ debt, but excluding any Carry.

(r) “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly (whether or not as trustee, personal representative or executor), of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise, including the ownership, directly or indirectly, of securities or ownership interests having the power to elect or remove a majority of the board of directors or similar body governing the affairs of such Person.

(s) “Dutch GAAP” means Dutch generally accepted accounting principles and practices as in effect from time to time and applied consistently by JVCO throughout the periods involved and consistent with past practice (to the extent applicable).

(t) “Executive Officers” means (a) in the case of Amyris, the Chief Executive Officer of Amyris, and (b) in the case of TENA USA, the President of TENA USA, or such other senior executive officer of TENA USA or any of its Affiliates having operational responsibility for the renewable energy and alternative fuels businesses of TENA USA and its Affiliates.

(u) “Farnesane Jet Products” means a Jet Product that is farnesane, wherein the isoprenoid is farnesene.

(v) “Financial Statements” means true and complete copies of the consolidated audited balance sheet of JVCO as of the last day of JVCO’s Fiscal Year and the related statements of income, retained earnings, shareholders’ equity and cash flows of JVCO for the Fiscal Year then ended, together with all related notes and schedules thereto, prepared in accordance with the Accounting Standards, accompanied by the reports thereon of the Auditors.

(w) “Free Cash Flow” for any period means cash flow from operations of JVCO for such period, including interest, dividends and other distributions received by JVCO, net of capital expenditures (i.e., purchase of plant, property and equipment), operating expenses, research and development expenses, tax liabilities and payments to Third Party creditors, each as set forth on JVCO’s financial statements for such period, and available for distribution pursuant to Sections 4.02(d) and 5.02. Free Cash Flow shall be calculated before any dividends are paid and any payments are made with respect to any outstanding Shareholder loans and Carry.

(x) “Ground Floor Price” means the investment by Amyris and its Affiliates into the Brazil Jet Business Assets (excluding the Brazil Jet Commercialization Assets) from November 2011 through the date the Brazil Jet Business Assets are contributed to JVCO under Article VIII below, including, but not limited to, technical development activities undertaken in Brazil, industrial and supply chain, capital expenditures, working capital, sales and marketing commitments, negative operating cash flow (i.e., not discounted by any losses) net of any liabilities of the Brazil Jet Business Assets that are assumed by JVCO and net of any subsidies provided to the Brazil Jet Business Assets that are not subject to any repayment or claw-back obligation retained by Amyris, which amount shall be mutually agreed to between Amyris and JVCO.

(y) “Jet Product” means one or more fermentation produced isoprenoid(s) that may or may not be hydrogenated or hydroprocessed, which when blended with petroleum-derived jet fuel, meet the ASTM D 1655 specification or the equivalent of (or successor to) such standard for use as a jet fuel.

(z) “LIBOR” means the British Bankers Association LIBOR Rate, as published by Reuters (or such other commercially available source providing quotations of LIBOR as may be agreed upon in writing by TENA USA and Amyris) at approximately 11:00 a.m., London time, two Business Days prior to the relevant date.

(aa) “Lien” means any security interest, pledge, mortgage, lien, charge, adverse claim of ownership or use, or other encumbrance of any kind (other than any transfer restrictions imposed under securities laws, or any options, transfer restrictions or purpose limitations pursuant to the Articles of Association or this Agreement or the Amyris License Agreement).

(bb) “Lock-up Period” means the period commencing on the date of this Agreement and ending at 11:59 p.m., Pacific time, on March 1, 2018.

(cc) “Management Board” means the management board of JVCO.

(dd) “Managing Director” means a member of the Management Board.

(ee) “Non-Participation Issuance” means any of the following issuances of Shares by JVCO: (i) Shares issued by JVCO in consideration for the acquisition (whether by merger or otherwise) by JVCO of shares of capital stock or assets of any Third Party; (ii) Shares issued by JVCO as a dividend, share sub-division, stock split, split-up or similar distribution of Shares; and (iii) Shares or shares of capital stock or options to subscribe for Shares or shares of capital stock issued pursuant to awards granted to employees, Officers or consultants of JVCO pursuant to an option plan or other compensation arrangement (including Shares or shares of capital stock issued upon exercise of any such options).

(ff) “Permitted Deviations” means the incurrence of expenses (or commitments therefor) in any quarter that individually or in the aggregate (i) would not result in an overage of 10% or more from the aggregate capital expenditures or investments included in the Budget (as finally determined pursuant to Section 3.11) for such quarter with respect to such capital expenditure or investment (the “Target Capital Expenditures”), (ii) would not result in an overage of 10% or more from the aggregate operating expenditures included in the Budget (as finally determined pursuant to Section 3.11) for such quarter (the “Target Operating Expenditures”) and (iii) would not result in an overage of 10% or more from the aggregate other expenditures included in the Budget (as finally determined pursuant to Section 3.11) for such quarter (“Target Other Expenditures”); provided, however, that if the total revenue for any quarter exceeds the targeted revenue for such quarter provided in the Budget, the aggregate amount of Target Capital Expenditures, Target Operating Expenditures and Target Other Expenditures for the following quarter may be increased on a dollar-for-dollar basis by an amount equal to such excess revenue for purposes of determining the maximum Permitted Deviations for such following quarter, with the allocation of such excess revenue being allocated among such target amounts as determined by the Management Board.

(gg) “Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, governmental entity or other enterprise, association, organization or entity.

(hh) “Quarterly Financial Statements” means true and complete copies of the consolidated unaudited balance sheet of JVCO as of the last day of each fiscal quarter of JVCO and the related consolidated statements of income, retained earnings, shareholders’ equity and cash flows of JVCO for each such fiscal quarter, together with all related notes and schedules thereto, prepared in accordance with the Accounting Standards (except for the absence of footnotes and for normal year-end adjustments).

(ii) “Share” means a share in the capital of JVCO.

(jj) “Shareholder” means a holder of one or more Shares.

(kk) “TENA USA License Agreements” means the license or licenses to be granted to JVCO by TENA USA as described in Section 9 and Exhibit B of the Second Amendment to the Collaboration Agreement, dated July 30, 2012, between TENA USA and Amyris, as amended on April 1, 2015, and as subsequently amended from time-to-time (the “Second Amendment”).

(ll) “Third Party” means any of: (x) with respect to any Shareholder, any Person (including, in the case of Amyris, any Amyris Associated Entity) other than (i) such Shareholder’s Permitted Transferees or Affiliates, or (ii) JVCO, and (y) with respect to JVCO, any Person other than (i) any Affiliate of JVCO, or (ii) any Shareholder or any of such Shareholder’s Permitted Transferees or Affiliates.

(mm) “Transfer” means the voluntary or involuntary sale, assignment, transfer (by gift or otherwise), conveyance, grant of a participation interest, pledge or grant of a Lien (except to another Shareholder) or other disposition or conveyance of legal or beneficial interest, directly or indirectly, whether in one transaction or in a series of related transactions.

(nn) “U.S. GAAP” means United States generally accepted accounting principles and practices as in effect from time to time and applied consistently by JVCO throughout the periods involved and consistent with past practice (to the extent applicable).

Section 1.02. Definitions. The following terms have the meanings set forth in the Sections set forth below:

Definition	Section
Acceptance Notice	4.06(b)
Action	13.03(a)
Activities	7.04(a)
Additional Capital	4.03(a)
Additional Capital Notice Period	4.03(b)
Advisor	4.03(c)
Advisor’s Report	4.03(c)
Aggregate Carry Amount	4.02(a)
Agreement	Preamble
Amyris	Preamble
Amyris Directors	3.02(h)
Amyris License Agreement	2.02(a)
Anti-Corruption Laws	7.04(a)
Appraiser Appraiser’s Report Audit Committee	8.03(a) 8.03(b) 3.08(b)
Associates	7.04(a)
Auditors	3.07
Board Approval	3.09(a)
Budget	3.11(b)
Buyer	6.06(a)(i)
Carry	4.02(a)
Carry Lender	4.02(b)

Carry Notice	4.02(a)
Cash Option Amount Chief Executive Officer	8.02 3.12(a)(i)
Chief Financial Officer	3.12(a)(ii)
COC Party	9.01(a)
Confidential Information	7.03(a)
Continuing Director Covered Person	1.01(d) 13.03(a)
Default Offerees	6.05(c)
Default Purchase	4.05(a)
Defaulting Offeree	6.05(c)
Defaulting Shareholder	4.05(a)
Dispute	13.13(a)
Electronic Delivery	13.14
Eligible Shareholder	4.06(a)
Excess Transfer Shares	6.05(b)
Exchange Act Fair Value	1.01(d) 4.03(c)
Fiscal Year	3.14
Five Year Plan	3.11(a)
Funding Default	4.05(a)
Funding Default Loan	4.05(a)
HSE	7.04(d)
ICC Rules	13.13(c)(i)
Indemnified Party	10.02
Indemnifying Party	10.02
Independent Accounting Firm	8.03(a)
Issuance Notice	4.06(a)
JVCO	Preamble
Lead Director	3.06(a)
Losses	13.03(a)
Non-COC Party	9.01(a)
Non-Defaulting Shareholder	4.05(a)
Offering Shareholder	6.05(a)(i)
Offeror	6.05(a)(i)
Officers	3.12(a)(iii)
Opinion Period	4.03(c)
Option Exercise Notice Option Price Participation Exercise Period	8.01 8.02 4.06(a)
Party or Parties	Preamble
Permitted Transferee	6.07
Pro Rata Share	4.06(a)
Reference Laws	7.04(a)
Report Period Representatives	8.03(b) 7.03(a)

Right of First Refusal Notice	6.05(a)(i)
Second Amendment Secondment Agreement	1.01(kk) 7.07
Securities	4.06(a)
Services Agreement	7.06
Shareholder Offerees	6.05(a)(i)
Share Price	4.03(c)
Subsidiary	3.13
Shareholder Approval	3.10(b)
Tag-Along Notice	6.06(a)(ii)
Tag-Along Offerees	6.06(a)(i)
Tag-Along Shares	6.06(a)(i)
Target Capital Expenditures	1.01(ee)
Target Operating Expenditures	1.01(ee)
Target Other Expenditures	1.01(ee)
TENA USA	Preamble
TENA USA Directors	3.02(g)
Transfer Default Shares	6.05(c)
Transfer Offer	6.05(a)(i)
Transfer Offerees	6.05(a)(i)
Transfer Shares	6.05(a)(i)
Transferor Voting Shares	6.06(a)(i) 1.01(d)

Section 1.03. Interpretation and Rules of Construction.

(a) The headings contained in this Agreement, in any Exhibit or Schedule, and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Schedules or Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

(b) In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

(c) The definitions of the terms herein shall apply equally to the singular and the plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “shall” shall be construed to have the same meaning and effect as the word “will.” Unless the context requires otherwise (i) any definition of or reference to any contract, instrument or other document shall be construed as referring to such contract, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or otherwise set forth in such document);

(ii) any reference herein to any Person shall be construed to include the Person’s successors and permitted assigns; (iii) the words “herein,” “hereof,” “hereunder” and words of similar import shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; (iv) ”day” shall mean calendar day, unless “Business Day” is expressly used; and (v) all references to Articles, Sections, Schedules or Exhibits shall be construed to refer to Articles, Sections, Schedules or Exhibits of this Agreement. The terms “dollars” and “$” shall mean United States dollars. The word “or” is used in the inclusive sense of “and/or.” The terms “or,” “any” and “either” are not exclusive.

ARTICLE II

ORGANIZATION AND RELATED MATTERS

Section 2.01. Purpose. The purpose of JVCO is to develop, produce and commercialize jet fuels under the Amyris License Agreement and conduct any and all activities related thereto.

Section 2.02. Licenses.

(a) On or about the date of this Agreement, Amyris and JVCO have executed an Amended and Restated Jet Fuel License Agreement (the “Amyris License Agreement”) in place of the Original Amyris License Agreement.

(b) Promptly upon (i) a request from JVCO, in the case of the licenses described in Section 9.A (hydrogenation) or 9.B (certification) of the Second Amendment, or (ii) the adoption of the initial Five Year Plan, in the case of the license described in the last paragraph of Exhibit B to the Second Amendment, TENA USA and JVCO shall enter into the relevant TENA USA License Agreement(s), as otherwise provided in the Second Amendment.

(c) No Party grants any licenses, express or implied, to any other Party hereunder. The only license grants to JVCO or any other Party (or any of their respective Affiliates) are those set forth (i) in the Amyris License Agreement or (ii) other separate written agreements that may be entered into between or among the applicable Parties after the date hereof.

ARTICLE III

CORPORATE GOVERNANCE

Section 3.01. Power of the Management Board. The Management Board shall have the power and authority to manage, control and operate JVCO as set forth in the Articles of Association.

Section 3.02. Managing Directors.

(a) The Management Board shall consist of six Managing Directors. As of the date of this Agreement, the members of the Management Board are set forth on

Schedule 3.02(a). Subject to the provisions of this Article III, each Managing Director shall hold such office until he or she is removed or otherwise vacates such office.

(b) The number of Managing Directors may not be increased or decreased. For so long as the Management Board consists of six Managing Directors, TENA USA and Amyris shall be entitled to designate one Managing Director for each one-sixth of the capital stock of JVCO owned by such Shareholder or its Affiliates and Permitted Transferees (with fractional amounts below one-half of the capital stock of JVCO that do not equal an increment of one-sixth being rounded up to the next one-sixth increment, and fractional amounts above one-half of the capital stock of JVCO that do not equal an increment of one-sixth being rounded down to the next one-sixth increment). As long as either TENA USA or Amyris, together with their respective Affiliates and Permitted Transferees, own more than two-sixths of the capital stock of JVCO, such Shareholder shall be entitled to designate three Managing Directors, as long as such Shareholder, and its Affiliates and Permitted Transferees, own more than one-sixth of the capital stock of JVCO, such Shareholder shall be entitled to designate two Managing Directors, and as long as any such Shareholder, and its Affiliates and Permitted Transferees, own either (x) at least 10% of the capital stock of JVCO (without rounding up as described above), or (y) the second largest percentage of capital stock of JVCO, such Party shall be entitled to designate one Managing Director. If either TENA USA or Amyris, and together with their respective Affiliates and Permitted Transferees, does not own either (I) at least 10% of the capital stock of JVCO (without rounding up as described above) or (II) the second largest percentage of capital stock of JVCO, such Shareholder shall not be entitled to designate any Managing Directors. Upon the written request of Amyris or TENA USA to appoint any Managing Director that it is entitled to designate pursuant to this Agreement, each of Amyris and TENA USA shall, and shall cause their Affiliates and Permitted Transferees to, vote, consent in writing and take or cause to be taken all other actions necessary to appoint such Managing Director.

(c) If the aggregate ownership of the capital stock of JVCO by either TENA USA or Amyris and their respective Affiliates and Permitted Transferees at any time equals or exceeds five-sixths, then the other Shareholder shall promptly (and in any event within five Business Days) cause one of its designated Managing Directors to resign from the Management Board and the vacancy on the Management Board shall be filled by a fifth Managing Director designated by the Shareholder owning (together with its Affiliates and Permitted Transferees) five-sixths of the capital stock of JVCO. The same procedure shall apply if either TENA USA or Amyris and their respective Affiliates and Permitted Transferees is no longer entitled to designate a Managing Director pursuant to Section 3.02(b). Notwithstanding the foregoing, if a Shareholder that has been required to cause a Managing Director to resign from the Management Board pursuant to the procedure above increases its ownership of the capital stock of JVCO by it and its Affiliates and Permitted Transferees such that it is entitled to designate a Managing Director pursuant to Section 3.02(b) (or increases it such that it is entitled to Designate more than one Managing Director, as the case may be), then the other Shareholder shall promptly cause one (or more, as the case may be) Managing Directors to resign from the Management Board and the vacancy (or vacancies, as the case may be) on the

Management Board shall be filled by a Managing Director designated by the Shareholder increasing its ownership of capital stock of JVCO.

(d) Each Managing Director may consider the best interests of the Shareholder that appointed such Managing Director to the Management Board in making any determination as a Managing Director.

(e) To the extent that the laws of the Netherlands do not provide otherwise, any Managing Director that becomes aware of any opportunity relevant to the Company (including opportunities in countries in which the Company is or is intended to be active), then such Managing Director shall be free to inform the Shareholder that appointed him of such opportunity and such Shareholder shall be free to proceed with such opportunity on its own with such opportunity at its sole cost, risk and expense, and it shall be under no obligation to notify, or otherwise offer to engage with, the Company, in respect of such opportunity.

(f) Each Shareholder shall pay the reasonable out of pocket costs and expenses incurred by each Managing Director selected by such Shareholder in connection with attending the meetings of the Management Board and any committee thereof; provided, however, that JVCO shall pay the reasonable out of pocket costs and expenses incurred by each Managing Director in connection with attending any meetings of the Management Board and any committee thereof held in the Netherlands. Except as otherwise provided in the immediately preceding sentence or elsewhere in this Agreement, the Managing Directors shall not be compensated for their services as members of the Management Board.

(g) TENA USA will indemnify and hold harmless Amyris from and against any tax consequences to Amyris that are caused by or result from the country of residence (other than the Netherlands) of any of the Managing Directors designated by TENA USA under this Section 3.02 (the “TENA Directors”), including any taxes due in the country of residence of any such TENA Directors if other than the Netherlands; provided, that such indemnity shall not be applicable to the extent any such tax consequences are caused by or result from any business that JVCO, Amyris or any of their respective Affiliates may conduct in, or any other contacts JVCO, Amyris or any of their respective Affiliates may have with, the country of residence of any such TENA Directors.

(h) Amyris will indemnify and hold harmless TENA USA from and against any tax consequences to TENA USA that are caused by or result from the country of residence (other than the Netherlands) of any of the Managing Directors designated by Amyris under this Section 3.02 (the “Amyris Directors”), including any taxes due in the country of residence of any such Amyris Directors if other than the Netherlands; provided, that such indemnity shall not be applicable to the extent any such tax consequences are caused by or result from any business that JVCO, TENA USA or any of their respective Affiliates may conduct in, or any other contacts JVCO, TENA USA or any of their respective Affiliates may have with, the country of residence of any such Amyris Directors.

Section 3.03. Removal.

(a) Upon the written request of Amyris or TENA USA to remove a Managing Director that it is entitled to designate pursuant to this Agreement or the Articles of Association (whether or not for Cause), the Shareholders shall, and shall cause their Affiliates and Permitted Transferees to, vote, consent in writing and take or cause to be taken all actions necessary to remove such Managing Director. Except pursuant to this Section 3.03, no Shareholder shall, and no Shareholder shall permit any of its Affiliates and Permitted Transferees, to, vote, consent in writing or take any other action to cause the removal without Cause of any Managing Director that such Shareholder (or its Affiliates and Permitted Transferees) did not designate pursuant to Section 3.02.

(b) Notwithstanding the foregoing, each Shareholder hereby agrees that any Managing Director designated pursuant to this Agreement or the Articles of Association shall be removed for Cause upon the written request of another Shareholder and upon such other Shareholder establishing that Cause exists and the Shareholders shall vote, consent in writing and take, or cause to be taken, all actions necessary to remove such Managing Director.

(c) Notwithstanding the foregoing, the removal of a Managing Director with or without Cause in no way eliminates, reduces or otherwise modifies the respective rights of Amyris and TENA USA pursuant to Section 3.02 and Section 3.04 and the Articles of Association to designate a replacement or successor or the respective obligations of the Shareholders pursuant to Section 3.04(b) or Section 3.05 with respect thereto.

Section 3.04. Vacancies.

(a) In the event that a vacancy is created on the Management Board at any time by reason of the death, disability, retirement, resignation or removal (with or without Cause) of any Managing Director, a replacement Managing Director to fill such vacancy shall be designated in accordance with the Articles of Association and Section 3.02.

(b) Notwithstanding any other provision in this Agreement, any individual designated pursuant to this Section 3.04 by a Shareholder may not previously have been a Managing Director who was removed from the Management Board for Cause.

Section 3.05. Covenant to Vote.

(a) Each Shareholder shall (and shall cause its Affiliates and Permitted Transferees to) take all actions necessary (i) to call, or cause the appropriate Officers and Managing Directors of JVCO to call, a general meeting of Shareholders, and (ii) to vote all Shares controlled, owned or held beneficially or of record by such Shareholder (or its Affiliates and Permitted Transferees) at any such general meeting in favor of all actions, and shall (and shall cause its Affiliates and Permitted Transferees to) take all actions by written consent in lieu of any such meeting, in each case to effect the intent of this Article III, including the nomination and election of Managing Directors designated pursuant to this Article III.

(b) Except as otherwise contemplated hereby, no Shareholder shall (or shall permit any of its Affiliates and Permitted Transferees to) enter into any agreements or arrangements of any kind with respect to the voting of any Shares or deposit any Shares into a voting trust or other similar arrangement.

Section 3.06. Lead Directors.

(a) Each of TENA USA and Amyris shall designate one of their appointed Managing Directors to be a lead director representative with respect to such Shareholder (each, a “Lead Director”). Each Lead Director shall be a senior executive of Amyris or TENA USA, as applicable, and shall be required to spend an appropriate amount of time directly overseeing and supporting JVCO as set forth in Section 3.06(b). Either TENA USA or Amyris may designate another Managing Director as its Lead Director at any time or from time to time. If either TENA USA or Amyris is only entitled to designate one Managing Director pursuant to this Agreement, such Managing Director so designated shall be the Lead Director of such Shareholder.

(b) Each Lead Director shall (i) coordinate with the other Managing Directors (if any) appointed by such Shareholder; (ii) be responsible for coordinating the requests from JVCO to the Shareholder appointing such Lead Director for resources that such Shareholder has agreed to provide pursuant to this Agreement, the Amyris License Agreement, and the TENA USA License Agreement; (iii) work with the other Lead Director and the Chief Executive Officer to resolve issues between Management Board meetings; and (iv) be the initial point of contact for JVCO information requests made by the Shareholder designating such Lead Director.

Section 3.07. Auditors. The Parties agree that the outside auditors of JVCO shall be an independent accounting firm of internationally-recognized reputation (the “Auditors”).

Section 3.08. Management Board Committees.

(a) From time to time, the Management Board may designate one or more committees of Managing Directors, including, without limitation, the Audit Committee. Unless the Management Board otherwise determines by the unanimous vote of all Managing Directors: (a) each committee shall consist of at least two Managing Directors appointed by the Management Board; (b) Shareholders, together with their Affiliates and Permitted Transferees, owning thirty percent (30%) or more of the outstanding capital stock of JVCO are entitled to be represented on each such committee by their Managing Directors in proportion to the number of Managing Directors such Shareholder is entitled to designate to the Management Board as a percentage of the entire Management Board (with fractional amounts below one-half of the capital stock of JVCO that do not equal an increment of one Managing Director on any such committee being rounded up, and fractional amounts above one-half of the capital stock of JVCO that do not equal an increment of one Managing Director on any such committee being rounded down); and (c) no committee will have any authority to act for or on behalf of the Management Board or JVCO or to otherwise bind the Management Board or JVCO, but shall only be empowered to make recommendations to the Management Board; provided, however, that if Amyris or TENA USA are not entitled to be represented on a committee pursuant to subsection (b) above, so long as they are allocated a Managing Director pursuant to Section 3.02, they shall be entitled to appoint an observer on such committee, who shall be allowed to attend and participate in each meeting of such committee, and receive all information provided to the members of the committee, but shall not be allowed to vote at such meeting. Unless unanimously agreed by all of the Managing Directors serving on any committee, meetings of any committee shall be subject to the same notice, attendance, quorum and other procedural requirements as meetings of the Management Board as provided in Section 3.09. In the event that any committee is unable to resolve any recommendation on matters that it was appointed to consider, the committee shall refer such matters to the Management Board. The Management Board may designate one or more Managing Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee; provided, however, that, with respect to Managing Directors designated as alternates, only an Amyris Director may replace an absent or disqualified committee member that is an Amyris Director, and only a TENA USA Director may replace an absent or disqualified committee member that is a TENA USA Director.

(b) At the request of any Shareholder, the Management Board shall designate an audit committee (the “Audit Committee”) in accordance with Section 3.09(a). Following its designation, regular meetings of the Audit Committee shall be held at least quarterly during each Fiscal Year. The purpose of the Audit Committee shall be, among other things, to: (i) review and recommend to the Management Board the selection and appointment of the Auditors; (ii) review and make recommendations to the Management Board regarding the internal audit functions of JVCO; (iii) review JVCO’s accounting systems; and (iv) review and recommend to the Management Board the Quarterly Financial Statements and Financial Statements, and material accounting principles and practices.

Section 3.09. Action by the Management Board.

(a) All actions of the Management Board, including, notwithstanding Article 14.1(b) of the Articles of Association to the contrary, any proposed action or representation to be undertaken by three (3) Managing Directors acting jointly, shall require the affirmative vote of at least a majority of the Managing Directors present or represented at a duly convened meeting of the Management Board at which a majority of the Managing Directors is present, or, in lieu of a meeting, by the unanimous written consent of the Management Board (“Board Approval”). Without limiting the foregoing, each Party shall not permit JVCO to make, take, enter, cause or permit to occur, commit to, authorize or approve any of the following without Board Approval:

(i) the approval and adoption of any Five Year Plan and the approval and adoption of any amendments to any approved Five Year Plan, or any material change to the nature, scope or scale of the business of JVCO or the manner in which the business, operations, or other activities of JVCO are conducted from those contemplated by an approved Five Year Plan;

(ii) the hiring or dismissal of any Officer, subject to Section 3.12(a);

(iii) subject to Section 3.10(b)(x), in the case of any Budget or any amendment to an approved Budget that increases the equity or debt funding requirements of JVCO, or Section 3.10(b)(xxi), in the case of any other Budget or amendment to an approved Budget, the approval and adoption of the Budget for any Fiscal Year and any amendments or deviations to an approved Budget, except for Permitted Deviations;

(iv) subject to Article V, any (A) declaration or payment of any dividend or other distribution on or in respect of any Shares or the setting aside a sinking fund for such payment; (B) redemption, purchase or other acquisition of any Shares or other application of any assets of JVCO thereto; (C) change in dividend policy of JVCO; or (D) other distributions pursuant to Article V;

(v) the appointment of and any change in the Auditors or legal counsel of JVCO;

(vi) any approval, entry into, revocation or material change to or non-renewal of any insurance policies held by JVCO;

(vii) the establishment of any committees of the Management Board;

(viii) the granting to any Person of any license or sublicense (subject to the terms of the applicable license agreement) or any other grant of rights, including any right of enforcement or covenant not to sue, to or under any patents, know-how, trade secrets, copyrights or other intellectual property;

(ix) the approval of any capital expenditures or acquisitions that would reasonably be expected to require additional funding (including pursuant to the Carry);

(x) the determination of which Parties or Third Parties will conduct Manufacturing activities in whole or in part under a tolling agreement; and

(xi) all other matters that expressly require Management Board approval pursuant to this Agreement, the Articles of Association or applicable law.

(b) The Chief Executive Officer shall be responsible for setting the Management Board agenda prior to Management Board meetings (which agenda shall specify in reasonable detail the matters to be discussed at the applicable Management Board meeting and which shall be delivered to each Managing Director not later than five (5) Business Days before any regular meeting and concurrent with the applicable notice for any special meeting).

(c) Meetings of the Management Board shall be held at least once every six (6) months at such place and time as shall be determined by the Chief Executive Officer (who shall as reasonably feasible accommodate requests with respect to the locations of each alternate meeting as may be made by Amyris). At the start of each Fiscal Year, the Chief Executive Officer shall use commercially reasonable efforts to set the time and place for regular meetings of the Management Board for such Fiscal Year. Regular meetings of the Management Board shall be held upon not less than ten (10) Business Days’ prior notice in writing to each Managing Director; provided, however, that such notice may, as to a Managing Director, be waived in writing by such Managing Director.

(d) Special meetings of the Management Board may be called by any two Managing Directors. Special meetings of the Management Board shall be held upon not less than five (5) Business Days’ prior notice in writing to each Managing Director, which notice shall state the purpose or purposes for which such special meeting is being called; provided, however, that such notice may, as to a Managing Director, be waived in writing by such Managing Director; and provided, further, that if the nature of the action to be taken is such that time is of the essence with respect to such action, such emergency special meeting may be held without such five (5) Business Days’ prior written notice if at least seventy-two (72) hours prior notice in writing has been given to each Managing Director, a good faith effort has been made to notify and consult with each Managing Director regarding such action, and a quorum exists for the taking of such action.

(e) The Management Board shall use reasonable efforts to schedule regular and special meetings of the Management Board at such places and times based on the reasonable availability of the Managing Directors such that all Managing Directors may participate in all regular and special meetings of the Board.

(f) At least four (4) of the Managing Directors then in office must be present or represented by another Managing Director at any meeting of the Management Board in order to constitute a quorum for the transaction of business at such meeting. A majority of the Managing Directors present or represented, whether or not a quorum is present, may adjourn any meeting to another time and place. In the event that a quorum is not constituted at a duly called meeting of the Management Board, such meeting shall be adjourned and postponed and notice of a second call for such meeting shall be sent to all Managing Directors setting forth a time and place for the reconvening of the original meeting that is not less than three (3) Business Days nor more than fifteen (15) days after the date initially set for such meeting. If a quorum is not present at such reconvened meeting, then such reconvened meeting shall be adjourned and postponed and notice of a third call for such meeting shall be sent to all Managing Directors setting forth a time and place for the reconvening of the original meeting that is not less than three (3) Business Days nor more than thirty (30) days after the date initially set for such meeting

Section 3.10. Action by the Shareholders.

(a) No Shareholder or group of Shareholders acting independently of the Management Board has the power to bind JVCO. A special meeting of the

Shareholders may be called at any time by a majority of the Management Board, the Chief Executive Officer or by one or more Shareholders upon not less than ten Business Days’ prior written notice (which may be electronic) to each Shareholder, which notice shall state the purpose or purposes for which such special meeting is being called; provided, however, that such notice may, as to any Shareholder, be waived in writing by such Shareholder. No business may be transacted at such special meeting other than the business specified in the notice to the Shareholders. JVCO shall use reasonable efforts to schedule meetings of Shareholders at such places and times based on the reasonable availability of the Shareholders such that all Shareholders may participate in all meetings of Shareholders. At all meetings of Shareholders of JVCO, the holders of at least a majority of the Shares entitled to vote thereat, present in person or by proxy, will be required for and will constitute a quorum for the transaction of business; provided, however, that a quorum for any meeting at which the Shareholders will vote on any items requiring Shareholder Approval pursuant to Section 3.10(b), shall equal holders of at least two-thirds of the Shares entitled to vote thereat, present in person or by proxy. In the absence of a quorum, the holders of a majority of the Shares present at the meeting may only adjourn the meeting from time to time. At any such adjourned meeting at which a quorum will be present, any business may be transacted that might have been transacted at the meeting as originally called. Notice of the adjourned meeting will be given to each Shareholder setting forth a time and place for the reconvening of the original meeting and observing a notice period of not less than ten Business Days. In the event of two consecutive duly called special meetings at which a quorum has not been established, the quorum at the next special meeting shall be the presence, in person or by proxy, of the holders of 50% or more of the Shares entitled to vote thereat.

(b) JVCO shall not make, take, enter, cause or permit to occur, commit to, authorize, or approve any of the following, and each Party shall not permit JVCO to make, take, enter, cause or permit to occur, commit to, authorize, or approve any of the following without the affirmative vote of the holders of a majority of the outstanding Shares at a duly convened Shareholder meeting at which a quorum is present, or, in lieu of a meeting, by the unanimous written consent of all Shareholders (“Shareholder Approval”) (provided, however, that the Management Board shall submit for approval each of the below actions to the Shareholders, and take such actions to implement any such actions which are approved by the holders of a majority of the outstanding Shares pursuant to this subsection (b)):

(i) the incorporation, establishment or acquisition of any Subsidiary, in accordance with Section 3.13;

(ii) the issuance, including the increase of any share premium, to any Person of any capital stock of JVCO, or of any Securities, warrants, options or rights in or to any capital stock of JVCO, including any Additional Capital, or the redemption, purchase or other acquisition of any capital stock or other securities of JVCO;

(iii) the subscription for or acquisition of any shares of or any interest in any Person, or the creation of any Person of which it would be a stockholder, partner, member or similar participant, including in each case any subsidiary of JVCO;

(iv) any merger, consolidation, share exchange, amalgamation or similar business combination transaction with or into any other Person;

(v) the increase or decrease of the authorized or issued number of Shares or the creation (by reclassification or otherwise) of any new class or series of capital stock of JVCO having rights, preferences or privileges senior to or on a parity with any outstanding series of Shares;

(vi) in addition to the approval required pursuant to Section 7.09, any transaction between JVCO, on the one hand, and any Shareholder, any Affiliate of a Shareholder, or any officer, director, or employee of any Shareholder or its Affiliates, on the other hand;

(vii) [reserved];

(viii) any voluntary bankruptcy, consent to involuntary bankruptcy, dissolution, winding-up, merger, liquidation, sale of a portion or all of the assets (other than the sale of inventory in the ordinary course of business) of JVCO;

(ix) the entry into any investment or contract by JVCO the performance of which will entail expenditures to be funded in the form of capital stock of JVCO or securities convertible into or exercisable or exchangeable for capital stock of JVCO;

(x) any Budget or any amendment to an approved Budget that increases the equity or debt funding requirements of JVCO or any subsidiary of JVCO;

(xi) the engaging in any business outside the scope of JVCO set forth in this Agreement;

(xii) in addition to the approval required pursuant to Section 13.11, any modification, amendment or variation of the items listed in this Section 3.10(b);

(xiii) the acquisition or disposition in any Fiscal Year of assets (including intellectual property) having a value in excess of the greater of (A) $5M and (B) 10% of the Consolidated Equity or its equivalent in other currencies;

(xiv) the extension of credit to any one customer or other debtor in an amount exceeding the greater of (A) $5M and (B) 10% of the Consolidated Equity or its equivalent in other currencies;

(xv) the incurrence or borrowing of any indebtedness or any lease transaction in excess of the greater of (A) $5M and (B) 10% of the Consolidated Equity or its equivalent in other currencies, other than pursuant to the Carry;

(xvi) the waiver or non-enforcement of any rights for an amount exceeding the greater of (A) $5M and (B) 10% of the Consolidated Equity or its equivalent in other currencies that JVCO may have pursuant to any contracts or agreements, or in respect of any transactions;

(xvii) the initiation or settlement of any legal or arbitration proceedings or dispute with a value reasonably estimated to be in excess of the greater of (A) $5M and (B) 10% of the Consolidated Equity or its equivalent in other currencies;

(xviii) the granting of any Lien on a material portion or all of the assets or capital stock of JVCO, other than pursuant to the Carry;

(xix) the entry into any investment or contract the performance of which will entail non-equity (including securities convertible into or exercisable or exchangeable for equity) financed expenditures in excess of the greater of (A) $5M and (B) 10% of the Consolidated Equity or its equivalent in other currencies;

(xx) in addition to the approval required pursuant to Section 13.11, any amendment to or waiver pursuant to this Agreement or the Articles of Association;

(xxi) any approval of any Budget or amendment to an approved Budget and any variation which is not a Permitted Deviation; and

(xxii) all other matters that expressly require Shareholder approval pursuant to this Agreement, the Articles of Association or applicable law.

Section 3.11. Approval of Five Year Plan; Approval of Budget.

(a) Promptly upon the request of a majority of the Shareholders, the Management Board shall adopt a template and statement of principles to be followed in connection with the preparation of an initial five year strategic business plan for JVCO. After the approval of such template and statement of principles, JVCO shall prepare an initial five year strategic business plan for JVCO (the “Five Year Plan”), which initial Five Year Plan shall be prepared in a manner consistent with such approved template and statement of principles. Within 90 days after the presentation of the Five Year Plan to the Management Board, the Management Board shall meet to consider adopting the initial Five Year Plan.

(b) No later than September 15 of each Fiscal Year, the Officers shall submit to the Management Board a proposed budget for JVCO (including, as applicable, a capital expenditure budget and an operating budget) for the following Fiscal Year (a “Budget”), which Budget shall include the equity and debt funding requirements of JVCO in respect of such Fiscal Year. Within 60 days after the submission thereof, the Management Board shall meet to discuss such Budget and shall adopt such Budget, subject to Shareholder Approval. The adoption and approval of any Budget which includes equity and debt funding requirements for JVCO does not constitute the agreement or commitment by, or consent of, any Shareholder to provide, or to any other Shareholder or Third Party providing, the required equity or debt financing.

Section 3.12. CEO and CFO.

(a) The Management Board shall appoint from its members a Chief Executive Officer and a Chief Financial Officer. The Chief Executive Officer shall also be the chairperson of the Management Board. Without prejudice to the collective responsibility of the Management Board as a whole, the Chief Executive Officer and the Chief Financial Officer are charged with specific parts of the managerial tasks:

(i) Chief Executive Officer. The Chief Executive Officer of JVCO (the “Chief Executive Officer”) is primarily responsible for (a) preparing an agenda and chairing meetings of the Management Board, (b) ensuring that the Management Board functions and makes decisions in a collective manner, (c) ensuring that passed resolutions are in accordance with the strategy that should lead to the realization of the objectives of JVCO as referred to in Section 2.01, (d) supervising the implementation of passed resolutions and determining if further consultation with the Management Board on their implementation is required, (e) consulting on an ad hoc basis with members of the Management Board regarding their respective tasks, (f) the development and implementation of JVCO's strategy and objectives and (g) to affix the signature of JVCO to all deeds, contracts, agreements, conveyances, mortgages, guarantees, leases, licenses, obligations, bonds, certificates and other papers and instruments in writing that have been authorized by the Management Board or that, in the judgment of the Chief Executive Officer, should be executed on behalf of JVCO. The Chief Executive Officer shall be designated by the Management Board, subject to a veto right by TENA USA, provided that TENA USA holds at least 40% of the Shares at the time of the exercise of such veto right.

(ii) Chief Financial Officer. The Chief Financial Officer of JVCO (the “Chief Financial Officer”) is primarily responsible for (a) formulating and communicating the JVCO’s financial strategy, (b) overseeing and ensuring the integrity of JVCO’s accounts, (c) the financial reporting of JVCO and (d) perform such other duties and have such other powers as are commonly incident to the office of Chief Financial Officer and of treasurer of JVCO, or as the Management Board may from time to time prescribe.

(iii) Other Officers. The Management Board may appoint certain other key officers (together with the Chief Executive Officer and the Chief Financial Officer, collectively the “Officers”), including a chief technical officer, chief operating officer and chief marketing officer, to manage JVCO together with the Management Board. The duties, powers and responsibilities of each such other officer shall be as determined by the Management Board but may not be inconsistent with this Article III or superior to the duties, power and responsibilities of the Chief Executive Officer or the Chief Financial Officer.

(b) The Officers shall conduct the day-to-day business of JVCO pursuant to such authority as may be delegated to each of them by the Management Board.

(c) Subject to the Five Year Plan and each Budget, the Officers shall hire such other employees as they shall deem necessary to operate JVCO, either directly employed or on a seconded basis in accordance with Section 7.07.

(d) Notwithstanding the foregoing, (i) the removal of any Officer with or without Cause in no way eliminates, reduces, or otherwise modifies the rights of TENA USA to veto a replacement or successor pursuant to this Section 3.12 and (ii) any Officer designated pursuant to this Section 3.12 may not previously have been an Officer who was removed for Cause. No Shareholder shall have any liability to JVCO or to any other Shareholder or their Affiliates for the actions of an Officer designated, recommended, approved or not vetoed by such Shareholder.

Section 3.13. Subsidiaries. Subject to Section 3.10(b)(i) hereof, JVCO may form or acquire any corporation, partnership, limited liability company, joint venture or other legal entity (each a “Subsidiary”). If 100% of the stock or other equity interests of a Subsidiary is not held, directly or indirectly, by JVCO or other Subsidiaries of JVCO, the Parties will negotiate in good faith to amend this Agreement to address the governance of such new Subsidiary prior to such formation or acquisition.

Section 3.14. Fiscal Year. JVCO’s fiscal year shall be from January 1st to December 31st (the “Fiscal Year”) of each year.

ARTICLE IV

JVCO FUNDING

Section 4.01. Funding Principles.

(a) The Parties acknowledge and agree that, subject to tax and legal requirements and conditions in the financial markets and in the markets for JVCO’s products, in order to maximize leverage for projects undertaken by JVCO, JVCO shall primarily seek to pursue debt from Third Parties that is non-recourse to the Shareholders to meet their ongoing funding requirements, and such Third Party debt may be senior to any debt incurred pursuant to Section 4.02 and Section 4.04 and may be secured by Liens on the assets of JVCO.

(b) It is the intention of the Parties, subject to the governance provisions included herein and in the Articles of Association, that all funding requirements of JVCO, to the extent not available from Third Party debt financing sources pursuant to Section 4.01(a), shall be provided first by TENA USA as Carry pursuant to Section 4.02, second by Shareholders and their Affiliates as Shareholder loans pursuant to Section 4.04 (provided, however, that such financing provided as Carry or Shareholder loans shall not cause JVCO to have greater than a three to one debt to equity ratio), and third by Shareholders and their Affiliates as Additional Capital pursuant to Section 4.03 (and then by TENA USA (and its Affiliates) and Amyris (and its Affiliates) in proportion to their pro rata ownership of the capital stock of JVCO).

Section 4.02. Carry by TENA USA.

(a) At any time and from time to time prior to December 31, 2016, the Management Board, taking into consideration the funding principles set forth in Section 4.01, may cause JVCO to provide written notice (a “Carry Notice”) to TENA USA to procure one or more loans to JVCO (each, a “Carry”) of not more than $50,000,000 in the aggregate (the “Aggregate Carry Amount”); provided, however, that in any vote by the Management Board to approve a Carry Notice, and provided that the Management Board has taken into consideration the funding principles set forth in Section 4.01, the Managing Directors appointed by TENA USA shall (i) not vote against such approval and (ii) shall be deemed to be present at the meeting if they are not attending a duly convened Management Board meeting. The Carry Notice shall include the following information: (i) the amount of Carry to be loaned, (ii) a statement whether the Carry would be loaned in one tranche or in installments, and if in installments, the anticipated schedule and conditions of such installments, including milestones triggering payment, (iii) a certification by JVCO that the use of proceeds of the Carry is consistent with the limitation for the use of Carry in accordance with the last sentence of this Section 4.02(a) and (iv) a statement describing the use of proceeds for the Carry loan. A Carry may be provided after December 31, 2016 so long as the applicable Carry Notice was provided prior to December 31, 2016. Any Carry shall only be loaned to JVCO for purposes of (i) capital expenditures, (ii) acquisitions approved by the Management Board of Managing Directors per Section 3.09 for the purpose of making and selling activities undertaken by JVCO, and (iii) operating expenses and working capital needs of the Company.

(b) Each Carry shall be a loan from TENA USA, an Affiliate of TENA USA, or a Third Party financial institution arranged and guaranteed in full by and with full recourse to TENA USA and having the terms set forth in subsection (c) (each, a “Carry Lender”) to JVCO. Each of the Carry Lender and JVCO shall negotiate in good faith definitive and customary documentation, reasonably satisfactory to the Carry Lender and Amyris (on behalf of JVCO), in respect of each Carry as promptly as practicable following delivery by JVCO of a Carry Notice and in any event within 90 days.

(c) The material terms of the Carry shall be as follows: (i) the Carry Lender shall earn interest on the outstanding principal on the Carry at a rate of 10.0% per annum, computed on the basis of the actual number of days elapsed; (ii) all unpaid principal, together with any then unpaid and accrued interest, in respect of all Carry shall be due and payable on December 31, 2020, unless otherwise agreed by the Parties, whether or not there shall exist sufficient Free Cash Flow to enable JVCO to make any such payment; (iii) the principal and interest on the Carry shall be repaid in dollars by wire transfer of immediately available funds to the Carry Lender; and (iv) all Carry (including any Carry provided by a Third Party financial institution) shall be subordinated to any indebtedness with any Third Parties (other than any Carry provided by a Third Party financial institution) but shall rank senior to other Shareholder loans. A Carry may provide for a single advance or may permit JVCO to draw down such Carry through multiple borrowings over a period of time, but any amounts repaid under a Carry may not be reborrowed as Carry.

(d) For so long as any Carry is outstanding, prior to making any distributions pursuant to Article V, JVCO shall use an amount equal to 70% of its Free Cash Flow, to repay the principal of, and interest accruing on, such Carry (with any such payments being applied first to the payment of interest).

(e) Each Carry shall be secured by (i) a pledge by JVCO of all assets of JVCO (ii) several (and not joint) guarantees by each Shareholder (and, in the case of Amyris, its ultimate parent entity, if applicable) in proportion to such Shareholder’s pro rata ownership of JVCO, which guarantees shall additionally be secured by a pledge of the Shares beneficially owned, directly or indirectly, by such Shareholder (and its Affiliates and Permitted Transferees). The definitive documentation in respect of the pledges and guarantees contemplated by this Section 4.02(e) shall be in customary form, shall be reasonably satisfactory to the Carry Lender and Amyris (on behalf of JVCO) and shall be negotiated in good faith by the Parties as promptly as practicable following delivery by JVCO of a Carry Notice and in any event within 90 days. In the event the Carry Lender is TENA USA or an Affiliate of TENA USA, the Carry Lender shall have no obligation to enforce any such guarantee against TENA USA; provided, however, that if Amyris shall make any payment in respect of any Carry under its guarantee, TENA USA shall make, or shall be deemed to have made, a payment in respect of such Carry under its guarantee corresponding to its proportionate equity in JVCO. The guarantees contemplated by this Section 4.02(e) shall be proportionately adjusted in the event: (x) a Third Party becomes a Shareholder in JVCO and issues a pro rata guarantee pursuant to subsection (f), or (y) a Shareholder’s proportionate equity in JVCO is diluted or increased.

(f) If JVCO issues or sells Shares to a Third Party, or recognizes the Transfer of any Shares by any Shareholder to a Third Party, and any portion of the Aggregate Carry Amount has not yet been borrowed by JVCO, TENA USA shall assign, and such Third Party shall accept the assignment of, the pro-rata portion of TENA USA’s obligation to provide the remaining unborrowed portion of the Aggregate Carry Amount that corresponds to the relative percentages of TENA USA (and its Affiliates) and such Third Party’s shares in JVCO (excluding the shares of Amyris). If JVCO issues or sells Shares to a Third Party, or recognizes the Transfer of any Shares by any Shareholder to a Third Party, and any Carry is outstanding, the Carry Lender shall assign, and such Third Party shall accept the assignment of, the pro-rata portion of the outstanding Carry that corresponds to the relative percentages of the Carry Lender (and its Affiliates) and such Third Party’s shares in JVCO (excluding the shares of Amyris), and such Third Party shall pay to the Carry Lender such pro-rata portion of any amounts outstanding under the Carry (including interest accrued) and no later than two Business Days after such issuance or sale of Shares and shall thereby become the Carry Lender with respect to such pro rata portion. Such Third Party shall also provide ultimate parent company guarantees and pledge its Shares as security for the repayment of its pro-rata portion (including the share of Amyris) of the Carry, in each case on substantially similar terms to those guarantees and pledges provided by the Shareholders.

Section 4.03. Additional Capital Contributions by the Shareholders.

(a) At any time after TENA USA has provided the Aggregate Carry Amount to JVCO, if the Management Board determines that JVCO requires additional capital for any reason or, prior to such a time, if the Management Board determines that JVCO requires additional capital and the use of proceeds of such additional capital does not meet the purpose requirements for a Carry contained in Section 4.02 (other than, in each case, to repay any outstanding Carry or Shareholder loans), and in each case the Third Party financing contemplated by Section 4.01(a) is not available or sufficient and sufficient Shareholder loans pursuant to Section 4.04 are not agreed with Shareholders or advisable due to applicable legal or tax constraints (such as minimum capital requirements and thin capitalization rules), and accordingly the Management Board determines to seek additional equity capital for JVCO from the Shareholders (in any such case, “Additional Capital”), then JVCO shall (i) request that the Shareholders approve the issuance of Additional Capital pursuant to Section 3.10(b)(ii) and (ii) take or cause to be taken all actions reasonably necessary to effect the raising of such Additional Capital.

(b) If the Shareholders shall approve the issuance of Additional Capital pursuant to Section 3.10(b)(ii), then JVCO shall notify each Shareholder of the Additional Capital to be provided pursuant to this Section 4.03 by delivering a written notice to each Shareholder in accordance with Section 13.05 specifying the aggregate amount of Additional Capital required at such time, the entity seeking such Additional Capital, the amount of Additional Capital requested to be provided by such Shareholder, which shall be equal to the pro rata ownership of the capital stock of JVCO of such Shareholder and its Affiliates and Permitted Transferees, the price per Share for the Additional Capital (determined as set forth in Section 4.3(c) below), and the date on which such Additional Capital is due (which date shall be no less than 60 days following delivery of such notice) (the “Additional Capital Notice Period”).

(c) The price per Share for the Additional Capital shall be (i) approved by the Management Board and (ii) agreed among the Parties purchasing such Additional Capital, or if such price cannot be so agreed, it shall be equal to the Share Price. For purposes of this Agreement, (i) “Share Price” means the Fair Value of JVCO divided by the total number of outstanding Shares (including in such case Shares that would be issuable upon conversion, exercise or exchange of all securities that are then convertible, exercisable or exchangeable into or for (whether directly or indirectly) Shares) as of the date of a determination of Fair Value; and (ii) “Fair Value” of JVCO means the aggregate equity value of JVCO that a willing buyer would pay a willing seller in an arms’-length transaction to acquire JVCO, assuming that JVCO was being sold in a manner designed to maximize bids, when neither the buyer nor the seller was acting under compulsion and when both have reasonable knowledge of the relevant facts, without any control premiums or illiquidity or minority interest discounts. Amyris and TENA USA shall negotiate in good faith for a period of 20 days from the date of the event giving rise to the need for a determination of Fair Value to try to determine the Fair Value of JVCO. If Amyris and TENA USA are unable to reach a mutual determination of Fair Value within such 20-day period, each of Amyris and TENA USA shall promptly appoint (at its own expense) a qualified, recognized appraiser of international standing (such as, by way of example only, the valuation group of an international accounting firm or a global investment bank) with substantial experience in valuing companies with a size, organization, and assets similar to that of JVCO (each, an “Advisor”), and each such Advisor shall deliver a written opinion with supporting materials as to the Fair Value of JVCO (an “Advisor’s Report”) to each of Amyris and TENA USA concurrently within 20 Business Days of its appointment (the “Opinion Period”). If the Fair Value of JVCO determined by an Advisor is presented in such Advisor’s Report as a range of values, then the Fair Value of JVCO for purposes of such Advisor’s Report shall be deemed to be the arithmetic average of such range. If only one Advisor timely delivers its Advisor’s Report, the value determined by such Advisor shall be deemed to be the Fair Value of JVCO for purposes hereof. If both of the Advisors timely deliver an Advisor’s Report and if the difference between the Fair Values submitted by each Advisor equals 10% or less of the higher value, then the Fair Value of JVCO for purposes hereof shall be deemed to be the arithmetic average of the Fair Values submitted by such Advisors. If the difference between the two values is greater than 10% of the higher value, then Amyris and TENA USA shall negotiate in good faith for a period of 5 Business Days from the expiration of the Opinion Period to try to determine the Fair Value of JVCO. If, during such period, Amyris and TENA USA cannot agree on the Fair Value of JVCO, then they shall jointly select a third Advisor that has not been engaged by either of Amyris and TENA USA or their respective Affiliates in any capacity during the two-year period preceding such date, which third Advisor shall be required to choose only one of the two previously-submitted Fair Values and shall not be authorized to determine a new, third value. If Amyris and TENA USA cannot agree on the third Advisor, then their respective Advisors shall together be instructed to select as the third Advisor an Advisor that has not been engaged by either of Amyris and TENA USA or their respective Affiliates in any capacity during the two-year period preceding such date. Neither Amyris nor TENA USA (or any Affiliate or representative of either Amyris or TENA USA) shall communicate unilaterally with the third Advisor. The third Advisor will be instructed to deliver to Amyris and TENA USA concurrently, within 15 Business Days of its appointment, an Advisor’s Report selecting which of the two Fair Values submitted by the original two Advisors better approximates the Fair Value of JVCO. The value chosen by the third Advisor shall then be deemed to be the Fair Value of JVCO and will be non-appealable, final and binding on the Parties for purposes hereof. The Parties shall cooperate with each other and with the Advisors and shall provide all information reasonably requested by the Advisors in connection with their valuation. The Advisors shall, in determining the Fair Value of JVCO, consider all material information resulting from such diligence and access, subject to the definition of “Fair Value” set forth herein. Each of Amyris and TENA USA shall bear the fees and expenses of its Advisor, and they shall split equally the fees and expenses of the third Advisor. Each Party shall use its respective reasonable efforts to assist in the determination of the Fair Value of JVCO, including providing any information reasonably required for such purpose.

(d) Promptly upon a contribution of Additional Capital pursuant to this Section 4.03, JVCO shall issue to each contributing Shareholder (or its designated Affiliate) that receives additional Shares pursuant to this Section 4.03 such additional Shares, Schedule 6.02 to this Agreement and the register of Shareholders of JVCO shall be amended to reflect the issuance of such additional Shares to reflect the name of the designated Affiliate holding such Shares.

Section 4.04. Shareholder Loans. Subject to Section 4.02, the Shareholders (or any Affiliates thereof) may, but shall not be obligated to, make loans to JVCO, to the extent requested in writing by JVCO, if the material terms and conditions thereof are approved by the Management Board and the Shareholders. Such loans shall (i) be on terms acceptable to JVCO, and agreed to by the Management Board and the Shareholders; (ii) be made by a Shareholder in proportion to such Shareholder’s pro rata ownership of JVCO; (iii) rank pari passu with all other Shareholder loans (other than any Carry) and be made pursuant to identical contractual terms (including with respect to interest thereon) with each Shareholder; (iv) provide that drawdowns and, except as required pursuant to Section 9.01, repayments be simultaneous for all

Shareholders (with the amount of a drawdown to be proportional to such Shareholders’ pro rata ownership of JVCO and the amount of a repayment to be proportional to the aggregate outstanding amount of Shareholder loans); and (v) be subordinated to any indebtedness with any Third Parties and to any Carry. With the exception of the Carry in Section 4.02, under no circumstances shall a Shareholder (or any Affiliate thereof) be obligated to make loans to JVCO.

Section 4.05. Funding Defaults.

(a) In the event of any (i) failure by Amyris or TENA USA, as applicable, to contribute its pro rata share of previously approved and committed Additional Capital to the extent required pursuant to Section 4.03, (ii) failure by Amyris or TENA USA, as applicable, to fund a drawdown of a Shareholder loan to the extent required pursuant to Section 4.04, or (iii) failure by TENA USA to fund a Carry to the extent required pursuant to Section 4.02, in each case which failure is not cured within five Business Days of the applicable required funding date (in each case a “Funding Default” and, the Shareholder whose failure to fund any such Additional Capital, Shareholder Loan or Carry, the “Defaulting Shareholder”), the other Shareholder (the “Non-Defaulting Shareholder”), at its sole option, may either: (A) if applicable, discontinue payments of, and no longer be obligated to make any drawdown or contribution of, such Shareholder loan or Additional Capital, and, to the fullest extent possible under applicable laws, immediately be repaid any and all amounts paid by the Non-Defaulting Shareholder that were unmatched by the Defaulting Shareholder, or (B) fund the amount of such Funding Default not paid by the Defaulting Shareholder to the Company, in the form of a loan from the Non-Defaulting Shareholder to JVCO (a “Funding Default Loan”), which Funding Default Loan shall bear interest at a rate equal to 10% per annum, shall have a payment term of three years and shall be convertible at the election of the Non-Defaulting Shareholder into Shares at any time after six months have elapsed from the date of funding such Funding Default Loan at a conversion price equal to 0.85 of the Share Price (the “Funding Default Loan”); provided, however, that if (x) the Funding Default Loan has not been converted after one year has elapsed from the date of funding such Funding Default Loan, and (y) the original principal under the Funding Default Loan was greater than $10,000,000, at any time after one year following the funding of such Funding Default Loan, the Non-Defaulting Shareholder shall have the right to purchase all (but not less than all) of the Shares held by the Defaulting Shareholder (and any of its Affiliates and Permitted Transferees) at the Fair Value of the Shares held by the Defaulting Shareholder (and its Affiliates and Permitted Transferees) (the “Default Purchase”); provided, further, however, that the Defaulting Shareholder can cure any such Funding Default prior to any exercise of conversion or purchase rights contemplated by this Section 4.05 by funding the amount of such Funding Default plus any interest accrued on the Funding Default Loan to JVCO (which JVCO will promptly then pay to the Non-Defaulting Party).

(b) The closing of any Default Purchase shall take place at the principal executive offices of JVCO on the 30th day after the final determination of the Fair Value of the Shares held by the Defaulting Shareholder and its Affiliates and Permitted Transferees (which closing date may be extended solely to receive any consent of any governmental authority that may be required pursuant to the requirements of any

Competition Law in connection with such sale of Shares to the Non-Defaulting Party). At such closing (i) the Non-Defaulting Party shall deliver to the Defaulting Party the appropriate cash consideration by wire transfer of immediately available funds and (ii) the Defaulting Party shall transfer the Shares (which shall be free and clear of Liens, defects and other adverse interests (other than as provided for in this Agreement)) held by the Defaulting Party (and any of its Affiliates and Permitted Transferees) to the Non-Defaulting Party. Concurrent with the payment of the appropriate cash consideration, the Non-Defaulting Party shall, or shall cause JVCO to, repay in full all principal and accrued and unpaid interest on all Shareholder loans provided by the Defaulting Party (and any of its Affiliates and Permitted Transferees), and shall cause the several guarantees by the Defaulting Party (and, in the case of Amyris, its ultimate parent entity, if applicable) and any pledge of the Shares beneficially owned, directly or indirectly, by such Shareholder (and its Affiliates and Permitted Transferees) securing such guarantees to be released in full. Any transfer pursuant to this Section 4.05 shall be made without any representations, warranties, covenants or indemnities; provided, however, that the Defaulting Party shall be deemed to have represented that (i) the transfer has been duly authorized by it; (ii) it has the capacity, power and authority to transfer such Shares; and (iii) the Non-Defaulting Party shall obtain good and valid title to such Shares, free and clear of any Liens, defects and other adverse interests (other than as provided for in this Agreement). Notwithstanding anything to the contrary in this Agreement, a Transfer pursuant to this Section 4.05 shall not be subject to Article VI.

Section 4.06. Participation Rights on Third Party Financing. (a) With respect to any proposed issuance to any Third Party of Shares or securities exchangeable or exercisable for or convertible into Shares (“Securities”) (other than any Non-Participation Issuance), JVCO shall offer to each Shareholder (other than any Shareholder that acquired Shares upon exercise of any options to subscribe for Shares issued pursuant to an option plan or other compensation arrangement) (each, an “Eligible Shareholder”), in lieu of the Third Party to whom such Securities are proposed to be issued, by written notice (the “Issuance Notice”) the right, for a period of 60 days following delivery of such Issuance Notice (the “Participation Exercise Period”), to subscribe for, at a subscription price per Security equal to the subscription price for which the Securities are proposed to be issued to such Third Party and otherwise upon the terms specified in the Issuance Notice, up to that number of Securities necessary to permit such Eligible Shareholder to maintain its pro rata ownership of JVCO (after giving effect to any Securities issued to JVCO) following such issuance (calculated on an as-converted basis) (“Pro Rata Share”) in accordance with paragraph (b) below. The Issuance Notice shall include the aggregate number and type of Securities to be issued, the price per Security and any other material terms of the proposed issuance to such Third Party; provided, however, if the subscription price at which JVCO proposes to issue, deliver or sell any Securities is to be paid with consideration other than cash, then the subscription price at which a Shareholder may acquire its portion of such Securities will be equal in value (as determined in good faith by the Management Board) but payable entirely in cash. Each Eligible Shareholder’s rights under this Section 4.06(a) shall terminate if not exercised within the Participation Exercise Period.

(b) Each Eligible Shareholder (or any Affiliate thereof) may accept JVCO’s offer as to the full number of Securities offered to it or any lesser number by written notice thereof delivered by such Eligible Shareholder to JVCO prior to the expiration of the Participation Exercise Period (an “Acceptance Notice”), in which event JVCO shall issue, and such Eligible Shareholder (or any Affiliate thereof) shall buy, upon the terms specified in the Issuance Notice, the number of Securities agreed to be purchased by such Eligible Shareholder (or any Affiliate thereof) on a date not later than 10 days (or longer if required by law) after the expiration of the Participation Exercise Period. In the event any purchase by an electing Eligible Shareholder (or any Affiliate thereof) is not consummated, other than as a result of the fault of JVCO, within the time period specified above, JVCO may issue the Securities subject to purchase by the defaulting Eligible Shareholder (or any Affiliate thereof) to any other Eligible Shareholder (or any Affiliate thereof) electing to purchase Securities pursuant to this Section 4.06. Any Securities not purchased by the Eligible Shareholders (or their Affiliates) may be issued by JVCO at any time prior to 90 days after the expiration of the Participation Exercise Period to the Third Party to which JVCO intended to issue such Securities on terms and conditions no less favorable to JVCO than the terms specified in the Issuance Notice. No issuance of Securities may be made to any Person unless such Person agrees in writing to be bound by the terms and conditions of this Agreement. JVCO shall not issue any Securities that have not been subscribed for within such 90-day period without again complying with this Section 4.06.

(c) Promptly upon an issuance of Securities pursuant to this Section 4.06, JVCO shall issue to each Person that receives Securities pursuant to this Section 4.06 such Securities the register of Shareholders of JVCO shall be amended to reflect the issuance of such Securities and to reflect the name of such Person.

ARTICLE V

DISTRIBUTIONS

Section 5.01. General. Except as otherwise provided in this Agreement, distributions prior to the dissolution of JVCO shall be made in accordance with this Article V and each Shareholder actually receiving amounts pursuant to a specific distribution by JVCO shall receive a pro rata share of each item of cash or property of which such distribution is constituted (based upon such Shareholder’s pro rata ownership of JVCO).

Section 5.02. Distributions. At least once annually, the Management Board shall determine to what extent JVCO has Free Cash Flow. To the extent that the Management Board determines that JVCO has Free Cash Flow, the Management Board shall use an amount equal to 70% of such cash to repay any outstanding Carry in accordance with Section 4.02(d), and with respect to the remainder of such cash shall either (i) retain such cash in JVCO to meet current and anticipated needs and commitments (including the Budget, the Five Year Plan, capital expenditures, operating expenses, research and development expenses, tax liabilities and payments to Third Party creditors), along with a reserve for future costs, expenses, liabilities and obligations, or (ii) use such cash to repay or prepay any outstanding Shareholder loans other than any Carry or, in the event there are no outstanding Shareholder loans, distribute such cash to the Shareholders in accordance with Section 5.01. The allocation of such cash as between clause

(i) and (ii) shall be subject to Board Approval; provided, that no cash allocated to clause (i) for any period shall be included in Free Cash Flow for any future period.

Section 5.03. Tax Distributions.

[reserved]

ARTICLE VI

RESTRICTIONS ON TRANSFER AND SHARE PLEDGES

Section 6.01. General. JVCO and each Shareholder agrees that it shall not, and shall not permit any of its respective Affiliates to, directly or indirectly (it being acknowledged that a change of control of a Shareholder shall not constitute an indirect Transfer of Shares for purposes of the Agreement and shall instead be addressed pursuant to Article IX), make, effect or otherwise consummate any Transfer of any Shares except in accordance with the terms and conditions of this Agreement. Each Shareholder shall pledge its Shares to the other Shareholder as security for the performance of its obligations under this Agreement.

Section 6.02. New Shareholders. In the event that any Shares are validly Transferred pursuant to this Article VI, the register of Shareholders of JVCO shall be amended to reflect any changes in the ownership of Shares. If any Shares are validly Transferred pursuant to this Article VI to a Person who is not then a party to this Agreement, as a condition to any such Transfer and prior to the effectiveness of any such Transfer, such Person shall execute a joinder to this Agreement adding such Person as a party to this Agreement and binding such Person to the terms and conditions of this Agreement.

Section 6.03. Recognition of Transfer. No Transfer of any Shares that is in violation of this Article VI shall be valid or effective, and neither JVCO nor any Shareholder shall recognize such invalid Transfer. Neither JVCO nor any Shareholder shall incur any liability as a result of refusing to make any distributions to the transferee of any such invalid Transfer.

Section 6.04. Lock-up Period. During the Lock-up Period, no Transfer of Shares (other than transfers to Permitted Transferees in accordance with Section 6.07) shall be permitted in any circumstance.

Section 6.05. Rights of First Refusal.

(a) Rights of First Refusal Generally.

(i) Subject to the limitations of Section 6.05(f), if at any time following the expiration of the Lock-up Period, any Shareholder (the “Offering Shareholder”) receives a Bona Fide Offer that such Offering Shareholder wishes to accept (a “Transfer Offer”) from any Third Party (the “Offeror”) to purchase or otherwise acquire Shares then owned by the Offering Shareholder (together with any Tag-Along Shares in substitution for an equal portion of such Shares after the exercise of tag-along rights pursuant to Section 6.06, the “Transfer Shares”), the Offering Shareholder shall provide a written notice (the “Right of First Refusal Notice”) of such Transfer Offer (which shall contain a copy of the Bona Fide Offer) to JVCO and to each of the other Eligible Shareholders (the “Shareholder Offerees” and, together with

JVCO, the “Transfer Offerees”). The Right of First Refusal Notice shall also contain an irrevocable offer by the Offering Shareholder to sell all, but not less than all (unless otherwise consented to by the Offering Shareholder), of the Transfer Shares to the Transfer Offerees (in the manner set forth below) at the same price, for the same form of consideration and upon terms and conditions that are no less favorable to the Transfer Offerees than the terms and conditions contained in the Transfer Offer and shall be accompanied by a copy of the Transfer Offer (which shall identify the Offeror, the Transfer Shares, the price contained in the Transfer Offer and all of the other terms and conditions of the Transfer Offer); provided, however, that (i) the Right of First Refusal Notice may be combined with a Tag-Along Notice and (ii) references herein to a Right of First Refusal Notice shall be deemed to include any such combined Tag-Along Notice/Right of First Refusal Notice.

(ii) The Transfer Offerees shall have the right and option, within 30 Business Days after the date that the Right of First Refusal Notice is delivered to such Transfer Offerees (which 30-Business Day period, in the case of a combined Tag-Along Notice/Right of First Refusal Notice, shall run concurrently with the 30-Business Day period set forth in Section 6.06(a)(iii)), to irrevocably accept such offer (subject to the priorities and pro rata adjustments set forth below), in the aggregate, as to all, but not less than all (unless otherwise consented to by the Offering Shareholder), of the Transfer Shares. Each Transfer Offeree that desires to exercise such option shall provide the Offering Shareholder with written notice (specifying the number of Transfer Shares as to which each Transfer Offeree is accepting the offer) within such 30-Business Day period. Unless the Offering Shareholder shall have otherwise consented to the purchase of less than all of the Transfer Shares, no Transfer Offeree shall have the right to acquire such Transfer Shares unless all such Shares are being acquired by Transfer Offerees pursuant to the provisions of this Section 6.05.

(iii) Notwithstanding anything to the contrary contained in this Section 6.05, there shall be no liability on the part of the Offering Shareholder to any Shareholder in the event that the sale of Transfer Shares contemplated by this Section 6.05 is not consummated for any reason whatsoever. Whether a sale of Transfer Shares contemplated by this Section 6.05 is effected by the Offering Shareholder is in the sole and absolute discretion of the Offering Shareholder.

(b) Apportionment of Shares Among Eligible Shareholders in the Event of Over-Subscription. If the aggregate number of Transfer Shares as to which notices of acceptance that are provided by all Transfer Offerees exceeds the number of Transfer Shares, then the right to purchase the Transfer Shares shall be allocated (i) first, to JVCO and (ii) second, to the Shareholder Offerees with respect to any Transfer Shares as to which a notice of acceptance has not been provided by JVCO (the “Excess Transfer Shares”). Each Shareholder Offeree that provided a notice of acceptance shall be allocated the lesser of (A) the number of Transfer Shares that such Shareholder Offeree agreed to purchase and (B) the number of Transfer Shares equal to the full number of Excess Transfer Shares multiplied by a fraction (x) the numerator of which shall be the number of Shares held or deemed to be held by such Shareholder Offeree as of the date of the Right of First Refusal Notice (for the purpose of such calculation, a Shareholder Offeree shall be deemed to hold the number of Shares that would be issuable, as of the date of the Right of First Refusal Notice, to such Shareholder Offeree upon conversion, exercise or exchange of all securities then held by such Shareholder Offeree that are then convertible, exercisable or exchangeable (but excluding any unvested options) into or for (whether directly or indirectly) Shares), and (y) the denominator of which shall be the aggregate number of Shares (calculated as aforesaid) held or deemed to be held on such date by all Shareholder Offerees who accepted the offer contained in the Right of First Refusal Notice. After giving effect to the initial allocation of Excess Transfer Shares to Shareholder Offerees pursuant to the preceding sentence, the balance of the Excess Transfer Shares (if any) offered shall be reallocated among the Shareholder Offerees accepting the offer contained in the Right of First Refusal Notice in the same proportion as set forth in the preceding clause (B) (provided, however, that no Shareholder Offeree shall be obligated to purchase more than the number of Transfer Shares that such Shareholder Offeree initially agreed to purchase) in continuous reallocations until all such remaining shares have been reallocated fully among such Shareholder Offerees; provided, however, that all allocations referred to herein shall be determined in good faith by JVCO in accordance with the provisions of this Section 6.05(b) and any share amounts so determined shall be rounded to avoid fractional shares.

(c) Apportionment of Shares Among Eligible Shareholders in the Event of Failure to Purchase. If any Transfer Shares are not purchased by a Shareholder Offeree (the “Defaulting Offeree”) that previously delivered a written notice of acceptance relating thereto and was allocated Transfer Shares in accordance with Section 6.05(b) (collectively, the “Transfer Default Shares”), such Transfer Default Shares may be purchased (i) first, by JVCO at its option and (ii) if JVCO declines to purchase such shares, by the other Shareholder Offerees purchasing Transfer Shares (the “Default Offerees”) allocated among such Default Offerees in proportion to the number of Transfer Shares otherwise being purchased by those of such Default Offerees who agree to purchase Transfer Default Shares; provided, however, that the provisions of this Section 6.05(c) shall not excuse the failure by any Defaulting Offeree to purchase Transfer Default Shares with respect to which it previously delivered a written notice of acceptance relating thereto and was allocated shares in accordance with Section 6.05(b); provided further, however, that all allocations referred to herein shall be determined in good faith by JVCO in accordance with the provisions of this Section 6.05(c) and any share amounts so determined shall be rounded to avoid fractional shares. The provisions of the last sentence of Section 6.05(a)(ii) shall apply if JVCO and the Default Offerees do not in the aggregate purchase all of the Transfer Default Shares.

(d) Transfer Mechanics. The closing of the purchase of the Transfer Shares by the Transfer Offerees who have exercised the option pursuant to Section 6.05(a) shall take place at the principal executive offices of JVCO on the 30th day (which 30-day period may be extended solely to receive any consent of any governmental authority that may be required pursuant to the requirements of any Competition Law in connection with such purchase of Transfer Shares by the Transfer Offerees) after the expiration of the 30-Business Day period after the delivery of the Right of First Refusal Notice (or such other date as may be mutually agreed to by the parties to such transaction). At such closing, (i) each Transfer Offeree shall deliver to the Offering Shareholder (and to any holder of Tag-Along Shares that is selling together with the Offering Shareholder) the appropriate per share consideration and (ii) the Offering

Shareholder (and any holder of Tag-Along Shares that is selling together with the Offering Shareholder) shall transfer the Transfer Shares (and the Tag-Along Shares) (which shall be free and clear of Liens, defects and other adverse interests (other than as provided for in this Agreement)) to the Transfer Offerees.

(e) Transfers to Third Parties After JVCO and the Eligible Shareholders Decline Rights of First Refusal. If at the end of the 30-Business Day period following the delivery of the Right of First Refusal Notice, the Transfer Offerees shall not have collectively accepted the offer contained in such notice as to all Transfer Shares covered thereby (unless otherwise consented to by the Offering Shareholder), the Offering Shareholder shall have 30 days (which 30-day period may be extended solely to receive any consent of any governmental authority that may be required pursuant to the requirements of any Competition Law in connection with such sale of the Transfer Shares to the Offeror) in which to sell the Transfer Shares to the Offeror at a price not less than that contained in the Right of First Refusal Notice and on terms and conditions not more favorable to the Offeror than were contained in the Right of First Refusal Notice. No sale may be made to any Offeror unless such Offeror agrees in writing to be bound by the terms and conditions of this Agreement. Promptly after any sale pursuant to this Section 6.05(e), the Offering Shareholder shall notify JVCO of the consummation thereof and shall furnish such evidence of the completion (including time of completion) of such sale and of the terms and conditions thereof as JVCO may reasonably request. If, at the end of such 30-day period (as such period may be extended as set forth above), the Offering Shareholder has not completed the sale of the Transfer Shares, then the Offering Shareholder and its Permitted Transferees shall no longer be permitted to sell such Shares pursuant to this Section 6.05(e) without again fully complying with the provisions of this Section 6.05, and all of the restrictions on Transfer contained in this Agreement shall again be in effect with respect to all such Person’s Shares, including the Transfer Shares. In addition, the Offering Shareholder and its Permitted Transferees shall not be entitled to give another Right of First Refusal Notice for a period of 180 days from the day its earlier Right of First Refusal Notice was delivered.

(f) Exceptions to Rights of First Refusal. The provisions of this Section 6.05 shall not be applicable to any Transfer of Shares from any Shareholder to any Permitted Transferee, or from any Permitted Transferee of such Shareholder to such Shareholder; provided, however, that in any Transfer to a Permitted Transferee, such Permitted Transferee must agree in writing to be bound by the terms and conditions of this Agreement.

Section 6.06. Tag-Along Rights.

(a) Tag-Along Rights Generally.

(i) Subject to the limitations of Section 6.06(e), if any Shareholder (the “Transferor”) proposes to Transfer any of its Shares to a Third Party (including any other Shareholder) (the “Buyer”), and such Transfer is not prohibited by Section 6.04, the Transferor Selling Person shall first offer to each of the other Shareholders (the “Tag-Along Offerees”) to include, at the option of each Tag-Along Offeree, in the Transfer to the Buyer, such number of

Shares (collectively, the “Tag-Along Shares”) as shall be determined in accordance with this Section 6.06; provided, that with respect to any such Transfer that is also governed by Section 6.05, the Shareholders having a right of first refusal under Section 6.05 shall have first been or shall concurrently be afforded the opportunity to acquire such Shares in accordance with the provisions of Section 6.05.

(ii) Upon the receipt by the Transferor of a Bona Fide Offer from a Buyer to purchase or otherwise acquire Shares then owned by the Transferor (other than a Transfer that, pursuant to Section 6.06(e), would not be subject to the provisions of Section 6.06) that such Transferor desires to accept, such Transferor shall provide written notice (the “Tag-Along Notice”) of such Buyer’s offer (which shall contain a copy of the Bona Fide Offer) to JVCO and each of the Tag-Along Offerees. The Tag-Along Notice must contain an offer by the Buyer to purchase or otherwise acquire Tag-Along Shares from the Tag-Along Offerees according to the terms and conditions of this Section 6.06 and at the same price, for the same form of consideration and upon terms and conditions that are no less favorable to the Tag-Along Offerees than the terms and conditions contained in the Buyer’s offer and shall be accompanied by a copy of the Buyer’s offer (which shall identify the Buyer, the Shares proposed to be Transferred by the Transferor, the price contained in the Buyer’s offer and all of the other terms and conditions of the Buyer’s offer); provided, however, that (1) the Tag-Along Notice may be combined with a Right of First Refusal Notice and (2) references herein to a Tag-Along Notice shall be deemed to include any such combined Tag-Along Notice/Right of First Refusal Notice.

(iii) At any time within 30 Business Days after its receipt of the Tag-Along Notice (which 30-Business Day period, in the case of a combined Tag-Along Notice/Right of First Refusal Notice, shall run concurrently with the 30-Business Day period set forth in Section 6.05(a)(ii)), each of the Tag-Along Offerees may irrevocably accept the Buyer’s offer included in the Tag-Along Notice for up to such number of Tag-Along Shares as is determined in accordance with the provisions of this Section 6.06 by furnishing written notice of such acceptance to the Transferor and the Buyer. Such written notice of acceptance must be accompanied by a limited power-of-attorney authorizing the Transferor to sell or otherwise dispose of such shares pursuant to the terms and conditions set forth in the Tag-Along Notice and the terms and conditions of this Section 6.06.

(iv) Notwithstanding anything to the contrary contained in this Section 6.06, there shall be no liability on the part of the Transferor to any Shareholder in the event that the sale of Shares to the Buyer contemplated by this Section 6.06 is not consummated for any reason whatsoever. Whether a sale of Shares to the Buyer contemplated pursuant to this Section 6.06 is effected is in the sole and absolute discretion of the Transferor.

(b) Allocation of Tag-Along Shares. Each Tag-Along Offeree shall have the right to sell pursuant to the Buyer’s offer a number of Tag-Along Shares up to (i) the total number of Shares to be acquired by the Buyer as set forth in the Tag-Along Notice (or such higher number of Shares as the Buyer may agree to) multiplied by (ii) a fraction (x) the numerator of which shall be the number of Shares held or deemed to be held by such Tag-Along Offeree as of the date of the Tag-Along Notice (for the purpose of such calculation, a Tag-Along Offeree shall be deemed to hold the number of Shares that would be issuable, as of the date of the Tag-Along Notice, to such Tag-Along Offeree upon conversion, exercise or exchange of all securities then held by such Tag-Along Offeree that are then convertible, exercisable or exchangeable (but excluding any unvested options) into or for (whether directly or indirectly) Shares), and (y) the denominator of which shall be the aggregate number of Shares (calculated as aforesaid) held or deemed to be held on such date by all Shareholders; provided, however, that all allocations referred to herein shall be determined in good faith by JVCO in accordance with the provisions of this Section 6.06(b) and any share amounts so determined shall be rounded to avoid fractional shares.

(c) Transfer Mechanics. The purchase from the Tag-Along Offerees pursuant to this Section 6.06 shall be on the same terms and conditions, including any representations, warranties, covenants and indemnities, the per share price (which shall be paid by wire transfer of immediately available funds, unless otherwise specified in the Tag-Along Notice) and the date of sale or other disposition (provided, however, that if a right of first refusal has been exercised such date shall be determined by Section 6.05(d)), as are received by the Transferor and stated in the Tag-Along Notice. As promptly as practicable (but in no event later than one Business Day) after the consummation of the sale or other disposition of Shares of the Transferor and Tag-Along Shares of the Tag-Along Offerees to the Buyer (including a sale to a Transfer Offeree or Transfer Offerees pursuant to Section 6.05), the Transferor shall (i) notify the Tag-Along Offerees thereof; (ii) remit to each Tag-Along Offeree who accepted the Buyer’s offer in accordance with the provisions of this Section 6.06 the total sales price of the Tag-Along Shares of such Tag-Along Offeree sold or otherwise disposed of pursuant thereto; and (iii) furnish such other evidence of the completion and time of completion of such sale or other disposition and the terms and conditions thereof as may be reasonably requested by the Tag-Along Offerees.

(d) Transfers After Shareholders Decline Tag-Along Rights. If within 30 Business Days after the delivery of the Tag-Along Notice any Tag-Along Offeree has not accepted the offer contained in the Tag-Along Notice, then such Tag-Along Offeree will be deemed to have waived any and all rights with respect to the sale or other disposition of Tag-Along Shares described in the Tag-Along Notice and the Transferor shall have 30 days (which 30-day period may be extended solely to receive any consent of any governmental authority that may be required pursuant to the requirements of any Competition Law in connection with such sale of Shares to the Buyer) in which to sell or otherwise dispose of the Shares described in the Buyer’s offer on terms and conditions not more favorable to the Transferor than were set forth in the Tag-Along Notice. If, at the end of such 30-day period (as such period may be extended as set forth above), the Transferor has not completed the sale or other disposition of Shares of the Transferor and Tag-Along Shares of any Tag-Along Offeree in accordance with the terms and conditions of the Buyer’s offer all of the restrictions on Transfer contained in this Agreement with respect to Shares owned by the Transferor shall again be in effect.

(e) Exceptions to Tag-Along Rights. The provisions of this Section 6.06 shall not be applicable to any Transfer of Shares from any Shareholder to any Permitted Transferee, or from any Permitted Transferee of such Shareholder to such Shareholder; provided, however, that in any Transfer to a Permitted Transferee, such

Permitted Transferee must agree in writing to be bound by the terms and conditions of this Agreement.

Section 6.07. Permitted Transferees. Notwithstanding the restrictions in this Article VI but subject to Section 6.01, Section 6.02 and Section 6.03, a Shareholder shall be permitted to Transfer all or any portion of its Shares to an Affiliate of such Shareholder (a “Permitted Transferee”); provided, however, that (a) the transferring Shareholder delivers to the Management Board 20 days’ prior written notice of a proposed Transfer specifying the Shares to be Transferred and the identity of the proposed transferee, together with such documentation as the Management Board may reasonably require in order to demonstrate that the proposed transferee qualifies as such Shareholder’s Permitted Transferee, (b) such Affiliate shall execute a statement in writing and reasonably acceptable to JVCO whereby such Affiliate expressly agrees to become a party to this Agreement, and (c) if such Affiliate ceases at any time after any such Transfer to be an Affiliate of the transferring Shareholder, all Shares previously Transferred to such Affiliate shall be required to be promptly Transferred back to the transferring Shareholder. No Transfer of Shares to a Permitted Transferee shall release the assigning Shareholder from liability for the obligations of such Shareholder and its Permitted Transferee pursuant to this Agreement, unless otherwise agreed by all of the Shareholders. Notwithstanding anything to the contrary in this Agreement, a Transfer pursuant to this Section 6.07 shall not be subject to either Section 6.05 or Section 6.06.

Section 6.08. Registration Rights. In the event JVCO agrees to include any Shares (including any securities issued in exchange for any Shares) held by any Shareholder in any registration statement to be filed by JVCO with the United States Securities and Exchange Commission, or any similar document to be filed with any other securities exchange or regulatory authority in connection with any public offering of Shares (including any securities issued in exchange for any Shares), JVCO shall afford all Eligible Shareholders an equal right and opportunity to include their Shares (including any securities issued in exchange for any Shares) in such registration statement or similar filing, and any cut-backs or similar restriction on the ability to include such Shares (including any securities issued in exchange for any Shares) shall be applied to the Eligible Shareholders on a pro rata basis in proportion, as nearly as practicable, to the respective amounts of Shares (including any securities issued in exchange for any Shares) then held by all such Eligible Shareholders.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.01. Information to be Provided to Shareholders.

(a) JVCO will prepare and deliver to each Shareholder: (i) Quarterly Financial Statements as soon as practicable after the end of each fiscal quarter but in any event within 45 days after such fiscal quarter; (ii) Financial Statements that are audited by the Auditors as soon as practicable after the end of each Fiscal Year but in any event within 90 days after the end of each Fiscal Year; (iii) as soon as available, but in any event no later than September 15 of each year, the proposed Budget for the following Fiscal Year, and promptly following the adoption thereof by the Management Board, the Budget for such Fiscal Year as adopted by the Management Board; (v) after the adoption of the Initial Five Year Plan, no later than January 31 of each year, a new Five Year Plan in respect of the next five Fiscal Years; and (vi) promptly following any amendment to any item contemplated by clauses (i) through (v), each such amendment. Upon request by any Shareholder, JVCO shall also provide such Shareholder and such Shareholder’s auditors with such additional financial or other information as it may reasonably require to timely comply with its financial and other reporting and certification requirements pursuant to applicable law, audit and listing requirements. To the extent practicable, such Shareholder requesting such additional financial or other information shall use commercially reasonable efforts to provide such requests for additional information to JVCO sufficiently in advance of the required delivery date so as to allow JVCO to incorporate such requests into its standard record keeping practices (which shall include record keeping in compliance with the Accounting Standards) and to minimize the incurrence of additional expenses for JVCO with respect thereto. JVCO will also promptly provide to each Shareholder copies of all final reports (including management representation letters, list of adjustments not booked, management comment letters and the like) delivered by the Auditors. JVCO shall make available such books, records, files, data and information of JVCO as reasonably requested by such Shareholder for such Shareholder and such Shareholder’s auditors to (i) enable Shareholder to prepare its books, quarterly and annual consolidated financial statements and other public reports, including certifications, as required pursuant to applicable law and listing requirements and (ii) if applicable, to verify that JVCO has established and maintains a sufficient system of disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the United States Securities Exchange Act of 1934, as amended) and internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the United States Securities Exchange Act of 1934, as amended), including information technology general controls, in order to ensure timely and accurate financial statement inputs, and for such Shareholder’s auditors to perform their audits and quarterly reviews of the books of account and records of JVCO as a consolidated Subsidiary of such Shareholder.

(b) JVCO will promptly notify in writing each Shareholder of the occurrence of any material breaches or defaults pursuant to contracts and the occurrence of material litigation and the occurrence of any other event that, in the good faith determination of the CEO, is reasonably likely to have a material adverse impact on JVCO. JVCO will also furnish or cause to be furnished to each Shareholder, promptly after the sending or filing thereof, copies of all reports that JVCO sends to any of its creditors, and copies of all tax returns that JVCO files with any taxing authority.

Section 7.02. Access to Information. Subject to Section 7.03, JVCO will permit representatives of each Shareholder, upon reasonable advance notice and at such Shareholder’s sole costs and expense, to (a) obtain from JVCO all documents and other information in the possession or control of JVCO as may reasonably be requested, (b) visit and inspect the properties of JVCO, (c) discuss the business, affairs, finances and accounts of JVCO with officers of JVCO, and (d) have access to the books, records, properties, facilities and employees of JVCO, in each case, in order to (i) monitor its investment in JVCO, (ii) exercise its rights pursuant to this Agreement and (iii) confirm the satisfaction of JVCO with its covenants and obligations hereunder; provided, however, that any such access or furnishing of information shall be conducted during normal business hours, under the reasonable supervision of JVCO’s employees and in such a manner as not to unreasonably interfere with the normal business operations of JVCO.

Section 7.03. Confidential Information.

(a) Except as provided herein or as otherwise agreed in writing, each Party (i) shall, and shall cause its Affiliates, officers, directors, employees, attorneys, accountants, auditors and agents (collectively “Representatives”) to, maintain in the strictest confidence any and all confidential or proprietary information relating to another Party that is not available to the general public and that is obtained pursuant to this Agreement, including such information about properties, employees, finances, businesses and operations of such other Party, and all notes, extracts, summaries, analyses, compilations, studies, forecasts, interpretations or other documents prepared by the recipient or its Representatives and that contain, reflect or are based upon, in whole or in part, any confidential or proprietary information (collectively, the “Confidential Information”); and (ii) shall not use or disclose, and shall cause its Representatives not to use or disclose, any Confidential Information, except (A) as expressly permitted by the disclosing Party, as expressly permitted in this Agreement, or to the extent that a disclosure is required pursuant to applicable stock exchange rules or applicable law, regulation, or governmental or regulatory order (and in which event the Party making such disclosure or whose Representatives are making such disclosure shall so notify the disclosing Party as promptly as practicable (and, if practicable, prior to making such disclosure), shall disclose only such information as it is required to disclose pursuant to such stock exchange rules, law, regulation, or governmental or regulatory order, and, in connection with filings with a stock exchange or governmental or regulatory entity, shall cooperate with the other Party and use commercially reasonable efforts to seek confidential treatment for proprietary confidential technical information as well as confidential customer-specific pricing information), or (B) to the extent that the receiving Party has the right to use or disclose such information under the Collaboration Agreement, Amyris License Agreement, or TENA USA License Agreement.

(b) Notwithstanding Section 7.03(a), any Party may provide, or require JVCO to provide, Confidential Information to a prospective purchaser of all or a portion of such Party’s Shares, or to a prospective provider of equity or debt financing for such Party or its Affiliates or to a prospective party to a change of control of such Party in connection with reasonable due diligence by such Person; provided, however, that (i) prior to any such disclosure, such prospective purchaser shall execute a confidentiality agreement that contains provisions at least as protective for the Parties as the provisions set forth in Section 7.03(a); (ii) such disclosure, to the extent that it requires an inspection of the books of account or other business records of JVCO, occurs during normal business hours and does not unreasonably interfere with the normal business operations of JVCO; and (iii) JVCO, in its sole discretion, may refuse to disclose any highly sensitive Confidential Information or any Confidential Information subject to attorney-client privilege or similar protection.

(c) Notwithstanding Section 7.03(a), any receiving Party or any Representative thereof may disclose any Confidential Information for bona fide business purposes on a strict “need to know” basis to its Representatives; provided, however, that each such Representative agrees to keep such Confidential Information confidential in the manner set forth in Section 7.03(a);

(d) Section 7.03(a) shall not apply to, and Confidential Information shall not include:

(i) any information that is or has become generally available to the public other than as a result of a disclosure by a receiving Party or any Representative thereof in breach of any of the provisions of this Section 7.03;

(ii) any information that the receiving Party can demonstrate by written evidence was independently developed by a receiving Party or any Representative thereof without reference to any Confidential Information of another Party; or

(iii) any information made available to a receiving Party or any Representative thereof on a non-confidential basis by any Third Party who is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation.

(e) Except as otherwise provided for in this Section 7.03, Confidential Information shall be used and disclosed by each Party and its Affiliates solely in connection with such Party’s investment in JVCO or to conduct activities on behalf of JVCO pursuant to this Agreement, the Amyris License Agreement, or the TENA USA License Agreement.

(f) The obligations of each Party pursuant to this Section 7.03 shall survive for as long as such Party remains a Shareholder or otherwise a Party to this Agreement and for three years thereafter (provided, however, that with regard to any R&D Activities and/or Inventions (each, as defined in the Collaboration Agreement), such obligations shall survive for the term of the Collaboration Agreement and two years thereafter). Amyris and TENA USA acknowledge that the expiration of their obligations under this Section 7.03 are without limitation of their respective confidentiality obligations under the Collaboration Agreement. Amyris and JVCO acknowledge that the expiration of their obligations under this Section 7.03 are without limitation of their and their Representatives’ respective confidentiality obligations under the Amyris License Agreement. In the event of a conflict between this Section 7.03 and Section 9 of the Collaboration Agreement with respect to R&D Activities or Biofene Development Project (both as defined in the Collaboration Agreement), the Collaboration Agreement shall control. In the event of a conflict between this Section 7.03 and the Amyris License Agreement, the Amyris License Agreement shall control.

Section 7.04. Compliance with Laws.

(a) Anti-Corruption Laws. The Parties and their respective Affiliates, employees, agents, representatives, and subcontractors (collectively, “Associates”) are fully aware of, and undertake to respect the principles enshrined in, the pertinent international and regional conventions on combating corruption and to ensure compliance with the anti-corruption laws applicable (mainly French law, the UK Anti Bribery Act and the United States Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. § 78 et seq.), collectively referred to herein as the “Reference Laws”) to the activities of the Parties under this Agreement and the activities to be developed by JVCO (collectively, the “Activities”). JVCO shall not, directly or indirectly, take any action in violation of the Reference Laws or any other applicable anti-corruption, recordkeeping and internal controls law (collectively, the “Anti-Corruption Laws”). The Shareholders covenant and agree that they shall instruct the management of JVCO to adopt, implement and comply with, within 15 days after the creation of JVCO, a compliance program for the prevention of corruption that will address, among the topics, the retention of agents and will comply with the principles established in the US Federal Guidelines for Sentencing of Organizations and the UK Ministry of Justice Guidelines for Compliance Programs. In furtherance of the foregoing, each of the Parties and their respective Associates have not and will not commit, and have no information, reason to believe, or knowledge of anyone else having committed or intending to commit, any violation of any Anti-Corruption Law, or any act or omission which could cause any of the Shareholders or JVCO to be in violation of any Anti-Corruption Law, with respect to any of the Activities. In carrying out their responsibilities under this Agreement, each of the Parties and their respective Associates shall not pay, offer or promise to pay, or authorize any payment or offer of money or anything of value, directly or indirectly, to any government official, a political party or party official, or any candidate for political office for the purpose of influencing any act or decision of such person in his or her official capacity, inducing them to do or omit to do any act in violation of his or her lawful duty, obtaining any improper advantage, or inducing such person to use his or her influence improperly to affect or influence any act or decision, or otherwise give or accept a financial or other advantage to any person to induce or reward improper performance by such person of such person’s relevant function or activity (as such concepts are defined in applicable Anti-Corruption Laws). Each of the Parties shall ensure that all of its respective Associates are informed of, and comply with, the obligations under and restrictions contained in this Section 7.04(a).

(b) Export Laws. Notwithstanding anything to the contrary contained herein, all obligations of the Parties are subject to prior compliance with export regulations applicable to each Party and such other related laws and regulations as may be applicable to each Party, and to obtaining all necessary approvals required by the applicable government entity. Each Party shall each use its reasonable efforts to obtain such approvals for its own activities. Each Party shall cooperate with the other Parties and shall provide assistance to the other Parties as reasonably necessary to obtain any required approvals.

(c) Governmental Matters. To the extent, if any, that a Party concludes in good faith that in accordance with applicable laws and regulations it is required to file or register this Agreement or a notification thereof with any governmental entity, such Party may do so, and the other Party shall cooperate in such filing or notification and shall execute all documents reasonably required in connection therewith, at the expense of the requesting Party. The Parties shall promptly notify each other as to the activities or inquires of any such governmental entity relating to this Agreement and shall cooperate to respond to any request for further information therefrom at the expense of the requesting Party.

(d) Health, Safety and Environmental. The Shareholders are sensitive to the implementation by JVCO of health, safety and environmental (“HSE”) standards consistent with their own HSE policies and with the requirements of the Shareholders from their Affiliates regarding HSE matters. JVCO, specifically the Management Board, is solely responsible for taking all actions necessary for creating, implementing, monitoring, auditing and improving its HSE standards. Local plant condition, differing regulatory requirements and other national, regional and local variations among production facilities make it essential for safety standards to be determined by local personnel who understand the uniquely local circumstances, but based always on JVCO’s commitment to best practices in matters of employee health and safety. The creation and implementation of any HSE standard by JVCO shall be approved by the Management Board. No Shareholder or Managing Director designated by a Shareholder shall have any liability to JVCO or to any other Shareholder or their Affiliates for the actions of JVCO or the Management Board in connection with creating, implementing, monitoring, auditing or improving their respective HSE standards.

(e) Protection of Personal Data. Each Party undertakes (i) to comply with any applicable legal provisions relating to personal data protection, and (ii) to take adequate confidentiality and security measures to ensure that data is kept safe and, in particular, to prevent data from being altered, corrupted or to prevent unauthorized third parties from accessing the data. JVCO shall conduct its activities in compliance with any applicable legal provisions relating to personal data protection.

Section 7.05. Other Covenants.

(a) Non-Solicitation. From and after the date of this Agreement, each Party shall not (i) solicit, directly or indirectly, any employee of any other Party or of any of its respective Affiliates who is directly involved in the business, operations or activities related to JVCO; or (ii) induce or attempt to induce, directly or indirectly, any such employee to leave the employ of such other Party or of any of its respective Affiliates; provided, however, that a Party shall not be precluded from hiring any such employee of such other Party or its Affiliates (A) if such employee contacts such Party or any of its Affiliates on his or her own initiative (including if such employee sends an unsolicited job application to such Party or any of its Affiliates), or (B) if such employee responds to a general solicitation of employment placed by such Party or any of its Affiliates, or their respective recruiters and other agents, by way of general public announcements (including in newspapers, trade journals, the internet or any similar media) that are not specifically directed at any employee covered by this Section 7.05(a); provided further, however, that no such event described in clause (A) or (B) shall be considered a breach of this Section 7.05(a).

(b) Insurance Policies. JVCO shall procure and maintain in effect policies of insurance with respect to its employees, properties and business in accordance with good industry practice.

(c) Inventions and Information Agreements. Unless otherwise determined by the Parties, JVCO shall require all employees, and shall require, in the case of clause (i), and shall use commercially reasonable means to require, in the case of clauses (ii), (iii) and (iv), all contractors and consultants that are not employees of Amyris or TENA USA or any of their respective Affiliates, now or hereafter employed or otherwise engaged by JVCO to enter into an agreement (i) requiring each such employee, and each such contractor and consultant that is not an employee of Amyris or TENA USA or any of their respective Affiliates, to protect and keep confidential all of the confidential information, intellectual property used, licensed or owned by, and trade secrets used, licensed or owned by, any of JVCO and its Affiliates, TENA USA and its Affiliates or Amyris and its Affiliates, (ii) subject to applicable law, prohibiting each such employee, and each such contractor and consultant that is not an employee of Amyris or TENA USA or any of their respective Affiliates, from competing with JVCO during and for a reasonable time after their employment or other engagement with JVCO, (iii) prohibiting each such employee, and each such contractor and consultant that is not an employee of Amyris or TENA USA or any of their respective Affiliates, during and for a reasonable time after the end of its employment or other engagement with JVCO from soliciting the employees, contractors and consultants of JVCO, and (iv) requiring each such employee, and each such contractor and consultant that is not an employee of Amyris or TENA USA or any of their respective Affiliates, to assign all ownership rights in his or her work product, including any intellectual property rights with respect thereto to JVCO, or to Amyris or TENA USA, as the case may be, to the maximum extent permitted by applicable law. JVCO shall enforce any such agreement against any such employee, contractor or consultant at the request of TENA USA as it relates to TENA USA or its Affiliates or any of their respective businesses, intellectual property rights or technologies, and JVCO shall enforce any such agreement against any such employee, contractor or consultant at the request of Amyris as it relates to Amyris or its Affiliates or any of their respective businesses, intellectual property rights or technologies.

(d) Books and Records; Audits. JVCO will prepare and maintain separate books of accounts for JVCO that shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the operation of JVCO in accordance with the Accounting Standards consistently applied, and, to the extent inconsistent therewith, in accordance with this Agreement. Such books of account, together with the minutes of proceedings of the Management Board and a certified copy of this Agreement and of the Articles of Association, shall at all times be maintained at the principal place of business of JVCO and shall be open to inspection and examination at reasonable times by each Shareholder and its duly authorized representatives for any purpose reasonably related to such Shareholder’s interest in JVCO. JVCO will prepare its consolidated unaudited and audited financial statements in accordance with the Accounting Standards and shall implement and maintain such appropriate systems, controls and procedures as are necessary to convert the financial information into that required by the Accounting

Standards. JVCO shall (i) keep accurate books and records and ensure that all payments on behalf of JVCO to Third Parties are supported by written invoices, and (ii) maintain a system of internal accounting controls sufficient to provide reasonable assurance that transactions on behalf of JVCO are conducted in accordance with applicable law (including the U.S. Sarbanes-Oxley Act) and that assets owned by JVCO are appropriately recorded. The books of account and the records of JVCO shall be audited as of the end of each Fiscal Year by the Auditors. Any Shareholder shall have the right to have a private audit of JVCO’s books and records conducted at reasonable times and after reasonable advance notice to JVCO for any purpose reasonably related to such Shareholder’s interest in JVCO. Any such private audit shall be at the expense of the Shareholder desiring it, and it shall not be paid for out of JVCO funds. No Shareholder shall have the right to have a private audit of JVCO books and records conducted more than once in any Fiscal Year.

Section 7.06. Services Agreements. A Shareholder may from time to time provide services, including as information technology, tax, accounting and other services, to JVCO pursuant to a written agreement between the Shareholder and JVCO (each, a “Services Agreement”).

Section 7.07. Secondment. Employees of a Shareholder may from time to time be seconded to JVCO pursuant to a written agreement between the Shareholder and JVCO (each, a “Secondment Agreement”).

Section 7.08. Liabilities. Notwithstanding anything to the contrary in this Agreement, all liabilities and obligations of each Shareholder to JVCO or any Third Party, if any, shall be several and not joint.

Section 7.09. Transactions Between JVCO and the Shareholders or their Affiliates. In addition to the approval required pursuant to Section 3.10(b)(vi), no material transaction between JVCO, on the one hand, and any Shareholder or its Affiliates or any Amyris Associated Entity, on the other hand (including the entry into any Services Agreement, Secondment Agreement, or any termination thereof), shall be entered into or conducted, and no material terms thereof shall be changed, modified, waived or amended, unless (i) a copy of the proposed written contract or any such proposed material change or waiver to it are disclosed to the Management Board reasonably in advance, (ii) upon the prior written request of any Managing Director, JVCO has provided the Management Board with information reasonably demonstrating that such written contract or any such proposed material change or waiver is not less favorable to JVCO than those that might be obtained at the time from a Person who is not a Shareholder or any of its Affiliates in an arm’s length transaction, and (iii) it receives Board Approval.

Section 7.10 Enforcement of Rights by JVCO Against the Shareholders or their Affiliates. Any legal remedy of JVCO in respect of any transaction between JVCO, on the one hand, and either Amyris or TENA USA or their respective Affiliates or any Amyris Associated Entity, on the other hand, shall be pursued on behalf of JVCO by: (1) TENA USA, at its sole cost and expense, in the event of a claim by or on behalf of JVCO against Amyris, its Affiliates or any Amyris Associated Entity or (2) Amyris, at its sole cost and expense, in the event of a claim by or on behalf of JVCO against TENA USA or any of its Affiliates, and JVCO hereby grants an irrevocable power of attorney (with full power of substitution) to Amyris (in the event of a claim by or on behalf of JVCO against TENA USA or any of its Affiliates), and to TENA USA (in the event of a claim by or on behalf of JVCO against Amyris, its Affiliates or any Amyris Associated Entity), to pursue any such legal remedy on behalf of JVCO and in JVCO’s name or otherwise.

ARTICLE VIII

RIGHT TO ACQUIRE BRAZIL JET BUSINESS ASSETS

Section 8.01. Exercise of Right. Subject to the terms and conditions set forth herein, Amyris hereby grants JVCO the right to acquire the Brazil Jet Business Assets for the Ground Floor Price and/or the Brazil Jet Commercialization Assets Fair Market Value, as applicable. In order to exercise this right, JVCO must first deliver written notice to Amyris, no later than March 1, 2018, that JVCO wishes to commence the valuation process in preparation of exercising its option to acquire the Brazil Jet Business Assets. If JVCO does not provide such timely written notice, then JVCO’s right hereunder shall terminate.

If JVCO provides such timely written notice, then Amyris and JVCO will, within sixty (60) days of JVCO’s written notice, determine the (i) composition of the Brazil Jet Business Assets and (ii) the Ground Floor Price and/or the Brazil Jet Commercialization Assets Fair Market Value, as applicable. During this period, Amyris agrees to provide JVCO with complete and accurate information to allow JVCO to understand the Brazil Jet Business Assets and to calculate the Ground Floor Price and/or the Brazil Jet Commercialization Assets Fair Market Value, as applicable. In addition, Amyris shall provide JVCO and its respective advisors with reasonable access during normal business hours, upon reasonable notice, to any assets, properties, contracts, books, records and personnel of the Brazil Jet Business as they may reasonably request to accomplish such determinations.

If JVCO wishes to acquire the Brazil Jet Business Assets, JVCO shall, within thirty (30) days of the determination of the Ground Floor Price and/or the Brazil Jet Commercialization Assets Fair Market Value, as applicable, (together, the “Option Price”) pursuant to this Section 8.01 or Section 8.03, provide Amyris written notice of its exercise of this right (the “Option Exercise Notice”).

Section 8.02. Execution of Acquisition Transaction. Within sixty (60) days following the delivery of the Option Exercise Notice, JVCO shall purchase the Brazil Jet Business Assets from Amyris. At Amyris’ election, either:

(x) TENA USA shall contribute to JVCO an amount of readily available cash equal to its pro rata share (based on its pro rata ownership of JVCO immediately preceding the transaction) of the Option Price (the “Cash Option Amount”) and shall receive a number of Shares equal to the Cash Option Amount divided by the Share Price, and JVCO will pay Amyris the Cash Option Amount, in readily available cash, and issue such number of Shares to Amyris as is necessary for Amyris to maintain its pro rata share ownership of JVCO immediately preceding the transaction, after taking into account the issuance of Shares to TENA USA in connection with the transaction; or

(y) TENA USA shall contribute to JVCO an amount of readily available cash equal to the Option Price and shall receive a number of Shares equal to the Option Price divided by the Share Price, and JVCO will pay Amyris the Option Price in readily available cash.

Such purchase shall be effected by such documents as, in the mutual agreement of JVCO and Amyris, are necessary or appropriate to convey the Brazil Jet Business Assets; provided, that Amyris shall be required to provide customary representations or warranties agreed to by the parties for this kind of transaction including basic representations and warranties regarding its authority to enter into the sale documentation, the due execution and binding nature of the sale documentation by Amyris, and that its participation in the sale will not contravene, or require a consent, waiver or approval pursuant to, any applicable law or pursuant to any agreement to which it is subject.

If the Brazil Jet Business Assets are being acquired by JVCO hereunder, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective any such transfer of the Brazil Jet Business Assets to JVCO, including, without limitation, using reasonable best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of the competent governmental entities. Without limiting the generality of the foregoing, the Parties shall, when required in order to effect such transfer of the Brazil Jet Business Assets to JVCO, make all necessary filings, and thereafter make any other required or appropriate submissions, under any Competition Law and shall supply as promptly as practicable to the appropriate governmental entity any additional information and documentary material that may be requested pursuant to any Competition Law.

Section 8.03. Dispute over Acquisition Price.

(a) Dispute over Ground Floor Price Calculation.

If Amyris and JVCO are unable to agree upon the Ground Floor Price within sixty (60) days of JVCO’s timely written notice to acquire the Brazil Jet Business Assets, then either Amyris or JVCO may submit all matters that remain in dispute with respect to the determination of the Ground Floor Price to a mutually agreed independent qualified, recognized appraiser of international standing (such as, by way of example only, the valuation group of an international accounting firm or a global investment bank) with substantial experience in valuing assets similar to that of the Brazil Jet Business Assets (an “Appraiser”) or a “Big Four” accounting firm (such Appraiser or accounting firm, the “Independent Accounting Firm”). Within sixty (60) days after such firm’s selection, the Independent Accounting Firm shall make a final determination, binding on the Parties, of the appropriate amount of each disputed item submitted to the Independent Accounting Firm.

With respect to each disputed item, such determination, if not in accordance with the position of either Amyris or JVCO, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by them with respect to such disputed item. The cost of the Independent Accounting Firm’s review and determination shall be borne in the same proportion as the aggregate amount of the disputed items that is unsuccessfully disputed by each (as determined by the Independent Accounting Firm) bears to the total amount of disputed items submitted to the Independent Accounting Firm.

During the review by the Independent Accounting Firm, Amyris and its accountants will make available to the Independent Accounting Firm such information, books and records and work papers, as may be reasonably required by the Independent Accounting Firm to fulfill its obligations under this Subsection (a); provided, however, that the external auditors of Amyris shall not be obligated to make any work papers available to the Independent Accounting Firm except in accordance with such auditors’ normal disclosure procedures and then only after such Independent Accounting Firm has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors.

(b) Dispute over Brazil Jet Commercialization Assets Fair Market Value. If Amyris and JVCO are unable to reach a mutual determination of the Brazil Jet Commercialization Assets Fair Market Value within sixty (60) days of JVCO’s timely written notice to acquire the Brazil Jet Business Assets, then each of Amyris and JVCO shall promptly engage (at its own expense) an Appraiser, and each such Appraiser shall deliver a written opinion as to its determination of the Brazil Jet Commercialization Assets Fair Market Value (each, an “Appraiser’s Report”) to each of Amyris and JVCO concurrently within twenty (20) Business Days of its engagement (the “Report Period”).

If the Brazil Jet Commercialization Assets Fair Market Value determined by an Appraiser is presented in such Appraiser’s Report as a range of values, then the Brazil Jet Commercialization Assets Fair Market Value for purposes of such Appraiser’s Report shall be deemed to be the arithmetic average of such range. If only one Appraiser timely delivers its Appraiser’s Report, the value determined by such Appraiser shall be deemed to be the Brazil Jet Commercialization Assets Fair Market Value for purposes hereof. If both of the Appraisers timely deliver an Appraiser’s Report and if the difference between the values submitted by each Appraiser equals 10% or less of the higher value, then the Brazil Jet Commercialization Assets Fair Market Value for purposes hereof shall be deemed to be the arithmetic average of the values submitted by such Appraisers. If the difference between the two values is greater than 10% of the higher value, then Amyris and JVCO shall negotiate in good faith for a period of five Business Days from the expiration of the Report Period to try to determine the Brazil Jet Commercialization Assets Fair Market Value.

If, during such period, Amyris and JVCO cannot agree on the Brazil Jet Commercialization Assets Fair Market Value, then they shall jointly select a third Appraiser that has not been engaged by either Amyris or any of its Affiliates or TENA USA or any of its Affiliates (but only with respect to matters involving the New Energies business of TENA USA’s ultimate parent holding company and any other entity then operating what is currently the New Energies business) in any capacity during the six (6) months preceding such date. Such third Appraiser shall be required to choose only one of the two previously-submitted values as the Brazil Jet Commercialization Assets Fair Market Value and shall not be authorized to determine a new, third value. If Amyris and JVCO cannot agree on the third Appraiser, then their respective Appraisers shall together be instructed to select as the third Appraiser an Appraiser that has not been engaged by either Amyris or any of its Affiliates or TENA USA or any of its Affiliates (but only with respect to matters involving the New Energies business of TENA USA’s ultimate parent holding company and any other entity then operating what is currently the New Energies business) in any capacity during the six (6) month period preceding such date.

Neither Amyris nor JVCO (or any Affiliate or representative of either Amyris or JVCO) shall communicate unilaterally with the third Appraiser. The third Appraiser will be instructed to deliver to Amyris and JVCO concurrently, within fifteen (15) Business Days of its engagement, an Appraiser’s Report selecting which of the two values submitted by the original two Appraiser s better approximates the Brazil Jet Commercialization Assets Fair Market Value. The value chosen by the third Appraiser shall then be deemed to be the Brazil Jet Commercialization Assets Fair Market Value and will be non-appealable, final and binding on the parties for purposes hereof. Amyris and JVCO covenant to provide the Appraisers with complete and accurate information to allow the Appraisers to accurately and independently estimate the Brazil Jet Commercialization Assets Fair Market Value. The Appraisers shall, in determining the Brazil Jet Commercialization Assets Fair Market Value, consider all material information resulting from such diligence and access, subject to the definition of “Brazil Jet Commercialization Assets Fair Market Value” set forth herein. Each of Amyris and JVCO shall bear the fees and expenses of its Appraiser, and they shall split equally the fees and expenses of the third Appraiser. Each party shall use its respective reasonable efforts to assist in the determination of the Brazil Jet Commercialization Assets Fair Market Value, including providing any information reasonably required for such purpose.

ARTICLE IX

AMYRIS CHANGE OF CONTROL

Section 9.01. Change of Control Option.

(a) In the event of an Amyris Change of Control (Amyris (together with its Affiliates), the “COC Party” and the Shareholder (together with its Affiliates) not undergoing the change of control, the “Non-COC Party”), the Non-COC Party shall have the right, exercisable during the period beginning on the date of the first public announcement of a transaction that, if consummated, would result in an Amyris Change of Control and ending on the 60th day thereafter, to purchase, contingent on the consummation of such Amyris Change of Control, all Shares held by the COC Party (and any of its Affiliates and Permitted Transferees) at the Fair Value of such Shares.

(b) The closing of the transaction contemplated by Section 9.01(a) shall take place at the principal executive offices of JVCO on the later to occur of (x) the consummation of such Amyris Change of Control and (y) the 30th day after the final determination of the Fair Value of the Shares held by the COC Party (and any of its Affiliates and Permitted Transferees) (which closing date may be extended solely to receive any consent of any governmental authority that may be required pursuant to the requirements of any Competition Law in connection with such sale of Shares to the Non-COC Party). At such closing, (i) the Non-COC Party shall deliver to the COC Party the appropriate cash consideration by wire transfer of immediately available funds and (ii) the COC-Party shall transfer the Shares (which shall be free and clear of Liens, defects and other adverse interests (other than as provided for in this Agreement)) held by the COC Party (and any of its Affiliates and Permitted Transferees) to the Non-COC Party.

Concurrent with the payment of the appropriate cash consideration, the Non-COC Party shall, or shall cause JVCO to, repay in full all principal and accrued and unpaid interest on all Shareholder loans provided by the COC Party (and any of its Affiliates and Permitted Transferees), and shall cause the several guarantees by the COC Party (and its ultimate parent entity, if applicable) and any pledge of the Shares beneficially owned, directly or indirectly, by such COC Party (and its Affiliates and Permitted Transferees) securing such guarantees to be released in full. Any transfer pursuant to this Section 9.01 shall be made without any representations, warranties, covenants or indemnities; provided, however, that the COC Party shall be deemed to have represented that (i) the transfer has been duly authorized by it; (ii) it has the capacity, power and authority to transfer such Shares; and (iii) the Non-COC Party shall obtain good and valid title to such Shares, free and clear of any Liens, defects and other adverse interests (other than as provided for in this Agreement).

Section 9.02. Certain Consequences of an Amyris Change of Control. In addition to the rights provided to TENA USA pursuant to Section 9.01, (a) upon the public announcement of a transaction approved by the Amyris board of directors that, if consummated, would result in an Amyris Change of Control, all of TENA USA’s obligations pursuant to Section 4.02 shall be suspended, provided, however, that if such announced change of control transaction is terminated, such suspended obligations will resume promptly following such termination; (b) upon the consummation of an Amyris Change of Control of Amyris, all of TENA USA’s obligations pursuant to Section 4.02 shall be immediately terminated; and (c) if the Amyris Change of Control also (i) constitutes an F-1 Change of Control (as defined in the Collaboration Agreement) or (ii) does not receive the approval of at least two-thirds of the members of the board of directors of Amyris, then any amounts owed by JVCO to TENA USA (including any Carry or loans by TENA USA or any of its Affiliates) shall become immediately due and payable by JVCO.

Section 9.03. Exemption from Transfer Restrictions. Notwithstanding anything to the contrary in this Agreement, a Transfer pursuant to this Article IX shall not be subject to Article VI.

ARTICLE X

REPRESENTATIONS AND WARRANTIES

Section 10.01. Representations and Warranties of the Shareholders. TENA USA and Amyris each severally and not jointly hereby makes the following representations and warranties to JVCO as of the date hereof:

(a) Organization. It is a company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized. It has all requisite corporate power and authority to own its respective properties and to carry on its respective business as conducted as of the date of this Agreement and as proposed to be conducted. It is duly licensed or qualified to transact business and is in good standing in each jurisdiction wherein the character of the property owned or leased, or the nature of the activities conducted, make such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on its business or properties. It has the requisite power and authority to execute, deliver and perform its obligations under this Agreement and the agreements contemplated by this Agreement and to own its Shares.

(b) Authorization and Enforceability. All corporate action on the part of it, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement (other than any documents related to Carry), and the performance of all obligations hereunder and thereunder, have been taken. This Agreement has been duly executed and delivered by it and (assuming due authorization, execution and delivery by the other Parties signatory hereto) this Agreement constitutes, valid and legally binding obligations of it and its Affiliates, if applicable, enforceable against it and its Affiliates, if applicable, in accordance with their respective terms except to the extent that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditor’s rights generally and (ii) the remedy of specific performance or injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(c) No Conflict. The execution, delivery and performance of this Agreement (with or without the giving of notice, the lapse of time or both), and the consummation of the transactions contemplated hereby, (i) do not require the consent of any third party; (ii) do not conflict with, result in a breach of, or constitute a default under, its organizational documents or any other material contract or agreement to which it is a party or by which it may be bound or affected; and (iii) do not violate in any material respect any provision of applicable law or any order, injunction, judgment or decree of any government entity by which it may be bound, or require any regulatory filings or other actions to comply with the requirements of applicable law, except to the extent that it is required to file any notification pursuant to applicable Competition Laws. It is not a party to, nor is it bound by, any agreement or commitment that prohibits the execution and delivery of this Agreement.

(d) No Insolvency. No insolvency proceedings of any character, including bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting it are pending or threatened, and it has not made any assignment for the benefit of creditors or taken any action in contemplation of, or which would constitute the basis for, the institution of such insolvency proceedings.

(e) Absence of Claims and Violations. There is no action, suit, proceeding or investigation pending or threatened against it which questions the validity of this Agreement or the agreements contemplated by this Agreement. It is not in violation of any applicable law in respect of the conduct of its business or the ownership of its properties which violation would have a material adverse effect on its business or the ownership of its properties, and it shall undertake its obligations hereunder in accordance in all material respects with applicable law.

(f) The representations and warranties of each Party in this Section 10.01 shall survive for a period of 24 months following the date hereof.

Section 10.02. Indemnification. Each Party (the “Indemnifying Party”) shall indemnify, defend and hold harmless the other Party, its shareholders, directors, officers, employees, representatives, Affiliates, agents, contractors and their respective directors, officers and employees (collectively the “Indemnified Party”), from and against all Claims made against or suffered by any Indemnified Party that arise from any misrepresentation, breach of warranty or non-fulfillment of any covenant, undertaking or agreement on the part of the Indemnifying Party in connection with this Agreement.

ARTICLE XI

TERM OF AGREEMENT

Section 11.01. Duration. This Agreement shall continue in full force and effect without limit in time until the earlier of:

(a) the Parties agreeing in writing to terminate it;

(b) the date on which all of the Shares, to the extent remaining in issue, are owned by one Shareholder; and

(c) an effective unanimous written resolution of Shareholders is passed or a binding judicial order of a court of competent jurisdiction is made for the winding-up of JVCO,

provided that this Agreement shall cease to have effect as regards any Shareholder who ceases to hold any Shares, save for Articles I (Definitions), VIII (Right to Acquire Brazil Jet Business Assets), and XI (Term of Agreement) and Sections 7.03 (Confidential Information), 7.05(a) (Non-Solicitation), 7.05(c) (Inventions and Information Agreements), 7.08 (Liabilities), 7.10 (Enforcement of Rights by JVCO Against the Shareholders or their Affiliates), 10.02 (Indemnification), 13.01 (Conflict), and 13.04 (Expenses) through 13.17 (Cumulative Rights), which shall continue in force after termination generally or in relation to any such Shareholder.

Section 11.02 Effects of Termination. Termination of this Agreement shall be without prejudice to any liability or obligation in respect of any matters, undertakings or conditions that shall not have been observed or performed by the relevant Party prior to such termination.

ARTICLE XII

TAX MATTERS

Section 12.01. [reserved]

ARTICLE XIII

GENERAL PROVISIONS

Section 13.01. Conflict. In the event that any provision of this Agreement conflicts with or is inconsistent with any provision of the Articles of Association, to the extent permitted by applicable law, the terms of this Agreement shall control and prevail in all respects over the Articles of Association, and each Shareholder shall, and shall cause its Affiliates to, vote all Shares now or hereafter controlled, owned or held beneficially or of record thereby, at each annual or extraordinary general meeting of Shareholders of JVCO, in favor of, and take all actions by written resolution in lieu of any such meeting, and take all other reasonable actions, as are necessary to ensure that at all times the Articles of Association do not impair, limit, restrict, prevent, or otherwise adversely affect any provision of this Agreement.

Section 13.02. Further Action. Each Party shall, and shall cause its Affiliates to, (i) vote or cause to be voted all Shares now or hereafter controlled, owned or held beneficially or of record by them, at each annual or extraordinary general meeting of Shareholders of JVCO, in favor of, and take all actions by written resolution in lieu of any such meeting, and cause its directors to vote for and take all actions by written resolution (or replace such directors with designees who will vote for and take all action by written consent), to effect the matters contemplated by this Agreement and shall waive all right to object to or dissent with respect to, or otherwise prevent, the foregoing; and (ii) execute and deliver such instruments, documents and other papers, give such written assurances, give such written consents (including any that may be required under the Articles of Association and do, or cause to be done, all things otherwise necessary, proper or advisable under applicable law, and otherwise cooperate with each other, in each case as may be required or reasonably requested by any other Party in order to cause, evidence, reflect, consummate and make effective any and all of the matters contemplated by this Agreement.

Section 13.03. Indemnities.

(a) The Articles of Association shall at all times provide that to the maximum extent permitted by applicable law, JVCO shall indemnify, defend and hold harmless any person who was or is a party or is threatened to be made a party to any threatened, pending or completed claim, action, charge, lawsuit, litigation or other similar formal legal proceeding brought by or before any governmental entity, arbitrator, mediator or other tribunal, whether civil, criminal, administrative or investigative (an “Action”) (other than a claim, action, charge, lawsuit, litigation or other similar formal legal proceeding by or in the right of JVCO), by reason of the fact that he or she is or was a Managing Director or Officer of JVCO (any such person, a “Covered Person”), against all costs, fees and expenses (including attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any Action (“Losses”) if he or she acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of JVCO, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. The termination of any Action by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person seeking indemnification did not act in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of JVCO, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

(b) The Articles of Association shall at all times provide that to the maximum extent permitted by applicable law, JVCO shall indemnify, defend and hold harmless any Covered Person who was or is a party or is threatened to be made a party to any threatened, pending or completed Action by or in the right of JVCO to procure a judgment in its favor by reason of the fact that he or she is or was a Managing Director or Officer of JVCO, against all Losses if he or she acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of JVCO; provided, however, that no such indemnification shall be made in respect of any Action as to which such person shall have been adjudged to be liable to JVCO except, and then only to the extent that, the court in which such Action was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances, such person is fairly and reasonably entitled to indemnification for such Losses that such court shall deem proper.

(c) The Articles of Association shall at all times provide that to the extent that a Covered Person has been successful on the merits or otherwise in defense of any Action referred to in Section 13.03(a) or Section 13.03(b), he or she shall be indemnified, defended and held harmless against all Losses incurred by him or her in connection therewith to the maximum extent permitted by applicable law.

(d) Fees and expenses (including attorneys’ fees and investigation costs) incurred by a Covered Person in defending an Action shall be paid by JVCO in advance of the final disposition of such Action upon receipt of an undertaking by or on behalf of such Covered Person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by JVCO. Fees and expenses (including attorneys’ fees and investigation costs) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Management Board deems appropriate.

(e) Subject to applicable law, at the request of a Covered Person, JVCO will promptly enter into an indemnification agreement with such Covered Person on customary terms and conditions covering such Covered Person.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 13.03 shall not be deemed to be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled pursuant to applicable law, agreement, determination of the Management Board or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.

(g) The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 13.03 shall, unless otherwise provided when authorized or ratified, continue as to a Covered Person who has ceased to be a Managing Director or Officer of JVCO and shall inure to the benefit of the heirs, executors and administrators of such person.

Section 13.04. Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such costs and expenses.

Section 13.05. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) (i) upon delivery in person or by pre-paid internally-recognized overnight or second-day courier service, or (ii) by fax (with a written or electronic confirmation of delivery), in each case to the respective Parties at the following addresses and fax numbers (or at such other address or fax number for a Party as shall be specified in a notice given in accordance with this Section 13.05). Notices, requests, claims, demands and other communications hereunder are deemed delivered when actually delivered to, or delivery is refused at, the applicable address.

(a) if to TENA USA to:

TOTAL ENERGIES NOUVELLES ACTIVITES USA

24, cours Michelet

92800 Courbevoie

France

Attn: President

Fax. No.:

with a copy (which shall not constitute notice) to:

Legal Department

Total Energies Nouvelles

24, cours Michelet

92800 Courbevoie

France

Attn: Department Head

Fax. No.:

(b) if to Amyris to:

Amyris, Inc.

5885 Hollis Street, Suite 100

Emeryville, CA 94608

United States of America

Attn: General Counsel

Fax. No.:

(c) if to JVCO (with a copy (which shall not constitute notice) to each of TENA USA and Amyris) to:

Total Amyris BioSolutions B.V.

Debussylaan 24

1082 MD Amsterdam

The Netherlands

Section 13.06. Public Announcements. No Party shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement, or otherwise communicate with respect thereto, with the public or any news media without the prior written consent of each Shareholder, other than as required by applicable law or regulation. The Parties shall cooperate as to the timing and contents of any such press release or public announcement.

Section 13.07. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect to the fullest extent permitted by law. Upon determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner.

Section 13.08. Entire Agreement. This Agreement, together with the Amyris License Agreement and the Collaboration Agreement, constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof. No warranty, representation, inducement, promise, understanding or condition not set forth or referred to in this Agreement has been made or relied upon by any Party with respect to the subject matter of this Agreement.

Section 13.09. Assignment. This Agreement may not be assigned without the express written consent of each Shareholder; provided, however, that any Shareholder may assign its rights and obligations pursuant to this Agreement to any of its Affiliates, and shall assign its rights and obligations pursuant to this Agreement to any Permitted Transferee in connection with any Transfer of Shares to such Permitted Transferee, without the written consent of the other Shareholders (so long as the assignor remains primarily liable for the obligations so assigned and such assignment does not act as a novation thereof).

Section 13.10. Third Party Beneficiaries. Except with respect to the rights granted to Covered Persons pursuant to Section 13.03, this Agreement shall be binding upon and inure solely to the benefit of the Parties and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person (including any employee or prospective employee of the Shareholders or of JVCO) any legal or equitable right, benefit or remedy of any nature whatsoever pursuant to or by reason of this Agreement. Notwithstanding the foregoing, it is agreed that the Covered Persons are intended third party beneficiaries of Section 13.03 of this Agreement and shall have the right to enforce Section 13.03 of this Agreement as if a party hereto.

Section 13.11. Amendment and Waiver.

(a) This Agreement may not be amended except by an instrument in writing signed by, or on behalf of, JVCO and each Shareholder.

(b) Any Party may (i) extend the time for the performance of any of the obligations or other acts of any other Party, (ii) waive any inaccuracies in the representations and warranties of any other Party contained herein or in any document delivered by any other Party pursuant hereto, or (iii) waive compliance with any of the agreements or conditions of any other Party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Parties to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of any of such rights. Any extension of time or other indulgence granted to a Party hereunder shall not otherwise alter or affect any power, remedy or right of any other Party or the obligations of the Party to whom such extension or indulgence is granted.

Section 13.12. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to provisions related to conflicts of laws.

Section 13.13. Dispute Resolution.

(a) General. Except for a dispute related to the inability to agree on the Option Price leading to the application of Section 8.03, any dispute, controversy or claim (a “Dispute”) arising out of or relating to this Agreement or the Articles of Association (including the application, interpretation or any alleged breach hereunder or thereunder) will be resolved in accordance with the procedures specified in this Section 13.13. The Parties intend that these provisions will be valid, binding, enforceable, irrevocable and will survive any termination of this Agreement and shall be the sole and exclusive set of procedures for the resolution of any Dispute.

(b) Escalation.

(i) If there is a Dispute, such Dispute shall be referred to the Lead Directors of Amyris and TENA USA for further discussion and resolution. The Lead Directors shall as soon as practicable meet and attempt in good faith to resolve the Dispute and reach agreement on behalf of the Parties. The Lead Directors may obtain the advice of other employees or consultants as they deem necessary or advisable in connection with such good faith efforts. If the Lead Directors cannot reach agreement as to any matter referred to it pursuant to this Section 13.13(b) within thirty (30) days, the Dispute shall be referred to the Executive Officers pursuant to clause (b)(ii).

(ii) Except as provided in Section 13.13(d), the Executive Officers shall attempt in good faith to resolve any Dispute referred to it pursuant to Section 13.13(b)(i) within twenty (20) days after such referral by meeting (either in person or by video teleconference, unless otherwise mutually agreed by the Parties) at a mutually acceptable time, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the Dispute. If the Dispute has not been resolved within 20 days after such referral, either Party shall have the right to initiate arbitration pursuant to Section 13.13(c) for purposes of having the Dispute and any related Disputes resolved. If an Executive Officer intends to be accompanied at a meeting by an attorney, the other Executive Officer shall be given at least two Business Days’ notice of such intention and may also be accompanied by an attorney. All negotiations conducted pursuant to this Section 13.13(b), and all documents and information exchanged by the Parties in furtherance of such negotiations, (i) are the Confidential Information of the Parties, (ii) shall be treated as evidence of compromise and settlement for purposes of the United States Federal Rules of Evidence and any other applicable state or national rules of evidence or procedure, and (iii) shall be inadmissible in any arbitration conducted pursuant to Section 13.13(c) or other proceeding with respect to a Dispute.

(c) Arbitration.

(i) All Disputes shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (the “ICC Rules”) by an arbitration tribunal appointed in accordance with the said ICC Rules as modified hereby.

(ii) There shall be three arbitrators, one selected by the initiating Party in the request for arbitration, the second selected by mutual agreement of the other Parties within 20 days of the delivery of the request for arbitration, and the third (who shall act as chairperson of the arbitration tribunal) selected by the two Party-appointed arbitrators within 20 days of the selection of the second arbitrator. In the event that the respondent fails to select an arbitrator, or if the two Party-appointed arbitrators are unable or fail to agree upon the third arbitrator, the International Court of Arbitration of the International Chamber of Commerce shall designate the remaining arbitrator(s) required to comprise the tribunal. The claimant in the arbitration shall provide a copy of the request for arbitration to the respondent at the time such request is submitted to the Secretariat of the International Chamber of Commerce.

(iii) Each arbitrator chosen pursuant to this Section 13.13(c) shall speak, read, and write English fluently and shall be either (A) a practicing lawyer who has specialized in business litigation with at least 25 years of experience in a law firm of over 50 lawyers or (B) a retired judge of a court of general jurisdiction in New York, New York.

(iv) The place of arbitration shall be New York, New York. The language of the arbitral proceedings and of all submissions and written evidence shall be English; provided, however, that a Party, at its expense, may provide for translation or simultaneous interpretation into a language other than English.

(v) The arbitrators shall issue an award within nine months of the submission of the request for arbitration of any Dispute. This time limit may be extended by agreement of the Parties or by the tribunal if necessary.

(vi) It is expressly understood and agreed by the Parties that the rulings and award of the tribunal shall be conclusive and binding on the Parties, their successors and permitted assigns. Judgment on the award rendered by the tribunal may be entered in any court having jurisdiction thereof.

(vii) Each Party shall bear its own costs and expenses and attorneys’ fees, and the Party that does not prevail in the arbitration proceeding shall pay the arbitrator’s fees and any administrative fees of arbitration. All proceedings and decisions of the tribunal shall be deemed Confidential Information of each of the Parties.

(d) Temporary or Preliminary Injunctive Relief. Notwithstanding the Parties’ agreement to submit all Disputes to final and binding arbitration pursuant to Section 13.13(c), the Parties shall have the right to seek and obtain temporary or preliminary injunctive relief in any court of competent jurisdiction. Such courts shall have authority to, among other things, grant temporary or provisional injunctive relief (with such relief effective until the arbitrators have rendered similar relief or a final award) in order to protect any Party’s rights pursuant to this Agreement. Regardless of the Parties’ agreement in this Section 13.13, the Parties shall also have the right to have recourse to, and shall be bound by the pre-arbitral referee procedure of, the International Chamber of Commerce in accordance with its Rules for a Pre-Arbitral Referee Procedure.

Section 13.14. Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party shall raise the use of Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

Section 13.15. Specific Performance. The Parties agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity, without the necessity of demonstration of the inadequacy of monetary damages.

Section 13.16. Relationship. This Agreement establishes among the Parties an independent relationship. The Parties intend that no partnership or joint venture is created hereby, that no Party will be a partner or joint venturer of any other Party for any purposes, and that this Agreement will not be construed to the contrary, and the Parties will not hold themselves out as being in any such arrangement.

Section 13.17. Cumulative Rights. Except as otherwise provided in this Agreement, all of the rights and remedies expressly provided to a Party pursuant to this Agreement shall be deemed cumulative, and in addition, to any and all other rights and remedies available to such Party under applicable law, in equity, or by contract.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective duly authorized officers.

TOTAL ENERGIES NOUVELLES ACTIVITES USA

By:
Name:
Title:

AMYRIS, INC.

By:
Name:
Title:

TOTAL AMYRIS BIOSOLUTIONS B.V.

By:
Name:
Title:

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Shareholders’ Agreement]

SCHEDULE 3.02(a)

INITIAL MANAGING DIRECTORS

Amyris Directors

James Iacoponi (Lead Director)

John Melo

TENA USA Directors

[●] (Chief Executive Officer, chairperson and Lead Director)

[●] (Chief Financial Officer)

[●]

[●]

ANNEX C

AMENDED & RESTATED JET FUEL LICENSE AGREEMENT

This Amended & Restated Jet Fuel License Agreement (the “Agreement”) is entered into on July __, 2015 (the “Effective Date”) by and among AMYRIS, INC.,a corporation organized and existing under the laws of the state of Delaware, United States of America, with its principal place of business at 5885 Hollis Street, Suite 100, Emeryville, California 94608 (“AMYRIS”), and Total Amyris BioSolutions B.V., a private company with limited liability under the laws of the Netherlands (besloten vennootschap met beperkte aansprakelijkheid), co-owned, as of the Effective Date, by Amyris and Total Energies Nouvelles Activités USA, with its principal place of business at Hoogoorddreef 15, 1101 BA Amsterdam, the Netherlands (the “Company”). AMYRIS and Company may each be referred to herein individually as a “Party,” and collectively as the “Parties.” This Agreement amends and restates the License Agreement, dated December 2, 2013 between AMYRIS and Company (the “Original License Agreement”).

BACKGROUND

WHEREAS, AMYRIS and Total Gas & Power USA Biotech, Inc. entered into a technology license, research, development, commercialization and collaboration relationship pursuant to that certain Technology License, Development, Research and Collaboration Agreement, dated as of June 21, 2010 (as such agreement may be amended from time to time by the parties thereto, including as amended pursuant to the Second Amendment (as defined below), the “Collaboration Agreement”), which Collaboration Agreement was assigned by Total Gas & Power USA Biotech, Inc. to Total Gas & Power USA SAS, which is now called Total Energies Nouvelles Activités USA and is a société par actions simplifiée organized under the laws of the Republic of France (“TOTAL”), by letter agreement dated January 11, 2011;

WHEREAS, the Collaboration Agreement contemplates that AMYRIS and TOTAL may form one or more joint venture companies to exploit certain technologies resulting from research and development activities conducted under the Collaboration Agreement;

WHEREAS, AMYRIS and TOTAL entered into a Second Amendment to the Collaboration Agreement dated as of July 31, 2012, as amended on April 1, 2015, (“Second Amendment”) and an Amended and Restated Master Framework Agreement dated December 2, 2013, as amended on April 1, 2015, (“Amended & Restated Master Framework Agreement”), which agreements contemplated that AMYRIS would grant to a joint venture entity certain licenses and other rights to use certain intellectual property of AMYRIS to Make and Sell certain jet and diesel fuel products and conduct certain related activities, in each case, according to the terms and conditions set forth in a license agreement;

WHEREAS, in order to create such a joint venture entity, to make such license grants, and to address certain related matters, AMYRIS and TOTAL incorporated the Company on November 29, 2013 as a Dutch B.V. and entered into a shareholders’ agreement with the Company on December 2, 2013 (“Original Company Shareholders’ Agreement”), and then the Parties entered into the Original License Agreement;

7524602 1

WHEREAS, AMYRIS, TOTAL and Company now desire to make certain changes in their relationship from what is set forth in the Original License Agreement and Original Company Shareholders’ Agreement, including reversion of Company’s diesel fuel rights back to AMYRIS;

WHEREAS, in order to make these changes to the license grants to Company and to address certain related matters, the Parties desire to enter into this Agreement, subject to the terms and conditions hereof; and

WHEREAS, of even date herewith, AMYRIS, TOTAL and Company are entering into an amended and restated shareholders’ agreement (the “Company Shareholders’ Agreement”) to govern their reallocated joint ownership of the Company and AMYRIS and TOTAL are entering into a separate License Agreement regarding Diesel Fuel in the EU (“EU Diesel Fuel License Agreement”).

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE 1. DEFINITIONS

1.1 Capitalized terms used but not defined herein shall have the meanings set forth in the Company Shareholders’ Agreement. References to definitions in the Company Shareholders’ Agreement and/or the Collaboration Agreement, including the Second Amendment, are to such definitions as they exist as of the Effective Date.

1.2 “Affiliate” shall have the meaning set forth in Section 1.1 of the Collaboration Agreement; except that (i) Novvi LLC and its Affiliates (collectively, “Novvi”) shall not be deemed an Affiliate of AMYRIS under this Agreement unless AMYRIS’ equity ownership of a Novvi entity exceeds 50%, at which time, the applicable Novvi entity(ies) will be considered an Affiliate of AMYRIS for purposes of this Agreement, (ii) Company shall not be considered an Affiliate of AMYRIS nor an Affiliate of TOTAL and neither TOTAL nor AMYRIS shall be considered an Affiliate of Company, and (iii) SMA Indústria Química S.A and its Affiliates (collectively, “SMA”) shall not be deemed an Affiliate of AMYRIS under this Agreement unless AMYRIS’ equity ownership of a SMA entity exceeds 50%, at which time, the applicable SMA entity(ies) will be considered an Affiliate of AMYRIS for purposes of this Agreement. For clarity, the Affiliates of AMYRIS as of the Effective Date include: AMYRIS Fuels LLC, AB Technologies LLC, and AMYRIS Brasil Ltda.

1.3 “AMYRIS Certification Materials” means the Jet Certification Materials (as defined in Section 7 of the Second Amendment) made or generated by or on behalf of AMYRIS.

1.4 “AMYRIS Competitor” means an entity (other than AMYRIS or its Affiliates) whose primary business is to use a synthetic biology platform to make genetically modified microorganisms and to use such genetically modified organisms to make Compounds (as defined in the Collaboration Agreement) that compete with AMYRIS Compounds.

1.5 “AMYRIS Family” means AMYRIS and its Affiliates.

1.6 “AMYRIS Farnesene Included IP” means any (i) AMYRIS Background IP (as defined in the Collaboration Agreement) and any AMYRIS Non-Collaboration IP (as defined in the Collaboration Agreement), in each case that is Controlled by AMYRIS or its Affiliates as of the Second Amendment Date, and (ii) AMYRIS Non-Collaboration IP developed after the Second Amendment Date (other than by a Third Party Acquirer), in each case, that (x) encompass general means of practicing synthetic biology or (y) are necessary or useful for the R&D Activities (as defined in the Collaboration Agreement) contemplated in connection with the Biofene Development Project.

1.7 “AMYRIS Farnesene Production IP” means any Farnesene Production IP owned or Controlled by AMYRIS or its Affiliates (other than a Third Party Acquirer).

1.8 “AMYRIS Hydrogenation IP” means any AMYRIS Background IP and AMYRIS Non-Collaboration IP in each case that is Controlled by AMYRIS or its Affiliates (other than a Third Party Acquirer) and is necessary or materially useful in order to hydrogenate farnesene into farnesane.

1.9 “AMYRIS Included IP” shall have the meaning provided in Section 1.4 of the Collaboration Agreement.

1.10 “AMYRIS Licensed IP” means, all Inventions to the extent owned or Controlled by AMYRIS or its Affiliates (other than a Third Party Acquirer) as of the Effective Date or at any time thereafter during the Term until thirty (30) years following the Effective Date including, AMYRIS Technology (as defined in Section 1.11 of the Collaboration Agreement), AMYRIS-Owned Collaboration IP (as defined in Section 1.9 of the Collaboration Agreement), AMYRIS Hydrogenation IP, AMYRIS-Owned Improvement Scope IP, AMYRIS’ interest in Jointly-Owned Improvement Scope IP (as defined in Section 6.1(e) of the Collaboration Agreement), Jointly Owned Collaboration IP (as defined in Section 6.1(d)(ii) of the Collaboration Agreement), AMYRIS Farnesene Included IP and AMYRIS Production IP (as defined herein), and any Invention(s) licensed to AMYRIS by Novvi pursuant to the IP License Agreement entered by AMYRIS and Novvi on March 26, 2013 and amended on July _____, 2015, (the “IP License Agreement”), and subject to the terms of Section 2.A(vii) below, the AMYRIS Certification Materials, in each case that is necessary or, in the case of the AMYRIS Farnesene Production IP, useful (i) to develop and/or optimize the processes of making farnesene from the Commercial Farnesene Strain and purifying it from the fermentation broth and converting farnesene into farnesane and/or (ii) to Make and Sell (as defined in Section 1.75 of the Collaboration Agreement) JV Jet Products; provided that any such Inventions first developed or Controlled by AMYRIS or its Affiliates after the Effective Date shall be included in the AMYRIS Licensed IP only if Company agrees to pay to AMYRIS a commercially reasonable royalty (to be determined with regard to any such Invention(s) following the development of the applicable Invention(s) pursuant to

Section 2.A(iii)). For purposes of this definition and for Sections 2.A(i)(a), 2.A(i)(c) and 7.D, an item of AMYRIS Licensed IP will be deemed to be necessary with respect to a particular activity if it is actually used by the Company in carrying out such activity.

1.11 “AMYRIS-Owned Improvement Scope IP” means any and all Improvement Scope IP that is owned by AMYRIS pursuant to Section 6.1(e) of the Collaboration Agreement.

1.12 “Banked Strain” has the meaning set forth in Section 2.D hereof.

1.13 “Biofene Development Project” means the project and activities described in the Biofene Development Project Plan.

1.14 “Biofene Development Project Plan” means the written Development Project Plan agreed by AMYRIS and TOTAL for the research, development, and scale-up production activities to be conducted pursuant to the Second Amendment (as amended from time to time, if applicable, pursuant to the Collaboration Agreement).

1.15 “Biofene Development Project Termination Date” means the date that the Biofene Development Project terminates.

1.16 “Biofene Development Project Extension Agreement” means a written contract between TOTAL and AMYRIS, entered into pursuant to the EU Diesel Fuel License Agreement, under which TOTAL and AMYRIS extend the term of the Biofene Development Project beyond July 31, 2016 to set forth the Strain engineering and other activities AMYRIS will perform during such extension period, and the payments TOTAL will make to AMYRIS for AMYRIS’s Biofene Development Project-related activities during this extension period.

1.17 “Brazil Jet Business” means production and commercialization by Amyris and its Affiliates of Farnesane Jet Products within Brazil for commercialization solely in Brazil, including the production of Farnesane Jet Products outside of Brazil for commercialization within Brazil, but excluding the production of Farnesane Jet Products within Brazil for commercialization outside of Brazil. However, for purposes of this definition, the commercialization of Farnesane Jet Products for use in vehicles that begin an international travel segment within Brazil and conclude such international travel segment outside of Brazil shall constitute commercialization of such products within Brazil.

1.18 “Buy-Out Closing” means the closing of TOTAL’s purchase of all of AMYRIS’ interest in the Company pursuant to the Company Shareholders’ Agreement.

1.19 “By-Product” means any composition other than a JV Jet Product that is produced (and has been produced in greater than de minimis levels in a manufacturing process that is at least a 300 liter scale) (a) as a direct consequence of the manufacture of a JV Jet Product by the Company or its Affiliates, Subcontractors or sublicensees, and (b) except in the case of dead yeast cells, with a weight that is less than 40% of the weight of the applicable JV Jet Product concurrently produced and, in each case, any composition resulting from further purification processing.

1.20 “Change of Control” means the occurrence of any of the following with respect to AMYRIS: (i) the consolidation of AMYRIS with, or the merger of AMYRIS with or into, another “person” (as such term is used in Rule 13d-3 and Rule 13d-5 of the Exchange Act), or the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the AMYRIS and its subsidiaries taken as a whole, or the consolidation of another “person” with, or the merger of another “person” into, AMYRIS, other than in each case pursuant to a transaction in which the “persons” that “beneficially owned” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, the Voting Shares of AMYRIS immediately prior to the transaction “beneficially own”, directly or indirectly, Voting Shares representing at least a majority of the total voting power of all outstanding classes of voting stock of the surviving or transferee person; (ii) the adoption by AMYRIS of a plan relating to the liquidation or dissolution of AMYRIS, (iii) the consummation of any transaction (including any merger or consolidation) the result of which is that any “person” becomes the “beneficial owner” directly or indirectly, of more than 50% of the Voting Shares of the AMYRIS (measured by voting power rather than number of shares); or (iv) the first day on which a majority of the members of the AMYRIS board of directors does not consist of Continuing Directors. As used in this definition, “Voting Shares” of any Person means capital shares or capital stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency. As used in this definition, “Continuing Director” means, as of any date of determination, any member of the AMYRIS board of directors who (i) was a member of the AMYRIS Board of Directors on July 31, 2012 or (ii) was nominated for election or elected to the AMYRIS board of directors with the approval of a majority of the Continuing Directors who were members of the AMYRIS board of directors at the time of such nomination or election and who voted with respect to such nomination or election; provided that a majority of the members of the AMYRIS board of directors voting with respect thereto shall at the time have been Continuing Directors. Notwithstanding the foregoing, an AMYRIS Change of Control shall not be deemed to have occurred in connection with (A) any acquisition of Amyris by TENA USA (or any of its Affiliates) or (B) any change in the board of directors of AMYRIS such that it is no longer composed of a majority of Continuing Directors if any designee of TENA USA (or any of its Affiliates) to the board of directors of AMYRIS approves the nomination or election of any member of the board of directors of AMYRIS that is not a Continuing Director or if TENA USA (or any of its Affiliates) votes any Voting Shares in favor of the election of any member of the board of directors of AMYRIS that is not a Continuing Director.

1.21 “Commercial Farnesene Strain” means any Commercial Strain (as defined in Section 1.25 of the Collaboration Agreement) designed for the production of farnesene.

1.22 “Commercial Scale” means with respect to a particular Commercial Farnesene Strain, the use of such Strain to reproducibly produce farnesene of commercially quality in commercial quantities and at commercially reasonable cost, as shown by production of [*]

[*] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

[*]

1.23 “Commercial Technology Transfer Package” has the meaning set forth in Section 2.D(i).

1.24 “Company’s Articles of Association” means the articles of association of the Company, as amended from time to time.

1.25 “Company Indemnitees” has the meaning set forth in Section 5.A(ii) hereof.

1.26. “Company Independent Strain Engineering Patents” means any issued Patent owned by Company or a wholly-owned Affiliate of Company with respect to an Invention conceived or reduced to practice by or on behalf of the Company in connection with the exercise of the license granted in Section 2.A(i)(b) of this Agreement that claims

(a) a Strain including a Mevalonate Pathway that produces one or more isoprenoid compounds, or (b) methods of using such Strain outside the Field.

1.27 “Company Strains” means the Commercial Farnesene Strain(s), the Intermediate Strain(s) and any other Strains that are genetic manipulations or modifications of any of the foregoing.

1.28 “Confidential Information” has the meaning set forth in Section 6.A hereof.

1.29 “Control” or “Controlled” means, with respect to any Invention, Patent or other intellectual property right, that the applicable Party or its Affiliates owns or has a license to such Invention, Patent or other intellectual property right and such applicable Party or its Affiliates has the ability to disclose the same to the other Party and to grant the other Party a license or a sublicense (as applicable) under the same as provided in this Agreement without violating the terms of any agreement or other arrangement with any Third Party.

1.30 “Dispute” means any dispute, claim or controversy that arises between the Parties in connection with this Agreement or any agreement or instrument delivered in connection herewith, or the negotiation, execution, interpretation, breach, termination invalidity or enforcement hereof or thereof.

1.31 “Executive Officers” means (a) in the case of AMYRIS, the Chief Commercial Officer or such other officer designated in writing by the Chief Executive Officer, and (b) in the case of Company, the Chief Executive Officer or such other officer as may be designated by Company’s board of directors.

1.32 “Farnesane Jet Product” means a Jet Product that is farnesane, wherein the isoprenoid is farnesene.

[*] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.33 “Farnesene Production IP” means any and all (a) AMYRIS Farnesene Included IP, (b) Collaboration IP and (c) Improvement Scope IP, in each case that is necessary or useful to (i) produce farnesene from fermentation of a Farnesene Strain or (ii) purify such farnesene from the fermentation medium to hydrogenation grade.

1.34 Farnesene Strain” means any Strain that produces farnesene.

1.35 “Field” means jet fuel applications.

1.36 “Governmental Entity” shall have the meaning set forth in Section 1.54 of the Collaboration Agreement.

1.37 “Improvement Scope IP” means any and all Inventions that are conceived or reduced to practice on or after the Effective Date of the Collaboration Agreement by

(a) any employee, agent or Third Party contractor of TOTAL or any of its Affiliates,

(b) any employee, agent or Third Party contractor of AMYRIS or any of its Affiliates, or

(c) any of the foregoing jointly, in each case, in the performance of Improvement Scope Activities (x) during the term of the Collaboration Agreement or (y) during the term that a JV Jet Product is being commercialized by Company.

1.38 “Indemnified Party” has the meaning set forth in Section 5.A(iii) hereof.

1.39 “Indemnifying Party” has the meaning set forth in Section 5.A(iii) hereof.

1.40 “Infringement” has the meaning set forth in Section 3.D(i) hereof.

1.41 “Initial Package” has the meaning in Section 2.D(iii)(a) hereof.

1.42 “Intermediate Strain(s)” means, at a given point in time, (i) the Farnesene Strain then most recently used by AMYRIS for the commercial Manufacture of farnesene, if any, and (ii) up to ten (10) other Strains developed in the Biofene Development Project that are most likely to achieve the goals of the Biofene Development Project. The four Intermediate Strains to be initially escrowed as part of the Initial Package have been selected by the Management Committee (as defined in the Collaboration Agreement). Company agrees that the Management Committee pursuant to the Second Amendment may periodically designate additional Intermediate Strain(s) for inclusion as Banked Strains to replace any or all of the four (4) initial Banked Strains, provided that if the Management Committee is unable to agree upon whether a particular Strain should be designated as an Intermediate Strain, then the TOTAL representative(s) to the Management Committee shall have the right to make such decision with respect to eight (8) (but not more) of the subject Strains but in no event may the TOTAL representatives(s) designate more than eight (8) Strains for escrow. Notwithstanding the above, at any given time, there shall be no more than fourteen (14) Banked Strains.

1.43 “Invention(s)” means, whether or not patentable, any inventions, information, technology, methods, compositions of matter, formulae and other subject matter (including all related software, workflow, apparatus or arrangement of apparatuses, knowledge database systems, processes, systems and technology for the design, selection, engineering, development and manufacture of Strains, Compounds or Products (each, as defined in the Collaboration Agreement), the Strains and the Compounds and the Products themselves, chemistry, process engineering, materials transformation, Strain or Compound or Product specifications, know-how, trade secrets, improvements and all intellectual property rights therein or pertaining thereto.

1.44 “IP License Agreement” has the meaning set forth in Section 1.10.

1.45 “Jet Product” means one or more fermentation produced isoprenoid(s) that may or may not be hydrogenated or hydroprocessed, which when blended with petroleum-derived jet fuel, meet the ASTM D 1655 specification or the equivalent of (or successor to) such standard for use as a jet fuel.

1.46 “JV Jet Product” means (i) farnesene or farnesane for use in Jet Product or

(ii) Farnesane Jet Product.

1.47 “Knowledge” means actual or constructive knowledge of any officer of AMYRIS.

1.48 “Known By-Product” means a By-Product that is specified on Exhibit E as of the Effective Date or added to Exhibit E in accordance with Section 2.H.

1.49 “Legal Requirement” means, with respect to any Party, any federal, state or local law, constitution, treaty, ordinance, code, edict, writ, decree, rule, regulation, judgment, ruling, injunction or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity that is binding upon or applicable to such Party, including Environmental Laws (as defined in the Collaboration Agreement) and any of the foregoing applicable to genetically modified microorganisms, related to food, drugs, health or safety.

1.50 “Lien” means any security interest, pledge, mortgage, lien, charge, adverse claim of ownership or use, or other encumbrance of any kind.

1.51 “Manufacture” means make and have made (including practicing and using for the foregoing purposes).

1.52 “Patent(s)” means (a) all national, regional and international patents and patent applications, including provisional patent applications; (b) all patent applications filed either from a patent or patent application described in clause (a) or from an application claiming priority to a patent or patent application described in clause (a), including divisionals, continuations, continuations-in-part, provisionals, converted provisionals, and continued prosecution applications; (c) any and all patents that have issued or in the future issue from the foregoing patent applications (clauses (a) and (b)), including utility models, petty patents and design patents and certificates of invention; (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications (clauses (a), (b) and (c)); and (e) any similar rights, including so-called pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any such foregoing patent applications and patents.

1.53 “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.54 Potential Third Party Conflict” has the meaning set forth in Section 2.H(ii).

1.55 “Program Strain” means a Commercial Strain (as defined in Section 1.25 of the Collaboration Agreement) designed for the production of farnesene that satisfies the criteria of a Commercial Farnesene Strain.

1.56 “Second Amendment Date” means July 30, 2012.

1.57 “Strain” means any microorganism, including bacteria, yeast, higher fungi and algae, that is tested, modified or optimized to produce compounds according to the alteration of metabolic pathways, including AMYRIS’ genetically modified yeast strain that includes the Mevalonate Pathway (as defined in the Collaboration Agreement) from which it is capable of making an isoprenoid compound.

1.58 “Strain Improvement Technology” means any Invention Controlled by AMYRIS or its Affiliates (other than a Third Party Acquirer) that is necessary or materially useful to perform strain engineering or other genetic manipulation (by any means) in order to genetically manipulate any Strain(s) for the purpose of developing or improving a Farnesene Strain.

1.59 “Subcontractor” means any Third Party Subcontractor or TOTAL Subcontractor.

1.60 “Subject Third Party Agreement” shall have the meaning set forth in Section 4.D(i) hereof.

1.61 “Successful Commercial Transfer” means with respect to a particular Commercial Farnesene Strain, the use of such Strain to reproducibly produce farnesene at Commercial Scale.

1.62 “Term” has the meaning set forth in Section 7.A hereof.

1.63 “Territory” means worldwide.

1.64 “Third Party” means a Person other than Company or any of its Affiliates, AMYRIS or TOTAL or an Affiliate of AMYRIS or TOTAL.

1.65 “Third Party Acquirer” means (i) a Third Party that acquires AMYRIS in a Change of Control or acquires substantially all of the assets of AMYRIS and (ii) any Affiliates of such Third Party (other than the members of AMYRIS Family as of immediately prior to the AMYRIS transaction described in subparagraph (i)).

1.66 “Third Party Agreement” means any agreement that was entered or is entered by AMYRIS with a Third Party pursuant to which AMYRIS obtained or obtains a license, with the right to sublicense, of any Inventions, including without limitation Patents, within the AMYRIS Licensed IP.

1.67 “Third Party Conflict” has the meaning set forth in Section 2.H(i).

1.68 “Third Party Subcontractor” has the meaning set forth in Section 2.C(ii) hereof.

1.69 “TOTAL Subcontractor” has the meaning set forth in Section 2.C(ii) hereof.

ARTICLE 2. LICENSE GRANT AND RELATED TERMS

A. License to Make and Sell JV Jet Products.

(i) License Grants. Subject to Section 2.F and 2.J below and Article 7, AMYRIS and its Affiliates hereby grant to Company the following perpetual and irrevocable licenses, with the right to sublicense through multiple tiers pursuant to Section

2.C below, for the JV Jet Products:

(a) a non-exclusive, worldwide (subject to Section 2.E(iv) below), royalty-free (subject to Section 2.B below) right and license under the AMYRIS Licensed IP in each case that is necessary or, in the case of the AMYRIS Farnesene Production IP, useful to develop and/or optimize the processes of making farnesene from a Commercial Farnesene Strain, purify farnesene from the fermentation broth, and convert farnesene into farnesane, in each case solely for Company to exercise its licenses under clauses (c) and (d) below;

(b) a non-exclusive, worldwide (subject to Section 2.E(iv) below), royalty-free (subject to Section 2.B below) right and license under the Strain Improvement Technology to optimize and/or engineer, by any means, any Farnesene Strain for use in the Field (including but not limited to Commercial Farnesene Strains with performance characteristics that exceed Commercial Scale), which license may be practiced upon the earliest to occur of the following: (1) when TOTAL may practice its license under Section 2.A(i)(b) of the EU Diesel Fuel License Agreement or (2) the occurrence of a Buy-Out Closing prior to August 1, 2016. Such license may be practiced for so long as the Company is pursuing the development and/or Manufacture of farnesene for use in the Field;

(c) an exclusive (subject to Section 2.A(iv)), royalty-free (subject to Section 2.A(iii) and (vii) and Section 2.B below) right and license under the AMYRIS

Licensed IP in each case that is necessary or, in the case of the AMYRIS Farnesene Production IP, useful to Make and Sell JV Jet Products within the Territory; and

(d) a non-exclusive, royalty-free (subject to Section 2.B below) right and license under the AMYRIS Licensed IP, in each case, that is necessary to offer for sale, sell and import any Known By-Product(s) for any uses other than for use(s) precluded by Third Party Conflicts; provided, however, that this license shall not expand any obligation that AMYRIS may have to disclose the AMYRIS Licensed IP beyond what is set forth elsewhere in this Agreement. For clarity, the production of By-Products by Company or its Sublicensees or Subcontractors in connection with the practice of the right to Manufacture JV Jet Products pursuant to Section 2.A(c) above shall not be a breach of this Agreement.

For clarity, there shall be no volume or production limits on the foregoing licenses set forth in clauses (a), (c) and (d), and such licenses may be practiced by Company and its sublicensees anywhere in the Territory (subject to Section 2.E(iv)) for the licensed uses. For additional clarity, the licenses granted in clauses (a)-(d) above include the right to Make and Sell solely for use in the Field farnesane made with farnesene produced via the exercise of such licenses.

(ii) Limited License. The licenses granted Company above (a) allow it to conduct licensed activities with respect to (x) the JV Jet Products solely for use in the Field, and/or (y) Known By-Products (on a case-by-case basis) solely for use outside the applicable Third Party Conflict(s), and (b) with respect to Section 2.A(i)(b), include the right to optimize or modify the applicable Company Strain(s) by any means. Upon termination of the license granted in Section 2.A(i)(b), unless otherwise agreed in writing by the Parties, at AMYRIS’ written request, Company shall destroy all quantities of the Intermediate Strain(s) and any Strains developed under such license based on or using the Intermediate Strain(s) other than the Commercial Strain(s).

(iii) Inventions First Developed or Controlled by AMYRIS after the Biofene Development Project Termination Date. Except as provided in Sections 2.A(i)(a), (b), and (d), any Invention(s) first developed or Controlled by AMYRIS or its Affiliates after the Biofene Development Project Termination Date that would be covered by the AMYRIS Licensed IP shall be included therein only if the Company (or any successor of Company) agrees to pay a commercially reasonable royalty (to be determined with regard to such Inventions following its development with regard thereto). Notwithstanding the foregoing, in consideration of the license to Company Independent Strain Engineering Patents, no royalty shall be due to AMYRIS with respect to any Invention(s) first developed or Controlled by AMYRIS or its Affiliates after the Biofene Development Project Termination Date that would constitute Strain Improvement Technology. AMYRIS shall notify Company (or any successor of Company) of any such Invention(s) promptly as they first are developed or otherwise become Controlled by AMYRIS or its Affiliates, providing a detailed description thereof. At the request of Company (and/or any successor of Company), the Parties shall negotiate in good faith a commercially reasonable royalty for the use of such Invention(s). If the Parties (or AMYRIS and any successor of Company) agree in writing on such terms for inclusion of such Invention(s) within the

AMYRIS Licensed IP, then they shall be subject to the applicable licenses in Section 2.A. If the Parties (or AMYRIS and any successor of Company) are unable to reach agreement on such terms, then at the request of Company (or any successor of Company), such matter shall be submitted to baseball arbitration for final resolution as provided in Section 8.E below.

(iv) AMYRIS Retained Rights. AMYRIS retains (a) the co-exclusive right to Make and Sell JV Jet Products in Brazil, unless and until the Brazil Jet Business Assets (as defined in the Company Shareholders’ Agreement) are acquired by the Company in accordance with the terms of the Company Shareholders’ Agreement, (b) rights to Manufacture JV Jet Products in the Territory but only for sale within the Territory to Company or its designees, (c) the right to import JV Jet Products into the Territory but only for sale to Company and its designees, (d) rights to conduct activities within the Improvement Scope as permitted under the Collaboration Agreement and the conduct of the Biofene Development Project and (e) the exclusive (as between the Company and AMYRIS), worldwide rights to Make and Sell and otherwise exploit products for use outside the Field, including the right to Manufacture farnesene and/or farnesane for use in such other products.

(v) Future JV Jet Product Supply Agreement. If AMYRIS is Manufacturing JV Jet Product for the Company pursuant to Section 2.A(iv) and Company desires to purchase some of such JV Jet Product from AMYRIS to offer for sale and sell it for use in the Field in the Territory, the Parties will, in good faith, negotiate commercially reasonable terms, which will include a “most favored nation basis” pricing mechanism (based on similarity of markets, geographies, uses, quantities, etc.), for AMYRIS to supply Company with agreed upon quantities of such JV Jet Product.

(vi) General.

(a) Survival. Except as provided in Section 2.A(i)(b) or in Section 7.C, the licenses granted to Company in Article 2 shall be irrevocable until the end of the Term and remain in full force and effect during the Term, notwithstanding any breach or alleged breach of the Collaboration Agreement or any termination or expiration of the Collaboration Agreement. For clarity, the licenses granted to Company shall terminate upon the earlier of (i) expiration of the Term and (ii) termination of this Agreement pursuant to Section 7.C. However, during the Term, except for such modifications as may apply under Section 2.J, such licenses shall remain in effect regardless of the equity ownership of Company or any changes thereto.

(b) Licensed Patent List. The Patents existing as of the Effective Date within the AMYRIS Licensed IP are those set forth in a letter provided by AMYRIS to the Company of even date herewith. Upon the Company first becoming eligible to practice the license granted in Section 2.A(i)(b), AMYRIS shall provide to Company a list of Patents then currently existing within the Strain Improvement Technology. During the Term, AMYRIS shall provide to Company at least semi-annually a complete and accurate written updated list of all Patents within the AMYRIS Licensed IP and, if Company is eligible to practice the license granted in Section 2.A(i)(b), the Strain Improvement Technology; provided, however, that such obligation shall cease (1) with respect to AMYRIS Licensed IP as of the expiration of the last to expire of the Patents that are included in the AMYRIS Licensed IP at the time of the first commercial sale of a JV Jet Product or if no such sale has occurred by twenty (20) years after the Effective Date, as of such date, and (2) with respect to the Strain Improvement Technology upon the existence of (x) a Suitable Commercial Strain or (y) the achievement of a Successful Commercial Transfer of a Commercial Farnesene Strain.

(vii) AMYRIS Certification Materials. If Company wishes to use any AMYRIS Certification Materials to sell, as certified, a Farnesene Jet Product for use in the Field in the Territory, then Company shall notify AMYRIS and shall be obligated to reimburse AMYRIS for the documented amounts incurred by AMYRIS in generating the applicable AMYRIS Certification Materials after June 21, 2010; provided, however, for activities conducted by AMYRIS Brazil in furtherance of its Brazil Jet Business, no reimbursement shall be required if the Brazil Jet Business Assets (as defined in the Company Shareholders’ Agreement) have been acquired by Company. Company shall pay such amounts to AMYRIS within thirty (30) days of receipt of an invoice therefor unless otherwise agreed in writing by the Parties.

(viii) Extension of the Biofene Development Project. The Parties acknowledge that under the EU Diesel Fuel License Agreement, at any time prior to the end of the Biofene Development Project (i.e., July 31, 2016), TOTAL may provide a written request that AMYRIS enter into negotiations regarding an extension of the Biofene Development Project, per a Biofene Development Project Extension Agreement, with the objective of generating one or more Commercial Farnesene Strains for use in the Field (including but not limited to Commercial Farnesene Strains with performance characteristics that exceed the minimal requirements for Commercial Farnesene Strain). If AMYRIS fails to timely respond to TOTAL’s notice, Amyris declines to participate in such negotiations, or if the Parties cannot reach agreement on the terms of such Biofene Development Project Extension Agreement within the agreed negotiation period, then TOTAL and AMYRIS have no more obligations to attempt to extend the Biofene Development Project and in such case, but in no event before the expiration of the Biofene Development Project, the Company may practice the license in Section 2.A(i)(b) of this Agreement when TOTAL may practice the license in Section 2.A(i)(b) of the EU Diesel Fuel License Agreement.

B. Third Party Agreements.

(i) Company acknowledges that certain Patents and/or Inventions within the AMYRIS Licensed IP have been or may be licensed to AMYRIS pursuant to one or more Third Party Agreement(s), and that the sublicenses granted by AMYRIS to Company with respect to the AMYRIS Licensed IP that is subject to any such Third Party Agreement(s) are subordinate to the applicable terms of the applicable Third Party Agreement. In the event that such terms would impose any obligations on Company beyond those set forth in this Agreement, AMYRIS shall promptly notify Company of such terms of any Third Party Agreement so that Company will be informed of such terms. If AMYRIS fails to promptly disclose any such terms, then Company shall have no responsibility to comply with the non-disclosed terms or liability for failing to so comply. In the event that the licenses granted hereunder include a sublicense under the IP License Agreement, the Company acknowledges that such sublicense shall be subject to Section 2.2 thereof.

(ii) Company further acknowledges that, with respect to Patents and/or Inventions within the scope of the AMYRIS Licensed IP or the Strain Improvement Technology, as applicable, that are licensed pursuant to a Third Party Agreement to AMYRIS or its applicable Affiliate after the completion of the Biofene Development Project, the sublicense granted by AMYRIS to Company may result in payment obligations to the Third Party for the grant and/or practice of such sublicense to Company. In such a case, Company shall only receive such a sublicense if it agrees in writing, in a form reasonably acceptable to AMYRIS, to pay any such amounts due for the grant of a sublicense to Company or practice of such a sublicense by Company or its sublicensees (which payments may include milestone payments and/or royalties on product sales), and to otherwise comply with the terms of such Third Party Agreement.

(iii) In the event of the filing of a bankruptcy petition under Title 11 of the United States Code (the “Bankruptcy Code”) by or against a licensor of intellectual property to AMYRIS under a Third Party Agreement(s) (the “Third Party Licensor”), Subject to the rights granted to TOTAL in the EU Diesel Fuel License Agreement, which Company agrees shall take precedence over the rights granted to Company in this provision, AMYRIS hereby assigns to Company the right to make the election set forth in Section 365(n)(1)(B) of the Bankruptcy Code (the “365(n) Election”) if Third Party Licensor as debtor in possession, or a trustee on its behalf, rejects the Third Party Agreement pursuant to Section 365 of the Bankruptcy Code; provided, however, that such 365(n) Election must be made by Company no later than the earlier of (x) seven (7) Business Days after AMYRIS has provided written notice to Company of any rejection of the Third Party Agreement and (y) five (5) Business Days prior to any date set forth in an order of the bankruptcy court having jurisdiction over the bankruptcy case of Third Party Licensor as the date by which any such Section 365(n) Election must be made, which deadline shall be provided in writing to Company by AMYRIS within two (2) Business Days after AMYRIS receives written notice of same from such Third Party Licensor (the “Election Deadline”). AMYRIS shall not have the right to make the election set forth in Section 365(n)(1)(A) of the Bankruptcy Code prior to (1) the Election Deadline, in the event Company has timely exercised the 365(n) Election, or (2) if AMYRIS fails to timely notify Company of the rejection of such Third Party Agreement, the date by which such Section 365(n) Election must be made. If Company does not make the 365(n) Election on or prior to the Election Deadline, then the right to make the Section 365(n) Election shall automatically re-vest in AMYRIS, in which case AMYRIS shall be free to exercise the 365(n) Election in its discretion.

(iv) AMYRIS agrees not to terminate or permit termination of the Third Party Agreement containing such license by exercise of an election under Section 365(n)(1)(A) of the Bankruptcy Code without the prior written consent of Company. AMYRIS acknowledges that because the sublicenses granted by AMYRIS to Company is a significant part of Company’s benefits under the Agreement, Company does not anticipate that it would consent to termination of such Third Party Agreement and shall not under any circumstances be obliged to give such consent.

(v) In the event that any royalties are due under a 365(n) Election, then, for clarity, the principles of Section 2.B(ii) shall apply to the allocation of such royalties between the Parties. For clarity, the allocation between the Parties of any royalties due with respect to the Third Party intellectual property subject to such 365(n) Election shall remain unaltered following such 365(n) Election.

C. Sublicenses and Subcontracts.

(i) Company shall have the right to grant sublicenses, through multiple tiers, of the licenses granted to Company in Section 2.A; provided, however, with respect to the Manufacture of farnesene, Company may only grant sublicenses for the Manufacture of farnesene solely for sale to Company and its other sublicensees to Make and Sell JV Jet Products. Company and its Affiliates shall bind its sublicensees to the restrictions in clauses (a) and (b) of Section 4.B(iii) and AMYRIS shall have third party beneficiary rights with respect thereto analogous to those set forth in Section 2.C(iii)(b).

(ii) Company may grant to a Third Party or TOTAL or any of TOTAL’s Affiliates (any such Third Party, a “Third Party Subcontractor”, and/or to any of TOTAL, or any of its Affiliates, in its capacity as subcontractor to Company, a “TOTAL Subcontractor”) have made rights under:

(a) the licenses in Section 2.A(i)(a) and (c), as are reasonably necessary or materially useful for such Subcontractor to Manufacture the JV Jet Products for Company, including without limitation, if reasonably necessary or materially useful for the relevant activity, use of the Commercial Farnesene Strain(s); and

(b) the license in Section 2.A(i)(b), on and after the date on which such license may be practiced, as reasonably necessary or materially useful for such Subcontractor to exercise such license for Company to modify or improve the Farnesene Strain(s) for the Field. Any Subcontractor shall represent, warrant and covenant that its Manufacture and supply of farnesene or the applicable JV Jet Product (or intermediate thereof) to Company will be conducted in accordance with the specifications and instructions provided by Company and all applicable Legal Requirements.

(iii) Common Provisions.

(a) Any sublicense or Subcontractor agreement entered into by Company shall be in writing and contain (1) terms that are consistent in all material respects with this Agreement; (2) reasonable confidentiality terms that obligate the sublicensee or Subcontractor to comply with provisions regarding non-disclosure and non-use of AMYRIS Confidential Information at least as restrictive as those of this Agreement; (3) if the sublicensee or Subcontractor will have access to any Company Strain (such a Person or any other Person that has access to any Company Strain, a “Strain Recipient”), material transfer and use restrictions on the Company Strains consistent with those as described in Section 2.E below, and, without limitation of Section 3.A, such other provisions governing intellectual property as may be agreed in writing by Company and AMYRIS, on a case-by-case basis; (4) a covenant limiting the practice of the licenses to the Field, all as described in Section 4.B(iii) below; (5) provisions regarding reporting, audit and inspection rights, including those to protect AMYRIS Farnesene Production IP and the Company Strain(s), including as described in Section 2.F; and (6) provisions to effect the transfer to Company (or at the request of AMYRIS, to AMYRIS) of rights to any intellectual property with respect to which AMYRIS is entitled to ownership, as described in Section 3.A hereof).

(b) Each sublicense or Subcontractor agreement and any other agreement that relates to use of a Strain with a Strain Recipient shall further provide that AMYRIS shall be a third party beneficiary of such agreement by a right to directly enforce against the sublicensee or Subcontractor or other Strain Recipient an uncured material breach of such agreement, as the case may be, if and solely to the extent that (1) such a breach relates to activities conducted with farnesene made by a Company Strain, and (2) Company fails to act reasonably and as expeditiously as possible under the circumstances to address any such breach (provided that such failure to act expeditiously is not the result of any action or inaction on the part of AMYRIS). For the avoidance of doubt, the foregoing sentence shall not be deemed to limit any right of any AMYRIS member of the board of managing directors of Company to act in the best interests of AMYRIS in making any determination as a managing director. Each sublicensee of Company hereunder and each Company Affiliate shall also be required to so designate AMYRIS as a third party beneficiary in any of its agreements with any Strain Recipient.

(c) Except as otherwise agreed by AMYRIS and Company, each sublicensee and Subcontractor and any other Strain Recipient in any agreement described in clause (b) above shall be required (1) to obtain and maintain insurance at least as great as required to be held by Company pursuant to Section 5.B hereof and (2) to indemnify and hold harmless Company, AMYRIS and TOTAL and their respective directors, officers, employees and agents from and against any and all Third Party claims, suits and proceedings to the extent that such claims, suits and proceedings arise out of, are based on, or result from its willful misconduct or gross negligence or a breach of any provision of Subcontractor’s or sublicensees or Strain Recipient’s agreement with Company (or its Affiliates or sublicensees), including any representation, warranty or covenant thereunder.

D. Technology Transfer and Escrow.

(i) Commercial Technology Transfer. Following the designation of a Program Strain, to facilitate the practice by Company of the licenses granted herein, at Company’s written request and expense, AMYRIS shall deliver to Company the Program Strain and with regard to the then current process for the Manufacture of JV Jet Products using such Program Strain and the documentation specified on Exhibit A (“Commercial Technology Transfer Package”).

(ii) Commercial Strain Technology Transfer Assistance. At Company's

request and expense, to facilitate the practice of the licenses granted to Company, following the designation of the first Program Strain, AMYRIS shall provide to Company (or its designee) a one-time site-specific technology transfer of the then-current Manufacturing process for the JV Jet Products using the Program Strain, which technology transfer shall include training and on-site support (by persons directly involved in the development, use, scale-up and/or operation of the AMYRIS Licensed IP to implement the practice of the AMYRIS Licensed IP and achieve steady state production of farnesene and/or farnesane).

(iii) Escrow. At Company’s expense, AMYRIS will deposit (on the timing specified below) with a mutually agreed Third Party escrow agent (the “Escrow Agent”), pursuant to one or more escrow agreements entered by such Escrow Agent, AMYRIS and Company the following (collectively, the “Escrowed Materials” and each escrowed Strain, a “Banked Strain”):

(a) Continuing until the earliest of (1) the twentieth anniversary of the Effective Date, (2) the date six (6) months after the date on which Company has the right to practice the license set forth in Section 2.A(i)(b), and (3) the achievement of a Successful Commercial Transfer, AMYRIS shall escrow the following materials: the Intermediate Strain(s) and the then current process for the Manufacture of JV Jet Products using the Intermediate Strain(s) including the documentation specified on Exhibit B (“Initial Package”). The Initial Package shall be escrowed no later than within ninety (90) days of the Effective Date, and at least semi-annually thereafter until the occurrence of the earliest of clauses (1) -(3) of this Section 2.D(iii)(a), AMYRIS shall update the Initial Package to reflect the then current process for the Manufacture of JV Jet Products using the then current Intermediate Strain(s).

(b) No later than thirty (30) days after the Parties’ designation of each Program Strain, if any, AMYRIS shall escrow the following materials: such Program Strain and the then current process for the Manufacture of JV Jet Products using such Program Strain, including without limitation, the documentation specified on Exhibit A.

(c) Company may, from time to time, obtain access to the Escrowed Materials (at the location of the Escrow Agent) for audit purposes, i.e. to verify that the Escrowed Materials have been properly submitted and stored (provided that if AMYRIS requests, Company’s representative may be accompanied by AMYRIS’ representative during such audit), and upon request of Company and at the Company’s expense, AMYRIS shall cause the Escrowed Materials to be sent to an independent laboratory reasonably agreed to by the Parties to allow testing and to evidence that the Banked Strains remain viable and continue to produce farnesene at expected yields, in which case such laboratory shall be considered a Strain Recipient for purposes of this Agreement.

(d) Company will have the right to a release of the Escrowed Materials from the Escrow Agent at such time as Company is entitled to exercise the license granted in Section 2.A(i)(b).

(e) AMYRIS’ obligations to escrow under this Agreement, including the Intermediate Strain(s), the Initial Package, and, if applicable, the Program Strain(s) and the

Commercial Technology Transfer Package, shall terminate six (6) months after the date on which Company has the right to practice the license set forth in Section 2.A(i)(b). Thereafter, the Company shall be responsible for maintaining the Strains and information that were the subject of the Successful Commercial Transfer. Notwithstanding anything to the contrary in this Agreement, under no circumstances shall Company receive more than an aggregate of fourteen (14) Banked Strains.

(f) Any dispute between the Parties regarding the deposit of any Escrowed Materials or the access to any Escrowed Materials shall be resolved as provided in Section 8.A, B and D.

(iv) Thirty (30) days after the date on which Company has the right to practice the license set forth in Section 2.A(i)(b), AMYRIS shall deliver to Company (a) for each of the Banked Strains, detailed written (or electronic) information regarding its ancestor and lineage, a description of each of the changes (e.g., random, rational or directed modifications) made to such strain, the types of changes (e.g., deletion, insertion, ploidy) and the locus of each genetic modification, and (b) a family tree showing the genetic relationships between all Strains studied or prepared in connection with the activities performed under the Collaboration Agreement, to enable Company to utilize the license granted in Section 2.A(i)(b).

(v) For clarity, the information, know-how and materials disclosed by AMYRIS in any technology transfer or otherwise hereunder shall only be used by Company and its Affiliates and sublicensees and Subcontractors pursuant to the applicable license(s) granted in Section 2.A above and such disclosure is not intended to grant any other rights of use, express or implied.

(vi) At the time of delivery of the Initial Package or the Commercial Technology Transfer Package, as the case may be, Amyris shall also provide to the Company, upon its request, the then current capital costs at AMYRIS’ Brotas plant and its then current operating expenses for farnesene production.

E. Strain Restrictions. During the Term except as expressly provided in this Agreement (e.g., Sections 2.A(i)(b)), without the express written consent of AMYRIS, Company shall:

(i) not, and shall not allow any other Person to, (a) engage in the further optimization of any Commercial Farnesene Strain(s), including using any strain engineering or method of genetic manipulation by any means other than random mutagenesis, and (b) use any other Company Strain other than pursuant to the license set forth in Section 2.A(i)(b), if applicable;

(ii) not, and shall not allow any other Person to, except as expressly permitted in this Agreement, (a) reverse engineer any Company Strain(s), (b) engineer any other strain from the Commercial Farnesene Strain(s) (c) use any Company Strain, or (d) distribute, disclose or transfer any Company Strain, or any AMYRIS Licensed IP, with respect to subsections (a) and (b) of this Section 2.E(ii), for any purpose; and with respect to subsections (c) and (d) of this Section 2.E(ii), for any purpose outside of the scope of licenses granted in Section 2.A above and the subcontracting rights set forth in Section 2.C, and in all such cases, such activities shall be subject to the terms of this Agreement;

(iii) handle, and cause any Strain Recipient to handle, the Company Strain(s) in a safe and prudent manner, in accordance with applicable law and regulations and guidelines used by AMYRIS in its own activities involving the Company Strains, as provided by AMYRIS to Company;

(iv) not distribute, disclose or transfer (or permit to be distributed, disclosed or transferred) the Intermediate Strain(s) or any other Strain that is a genetic manipulation or modification of any Intermediate Strain (other than the Commercial Farnesene Strain(s) which the Company may use as described below) in connection with the exercise of its license under Section 2.A(i)(b), if applicable, to any other Person (except pursuant to and in accordance with this Agreement) or to any location other than the following countries: Australia, Brazil, Canada, Japan, Mexico, South Korea, United States, or the countries that are members of the European Union as of the Effective Date, a listing of which is provided on Exhibit D. For clarity, it is understood and agreed that the Company and its designees may conduct any licensed activities involving the practice of the licenses granted to Company under Section 2.A(i)(a), (c) or (d) (e.g. use of a Commercial Farnesene Strain for production of JV Jet Products as well as any downstream processing of JV Jet Products) in any location such entities deem appropriate; provided, if the Company or its designees intend to conduct the Manufacture of farnesene in any country other than: Australia, Brazil, Canada, Japan, Mexico, South Korea, United States and the member countries of the European Union which are listed on Exhibit D, the Company shall notify AMYRIS at least sixty (60) days prior to the selection of the applicable country as a farnesene manufacturing location. If AMYRIS believes that the farnesene Manufacture in such identified country would pose material risk that the conduct of such activities could jeopardize any Commercial Farnesene Strain, including loss of trade secret status with respect to the Commercial Farnesene Strain or any material information with respect thereto or to the related manufacturing process, AMYRIS shall identify such risks with particularity and provide reasonable evidence that the existing precautionary measures provided in this Agreement are insufficient with respect to such material risks. In any such case, the Parties shall discuss in good faith such risks and other reasonable precautionary measures that could be taken to mitigate such risks. In the event the Parties agree on such other precautionary measures, then such measures shall constitute the “Precautionary Measures”. In the event the Parties do not agree on whether any Precautionary Measures should be established or the nature of such Precautionary Measures, either Party may refer the matter to the dispute resolution procedures under Sections 8.A and 8.B for determination of (a) whether any Precautionary Measures should be established and (b) if so, the nature of such Precautionary Measures. Company shall implement any Precautionary Measures (whether mutually agreed or established pursuant to the preceding sentence) prior to engaging in the licensed activities in the applicable country and shall maintain any such Precautionary Measures in place for so long as such activities are being conducted;

(v) ensure that any sublicensee, Subcontractor or Strain Recipient shall be expressly bound in writing to the provisions set forth in this Section 2.E; and

(vi) With regard to Company’s exercise of its license in Section 2.A(i)(b), the terms in this Section 2.E supersede any and all limitations on Company’s ability to modify or optimize the Farnesene Strain(s) using only random mutagenesis that are contained in other contracts between the Parties or between TOTAL and Amyris, including without limitation, those set forth in Section 6.6(a) of the Collaboration Agreement.

F. Reporting, Audit and Inspection Rights. This Section 2.F shall apply to any Third Party that Manufactures farnesene for Company (each a “Third Party Manufacturer”) or, if the Company Manufactures JV Jet Products itself, to the Company and to any other Strain Recipient. AMYRIS shall have the right, upon reasonable prior notice and during normal business hours, at agreed times to inspect those portions of facilities at which farnesene is Manufactured or where any Company Strain is used where such activities occur, and the books and records of Third Party Manufacturer or Company or other Strain Recipient, as applicable, relating specifically to such Manufacture or any Company Strain, including any Manufacturing batch records for the Manufacture of farnesene. At the request of any Third Party Manufacturer, AMYRIS shall enter into a customary confidentiality agreement with the Third Party Manufacturer in form and substance reasonably acceptable to the Manufacturer to keep the results of such inspection confidential, provided that AMYRIS may (i) share with Company the results of any such inspections, and (ii) use and disclose such results to the extent reasonably necessary to enable Company to enforce its rights under its contract with the Third Party Manufacturer. Company or any Third Party Manufacturer, as applicable, shall deliver to AMYRIS a once-monthly summary report relating to any Manufacture conducted using any Company Strain and such other customarily-maintained information regarding such Manufacture as may be reasonably requested by AMYRIS.

G. No Implied Rights. For the avoidance of doubt, (i) Company and its Affiliates shall have no right, express or implied, with respect to any intellectual property rights of AMYRIS or any of its Affiliates, except as expressly provided in this Agreement or the Collaboration Agreement and (ii) AMYRIS and its Affiliates shall have no right, express or implied, with respect to any intellectual property rights of Company or any of its Affiliates, except as expressly provided in this Agreement or the Collaboration Agreement.

H. By-Products.

(i) As used in this Section, “Third Party Conflict” is a conflict between (a) a proposed grant of a non-exclusive license to the Company under Section 2.A(i)(d) with respect to a potential Known By-Product or Known By-Product and (b) a written agreement between AMYRIS and a Third Party granting an exclusive license or other exclusive commercial rights (e.g. non-competition) to such Third Party for the applicable potential Known By-Product or Known By-Product for one or more uses, which contractual right is in effect at the time of designation of the applicable By-Product as a Known By-Product, which written agreement either (x) precludes designating such By-Product as a Known By-Product for any uses, or (y) excludes one or more uses from the Company’s non-exclusive license for such Known By-Product(s) for one or more specific uses (including the making of a particular Known By-Product from a non-conflicting By

Product and using such Known By-Product for one or more specific excluded uses). In the event that a Third Party Conflict exists for some but not all uses for a particular Known By-Product, the Third Party Conflict shall only apply to these limited uses.

(ii) As used in this Section, a “Potential Third Party Conflict” is a conflict between (a) a proposed grant of a non-exclusive license to the Company under Section 2.A(i)(d) with respect to any potential Known By-Product or Known By-Product, and (b) any arrangement that AMYRIS is negotiating in good faith with a Third Party pursuant to a written term sheet in which AMYRIS has offered to grant an exclusive license or other exclusive commercial rights (e.g. non competition) with regard to any such By-Products for one or more uses, and timely notified the Company pursuant to Section 2.H(iii) below, provided that such term sheet (whether or not binding) either (x) precludes designating such By-Product as a Known By-Product or (y) specifically excludes one or more uses from the Company’s non-exclusive license for such Known By-Product(s) (including the making of a particular Known By-Product from a non-conflicting By-Product and using such Known By-product for one or more specific excluded uses). If there is a Potential Third Party Conflict, the applicable By-Product shall not be designated as a Known By-Product (or in the case of a Known By-Product as of the Effective Date, shall be suspended unless and until the first to occur of: (a) AMYRIS ceases such negotiations, or (b) AMYRIS has not completed such negotiations with the Third Party with which it was negotiating as of the date of AMYRIS’ notice of the Potential Third Party Conflict within twelve (12) months after such receipt or delivery of notice (the “Negotiation Period”). If AMYRIS timely concludes such negotiations and enters a definitive agreement with such Third Party, then the Potential Third Party Conflict with respect such agreement would become a Third Party Conflict. In the event that a Third Party Conflict exists for some but not all uses for a particular Known By Product, the Third Party Conflict shall only apply to these limited uses.

(iii) Within three (3) weeks after the Effective Date, AMYRIS shall notify the Company of all Third Party Conflicts with respect to the Known By-Products identified as of the Effective Date and Total, on the behalf of the Company, may, at its election, initiate the verification process as provided for in Section 2.H.(vii). With respect to Known By-Products identified as of the Effective Date, AMYRIS shall not enter into any term sheet that would conflict with the rights granted to the Company hereunder and/or any exclusive agreement with any Third Party after the Effective Date.

(iv) During the Term of this Agreement, if (x) AMYRIS in the course of performing the Biofene Development Project or (y) the Company identifies any By-Products that are not then Known By-Products, it shall notify the other Party in writing and identify such By-Product (by chemical structure, if possible, and if not, by some other unambiguous manner of characterization) and prevalence relative to the JV Jet Product. Upon receipt of such notice, such By-Product shall be designated as a Known By-Product (and listed on Exhibit E) unless, within forty-five (45) days of AMYRIS’ receipt or delivery of such notice, AMYRIS notifies the Company of a Third Party Conflict(s) with respect to such By-Product that prevents such By-Product from being designated as a Known By-Product, in which case such By-Product will not be designated as a Known By-Product, except as otherwise provided in this Section 2.H.

(v) If AMYRIS fails to identify a Third Party Conflict or Potential Third Party Conflict within the applicable time frame set forth above, with respect to (a) a particular potential Known By-Product, then such potential Known By-Product shall be a Known By-Product and automatically be listed on Exhibit E hereto, and (b) a Known By-Product, then any such unidentified Third Party Conflict shall not limit the Company’s non-exclusive license hereunder with regard thereto.

(vi) If at any time a Potential Third Party Conflict and/or a Third Party Conflict, as applicable, that previously existed has, in part or in whole, been reduced or eliminated for one or more Known By-Products or for any By-Product denied designation as a Known By-Product, AMYRIS will within thirty (30) days notify the Company in writing, identifying for each By-Product all remaining limitations on such use, and the list of Third Party Conflict(s) will, with regard to such affected By-Products, be automatically modified accordingly.

(vii) In the event that Company desires verification of the scope or applicability of any Third Party Conflict with respect to any particular Known By-Product or By-Product denied designation as a Known By-Product, then on or after receipt of notice of the applicable Third Party Conflict, the Company shall notify AMYRIS in writing, and AMYRIS shall make available a copy of all terms of the agreement(s) entered by AMYRIS with Third Parties, which terms give rise to the Third Party Conflict(s) at issue, and any ancillary provisions necessary to fully interpret such Third Party Conflict(s), to a mutually acceptable, conflict-free attorney practicing in the United States at a nationally recognized law firm and who has an college or advanced degree in chemistry for the sole purpose of determining whether AMYRIS has accurately described the scope or applicability of the license grant or other restrictions that comprise the Third Party Conflict(s) with regard to the applicable Known By-Product or By-Product denied designation as a Known By-Product so that the Company can be informed of the information described in the following sentence. Subject to obligations of confidentiality to AMYRIS, such attorney may disclose to the Company, with respect to any particular Known By-Product or By-Product denied designation as a Known By-Product, the scope of the license(s) and applicable restrictions (including, the uses, geographies and time periods) comprising the Third Party Conflict under the applicable Third Party agreement, but not the provisions themselves. The costs of any such determination shall be borne by the Company (or its designee).

(viii) In the event that there are limits on the ability of the Company to commercialize a particular Known By-Product or By-Product denied designation as a Known By-Product due to Third Party agreements previously entered by AMYRIS, at the request of the Company, AMYRIS and the Company shall discuss in good faith structures and, if possible, terms for the commercialization of such Known By-Product or By-Product denied designation as a Known By-Product, consistent with AMYRIS’ existing obligations to Third Parties.

I. License to AMYRIS. Subject to the terms of this Section 2.I, Company hereby grants to AMYRIS a non-exclusive, worldwide, sublicenable, fully-paid up, royalty-free right and license under the Company Independent Strain Engineering Patents to develop Strains to Make and Sell isoprenoids except farnesene for use in or as JV Jet

Products; however, the license with respect to Diesel Products (as defined in the EU Diesel Fuel License Agreement) shall be subject to the limitations in Section 2.A(iii) of the EU Diesel Fuel License Agreement. The license granted to AMYRIS herein may not be terminated other than as specified in this Section. In the case of a material breach (but only in the case of a material breach) of the relevant license, Company shall have the right to terminate the license in accordance with the following. If Company believes any such breach by AMYRIS has occurred, Company shall within thirty (30) days provide written notice to AMYRIS describing the specific alleged material breach. If a material breach is not cured within sixty (60) days of AMYRIS’s receipt of such notice, then Company may terminate the applicable license with further written notice to AMYRIS (A) immediately at the end of such sixty (60) day period, if AMYRIS has not contested the allegation, or (B) if AMYRIS has contested such allegation, only upon a final written determination, if any, of an arbitrator in a proceeding subject to Section 8.B that an uncured material breach has occurred. For clarity, in the case of any dispute between the Parties as to whether any uncured material breach has occurred that would permit Company to terminate the license, no notice of termination may be given and no such termination shall be effective until the final resolution of a dispute resolution proceeding conducted pursuant to Section 8.B, and such license may only be terminated if the arbitrator finally determines an uncured material breach has occurred. For purposes of determining whether a material breach that would trigger a right of termination under Section has occurred, any Affiliate of AMYRIS shall be treated as if it was AMYRIS.

In the event that any subcontractor or sublicensee of AMYRIS violates this Section, then such violation may provide a basis for a material breach and termination of this license, but only if AMYRIS fails to use commercially reasonable efforts to cure such breach, which efforts may include terminating its agreement with such subcontractor or sublicensee and initiating and continuing to pursue appropriate legal action to stop such unauthorized activity. Unless terminated as set forth in this Section, the foregoing license shall remain in effect after a termination of this Agreement by AMYRIS under Section 7.C. Each agreement in which AMYRIS grants a sublicense under, or authorizes a subcontractor to practice, any Company Independent Strain Engineering Patents shall require such subcontactor or sublicensee to agree that Company shall be an intended third party beneficiary of such agreement with a right to directly enforce against the sublicensee or subcontractor any uncured material breach of such agreement, to the extent that (1) such a breach relates to a breach of the scope of the sublicense under the Company Independent Strain Engineering Patents and (2) AMYRIS fails to act reasonably to remedy any such breach. In all cases, Company shall have the rights to seek any remedies available at law or in equity for any breach.

J. Consequences of Amyris Competitor Control of the Company. Except in the case of an assignment of the Agreement to an AMYRIS Competitor that is an Affiliate of TOTAL in compliance with Section 9.E, if an AMYRIS Competitor owns, directly or indirectly, the majority of the Voting Shares of the Company, then as of the effective date of the acquisition of such majority of Voting Shares of the Company (the “Transition Date”), the licenses granted to the Company with respect to (a) AMYRIS Licensed IP, including any AMYRIS Farnesene Production IP, and (b) any Strain Improvement Technology, shall not include Inventions first made or generated after the Transition Date, or intellectual property rights relating to such Inventions (collectively, the “Excluded Inventions”). In addition, except in the case of an assignment of the Agreement to an AMYRIS Competitor that is an Affiliate of TOTAL in compliance with Section 9.E, notwithstanding anything herein, the Company shall have no rights, and AMYRIS shall have no obligations, hereunder with respect to any Excluded Inventions.

ARTICLE 3. OWNERSHIP AND PATENT MATTERS

A. Ownership.

(i) Biofene Development Project Inventions. Company acknowledges that the intellectual property ownership provisions in the Collaboration Agreement establish the ownership of Inventions developed, conceived, or reduced to practice in whole or in part by AMYRIS and/or TOTAL in the performance of the Biofene Development Project or the Collaboration Agreement. Other than the licenses granted herein, the Company acknowledges and agrees that it has no, and shall not acquire any, ownership of or other rights to any Inventions developed, conceived, or reduced to practice in whole and/or in part by AMYRIS and/or TOTAL in the performance of the Biofene Development Project or under the Collaboration Agreement.

(ii) Company Inventions. Unless otherwise agreed in writing by the Parties, the Company shall be the sole owner of any Inventions that are conceived and reduced to practice by the Company or its Affiliates, subcontractors, or Sublicensees, including any conceived and reduced to practice by the Company or its Affiliates, subcontractors, or Sublicensees in the practice of the licenses in Section 2.A(i), and any such intellectual property shall not be Collaboration IP (as defined in the Collaboration Agreement). For clarity, notwithstanding the license from the Company under Section 2.I, Amyris (and its Affiliates and sublicensees of such license) shall not by virtue of such license be considered as Sublicensee(s) of the Company.

(iii) Assignment. In furtherance of the provisions of Section 3.A(i) above, Company hereby assigns, without further consideration, (a) to AMYRIS, all right, title and interest that Company may have from time to time (other than by virtue of the license grants in Section 2 above) in any intellectual property that the Collaboration Agreement allocates sole ownership to AMYRIS, and (b) to AMYRIS and TOTAL, jointly all right, title and interest that Company may have from time to time (other than by virtue of the license grants in Section 2 above) in any intellectual property that the Collaboration Agreement allocates joint ownership to AMYRIS and TOTAL. With respect to Inventions that are the subject of Section 3.A(i) above, each Party agrees, at the request and expense of the requesting Party, to execute all documents and take all actions reasonably requested by the other Party from time to time to perfect title to and the ownership interest of the requesting Party in a manner consistent with the allocation of ownership set forth in Section 3.A(i).

B. Prosecution and Maintenance of Patents.

(i) Collaboration Agreement. Company agrees that with respect to the Inventions deemed to be Collaboration IP pursuant to 3.A(i) above, the patent prosecution and maintenance provisions of Section 6.8 of the Collaboration Agreement apply with respect to any Patents filed with respect thereto.

(ii) Patent Maintenance. AMYRIS shall comply with the terms of Section 4.D(i) below.

(iii) Company-Owned Patents. Company shall at its discretion and expense, conduct and be responsible for the prosecution and maintenance of patent applications it files with respect to Inventions owned by it pursuant to Section 3.A(ii) above.

C. Information Rights.

(i) Status Reports. Following execution of a common interest agreement contemplated in Section 3.F, AMYRIS shall provide to the Company at least quarterly, or on such other schedule as the Parties may agree, a status report on the prosecution and maintenance of patent applications and patents within the AMYRIS Licensed IP. In addition, AMYRIS shall provide Company with periodic updates regarding Inventions (including intellectual property) generated in connection with the Biofene Development Project and/or that specifically relate to JV Jet Products, decisions to file (or not file) patent applications with respect to such Inventions, and the status of any patent applications filed with respect to such Inventions.

(ii) Review Rights. To allow the Company to be informed with respect to AMYRIS Licensed IP licensed to Company under this Agreement, Company shall have the right, on reasonable notice, to inspect and review the following records maintained by AMYRIS relating to the information contained in those certain Biofene Development Project weekly reports and quarterly reports provided under the Collaboration Agreement and the associated documentation forming the basis of such reports, including at least, standard operating protocols, procedures, batch records, reports regarding deviations, laboratory notes, bioinformatic and genomic data, detailed fermentation performance data in the laboratory, pilot plant or manufacturing runs, in each case, solely to the extent necessary (or in the case of the AMYRIS Farnesene Production IP included therein, materially useful) for Company (or its sublicensees or Subcontractors) to exercise its rights or perform its obligations under this Agreement and, for clarity, provided that AMYRIS shall not be required to create any documents not already in existence for the sole purpose of complying with this clause 3.C(ii).

D. Patent Enforcement.

(i) Notice. Each of AMYRIS and Company shall promptly notify the other in writing of any existing or threatened infringement or misappropriation by any Third Party of any AMYRIS Licensed IP licensed to Company under this Agreement, which infringement or misappropriation could reasonably be expected to have a material adverse effect on the ability of the Company or its designees to Make and/or Sell one or more JV Jet Products (“Infringement”) of which it becomes aware, and upon reasonable request (and subject to an applicable common interest agreement) shall provide all evidence in its possession demonstrating such Infringement (other than information that such Party is prevented from disclosing due to confidentiality or other similar obligations).

(ii) Collaboration Agreement. Company agrees that the patent enforcement provisions of Section 7.2 of the Collaboration Agreement shall govern any intellectual property that is the subject thereof and agrees to be bound by such provisions, except as expressly provided below.

(a) AMYRIS. AMYRIS shall have the first right (but not the obligation) to enforce any issued Patent(s) within the AMYRIS Licensed IP claiming the use of any JV Jet Product(s) in the Field, including without limitation (1) US Patent No. 7,399,323 and/or US Patent No. 7,846,222 (and any foreign equivalents), and/or (2) any issued Patent that is within the AMYRIS Licensed IP and comprises Collaboration IP developed by or on behalf of Company, in each case, against any Third Party infringement (including any declaratory judgment with respect to Third Party non-infringement) that would adversely affect the business of Company relating to JV Jet Products in the Field and to conduct the defense in connection with any such action. At the request of AMYRIS or Company, Company and AMYRIS shall discuss means to cease any such infringement. If AMYRIS fails to commence a proceeding to cease any such infringement within one hundred twenty (120) days of becoming aware of such an infringement, Company shall have the right to commence and control proceedings to cease any such infringement. In each case, the enforcing Party may retain any damages recovered in any such proceeding. In any enforcement proceeding that is the subject of this Section 3.D(ii)(a), Company (and its Affiliates and sublicensees) or AMYRIS, as the case may be, shall join in any such proceeding, at the enforcing Party's request or if required by applicable law, in each case at the enforcing Party’s expense. In a case in which Company is enforcing under this Section 3.D(ii)(a), AMYRIS and Company shall seek to develop a litigation strategy that will cease the infringement while limiting any adverse impact on the other businesses of AMYRIS or any of its Affiliates or licensees.

(b) Company. For any Patents or other intellectual property owned by Company, Company shall have the sole right, at its expense, to enforce and defend such Patents or other intellectual property (including without limitation, any declaratory judgment actions) and to retain any recovery.

(c) Cooperation. In connection with any claim, suit or proceeding subject to this Section 3.D (including per Section 7.2 of the Collaboration Agreement), the Parties shall cooperate with each other (in the case of enforcement by Company, at the expense of Company) and shall keep each other reasonably informed of all material developments in connection with any such claim, suit or proceeding.

(d) Settlement. In connection with any claim, suit or proceeding subject to this Section 3.D(ii), neither Party shall enter into any settlement agreement with any Third Party that would conflict with rights granted to the other Party under this

Agreement, or impose any obligations on such other Party (beyond those already included herein), without the prior written consent of such affected Party, which consent shall not be unreasonably withheld.

E. Infringement of Third Party Rights.

(i) If a JV Jet Product becomes the subject of a claim or assertion of infringement of a Third Party Patent granted in any jurisdiction, the Party first learning of such claim or assertion shall promptly notify the other Party in writing, and shall provide all information relating thereto (other than information that such Party is prevented from disclosing due to confidentiality or other similar obligations).

(ii) In the event of such a Third Party claim of infringement, any Party that is the subject of such claim or assertion under this Section 3.E may defend itself in its sole discretion and at its sole expense; provided, however, that (a) the Party that is the indemnifying Party with respect to such claim pursuant to the terms of Section 5 or (b) the Party designated in writing by the Parties may control the conduct of any proceeding and in such case the procedures set forth in Section 5.A shall govern the defense of such action. In any such case, the Indemnified Party shall cooperate with the Indemnifying Party with such defense; provided, if there is a conflict of interest between the Parties, the Indemnified Party shall be entitled to be represented by separate counsel at the Indemnifying Party’s expense. In a case in which Company is defending an action under this Section 3.E(ii)(b), AMYRIS and Company shall seek to develop a litigation strategy to defend the claim while limiting any adverse impact on the other businesses of AMYRIS or any of its Affiliates or other licensees.

(iii) In connection with any such claim of infringement, Company and AMYRIS shall cooperate in the defense of any such action at the request and expense of the Party controlling such action, unless there is a material conflict of interest that would prevent such cooperation.

(iv) In connection with any claim, suit or proceeding that is the subject of this Section 3.E, neither Party shall enter into any settlement agreement with any Third Party that would conflict with rights granted to the other Party under this Agreement, or impose any obligations on such other Party (beyond those already included herein), without the prior written consent of such affected Party, which consent shall not be unreasonably withheld.

F. Common Interest Disclosures and Agreement. With regard to any information, materials or opinions disclosed relating to the freedom to operate under the licenses granted hereunder, which information, materials or opinions are regarding intellectual property or technology owned by Third Parties that may affect the conduct of Company and the activities contemplated by this Agreement, the Parties agree that they have a common legal interest in determining whether, and to what extent, such Third Party intellectual property rights may affect the conduct of Company and the activities contemplated by this Agreement, and have a further common legal interest in defending against any actual or prospective Third Party claims based on allegations of misuse or infringement of intellectual property rights relating to Company. All such information, materials and opinions will be treated if applicable as protected by the attorney-client privilege, the work product privilege, and any other privilege or immunity from discovery that may otherwise be applicable. By sharing any such information, materials or opinions, neither Party intends to waive or limit any privilege or immunity from discovery that may apply to the shared information and materials. Neither Party shall have the authority to waive any privilege or immunity on behalf of the other Party without such other Party’s prior written consent, nor shall the waiver of privilege or immunity resulting from the conduct of one Party be deemed to apply against the other Party. In addition, with regard to (i) the prosecution of Patents for intellectual property developed, conceived, or reduced to practice by or on behalf the Company and governed by the Collaboration Agreement and (ii) other relevant matters, the Parties shall enter into (with TOTAL) a reasonable common interest agreement, with the consent to the terms not to be unreasonably withheld.

ARTICLE 4. REPRESENTATIONS, WARRANTIES AND COVENANTS

A. Mutual Representations and Warranties. Company hereby makes the following representations and warranties to AMYRIS, and AMYRIS hereby makes the following representations and warranties to Company, in each case as of the Effective Date:

(i) It is a company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized. It has all requisite corporate power and authority to own its respective properties and to carry on its respective business as conducted as of the date of this Agreement and as proposed to be conducted. It has the requisite power and authority to execute, deliver and perform its obligations under this Agreement.

(ii) All corporate action on the part of it, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement, and the performance of all obligations hereunder, has been taken or shall be taken prior to the date of this Agreement, and this Agreement, when executed and delivered by it, shall constitute a valid and legally binding obligation of it, enforceable against it in accordance with its terms except to the extent that (a) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditor’s rights generally and (b) the remedy of specific performance or injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(iii) The execution, delivery and performance of this Agreement (with or without the giving of notice, the lapse of time or both) and the consummation of the transactions contemplated hereby, (a) do not require the consent of any Third Party; (b) do not conflict with, result in a breach of, or constitute a default under, its organizational documents or any other material contract or agreement to which it is a party or by which it may be bound or affected; and (c) do not violate in any material respect any provision of applicable law or any order, injunction, judgment or decree of any Governmental Entity by which it may be bound, or require any regulatory filings or other actions to comply with the requirements of applicable law, except to the extent that either Party is required to file any notification pursuant to applicable anti-trust or competition laws. It is not a party to, nor is it bound by, any agreement or commitment that prohibits the execution and delivery of this Agreement.

(iv) No insolvency proceedings of any character, including bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting it are pending or threatened, and it has not made any assignment for the benefit of creditors or taken any action in contemplation of, or which would constitute the basis for, the institution of such insolvency proceedings.

(v) There is no action, suit, proceeding or investigation pending or threatened against it which questions the validity of this Agreement. It is not in violation of any applicable law in respect of the conduct of its business or the ownership of its properties which violation would have a material adverse effect on its business or the ownership of its properties, and it shall undertake its obligations hereunder in accordance in all material respects with applicable law.

B. Covenants of Company. During the Term:

(i) Company and its Affiliates shall have valid arrangements with all of its Subcontractors, consultants and employees that are enforceable in accordance with its terms, except as enforcement may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other laws of general application relating to or affecting creditors’ rights generally, and are sufficient to assign all of their rights, title and interest in and to all Inventions or other technology or intellectual property developed or created by them in connection with this Agreement to Company or its Affiliates, as applicable, in order to effect the ownership principles set forth in Section 3.A.

(ii) Company shall not enter into any agreement, contract, lease, license, instrument or other arrangement with a Third Party that results in a breach of or constitutes a default under this Agreement.

(iii) Company and its Affiliates, Subcontractors, and sublicensees shall not (a) exercise the licenses granted in Section 2.A outside the Field or (b) knowingly sell JV Jet Products to customers for use outside the Field.

(iv) Company shall not, and shall use reasonable efforts to ensure that its Affiliates, Subcontractors, sublicensees and customers do not, use or sell any JV Jet Product for any use outside the Field.

C. Representations and Warranties of AMYRIS. AMYRIS represents and warrants, as of the Effective Date, that:

(i) AMYRIS and/or its Affiliates (a) owns and possesses sufficient right, title and interest in the AMYRIS Licensed IP to grant the rights granted herein, (b) has a valid and enforceable written license to the AMYRIS Licensed IP that includes the right to sublicense to the extent of the licenses granted herein and/or (c) has obtained all necessary consents of any Third Party required, for AMYRIS and/or any of its Affiliates to grant the licenses and sublicenses to Company with respect to the AMYRIS Licensed IP granted herein.

(ii) The non-financial terms of this Agreement are no less favorable than those licenses that AMYRIS grants to other partners for the Manufacture of farnesene and/or farnesane.

(iii) AMYRIS has provided to Company an accurate and complete list of all existing agreements between AMYRIS (and/or its Affiliates) and Third Parties that provide to AMYRIS (and/or its Affiliates) licenses or other rights to AMYRIS Licensed IP that AMYRIS believes may be necessary for the practice of the AMYRIS Licensed IP by the Company with respect to the JV Jet Products under the licenses granted in Section 2.A(i)(a) and (c), and has disclosed to the Company all terms in such agreements that would impose any obligations on Company beyond those set forth in this Agreement.

(iv) The AMYRIS Licensed IP is subject to no Liens and/or other restrictions and/or limitations, in each case which would prevent the grant to Company of the licenses set forth herein on the terms and conditions set forth herein, and neither AMYRIS nor any of its Affiliates has granted any Third Party any rights under the AMYRIS Licensed IP or the Strain Improvement Technology in the Field that would conflict with the licenses granted to the Company herein.

(v) Neither AMYRIS nor any of its Affiliates is in material breach of any of its agreements with Third Parties and no Third Party has notified AMYRIS and/or any of its Affiliates of any material breach of such Third Party Agreement(s), in each case that remains uncured and which would result in a material adverse effect on the ability of AMYRIS and/or its Affiliates to perform its obligations hereunder. AMYRIS and/or its Affiliates have not received written notice from any licensor under a Third Party Agreement purporting to terminate, and/or restrict the scope of, AMYRIS' rights under such Third Party Agreement by reason of any action and/or omission of AMYRIS and/or its Affiliates.

(vi) Except as provided by AMYRIS to TOTAL prior to the Effective Date, AMYRIS and its Affiliates (a) have not received any communications alleging that any use of the AMYRIS Licensed IP by AMYRIS or any of its Affiliates has violated, infringed or misappropriated or would violate, infringe or misappropriate any of the intellectual property of any other person or entity and (b) has no Knowledge of any Third Party infringement, misappropriation or violation of any AMYRIS Licensed IP.

(vii) To its Knowledge, there are no pending or issued patent rights of any Third Party that foreclose practice of any AMYRIS Licensed IP for the following purposes: (a) to make farnesene using the Mevalonate Pathway or (b) to Make and Sell JV Jet Products.

(viii) Novvi, per Section 5.2 of the IP License Agreement, has (a) agreed that AMYRIS and/or its Affiliates solely and exclusively own the AMYRIS Biofene Manufacturing Technology and (b) has assigned exclusively to AMYRIS all rights, title, and interest in and to any and all inventions, discoveries, data and information, whether or not copyrightable or patentable, conceived, reduced to practice, made, observed or developed (together with all intellectual property rights related thereto) by or on behalf of Novvi or its Affiliates or sublicensees, solely or jointly with others, or jointly by or on behalf of AMYRIS and Novvi (or their respective Affiliates, employees, sublicensees, contractors, or agents), in each case that are based upon, derived from, incorporating, in connection with, or related to the Amyris Biofene Manufacturing Technology. The “AMYRIS Biofene Manufacturing Technology” are patents and know-how that are controlled by AMYRIS and are necessary or reasonably useful for the development, making (and having made), offering for sale, sale, and importing of farnesene itself, including, but not limited to, Farnesene Strains and any patents and know-how related to the genetic engineering of such Farnesene Strains, the fermentation methods for making farnesene, the methods of recovery of farnesene from fermentation broth, the processes of isolating farnesene directly from fermentation broth, and the methods of purifying farnesene.

(ix) To its Knowledge: (a) there is no claim by any Person contesting the validity and/or enforceability of the Patents within the AMYRIS Licensed IP, and/or use and/or ownership of the AMYRIS Licensed IP, is currently outstanding and/or threatened, and (b) there is no pending (i.e., filed and/or requested) interference and/or litigation that involves any of the Patents within the AMYRIS Licensed IP licensed hereunder.

D. AMYRIS' Covenants. AMYRIS hereby covenants that during the Term:

(i) AMYRIS and its Affiliates shall timely pay all maintenance costs, annuity payments and similar fees due with respect to all Patents within the AMYRIS Licensed IP issued in the following countries: United States, Europe (in any country(ies) where any European Patent was validated), Brazil, Canada, China, India, and Japan. AMYRIS shall notify Company prior to abandoning any other issued Patents within the AMYRIS Licensed IP with respect to which Company has an enforcement right pursuant to Section 3.D and, subject to rights granted to TOTAL under the EU Diesel Fuel License Agreement, afford Company an opportunity to pay the maintenance fees and annuity payments associated with such Patents and if the Company makes such payments, AMYRIS and each of its Affiliates shall promptly assign to the Company its entire right, title and interest in such Patent. To the extent that AMYRIS has an obligation to assign a Patent to Company under this paragraph and also to assign the same Patent to TOTAL under the EU Diesel Fuel License Agreement, AMYRIS’ obligations under the EU Diesel Fuel License Agreement shall take precedence. AMYRIS shall notify Company if any Patents within the AMYRIS Licensed IP become subject to an interference, reissue, or reexamination. In such event, if AMYRIS elects not to undertake commercially reasonable efforts to respond to such interference, reissue or re-examination and defend the claims at issue, then it shall notify Company and afford Company the right to respond thereto. Notwithstanding the foregoing, Company’s rights with respect to prosecution under this clause (i) shall apply with respect to in-licensed AMYRIS Licensed IP only to the extent that AMYRIS has the right to afford the Company such rights, e.g., AMYRIS controls prosecution of the applicable patent applications or patent rights under the applicable license agreement. To the extent that AMYRIS has an obligation to allow Company to respond to an interference, reissue or re-examination under this paragraph and also to allow

TOTAL to respond to the same interference, reissue or re-examination under the EU Diesel Fuel License Agreement, Company agrees that AMYRIS’ obligations under the EU Diesel Fuel License Agreement shall take precedence.

(ii) For so long as any Third Party Agreement is necessary or materially useful for Company to Make and Sell the JV Jet Products using a Commercial Farnesene Strain (“Subject Third Party Agreement”), (a) with respect to Subject Third Party Agreements that are necessary for Company to practice the licenses in Section 2.A(i)(a), (b), or (c), AMYRIS shall, and shall cause each of its Affiliates to, comply with all of its obligations under the Subject Third Party Agreements and will not terminate or amend such Subject Third Party Agreement in each case in any manner which diminishes the licenses to Company or increases any obligations of Company with respect to the AMYRIS Licensed IP that is subject to such Subject Third Party Agreement (“Detriment”) without the consent of Company and (b) with respect to Subject Third Party Agreements that are materially useful for Company to practice the licenses in Section 2.A(i)(a), (b), or (c), AMYRIS shall provide advance written notice to Company in connection with terminating or amending such Subject Third Party Agreement that would result in a Detriment. In addition, AMYRIS will, and will cause each of its Affiliates to, notify Company promptly, if AMYRIS and/or any of its Affiliates receives notice, whether or not there is a cure period, from a Third Party that AMYRIS and/or any of its Affiliates and/or other licensees is in material breach of any such Subject Third Party Agreement if such material breach could result in a Detriment, and/or notice from any Third Party which purports to modify and/or terminate any such Subject Third Party Agreement in a manner that would cause a Detriment. AMYRIS will and will cause its Affiliates to take prompt and commercially reasonable steps to cure any such breach. AMYRIS acknowledges that any breach of such Subject Third Party Agreement(s) by AMYRIS and/or its Affiliates may result in damage to Company with respect to the subject AMYRIS Licensed IP, which may include loss of license rights to such AMYRIS Licensed IP and/or monetary damages. For any Subject Third Party Agreement entered into by AMYRIS after the Effective Date that satisfies the criteria above, AMYRIS agrees that it will use commercially reasonable efforts to obtain an agreement from the licensor that Company can continue with its sublicense if the license to AMYRIS under the applicable Subject Third Party Agreement is terminated, that Company may approach AMYRIS' licensors under the Subject Third Party Agreements for the limited purpose of obtaining an agreement from such a licensor that Company can continue with it sublicense if the license to AMYRIS under the applicable Subject Third Party Agreement is terminated, and AMYRIS agrees that it shall facilitate such contact, on Company's request, and AMYRIS will not object to such an agreement.

(iii) AMYRIS shall not enter into any agreement, contract, lease, license, instrument or other arrangement with a Third Party that results in a breach of or constitutes a default under this Agreement or that would conflict with the licenses and rights granted to the Company hereunder.

(iv) No member of the AMYRIS Family other than a Third Party Acquirer shall commercialize, or grant any Third Party any rights to commercialize, any isoprenoid or isoprenoid-derived compound for a Jet Product or otherwise conduct or authorize any activity in conflict with the licenses granted in Section 2, provided that the exercise of its retained rights hereunder as set forth in Section 2.A(iv) above shall not be construed as a violation of this clause (iv).

(v) Company shall not be obligated to pay to AMYRIS any fees of any type (including royalties, milestones, maintenance, sublicense, etc.) beyond any amounts due under Section 2.A(iii) or (vii) or Section 2.B for its use, license, sublicense and/or any other commercial exploitation of the licenses granted Company herein with respect to the AMYRIS Licensed IP.

(vi) AMYRIS shall promptly inform Company if AMYRIS and/or any of its Affiliates becomes aware of any action, suit, investigation and/or proceeding pending and/or threatened before any arbitrator and/or any governmental authority, in each case, to which AMYRIS or any of its Affiliates is a party, which could reasonably be expected to have a material adverse effect on the ability of Company and/or any of its Affiliates to practice any of the rights granted Company in this Agreement.

(vii) Until the expiration or termination of the Collaboration Agreement, AMYRIS shall not, without prior notice to Company, enter into any grant or contract that may provide any government or non-for profit entity any rights (e.g., rights provided to the U.S. Government under 35 U.S. 200 et seq. or any similar provisions of foreign law) to any patent application or patents resulting from work done in connection with such grant or contract that would be materially useful in connection with the conduct of the Biofene Development Project or to Manufacture farnesene to make JV Jet Products or to Make and Sell JV Jet Products.

(viii) AMYRIS shall not, and shall not permit any Affiliate to, create, incur, assume or permit to exist any Lien on any Invention within the AMYRIS Licensed IP owned by AMYRIS or its Affiliates as of the Effective Date or hereafter acquired; provided, however, that AMYRIS and its Affiliates shall not be precluded by this clause

(viii) from granting licenses to its Affiliates and Third Parties under the AMYRIS Licensed IP, provided that such licenses do not conflict with the licenses and other rights granted to the Company hereunder. For clarity, nothing in this clause (viii) shall restrict the granting by AMYRIS of (a) licenses with respect to products other than JV Jet Products, (b) licenses outside the Field or (c) licenses within the scope of AMYRIS’ retained rights under Section 2.A(iv).

(ix) AMYRIS shall not, and shall not permit any Affiliate to, use any Known By-Product to Make or Sell any JV Jet Product except in connection with the Brazil Jet Business.

(x) AMYRIS shall not amend the terms of the IP License Agreement with regard to its prohibition on Novvi’s sale of its by-products for use as jet fuel (the “Novvi By-Product Restriction”), without the express prior written consent of the Company.

(xi) In the event that the Company or AMYRIS become aware that Novvi has breached the Novvi By-Product Restriction, it shall notify the other providing detailed information. In the event that Novvi breaches the Novvi By-Product Restriction, AMYRIS, upon Company’s written request, agrees to use its best efforts to enforce the Novvi By

Product Restriction against Novvi including, if necessary, promptly commencing legal action against Novvi to cease such breach and recover damages for such breach.

(xii) AMYRIS shall not, and shall not assist (by joining as a party or otherwise) any Third Party to, commence or conduct any legal action against the Company or its sublicensees or Subcontractors for the production of any By-Products in compliance with the terms of this Agreement.

E. Disclaimer. EXCEPT AS PROVIDED IN THIS ARTICLE 4, NEITHER PARTY MAKES ANY WARRANTIES TO THE OTHER, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AS TO ANY PRODUCT OR PROCESS, OR AS TO THE VALIDITY OR SCOPE OF ANY OF INTELLECTUAL PROPERTY OR THAT THE PRACTICE OF ANY OF INTELLECTUAL PROPERTY WILL BE FREE FROM INFRINGEMENT OF ANY PATENT OR OTHER PROPRIETARY RIGHT OF ANY THIRD PARTY OR TOTAL OR ANY OF ITS AFFILIATES.

ARTICLE 5. INDEMNITY; LIMITATION OF LIABILITY

A. Indemnification.

(i) Indemnification by Company. Company shall defend, indemnify, and hold AMYRIS and AMYRIS’ officers, directors, employees, and agents (the “AMYRIS Indemnitees”) harmless from and against any and all damages, liabilities, judgments, recoveries, costs, and expenses (including court costs and reasonable attorneys’ fees and expenses), resulting from any claims, suits, actions or proceedings of any Third Party (collectively, “Claims”) to the extent that such Claims arise out of, are based on, or result from (a) a breach of any of Company’s representations, warranties, covenants and/or obligations under this Agreement; (b) the willful misconduct or grossly negligent acts of Company or its Affiliates, or the officers, directors, employees, or agents of Company or its Affiliates in connection with its activities under this Agreement; or (c) the exercise by Company of the licenses granted hereunder (excluding claims for infringement and misappropriation of a Third Party’s intellectual property for which AMYRIS is obligated to indemnify Company pursuant to Section 5(A)(ii)(b) below); in each case except to the extent such Claims arise out of, are based on, or result from (x) a breach by AMYRIS of any of AMYRIS’ representations, warranties, covenants and/or obligations under this Agreement; or (y) the willful misconduct or grossly negligent acts of AMYRIS, its Affiliates, or the officers, directors, employees, or agents of AMYRIS or its Affiliates.

(ii) Indemnification by AMYRIS. AMYRIS shall defend, indemnify, and hold Company and its Affiliates and each of their officers, directors, employees, and agents (the “Company Indemnitees”) harmless from and against any and all damages, liabilities, judgments, recoveries, costs, and expenses (including court costs and reasonable attorneys’ fees and expenses), resulting from any Claims (as defined in Section 5.A(i) above) to the extent that (A) such Claims arise out of, are based on, or result from (a) a breach of any of AMYRIS’ representations, warranties, covenants and/or obligations under this Agreement, (b) any manufacture by the Company of farnesene that allegedly has infringed or misappropriated a Third Party’s intellectual property, but only to the extent such alleged infringement or misappropriation is directly attributable to Company’s adherence to AMYRIS’ then approved farnesene manufacturing process (as provided in the Successful Commercial Transfer) licensed from AMYRIS as part of the AMYRIS Licensed IP and not to any deviation or modification from such process made by or on behalf of Company other than a deviation or modification made by Company at the written direction of AMYRIS, (c) the willful misconduct or grossly negligent acts of AMYRIS, its Affiliates, or the officers, directors, employees, or agents of AMYRIS or its Affiliates or (B) such Claims (a) are Patent infringement claims brought by Novvi against the Company, (b) allege that one or more of the JV Jet Products infringes one or more Patents owned by Novvi and (c) are based on Inventions conceived and reduced to practice by Novvi; in each case ((A) and (B)), except to the extent such Claims arise out of, are based on, or result from (x) a breach by Company of any of Company’s representations, warranties, covenants and/or obligations under this Agreement; or (y) the willful misconduct or grossly negligent acts of Company and its Affiliates or the officers, directors, employees, or agents of Company or its Affiliates.

(iii) Indemnification Procedures. In the event that a Party claiming indemnity under this Section 5.A (the “Indemnified Party”) becomes aware of any Claim for which it seeks indemnification from the other Party (the “Indemnifying Party”), the Indemnified Party shall: (a) reasonably promptly notify Indemnifying Party thereof, in no event later than ten (10) business days after the Indemnified Party becomes aware of such Claim (provided that failure to provide such notice will not release the Indemnifying Party from any of its indemnity obligations hereunder except to the extent that such failure increases the Indemnifying Party's indemnity obligation); (b) permit the Indemnifying Party to assume control of the defense or settlement of the Claim; (c) at the Indemnifying Party’s expense, provide the Indemnifying Party with reasonable cooperation in the defense or settlement thereof; and (d) not settle any such claim without the Indemnifying Party’s written consent, not to be unreasonably withheld. The Indemnified Party may participate in and monitor such defense with counsel of its own choosing at its sole expense. If the Indemnifying Party does not assume and conduct the defense of the claim as provided above, (x) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to the claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (y) the Indemnifying Party shall remain responsible to indemnify the Indemnified Party as provided in this Section 5.A.

B. Insurance. Prior to the commencement of its operational activities, Company shall acquire, and thereafter maintain, product liability insurance and general commercial liability insurance, to the extent, in amounts and from carriers with quality ratings not lower than industry standards for a similarly situated company, during the Term and thereafter for so long as Company is exercising its license rights granted hereunder and including with respect to Company’s facilities used in conducting such activities. Company shall provide to AMYRIS a certificate of insurance evidencing such coverage upon request.

C. Limitation of Liability. EXCEPT IN CIRCUMSTANCES OF GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT BY A PARTY OR ITS AFFILIATES OR WITH RESPECT TO A BREACH OF ARTICLE 6, NEITHER PARTY, NOR ANY OF ITS AFFILIATES, SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER. FOR CLARITY, ANY DAMAGES FINALLY AND ACTUALLY SUFFERED BY AN INDEMNIFIED PARTY (WHETHER BY A FINAL JUDGMENT OF A COURT OF LAW OR THROUGH A SETTLEMENT) ARISING OUT OF A CLAIM FOR WHICH THE INDEMNIFIED PARTY IS INDEMNIFIABLE UNDER THIS ARTICLE 5 SHALL BE DEEMED DIRECT DAMAGES FOR PURPOSE OF THIS SECTION 5.C. NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY PUNITIVE DAMAGES HEREUNDER.

ARTICLE 6. CONFIDENTIALITY

A. Confidential Information. Except to the extent expressly authorized by this Agreement or otherwise provided herein or agreed in writing by the Parties, during the Term and for two (2) years thereafter, each Party shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as permitted in this Agreement, the Collaboration Agreement, the Company Articles of Association, or the Company Shareholders’ Agreement, any Inventions or other confidential information, including any information relating to any Strain, disclosed to it by the other Party or its Affiliates pursuant to this Agreement (collectively, “Confidential Information” of the disclosing Party). Each Party shall use at least the same standard of care as it uses to protect proprietary or confidential information of its own, but in no event less than reasonable care, to ensure that its and its Affiliates’ and sublicensees’ employees, previous employees, agents, consultants, Subcontractors, and other representatives do not disclose or make any unauthorized use of the Confidential Information of the other Party. Each Party shall promptly notify the other upon discovery of any unauthorized use or disclosure of the other Party’s Confidential Information. The terms and conditions of this Agreement (but not the existence hereof) shall be the Confidential Information of both Parties. Any Confidential Information disclosed hereunder shall be the Confidential Information of the disclosing Party. The receiving Party is permitted to use such Confidential Information only to the extent permitted in this Agreement, the Collaboration Agreement, the Company Articles of Association, or the Company Shareholders’ Agreement. Any Inventions owned by AMYRIS under this Agreement (including by reference to the Collaboration Agreement in Section 3.A above) shall constitute Confidential Information of AMYRIS.

B. Exceptions. The obligations of non-disclosure and non-use under Section 6.A shall not apply to any Confidential Information of a disclosing Party if the receiving Party can prove by contemporaneous written documentation or otherwise reasonably demonstrate that such Confidential Information: (1) is at the time of receipt, or thereafter becomes, through no breach of this Agreement, the Collaboration Agreement, the Company Articles of Association, or the Company Shareholders’ Agreement by the receiving Party, generally known or publicly available; (2) is known by the receiving Party at the time of receiving such Confidential Information; (3) is hereafter furnished to the receiving Party by a Third Party, which is not, to the receiving Party’s reasonable knowledge, in breach of any confidentiality obligation related to such information; (4) is independently discovered or developed (in the case of the Company, without the practice of the licenses granted hereunder or reference to the AMYRIS Licensed IP or the Confidential Information of AMYRIS, and without use of Confidential Information of AMYRIS under the Collaboration Agreement, the Company Articles of Association, or the Company Shareholders’ Agreement and without violation of any agreement between AMYRIS and any of its Affiliates, on the one hand, and TOTAL or any of its Affiliates, on the other hand), (5) is the subject of a written permission to disclose provided by the disclosing Party; or (6) is disclosed pursuant to any ruling of a governmental or regulatory authority or court or by mandatory law, provided that written notice of such ruling is given, as soon as reasonably possible, to the disclosing Party so as to give the disclosing Party an opportunity to intervene and provided further that the receiving Party uses reasonable efforts to obtain assurance that the Confidential Information shall be treated confidentially. In addition, each Party may disclose Confidential Information of the other Party to the extent such disclosure is reasonably necessary in the following instances:

(i) filing or prosecuting Patents as permitted by this Agreement (but such disclosure must comply with Section 6(C) below);

(ii) regulatory filings for products to which such Party has a license or a right to develop hereunder;

(iii) prosecuting or defending litigation as permitted by or relating to this Agreement;

(iv) otherwise required by law or the requirements of a national securities other similar regulatory body; provided that the receiving Party shall (a) provide the disclosing Party with reasonable advance notice of, and an opportunity to comment on, any such required disclosure, to the extent such advance notice is legally permitted, (b) if requested by the disclosing Party, and at the disclosing Party’s expense, seek confidential treatment with respect to any such disclosure to the extent available, and (c) use good faith efforts to incorporate the comments of the disclosing Party in any such disclosure or request for confidential treatment;

(v) complying with applicable Legal Requirements or governmental requests;

(vi) disclosure to its Affiliates, licensees, sublicensees and Subcontractors and their respective representatives, who reasonably need to know such Confidential Information for the purpose of performing the obligations or exercising its license rights as described in this Agreement and internal reporting to its Affiliates, provided, in each case, each Party shall be responsible for ensuring that all such representatives to whom the Confidential Information is disclosed under this Agreement shall keep such information confidential and shall not disclose the same to any unauthorized person; or

(vii) to underwriters or investors or potential investors or their counsel or accountants in connection with a Monetization (as defined in Section 13.6 of the Collaboration Agreement) or other investment transaction (and to its and their respective Affiliates, representatives and financing sources); provided, however, that each such Third Party to whom information is disclosed will (a) be subject to obligations of confidentiality substantially similar hereunder, (b) be informed of the confidential nature of the Confidential Information so disclosed, and (c) agree to hold such Confidential Information subject to the terms thereof; provided, that the disclosure rights shall not apply with respect to the other Party’s intellectual property.

C. Public Disclosures of Technical Information. If Company seeks to publish any technical information relating to any Strain, the substance of which has not been previously approved by AMYRIS for publication or disclosure, Company shall first provide to AMYRIS the material proposed for disclosure or publication, such as by oral presentation, manuscript or abstract, and AMYRIS shall have the right to review and comment on all such material. Before any such material is submitted for publication, Company shall deliver a complete copy to AMYRIS at least sixty (60) days prior to submitting the material to a publisher or initiating any other disclosure. AMYRIS shall review any such material and give its comments to Company as soon as practicable, but no later than forty-five (45) days after delivery of such material to Company. Company shall not publish any such technical information, the substance of which has not been previously approved by AMYRIS for publication or disclosure, without AMYRIS’ prior written consent in each instance, which consent shall not be unreasonably withheld or delayed. For clarity, such consent is not required for disclosures relating to the JV Jet Products to the extent such disclosure does not comprise technical information relating to Strains.

D. Publicity and Disclosure of this Agreement. A Party that desires to make, or that is required to make pursuant to applicable laws or regulations, any press release or other public disclosure regarding the existence or terms of this Agreement (including the identity of the other Party to this Agreement) shall first consult with the other Party (to the extent such consultation does not violate applicable laws or regulations) with respect to the text and timing of such press release or other public disclosure and shall obtain the other Party’s approval over the text and timing of such release and disclosure prior to the issuance or disclosure thereof (to the extent such approval does not violate applicable laws or regulations). Following the initial press release or other public disclosure announcing the existence or terms of this Agreement (if any), each Party shall be free to disclose, without the other Party’s prior written consent, the existence of this Agreement, the identity of the other Party and those terms of this Agreement which have already been publicly disclosed in accordance herewith.

E. Residuals. Nothing in this Agreement shall restrict any employee or representative of a Party from using general ideas, concepts, practices, learning, or know-how relating to any activities conducted on behalf of the Company (“General Know-How”) that are retained in the unaided memory of such employee or representative following performance of the Biofene Development Project and such employee or representative is not aware at the time of use that such information is Confidential Information of the other Party, provided that the foregoing is not intended to grant, and shall not be deemed to grant (i) any right to disclose the Confidential Information of the other Party, or (ii) any license under any Patents of the other Party. The General Know-How shall in no event include any financial, business statistical, or personnel information specific to the other Party. A person’s memory is “unaided” if such person has not intentionally memorized the Confidential Information for the purpose of retaining and subsequently using or disclosing it otherwise than as authorized pursuant to this Agreement.

ARTICLE 7. TERM AND TERMINATION

A. Term. The term of this Agreement shall commence on the Effective Date and remain in effect for fifty (50) years (the “Term”).

B. Consequence of Events. The Parties agree as follows:

(i) Buy-Out Closing. For clarity, this Agreement shall remain in full force and effect in the event of any Buy-Out Closing.

(ii) Change of Control of AMYRIS. For clarity, this Agreement shall remain in full force and effect in the event of any Change of Control of AMYRIS.

(iii) Termination of Collaboration Agreement. For clarity, the Parties agree that, regardless of any termination of the Collaboration Agreement, this Agreement shall remain in full force and effect according to its terms.

C. Termination of Agreement.

(i) The licenses granted to the Company herein shall be irrevocable (other than as specified in this Section 7.C), provided in the case of a material breach (but only in the case of a material breach) of the relevant license, AMYRIS shall have a right to terminate the applicable license in accordance with the following. If AMYRIS believes any such breach by the Company has occurred, AMYRIS shall within thirty (30) days provide written notice to Company describing the specific alleged material breach. If a material breach is not cured within ninety (90) days of the Company’s receipt of such notice, then AMYRIS may terminate the applicable license with further written notice to Company (A) immediately at the end of such ninety (90) day period, if the Company has not contested the allegation, or (B) if the Company has contested such allegation, only upon a final written determination, if any, of an arbitrator in a proceeding subject to Section 8.B that an uncured material breach has occurred. For clarity, in the case of any dispute between the Parties as to whether any uncured material breach has occurred that would permit AMYRIS to terminate a license or this Agreement, no notice of termination may be given and no such termination shall be effective until the final resolution of a dispute resolution proceeding conducted pursuant to Section 8.B, and such licenses may only be terminated if the arbitrator finally determines an uncured material breach has occurred.

(ii) In the case of an uncured material breach of Section 2.E(i) or (ii) by the Company, then, except to the extent Section 7.C(iii) below applies, AMYRIS shall have the right to terminate the licenses granted in Section 2.A in their entirety in accordance with the procedure described in Section 7.C(i) above, and in the case of such a license termination, this Agreement shall terminate concurrently.

(iii) In the case of any uncured material breach by the Company based on the use of any Intermediate Strain or any other Strain that is a genetic manipulation or modification of any Intermediate Strain (other than any Commercial Farnesene Strain(s)) outside the scope of the limited license in Section 2.A(i)(b), then in accordance with the procedure described in clause 7.C(i) above, AMYRIS shall have the right to terminate the license granted in Section 2.A(i)(b) and all other rights of Company permitting its development and use of Intermediate Strains, including Company’s right to release of the Escrowed Materials relating to the Intermediate Strains) as described in clause (i) above but AMYRIS may not otherwise terminate any provision of this Agreement or this Agreement in its entirety.

(iv) For purposes of determining whether a material breach that would trigger a right of termination under Section 7.C has occurred, any Affiliate of the Company shall be treated as if it was the Company.

(v) Except as expressly provided in this Section 7.C(v), no acts or omissions of any Subcontractor or sublicensee of the Company shall be the basis of any termination of this Agreement. In the event that any Subcontractor or sublicensee of Company violates Section 2.E(i) or Section 2.E(ii)(a) or (b), then such violation may provide a basis for a material breach and termination of this Agreement under Section 7.C(ii) above, but only if the Company fails to use commercially reasonable efforts to cure such breach, which efforts may include terminating its agreement with such Subcontractor or sublicensee and initiating and continuing to pursue appropriate legal action to stop such unauthorized activity. In the event that a sublicensee or Subcontractor of Company uses any Intermediate Strain in a manner that exceeds the scope of or violates the restrictions on the exercise of the license in Section 2.A(i)(b), then in accordance with the procedure described in Section 7.C(i) above, AMYRIS shall have the right to terminate the license in Section 2.A(i)(b) pursuant to Section 7.C(iii) and Company’s related rights in respect of Intermediate Strains but only if the Company is not using commercially reasonable efforts to cure such breach, which efforts may include terminating its agreement with Affiliate, sublicensee or Subcontractor pertaining to the Intermediate Strain(s) and initiating and continuing to pursue appropriate legal action to stop such unauthorized activity.

D. Conversion to Non-Exclusive License. In the event of the expiration of this Agreement at the end of the Term, the Company shall retain a perpetual, non-exclusive (subject to Section 2.A(iv)), royalty-free (subject to Section 2.A(iii) and (vii) and Section 2.B) right and license under the AMYRIS Licensed IP, in each case that is necessary or, in the case of the AMYRIS Farnesene Production IP, useful to Make and Sell JV Jet Products within the Territory.

E. Effects of Termination.

1. Strains; Return or Destruction of Confidential Information. Except as provided in Section 7.D, upon expiration or termination of this Agreement and/or the licenses granted herein, as applicable, Company shall immediately cease and cause its Affiliates, sublicensees and Subcontractors to cease use of any AMYRIS Licensed IP, Strain Improvement Technology and all Company Strains (or in the case of a termination under Section 7.C(iii), the Intermediate Strains and any Strains derived therefrom) and within ninety (90) days following a written request from the other Party, each receiving Party shall at the disclosing Party’s discretion, promptly destroy or return to the disclosing Party (a) all written copies of the disclosing Party’s Confidential Information that is marked confidential and (b) all biological materials (including all Company Strains), in each case (a) and (b) to which the receiving Party does not retain rights hereunder, except that the receiving Party may retain such Confidential Information or materials, to the extent that the receiving Party requires such Confidential Information or materials for the purpose of performing any obligations under this Agreement that may survive such expiration or termination, or with respect to Confidential Information only for archival purposes or for information contained in management reports.

2. Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement to the Company are, and will otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code (the “Bankruptcy Code”), licenses of rights to “intellectual property” as that term is defined in the Bankruptcy Code. Company, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. Upon the filing of a case by or against AMYRIS or any AMYRIS Affiliate (the “Bankrupt Entity”), including without limitation, AMYRIS Fuels LLC, AB Technologies LLC, and/or AMYRIS Brasil Ltda. (each of such Affiliates, a “Co-Licensor”) under the Bankruptcy Code, then (a) Company shall be entitled to the fullest protections conferred upon licensees under Section 365(n) of the Bankruptcy Code, or any similar provision; (b) AMYRIS and each Co-Licensor shall perform all of its obligations under this Agreement; (c) the Bankrupt Entity shall immediately, without the need for any further request by Company, or notice or hearing, provide to Company a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property (which embodiments, throughout this Agreement, shall include without limitation, the Escrowed Materials), or any other information necessary or desirable for Company to utilize such intellectual property; and (d) AMYRIS and each Co-Licensor shall not interfere with the rights of Company as provided in this Agreement, or in any agreement supplementary to this Agreement, to such intellectual property (including such embodiment), including any right to obtain such intellectual property (and such embodiment) from another entity or person. To the extent AMYRIS and/or a Co-Licensor rejects this Agreement under the Bankruptcy Code and Company elects to retain its rights, (x) Company shall have the full rights provided to it under Section 365(n) of the Bankruptcy Code; (y) the waivers under Section 365(n)(2)(C) shall apply only to rights of setoff and administrative claims arising solely out of this Agreement, and not to any other agreements or instruments, including, without limitation, claims or rights arising out of agreements supplementary to this Agreement; and (z) the Bankrupt Entity shall, without need for notice or hearing, provide to Company any intellectual property (including such embodiment) held by AMYRIS and/or each Co-licensor and/or any other entity or person, and shall not interfere with the rights of Company as provided in this Agreement, or any agreement supplementary to this Agreement, to such intellectual property (including such embodiment) including any right to obtain such intellectual property (and such embodiment) from another entity or person. For purposes of this Agreement, the term “embodiment” shall mean any and all materials required to be delivered by AMYRIS or a Co-Licensor to Company hereunder and any materials relating to the licenses granted hereunder which, in the course of dealing between the Parties under this Agreement, are customarily delivered, in whatever format (whether electronic, written or otherwise). All written agreements entered into relating to and in connection with the Parties’ performance hereunder from time-to-time, shall be considered agreements “supplementary” to this Agreement for purposes of Section 365(n) of the Bankruptcy Code. AMYRIS and each Co-Licensor acknowledges and agrees that the rights of Company to such intellectual property (and such embodiments) are unique, and that to the extent AMYRIS or a Co-Licensor, or their respective trustees in bankruptcy, were to sell any portion of such intellectual property free and clear of liens, claims or interests, Company would suffer irreparable damages, such that AMYRIS and each Co-Licensor agrees that such sale shall not occur without Company’s express written consent. For the avoidance of doubt, “intellectual property,” as used in this Section 7.E.2, is limited to intellectual property included in the AMYRIS Licensed IP and the Strain Improvement Technology, and any tangible embodiments of such intellectual property, and includes all such intellectual property and tangible embodiments of such intellectual property (provided in the case of the Strain Improvement Technology, only to the extent, and for the uses and period, described in Section 2.A.(i)(b)).

3. Accrued Rights. Termination or expiration of this Agreement for any reason shall not release either Party from any liability or obligation that already has accrued prior to such expiration or termination, nor affect the survival of any provision hereof to the extent it is expressly stated to survive such termination. Termination or expiration of this Agreement for any reason shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, that a Party may have hereunder or that may arise out of or in connection with such termination or expiration.

F. Survival. Subject to the other provisions set forth in this Article 7 and any other applicable terms and conditions of this Agreement, the obligations and rights of the Parties under the following provisions of this Agreement shall survive expiration of this Agreement: Articles 1 (Definitions) (to the extent any definitions are applicable after expiration hereof), 5 (Indemnity; Limitation of Liability), 6 (Confidentiality) (for the period set forth therein), 8 (Dispute Resolution) and 9 (Miscellaneous); Sections 2.A (License to Make and Sell JV Jet Products) (where the licenses are on the non-exclusive basis described above), 2.B (Third Party Agreements), 2.C (Sublicenses and Subcontracts), 2.E (Strain Restrictions), 2.F (Reporting, Audit and Inspection Rights), 2.G (No Implied Rights), 2.I, 3.A (Ownership), 3.E (Infringement of Third Party Rights), 3.F (Common Interest Disclosures and Agreement), 4.E (Disclaimer), 7.C (Termination of Agreement), 7.D (Conversion to Non-Exclusive License) and 7.E (Effects of Termination); and this Section 7.F (Survival). Subject to the other provisions set forth in this Article 7 and any other applicable terms and conditions of this Agreement, the obligations and rights of the Parties under the following provisions of this Agreement shall survive termination of this Agreement: Articles 1 (Definitions) (to the extent any definitions are applicable after termination hereof), 5 (Indemnity; Limitation of Liability), 6 (Confidentiality) (for the period set forth therein), 8 (Dispute Resolution) and 9 (Miscellaneous); Sections 3.A (Ownership), 3.E (Infringement of Third Party Rights), 3.F (Common Interest Disclosures and Agreement), 4.E (Disclaimer), 7.C (Termination of Agreement) and 7.E (Effects of Termination); and this Section 7.F (Survival).

ARTICLE 8. DISPUTE RESOLUTION

A. Escalation. Except as provided in Section 8.B or 8.D, if any Dispute arises between the Parties under this Agreement, such Dispute shall be referred to the Executive Officers for further discussion and resolution. The Executive Officers shall attempt in good faith to resolve any Dispute referred to them pursuant to this Section 8.A within ten (10) days after such referral by meeting (either in person or by video teleconference, unless otherwise mutually agreed) at a mutually acceptable time, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the Dispute. If the Dispute has not been resolved within twenty (20) days thereafter and the Dispute does not consist of a failure by the Parties to reach agreement where one or both Parties have discretion whether to agree, either Party may, by written notice to the other Party, elect to initiate arbitration pursuant to Section 8.B for purposes of having the Dispute and any related Disputes resolved. If an Executive Officer intends to be accompanied at a meeting by an attorney, the other Executive Officer shall be given at least forty-eight (48) hours’ notice of such intention and may also be accompanied by an attorney. All negotiations conducted pursuant to Section 8.B, and all documents and information exchanged by the Parties in furtherance of such negotiations, (i) are the Confidential Information of the Parties, (ii) shall be treated as evidence of compromise and settlement for purposes of the United States Federal Rules of Evidence and any other applicable state or national rules of evidence or procedure, and (iii) shall be inadmissible in any arbitration conducted pursuant to this Section 8 or other proceeding with respect to a Dispute.

B. Arbitration. Except for Disputes that are subject to Sections 8.C, D or E, all Disputes arising out of or in connection with this Agreement that cannot be resolved by the Executive Officers pursuant to Section 8.A shall be finally settled as follows:

(i) Except for Disputes that are subject to Section 8.C, D or E, all Disputes arising out of or in connection with this Agreement that cannot be resolved by the Executive Officers pursuant to Section 8.A, shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (the “ICC Rules”) by an arbitration tribunal appointed in accordance with the said ICC Rules as modified hereby.

(ii) There shall be three (3) arbitrators, one selected by the initiating Party in the request for arbitration, the second selected by the other Party within twenty (20) days of receipt of the request for arbitration, and the third (who shall act as chairperson of the arbitration tribunal) selected by the two (2) Party-appointed arbitrators within twenty (20) days of the selection of the second arbitrator. In the event that the respondent fails to select an arbitrator, or if the two Party-appointed arbitrators are unable or fail to agree upon the third arbitrator, the international Court of Arbitration of the International Chamber of Commerce shall designate the remaining arbitrator(s) required to comprise the tribunal. The claimant in the arbitration shall provide a copy of the request for arbitration to the respondent at the time such request is submitted to the Secretariat of the International Chamber of Commerce.

(iii) Each arbitrator chosen under this Section shall speak, read, and write English fluently and shall be either (a) a practicing lawyer who has specialized in business litigation with at least ten (10) years of experience in a law firm of over fifty (50) lawyers or (b) a retired judge of a court of general jurisdiction.

(iv) The place of arbitration shall be New York, New York. The language of the arbitral proceedings and of all submissions and written evidence shall be English; provided, however, that a Party, at its expense, may provide for translation or simultaneous interpretation into a language other than English.

(v) The arbitrators shall issue an award within nine (9) months of the submission of the request for arbitration. This time limit may be extended by agreement of the Parties or by the tribunal if necessary.

(vi) It is expressly understood and agreed by the Parties that the rulings and award of the tribunal shall be conclusive on the Parties, their successors and permitted assigns. Judgment on the award rendered by the tribunal may be entered in any court having jurisdiction thereof.

(vii) Each Party shall bear its own costs and expenses and attorneys' fees, and the Party that does not prevail in the arbitration proceeding shall pay the arbitrator's fees and any administrative fees of arbitration. All proceedings and decisions of the tribunal shall be deemed Confidential Information of each of the Parties, and shall be subject to Article 6.

For clarity, any disputes between the Parties regarding the deposit of Escrowed Materials or access to any Escrowed Materials shall not be required to be resolved via arbitration, and either Party may seek equitable relief for such dispute, including without limitation, specific performance, pursuant to Section 8.D.

C. Patent Validity and Infringement Disputes. In the event that a Dispute arises with respect to the inventorship, scope, validity, enforceability, revocation or infringement of a Patent, and such Dispute cannot be resolved by the Executive Officers in accordance with Section 8.A, unless otherwise agreed by the Parties in writing, such Dispute shall not be submitted to arbitration in accordance with Section 8.B, and notwithstanding anything in this Agreement to the contrary, the sole forum to resolve such Dispute shall be to initiate litigation in a court or other tribunal of competent jurisdiction in the country of issuance of the Patent that is the subject of the Dispute.

D. Equitable Relief. Notwithstanding anything to the contrary, either Party may at any time seek to obtain equitable relief from a court of competent jurisdiction with respect to an issue arising under this Agreement if the rights of such Party would be prejudiced absent such relief.

E. Disputes Subject to Section 2.A(iii). In the event of any disagreement between the Parties (or their successors) regarding the terms on which any Inventions subject to Section 2.A(iii) shall be licensed to Company, then at the request of Company (or its successor), such dispute be resolved by a single arbitrator agreed by the Parties or if the Parties are unable to agree within thirty (30) days of Company’s request, selected by the head of the New York office of the International Chamber of Commerce. Such arbitrator shall have expertise in the licensing of biotechnology intellectual property for industrial applications. Each Party shall submit to the arbitrator a written brief of its position regarding the license terms, which submission (including supporting documentation) shall not exceed 50 pages. The arbitrator shall select the position of one of the Parties, in its entirety, as his or her decision, and shall have no authority to vary any of the terms of the prevailing proposal. The Parties shall equally share the costs of such arbitration. Any such arbitration shall be completed within 120 days of selection of the arbitrator.

F. Attorney’s Fees. If any action, proceeding or arbitration is brought by a Party to enforce or interpret this Agreement, the prevailing Party, in addition to all other legal or equitable remedies possessed, shall be entitled to be reimbursed for all reasonable attorneys’ fees incurred by reason of such action or proceeding to the extent related to the enforcement or interpretation of this Agreement.

ARTICLE 9. MISCELLANEOUS

A. Governing Law. This Agreement and any arbitration hereunder shall be governed by, interpreted and construed and enforced in accordance with, the laws of the State of New York, without giving effect to any conflicts of laws principles thereof.

B. Entire Agreement; Modification. This Agreement, together with the Company’s Shareholder Agreement (until a Buy-Out Closing), the Company’s Articles of Association (until a Buy-Out Closing), and the Collaboration Agreement, constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof. No warranty, representation, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by either Party with respect to the subject matter of this Agreement. No rights or licenses with respect to any intellectual property right of either Party are granted or deemed granted hereunder or in connection herewith, other than those rights expressly granted in this Agreement. This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by the Parties to this Agreement. For clarity, except as modified herein, the Collaboration Agreement remains in full force and effect; provided, in the event of any inconsistency between the Collaboration Agreement and this Agreement, the terms of this Agreement shall prevail.

C. Relationship. This Agreement establishes between the Parties an independent relationship. The Parties intend that no partnership or joint venture is created hereby between Company and AMYRIS, that neither Party will be a partner or joint venturer of the other Party for any purposes, and that this Agreement will not be construed to the contrary.

D. Non-Waiver. Either Party may (i) extend the time for the performance of any of the obligations or other acts of the other Party, (ii) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered by the other Party pursuant hereto, or (iii) waive compliance with any of the agreements or conditions of the other Party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Parties. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of either Party to assert any of its rights hereunder shall not constitute a waiver of any of such rights. Any extension of time or other indulgence granted to a Party hereunder shall not otherwise alter or affect any power, remedy or right of the other Party or the obligations of the Party to whom such extension or indulgence is granted.

E. Assignment. This Agreement may not be assigned by either Party without the express written consent of the other Party; provided, however, that either Party may assign its rights and obligations pursuant to this Agreement without the written consent of the other Party to any of its Affiliates; provided, that (i) such Affiliate agrees to be bound by the terms of this Agreement, and (ii) Company may not assign this Agreement to any AMYRIS Competitor without the written consent of AMYRIS. In the event of any Buy-Out Closing, notwithstanding the foregoing, this Agreement shall thereafter (a) be assignable by Company to an AMYRIS Competitor that is an Affiliate of TOTAL without the consent of AMYRIS; and (b) be assignable by AMYRIS to a Third Party in connection with a Change of Control of AMYRIS. Any purported assignment not specifically described above shall be null and void, without the express written agreement of both Parties hereto.

F. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect to the fullest extent permitted by law. Upon determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner.

G. Notices. Any notice to be given under this Agreement must be in writing and delivered either in person by registered or certified mail (postage prepaid) requiring return receipt, or by overnight courier or facsimile confirmed thereafter by any of the foregoing, to the Party to be notified at its address(es) given below, or at any address such Party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earliest of (a) the date of actual receipt; (b) if mailed, three (3) days after the date of postmark; or (c) if delivered by overnight courier, the next business day the overnight courier regularly makes deliveries.

If to Company, notices must be addressed to:

Hoogoorddreef 15

1101 BA

Amsterdam, the Netherlands

With a required copy to (which shall not constitute notice):

Total Energies Nouvelles Activités USA

24 Cours Michelet

92800 Puteaux

France

Attn: Bernard Clément, President

Fax. No.:

Email:

If to AMYRIS, notices must be addressed to:

AMYRIS, Inc.

5885 Hollis Street, Suite 100

Emeryville, CA 94608

Attention: General Counsel

Facsimile:

H. Force Majeure. Each Party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such Party’s reasonable control including but not limited to acts of God, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, accident, any strike or labor disturbance, or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the Party has not caused such event(s) to occur and continues to use diligent, good faith efforts to avoid the effects of such event and to perform the obligation. Notice of a Party’s failure or delay in performance due to force majeure must be given to the unaffected Party promptly thereafter but no later than five (5) days after its occurrence which notice shall describe the force majeure event and the actions taken to minimize the impact thereof. All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure. In no event shall any Party be required to prevent or settle any labor disturbance or dispute.

I. Trademarks and Logos. Neither Party shall use, in advertising or otherwise, the other Party’s or its Affiliates’ names, trade names, trademarks, service marks, logos or other indicia of origin or refer to the other Party or its Affiliates, directly or indirectly, in any media release, public announcement or public disclosure relating to this Agreement or its subject matter, including in any promotional or marketing materials, lists, referral lists, or business presentations, without prior written consent from the other Party for each such use or release. The restrictions imposed by this Section 9.I shall not prohibit either Party from making any disclosure (a) identifying the other Party as a counterparty to this

Agreement to its or its Affiliates’ actual or prospective acquirers, merger candidates, underwriters, or investors (and their attorneys and accountants), (b) that is required by Applicable Law or the requirements of a national securities exchange or another similar regulatory body (provided that any such disclosure shall be governed by Section 6) or (c) with respect to which written consent of the other Party has previously been obtained.

J. Export Control. Notwithstanding anything to the contrary contained herein, all obligations of the Parties are subject to prior compliance with export regulations applicable to each Party and such other related laws and regulations as may be applicable to each Party, and to obtaining all necessary approvals required by the applicable government entity. Each Party shall each use its reasonable efforts to obtain such approvals for its own activities. Each Party shall cooperate with the other Parties and shall provide assistance to the other Parties as reasonably necessary to obtain any required approvals.

K. Interpretation.

(i) Captions & Headings. The captions and headings of clauses contained in this Agreement preceding the text of the articles, sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction.

(ii) Singular & Plural. All references in this Agreement to the singular shall include the plural where applicable, and all references to gender shall include both genders and the neuter.

(iii) Including as Example. Use of the term “including” or “include” in this Agreement shall be interpreted to mean “including, without limitation,” or “include, but not limited to,” and shall be exemplary rather than restrictive.

(iv) Sections & Subsections. Unless otherwise specified, references in this Agreement to any section shall include all subsections and paragraphs in such sections, and references in this Agreement to any subsection shall include all paragraphs in such subsection.

(v) Days. All references to days in this Agreement mean calendar days, unless otherwise specified.

(vi) Ambiguities. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist.

(vii) English Language. All notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the Parties regarding this Agreement shall be in the English language.

L. Drafting. Each Party agrees that it participated equally with the other in the drafting of this Agreement, using counsel of its choice. This Agreement shall be interpreted without regard to any principle of construction regarding the drafting, authorship or revision thereof.

M. Further Assurances. After the Effective Date, each of the Parties shall execute and deliver such additional documents, certificates, and instruments and perform such additional acts, as may be reasonably requested and necessary or appropriate to carry out the purposes and intent and all of the provisions of this Agreement and to consummate all of the transactions contemplated by this Agreement.

N. License Registrations. Company may, at its expense, register the exclusive licenses granted under this Agreement in any country of, or community or association of countries in, the Territory. AMYRIS shall reasonably cooperate in such registration at Company’s expense. Upon request by Company, AMYRIS agrees promptly to execute any "short form" licenses developed in a form reasonably acceptable to both Company and AMYRIS and reasonably submitted to it by Company from time to time in order to effect the foregoing registration in such country. No such "short form" license shall be deemed to amend or be used to interpret this Agreement. If there is any conflict between such a license or other recordation document and this Agreement, this Agreement shall control.

O. Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party, it being understood that both Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by electronic delivery, shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. Neither Party shall raise the use of electronic delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of electronic delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

P. Affiliates. Each Party hereto shall be responsible for ensuring that its Affiliates (whether existing as of the Effective Date or thereafter during the Term of this Agreement) comply with the terms of this Agreement.

[Signatures on following page]

THIS AGREEMENT IS EXECUTED by the authorized representatives of the Parties as of the date first written above.

AMYRIS, INC.	Company

By:	By:

Name:	Name:

Title:	Title:

By:

Name:

Title:

By:

Name:

Title:

The following AMYRIS Affiliates existing as of the Effective Date of this Agreement hereby acknowledge and approve the licenses granted to Company in Section 2.A and Section 7.E.2 of this Agreement.

AMYRIS Fuels LLC

By:

Name:

Title:

AB Technologies LLC

By:

Name:

Title:

AMYRIS Brasil Ltda.

By:

Name:

Title:

Exhibit A

Commercial Technology Transfer Package

A commercial technology transfer package should include the following:

1.	Strain information:
a.	Back-ground strain design information such as strain information, genetic background, sequence information, genetic modifications information. e.g.,
I.	Strain ancestor and lineage of the applicable strain including each of the rational or directed strain engineering changes, what type of changes – deletion, insertion, ploidy changes, description of the changes, locus at which the changes were engineered and what were the resulting genii of the modified strain at each step.

b. Strain storage and propagation

I. SOP for the overall strain storage including detailed media recipes for preserving strain

II. SOP for strain revival including steps all the way from seed vial to inoculums tanks for the propagation media for revival of the strain

c. Feed-stock information – ingredient information, sourcing, specificities, testing

I. Feed-stock sources and details of handling the feedstock

2.	Details of a fermentation run at all scales (including from inoculum to shake-flask to 300L to 1m3, 40 m3 and 200 m3 production reactors):
a.	SOP’s for media, sterilization, fill and draw
b.	Sampling intervals, sampling protocols
c.	Performance and specific testing at each step, protocols for tests at each stage
d.	Historical data of runs at all scales (including 1m3, 40 m3 and 200 m3) to register and monitor variability

3. Process design (including Brotas data):

a.	Detailed manufacturing process, process narrative, operating conditions
b.	PFD’s design basis, heat/material balance, with identified streams
c.	Equipment list and material of construction – vessel specifications, identify an special modifications, performance required, design and fabrication codes, vendor and model numbers
d.	Utility flow and diagrams – all major inputs, outputs, stream compositions, flow rates
e.	Waste-water specification
f.	Routine maintenance, testing, replacements

A-1

4. Process book including process control and details of the operation:

a.	Aseptic design and operation, sterilization and cleaning (SIP/CIP) procedures and schedules
b.	batch and fed-batch operational details,
c.	feeding algorithm details,
d.	process control and monitoring strategies

e. h istoric data of all prior runs with the strains – access to database of prior runs

And any other information that is necessary for being able to operate the strain in commercial settings.

A-2

Exhibit B

Initial Package

Current process book for the current strain Amyris is using for the commercial production of farnesene and the following with respect to the all of the designated Intermediate Strains:

1.	Strain information:
a.	Back-ground strain design information such as strain information, genetic background, sequence information, genetic modifications information. e.g.,
I.	Strain ancestor and lineage of the current strain including each of the rational or directed strain engineering changes, what type of changes – deletion, insertion, ploidy changes, description of the changes, locus at which the changes were engineered and what were the resulting genii of the modified strain at each step.

b.	Strain storage and propagation
i.	SOP for the overall strain storage including detailed media recipes for preserving strain
ii.	SOP for strain revival including steps all the way from seed vial to inoculums tanks for the propagation media for revival of the strain

c. Feed-stock information – ingredient information, sourcing, specificities, testing

II. Feed-stock sources and details of handling the feedstock

III. Testing results for content of sugar or other impacting ingredients

IV. Seasonal variation information or data

V. Protocols for any adjustment made to feedstock

2.	Current best details of a fermentation run at all scales (including from inoculum to shake-flask to 300L to 1m3, 40 m3 and 200 m3 production reactors -if not at the largest scale then information on best scale at which this strain is current been running):
a.	SOP’s for media, sterilization, fill and draw
b.	Sampling intervals, sampling protocols
c.	Performance and specific testing at each step, protocols for tests at each stage

d. Historical data of runs at all scales (including 1m3, 40 m3 and 200 m3) to register and monitor variability

3.	Current best process design (including Brotas data):

a. Detailed manufacturing process, process narrative, operating conditions

b.	PFD’s design basis, heat/material balance, with identified streams
c.	Equipment list and material of construction – vessel specifications, identify an special modifications, performance required, design and fabrication codes, vendor and model numbers
d.	Utility flow and diagrams – all major inputs, outputs, stream compositions, flow rates
e.	Waste-water specification
f.	Routine maintenance, testing, replacements

B-1

4. Current best process book including process control and details of the operation:

a.	Aseptic design and operation, design constraints, sterilization and cleaning (SIP/CIP) procedures and schedules
b.	batch and fed-batch operational details,
c.	feeding algorithm details,
d.	process control and monitoring strategies
e.	Performance data of recent runs

Any other information that is necessary for being able to operate the strain in commercial settings.

B-2

Exhibit C

Section 6.1 of Collaboration Agreement

Subject to Section 11 of the Second Amendment, Section 6.1 is as follows as of the Effective Date:

6.1 Ownership.

(a) Background IP. Subject to the license grants set forth in this Agreement, (i) TOTAL shall retain all of its right, title and interest in and to the TOTAL Background IP, and (ii) AMYRIS shall retain all of its right, title and interest in and to the AMYRIS Background IP. Notwithstanding any other provision of this Agreement, TOTAL Background IP shall not be deemed to be introduced as TOTAL Included IP in any aspect of R&D Activities, Improvement Scope Activities, or Commercialization activities without an express election by TOTAL and by following the process set forth in Section 6.1(c)(i) below.

(b) Non-Collaboration IP. Subject to the license grants set forth in this Agreement with respect to Included IP, (i) TOTAL shall retain all of its right, title and interest in and to the TOTAL Non-Collaboration IP, and (ii) AMYRIS shall retain all of its right, title and interest in and to the AMYRIS Non-Collaboration IP. Notwithstanding any other provision of this Agreement, TOTAL Non-Collaboration IP shall not be deemed to be introduced as TOTAL Included IP in any aspect of R&D Activities, Improvement Scope Activities, or commercialization activities without an express election by TOTAL and by following the process set forth in Section 6.1(c)(i) below. Notwithstanding any other provision of this Agreement, AMYRIS Non-Collaboration IP shall not be deemed to be introduced as AMYRIS Included IP in any aspect of R&D Activities, Improvement Scope Activities, or commercialization activities without an express election by AMYRIS and by following the process set forth in Section 6.1(c)(i) below, other than AMYRIS Non-Collaboration IP which is automatically deemed to be AMYRIS Included IP as set forth in Section 6.1(c)(ii).

(c) Included IP.

(i) From time to time during the Term of this Agreement, a Party may choose, in its sole discretion, to introduce its Non-Collaboration IP and/or its Background IP into the R&D Collaboration to facilitate the performance of the R&D Activities, the activities of a JV Company related to a Product or under the Improvement Scope Activities. In each such case, such Party shall provide advance written notice to the Joint Steering Committee identifying the nature of such Non-Collaboration IP and/or such Background IP and a proposal for how such Non-Collaboration IP and/or Background IP, as applicable, may be used in the R&D Collaboration, the activities of a JV Company related to a JV Jet Product or the Improvement Scope Activities. If the Joint Steering Committee agrees to accept the terms under which the Non-Collaboration IP and/or Background IP, as applicable, may be used in the R&D Collaboration or the activities of a JV Company related to a JV Jet Product or the Improvement Scope Activities, such Non-Collaboration IP and/or Background IP, as applicable, shall become Included IP. In any event, each Party agrees not to assert infringement of any intellectual property it Controls by the other Party or any of its Affiliates for asserting its rights, or performing its obligations, under the Agreement or the documents establishing the JV Company.

(ii) Notwithstanding the following, any AMYRIS Background IP and AMYRIS Non-Collaboration IP, in each case, encompassing general means of practicing synthetic biology, including without limitation, methods and means to construct and test a Strain (including without limitation all related software, workflow, apparatus or arrangement of apparatuses, knowledge database systems, processes, systems and technology for the design, selection, engineering and development of Strains) shall be deemed AMYRIS Included IP without further action on the part of AMYRIS or the Joint Steering Committee, and such AMYRIS Included IP may be utilized by the Parties for the performance of the R&D Activities, the activities of a JV Company related to a Product or the Improvement Scope Activities, according to the terms of the Agreement. However, TOTAL may veto the inclusion of selected AMYRIS Non-Collaboration IP that would otherwise constitute Included IP, but such veto must be exercised in connection with the voting of its representatives on the Joint Steering Committee.

(iii) From time to time during the Term of this Agreement, Inventions Controlled by a Third Party may be used in the performance of the R&D Activities, the activities of a JV Company related to a Product and the Improvement Scope Activities. Terms and provisions relating to such Third Party Inventions shall be agreed on in writing by the Parties on a case by case basis.

(d) Collaboration IP.

(i) AMYRIS-Owned Collaboration IP. As between the Parties, subject to the license grants set forth in this Agreement, AMYRIS shall have sole and exclusive ownership of all right, title and interest on a worldwide basis in and to the AMYRIS Tools IP and MEV Pathway IP conceived and reduced to practice in the performance the R&D Activities and/or the performance of activities on behalf of the JV Company related to a Product or the means of making the Product (“AMYRIS Owned Collaboration IP”). TOTAL hereby assigns to AMYRIS, without further consideration, all right, title and interest that TOTAL may have from time to time (other than by virtue of the license grants in this Article 6) in any AMYRIS Tools IP and MEV Pathway IP and shall, at AMYRIS’ reasonable expense, execute all documents and take all actions reasonably requested by AMYRIS from time to time to perfect AMYRIS’ title to and ownership thereof.

(ii) Jointly-Owned Collaboration IP. As between the Parties, subject to the license grants set forth in this Agreement, AMYRIS and TOTAL shall have joint ownership of all right, title and interest on a worldwide basis in and to the New Tools IP and Main IP conceived and reduced to practice in the performance of the R&D Activities and/or the performance of activities on behalf of the JV Company related to a Product or the means of making the Product, other than TOTAL Owned Collaboration IP (“Jointly Owned Collaboration IP”). Each Party shall have the right to use and exploit all Jointly-Owned Collaboration IP without duty to account to the other joint owner and without obligation to obtain consent of the other joint owner, except as may otherwise be provided in the

Agreement or in the documents establishing the JV Company. Notwithstanding the foregoing, a license under each Party’s respective Background IP and Non-Collaboration IP, if required for the other Party’s use and exploitation of Jointly-Owned Collaboration IP, is not granted herein unless otherwise expressly provided in this Article 6. Each Party shall have an undivided one half ownership interest in such Jointly-Owned Collaboration IP and each Party hereby assigns to the other Party, without further consideration, such right, title and interest that it may have from time to time (other than by virtue of the license grants in this Article 6) in any and all Jointly-Owned Collaboration IP as required to effect such coownership.

(iii) TOTAL-Owned Collaboration IP. As between the Parties, subject to the license grants set forth in this Agreement, TOTAL shall have sole and exclusive ownership of all right, title and interest on a worldwide basis in and to Main IP and New Tools IP conceived and reduced to practice in the performance of R&D Activities under a New Technology Project conducted under the TOTAL R&D Option (the "TOTAL-Owned Collaboration IP"). AMYRIS hereby assigns to TOTAL, without further consideration, all right, title and interest that AMYRIS may have from time to time (other than by virtue of the license grants in this Article 6) in any such IP and shall, at TOTAL’s reasonable expense, execute all documents and take all actions reasonably requested by TOTAL from time to time to perfect TOTAL’s title to and ownership thereof.

(iv) Each Party shall have the right, on reasonable notice, to inspect and review the specific records maintained by the other Party reflecting the Collaboration IP made by such other Party, solely to the extent reasonably needed by the reviewing Party for exercising its rights or performing its obligations under this Agreement.

(e) Improvement Scope IP. Improvement Scope IP will be (a) jointly owned by TOTAL and AMYRIS, if the Improvement Right of First Refusal has been accepted by the corresponding Party (in a manner analogous to the Jointly-Owned Collaboration IP as described in Section 6.1.(d)(ii)) (the "Jointly Owned Improvement Scope IP"), or (b) owned solely by the Improving Party (TOTAL , for the “TOTAL Owned Improvement Scope IP” or AMYRIS for the “AMYRIS Owned Improvement Scope IP”) if the Improvement Right of First Refusal has been rejected by the other Party.

Exhibit D

List of the Member States of the European Union

The following States are members of the European Union as of the Effective Date:

1.	Austria
2.	Belgium
3.	Bulgaria
4.	Croatia
5.	Cyprus
6.	Czech Republic
7.	Denmark
8.	Estonia
9.	Finland
10.	France
11.	Germany
12.	Greece
13.	Hungary
14.	Ireland
15.	Italy
16.	Latvia
17.	Lithuania
18.	Luxembourg
19.	Malta
20.	Netherlands
21.	Poland
22.	Portugal
23.	Romania
24.	Slovakia
25.	Slovenia
26.	Spain
27.	Sweden
28.	United Kingdom

D-1

Exhibit E

Known By-Products

1                    Identified as of the Effective Date: The following compositions: (i) dead yeast cells, (ii) ethanol, (iii) farnesol, (iv) farnesene dimer, (v) triglyceride, (vi) hexahydrofarnesol, (vii) hydrogenated farnesene dimer, or (viii) combination of items in (i) through (vii) with or without farnesene and/or farnesane.

2                    Identified after the Effective Date:

E-1

ANNEX D

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LICENSE AGREEMENT REGARDING DIESEL FUEL IN THE EU

License Agreement regarding Diesel Fuel in the EU (the “A greement”) is entered into on July ____, 2015 (the “Effective D ate”) by and among AMYRIS,INC .,a corporation organized and existing under the laws of the state of Delaware, United States of America, with its principal place of business at 5885 Hollis Street, Suite 100, Emeryville, California 94608 (“AMYRIS ”), and Total Energies Nouvelles Activités USA, a société par actions simplifiée organized under the laws of the Republic of France, with its principal place of business at 24 Cours Michelet, 92800 Puteaux, France (“TOTAL”). AMYRIS and TOTAL may each be referred to herein individually as a “Party,” and collectively as the “P arties.”

B A C KGROUND

WHEREAS, AMYRIS and Total Gas & Power USA Biotech, Inc. entered into a technology license, research, development, commercialization and collaboration relationship pursuant to that certain Technology License, Development, Research and Collaboration Agreement, dated as of June 21, 2010 (the “Original C o

WHEREAS, AMYRIS and TOTAL entered into an amendment of the Original Collaboration Agreement as of November 23, 2011 (“First Amendment”), and subsequently further amended the Original Collaboration Agreement effective as of July 31, 2012, (“Original Second Amendment”), which amendment superseded the First Amendment with respect to the matters set forth therein and contemplated that AMYRIS would grant to a joint venture entity certain licenses and other rights to use certain intellectual property of AMYRIS to Make and Sell JV Products (as defined in the Original Second Amendment) and conduct certain related activities, in each case, according to the terms and conditions set forth in a license agreement;

WHEREAS, on November 29, 2013, AMYRIS and TOTAL established Total Amyris BioSolutions, B.V., a joint venture entity (“JVCO”), in order to develop and commercialize JV Products as contemplated in the Original Second Amendment, and in connection with the establishment of JVCO: (i) AMYRIS entered into a license agreement with JVCO, effective as of December 2, 2013 (“JVCO License Agreement”), granting to JVCO the contemplated licenses and rights with respect to the JV Products, and (ii) AMYRIS and TOTAL entered into a letter agreement to clarify (x) the obligations of AMYRIS with regard to the restrictions to be incorporated in its future agreements regarding the production and commercialization of farnesene and/or farnesane and (y) Section 4.1 of the IP License Agreement (as defined below);

WHEREAS, AMYRIS and TOTAL amended the Original Second Amendment effective as of April 1, 2015, to authorize TOTAL to conduct certain hydrogenation activities and to clarify the licenses to be granted by TOTAL to AMYRIS and JVCO regarding intellectual property created from such activities (as amended, the “Second

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Amendment”, and the Original Collaboration Agreement, as amended by the First Amendment and the Second Amendment, and as may be further amended from time-totime, the “Collaboration Agreement”).

WHEREAS, on the date of this Agreement, the Parties now wish to bifurcate the rights previously granted to JVCO, with JVCO retaining the licenses and rights under the JVCO License Agreement only with respect to JV Products for use as, and in, jet fuels pursuant to the “Amended and Restated JVCO Jet Fuel License Agreement” entered of even date herewith, and the licenses and rights under the JVCO License Agreement with respect to JV Products for use as, and in, diesel fuels reverting to AMYRIS except as provided herein;

WHEREAS, with regard to the reverted rights with respect to products for use as, and in, diesel fuels, the Parties have agreed that AMYRIS would grant certain licenses and rights to TOTAL and would retain the remainder of such rights for itself and its Affiliates;

In order to make such license grants to TOTAL and to address certain related matters, the Parties desire to enter into this Agreement, subject to the terms and conditions hereof;

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE 1. DEFINITIONS

1.1 References to definitions in the Collaboration Agreement, including the Second Amendment, are to such definitions as they exist as of the Effective Date.

1.2 “Affiliate” shall have the meaning set forth in Section 1.1 of the Collaboration Agreement; except that (i) Novvi LLC and its Affiliates (collectively, “N \ovvi”) shall not be deemed an Affiliate of AMYRIS under this Agreement unless AMYRIS’ equity ownership of a Novvi entity exceeds 50%, at which time, the applicable Novvi entity(ies) will be considered an Affiliate of AMYRIS for purposes of this Agreement, (ii) Company shall not be considered an Affiliate of AMYRIS nor an Affiliate of TOTAL and neither TOTAL nor AMYRIS shall be considered an Affiliate of Company, and (iii) SMA Indústria Química S.A and its Affiliates (collectively, “SMA ”) shall not be deemed an Affiliate of AMYRIS under this Agreement unless AMYRIS’ equity ownership of an SMA entity exceeds 50%, at which time, the applicable SMA entity(ies) will be considered an Affiliate of AMYRIS for purposes of this Agreement. For clarity, the Affiliates of AMYRIS as of the Effective Date include: AMYRIS Fuels LLC, AB Technologies LLC, and AMYRIS Brasil Ltda.

1.3 “AMYRIS Certification Materials” means the Diesel Certification Materials (as defined in Section 7 of the Second Amendment) made or generated by or on behalf of AMYRIS.

1.4 “AMYRIS Family” means AMYRIS and its Affiliates.

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1.5 “AMYRIS Farnesene Included IP” means any (i) AMYRIS Background IP (as defined in the Collaboration Agreement) and any AMYRIS Non-Collaboration IP (as defined in the Collaboration Agreement), in each case that is Controlled by AMYRIS or its Affiliates as of the Second Amendment Date, and (ii) AMYRIS Non-Collaboration IP developed after the Second Amendment Date (other than by a Third Party Acquirer), in each case, that (x) encompass general means of practicing synthetic biology or (y) are necessary or useful for the R&D Activities (as defined in the Collaboration Agreement) contemplated in connection with the Biofene Development Project.

1.6 “AMYRIS Farnesene Production IP” means any Farnesene Production IP owned or Controlled by AMYRIS or its Affiliates (other than a Third Party Acquirer).

1.7 “AMYRIS Hydrogenation IP” means any AMYRIS Background IP and AMYRIS Non-Collaboration IP in each case that is Controlled by AMYRIS or its Affiliates (other than a Third Party Acquirer) and is necessary or materially useful in order to hydrogenate farnesene into farnesane.

1.8 “AMYRIS Included IP” shall have the meaning provided in Section 1.4 of the Collaboration Agreement.

1.9 “AMYRIS Licensed IP” means, all Inventions to the extent owned or Controlled by AMYRIS or its Affiliates (other than a Third Party Acquirer) as of the Effective Date or at any time thereafter during the Term until thirty (30) years following the Effective Date including, AMYRIS Technology (as defined in Section 1.11 of the Collaboration Agreement), AMYRIS-Owned Collaboration IP (as defined in Section 1.9 of the Collaboration Agreement), AMYRIS Hydrogenation IP, AMYRIS-Owned Improvement Scope IP, AMYRIS’ interest in Jointly-Owned Improvement Scope IP (as defined in Section 6.1(e) of the Collaboration Agreement), Jointly Owned Collaboration IP (as defined in Section 6.1(d)(ii) of the Collaboration Agreement), AMYRIS Farnesene Included IP and AMYRIS Production IP (as defined herein), and any Invention(s) licensed to AMYRIS by Novvi pursuant to the IP License Agreement entered by AMYRIS and Novvi on March 26, 2013 and amended on July _____, 2015, (the “IP License Agreement”), and subject to the terms of Section 2.A(v) below, the AMYRIS Certification Materials, in each case that is necessary or, in the case of the AMYRIS Farnesene Production IP, useful (i) to develop and/or optimize the processes of making farnesene from the Commercial Farnesene Strain and purifying it from the fermentation broth and converting farnesene into farnesane and/or (ii) to Make and Sell (as defined in Section 1.75 of the Collaboration Agreement) Licensed Products. For purposes of this definition and for Sections 2(A)(i)(a), 2(A)(i)(c), 2(A)(i)(d), and 7(D), an item of AMYRIS Licensed IP will be deemed to be necessary with respect to a particular activity if it is actually used by the TOTAL in carrying out such activity.

1.10 “AMYRIS-Owned Improvement Scope IP” means any and all Improvement Scope IP that is owned by AMYRIS pursuant to Section 6.1(e) of the Collaboration Agreement.

1.11 “Banked Strain” has the meaning set forth in Section 2.D hereof.

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1.12 “Biofene Development Project” means the project and activities described in the Biofene Development Project Plan.

1.13 “Biofene Development Project Plan” means the written Development Project Plan agreed by AMYRIS and TOTAL for the research, development, and scale-up production activities to be conducted pursuant to the Second Amendment (as amended from time to time, if applicable, pursuant to the Collaboration Agreement).

1.14 “Biofene Development Project Extension Agreement” means a written contract between TOTAL and AMYRIS, negotiated pursuant to the process set forth in Section 2.A(vii) hereof, under which the Parties extend the term of the Biofene Development Project beyond July 31, 2016 to set forth the Strain engineering and other activities AMYRIS will perform during such extension period, and the payments TOTAL will make to AMYRIS for AMYRIS’s Biofene Development Project-related activities during this extension period.

1.15 “By-Product” means any composition other than a Licensed Product that is produced (and has been produced in greater than de minimis levels in a manufacturing process that is at least a 300 liter scale) (a) as a direct consequence of the manufacture of a Licensed Product by TOTAL or its Affiliates, Subcontractors or sublicensees, and (b) except in the case of dead yeast cells, with a weight that is less than 40% of the weight of the applicable Licensed Product concurrently produced and, in each case, any composition resulting from further purification processing.

1.16 “Change of Control” means the occurrence of any of the following with respect to AMYRIS: (i) the consolidation of AMYRIS with, or the merger of AMYRIS with or into, another “person” (as such term is used in Rule 13d-3 and Rule 13d-5 of the Exchange Act), or the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the AMYRIS and its subsidiaries taken as a whole, or the consolidation of another “person” with, or the merger of another “person” into, AMYRIS, other than in each case pursuant to a transaction in which the “persons” that “beneficially owned” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, the Voting Shares of AMYRIS immediately prior to the transaction “beneficially own”, directly or indirectly, Voting Shares representing at least a majority of the total voting power of all outstanding classes of voting stock of the surviving or transferee person; (ii) the adoption by AMYRIS of a plan relating to the liquidation or dissolution of AMYRIS, (iii) the consummation of any transaction (including any merger or consolidation) the result of which is that any “person” becomes the “beneficial owner” directly or indirectly, of more than 50% of the Voting Shares of the AMYRIS (measured by voting power rather than number of shares); or (iv) the first day on which a majority of the members of the AMYRIS board of directors does not consist of Continuing Directors. As used in this definition, “Voting Shares” of any Person means capital shares or capital stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency. As used in this definition, “Continuing Director” means, as of any date of determination, any member of the AMYRIS board of directors who (i) was a

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member of the AMYRIS Board of Directors on July 31, 2012 or (ii) was nominated for election or elected to the AMYRIS board of directors with the approval of a majority of the Continuing Directors who were members of the AMYRIS board of directors at the time of such nomination or election and who voted with respect to such nomination or election; provided that a majority of the members of the AMYRIS board of directors voting with respect thereto shall at the time have been Continuing Directors. Notwithstanding the foregoing, an AMYRIS Change of Control shall not be deemed to have occurred in connection with (A) any acquisition of Amyris by TENA USA (or any of its Affiliates) or (B) any change in the board of directors of AMYRIS such that it is no longer composed of a majority of Continuing Directors if any designee of TENA USA (or any of its Affiliates) to the board of directors of AMYRIS approves the nomination or election of any member of the board of directors of AMYRIS that is not a Continuing Director or if TENA USA (or any of its Affiliates) votes any Voting Shares in favor of the election of any member of the board of directors of AMYRIS that is not a Continuing Director.

1.17 “Commercial Farnesene Strain” means any Commercial Strain (as defined in Section 1.25 of the Collaboration Agreement) designed for the production of farnesene.

1.18 “Commercial Scale” means with respect to a particular Commercial Farnesene Strain, the use of such Strain to reproducibly produce farnesene of commercially quality in commercial quantities and at commercially reasonable cost, as shown by production of [*]

1.19 “Commercial Technology Transfer Package” has the meaning set forth in Section 2.D(i).

1.20 “Confidential Information” has the meaning set forth in Section 6.A hereof.

1.21 “Control” or “Controlled ” means, with respect to any Invention, Patent or other intellectual property right, that the applicable Party or its Affiliates owns or has a license to such Invention, Patent or other intellectual property right and such applicable Party or its Affiliates has the ability to disclose the same to the other Party and to grant the other Party a license or a sublicense (as applicable) under the same as provided in this Agreement without violating the terms of any agreement or other arrangement with any Third Party.

1.22 “Diesel Product” means one or more fermentation-produced isoprenoid(s) that may or may not be hydrogenated or hydroprocessed, which when blended with petroleum diesel, meet the ASTM D975 specification, the EN590 European standard or the equivalent of (or successor to) either such standard, in each case, for use as a diesel fuel.

1.23 “Dispute” means any dispute, claim or controversy that arises between the Parties in connection with this Agreement or any agreement or instrument delivered in

[*] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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connection herewith, or the negotiation, execution, interpretation, breach, termination invalidity or enforcement hereof or thereof.

1.24 “Executive Officers” means (a) in the case of AMYRIS, the Chief Commercial Officer or such other officer designated in writing by the Chief Executive Officer, and (b) in the case of TOTAL, an executive officer nominated by TOTAL at the time of the Dispute.

1.25 “Farnesane Diesel Product” means a Diesel Product that is farnesane, wherein the isoprenoid is farnesene.

1.26 “Farnesene Production IP ” means any and all (a) AMYRIS Farnesene Included IP, (b) Collaboration IP and (c) Improvement Scope IP, in each case that is necessary or useful to (i) produce farnesene from fermentation of a Farnesene Strain or (ii) purify such farnesene from the fermentation medium to hydrogenation grade.

1.27 “Farnesene Strain” means any Strain that produces farnesene.

1.28 “Field” means diesel fuel applications.

1.29 “Governmental Entity” shall have the meaning set forth in Section 1.54 of the Collaboration Agreement.

1.30 “Improvement Scope IP” means any and all Inventions that are conceived or reduced to practice on or after the Effective Date of the Collaboration Agreement by (a) any employee, agent or Third Party contractor of TOTAL or any of its Affiliates, (b) any employee, agent or Third Party contractor of AMYRIS or any of its Affiliates, or (c) any of the foregoing jointly, in each case, in the performance of Improvement Scope Activities (x) during the term of the Collaboration Agreement or (y) during the term that a Licensed Product is being commercialized by TOTAL.

1.31 “Indemnified Party” has the meaning set forth in Section 5.A(iii) hereof.

1.32 “Indemnifying Party” has the meaning set forth in Section 5.A(iii) hereof.

1.33 “Infringement” has the meaning set forth in Section 3.D(i) hereof.

1.34 “Initial Package” has the meaning in Section 2.D(iii)(a) hereof.

1.35 “Intermediate Strain(s)” means, at a given point in time, (i) the Farnesene Strain then most recently used by AMYRIS for the commercial Manufacture of farnesene, if any, and (ii) up to ten (10) other Strains developed in the Biofene Development Project that are most likely to achieve the goals of the Biofene Development Project. The four Intermediate Strains to be initially escrowed as part of the Initial Package have been selected by the Management Committee (as defined in the Collaboration Agreement). The Management Committee pursuant to the Second Amendment may periodically designate additional Intermediate Strain(s) for inclusion as Banked Strains to replace any or all of the four (4) initial Banked Strains, provided that if the Management Committee is unable to

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agree upon whether a particular Strain should be designated as an Intermediate Strain, then the TOTAL representative(s) to the Management Committee shall have the right to make such decision with respect to eight (8) (but not more) of the subject Strains but in no event may the TOTAL representatives(s) designate more than eight (8) Strains for escrow. Notwithstanding the above, at any given time, there shall be no more than fourteen (14) Banked Strains.

1.36 “Invention(s)” means, whether or not patentable, any inventions, information, technology, methods, compositions of matter, formulae and other subject matter (including all related software, workflow, apparatus or arrangement of apparatuses, knowledge database systems, processes, systems and technology for the design, selection, engineering, development and manufacture of Strains, Compounds or Products (each, as defined in the Collaboration Agreement), the Strains and the Compounds and the Products themselves, chemistry, process engineering, materials transformation, Strain or Compound or Product specifications, know-how, trade secrets, improvements and all intellectual property rights therein or pertaining thereto.

1.37 “IP License Agreement” has the meaning set forth in Section 1.10.

1.38 “Knowledge” means actual or constructive knowledge of any officer of AMYRIS.

1.39 “Known By-Product” means a By-Product that is specified on Exhibit D as of the Effective Date or added to Exhibit D in accordance with Section 2.H.

1.40 “Legal Requirement” means, with respect to any Party, any federal, state or local law, constitution, treaty, ordinance, code, edict, writ, decree, rule, regulation, judgment, ruling, injunction or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity that is binding upon or applicable to such Party, including Environmental Laws (as defined in the Collaboration Agreement) and any of the foregoing applicable to genetically modified microorganisms, related to food, drugs, health or safety.

1.41 “Licensed Product” means (i) farnesene or farnesane for use in Diesel Product and (ii) Farnesane Diesel Product.

1.42 “Lien” means any security interest, pledge, mortgage, lien, charge, adverse claim of ownership or use, or other encumbrance of any kind.

1.43 “Manufacture” means make and have made (including practicing and using for the foregoing purposes).

1.44 “Negotiation Period for Biofene Development Project Extension” means the ninety (90) day period described in Section 2.A(vii).

1.45 “Patent(s)” means (a) all national, regional and international patents and patent applications, including provisional patent applications; (b) all patent applications filed either from a patent or patent application described in clause (a) or from an application

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claiming priority to a patent or patent application described in clause (a), including divisionals, continuations, continuations-in-part, provisionals, converted provisionals, and continued prosecution applications; (c) any and all patents that have issued or in the future issue from the foregoing patent applications (clauses (a) and (b)), including utility models, petty patents and design patents and certificates of invention; (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications (clauses (a), (b) and (c)); and (e) any similar rights, including so-called pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any such foregoing patent applications and patents.

1.46 “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.47 “Potential Third P arty Conflict” has the meaning set forth in Section 2.H(ii).

1.48 “Program Strain” means a Commercial Strain (as defined in Section 1.25 of the Collaboration Agreement) designed for the production of farnesene that satisfies the criteria of a Commercial Farnesene Strain.

1.49 “Second Amendment Date” means July 30, 2012.

1.50 “S train” means any microorganism, including bacteria, yeast, higher fungi and algae, that is tested, modified or optimized to produce compounds according to the alteration of metabolic pathways, including AMYRIS’ genetically modified yeast strain that includes the Mevalonate Pathway (as defined in the Collaboration Agreement) from which it is capable of making an isoprenoid compound.

1.51 “Strain Improvement Technology” means any Invention Controlled by AMYRIS or its Affiliates (other than a Third Party Acquirer) that is necessary or materially useful to perform strain engineering or other genetic manipulation (by any means) in order to genetically manipulate any Strain(s) for the purpose of developing or improving a Farnesene Strain.

1.52 “Subcontractor” has the meaning set forth in Section 2.C(ii) hereof.

1.53 “Subject Third P arty Agreement” shall have the meaning set forth in Section 4.D(ii) hereof.

1.54 “Successful Commercial Transfer” means with respect to a particular Commercial Farnesene Strain, the use of such Strain to reproducibly produce farnesene at Commercial Scale.

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1.55 “Term” has the meaning set forth in Section 7.A hereof.

1.56 “Territory” means the member countries of the European Union as of the Effective Date, which countries are listed in Exhibit C hereto.

1.57 “Third P arty” means a Person other than AMYRIS or TOTAL or an Affiliate of AMYRIS or TOTAL.

1.58 “Third Party Acquirer” means (i) a Third Party that acquires AMYRIS in a Change of Control or acquires substantially all of the assets of AMYRIS and (ii) any Affiliates of such Third Party (other than the members of AMYRIS Family as of immediately prior to the AMYRIS transaction described in subparagraph (i)).

1.59 “Third Party Agreement” means any agreement that was entered or is entered by AMYRIS with a Third Party pursuant to which AMYRIS obtained or obtains a license, with the right to sublicense, of any Inventions, including without limitation Patents, within the AMYRIS Licensed IP.

1.60 “Third Party Conflict” has the meaning set forth in Section 2.H(i).

1.61 “TOTAL Indemnitees” has the meaning set forth in Section 5.A(ii) hereof.

1.62 “TOTAL Strains” means the Commercial Farnesene Strain(s), the Intermediate Strain(s) and any other Strains that are genetic manipulations or modifications of any of the foregoing.

1.63 “TOTAL Independent Strain Engineering Patents” means any issued Patent owned by TOTAL or a wholly-owned Affiliate of TOTAL with respect to an Invention conceived or reduced to practice by or on behalf of the TOTAL in connection with the exercise of the license granted in Section 2.A(i)(b) of this Agreement that claims (a) a Strain including a Mevalonate Pathway that produces one or more isoprenoid compounds, or (b) methods of using such Strain outside the Field.

ARTICLE 2. LICENSE GRANT AND RELATED TERMS

A. License to Make and Sell Licensed Products.

(i) License Grants. Subject to Section 2.F below and Article 7, AMYRIS and its Affiliates hereby grant to TOTAL the following perpetual and irrevocable licenses, with the right to sublicense through multiple tiers pursuant to Section 2.C below, for the Licensed Products:

(a) a non-exclusive, worldwide (subject to Section 2.E(iv) below), royalty-free (subject to Section 2.B below) right and license under the AMYRIS Licensed IP in each case that is necessary or, in the case of the AMYRIS Farnesene Production IP, useful to develop and/or optimize the processes of making farnesene from a Commercial Farnesene Strain, purify farnesene from the fermentation broth, and convert

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farnesene into farnesane, in each case solely for TOTAL to exercise its licenses under clauses (c) and (d) below;

(b) a non-exclusive, worldwide (subject to Section 2.E(iv) below), royalty-free (subject to Section 2.B below) right and license under the Strain Improvement Technology to optimize and/or engineer, by any means, any Farnesene Strain for use in the Field (including but not limited to Commercial Farnesene Strains with performance characteristics that exceed Commercial Scale), which license may be practiced upon the earliest to occur of the following, but in no event before the expiration of the Biofene Development Project: (1) AMYRIS fails to timely respond or declines to enter into negotiations with TOTAL in respect of a Biofene Development Project Extension Agreement under Section 2.A(vii), (2) the expiration of the Negotiation Period to Extend the Biofene Development Project, but only if, the Parties have not executed a Biofene Development Project Extension Agreement as of such expiration, or (3) the expiration of the Biofene Development Project Extension Agreement. Such license may be practiced for so long as TOTAL is pursuing the development and/or Manufacture of farnesene for use in the Field;

(c) an exclusive (subject to Section 2.A(iii)(a)(1) and 2.A(iii)(b)), royalty-free (subject to Section 2.A(vi) and Section 2.B below) right and license under the AMYRIS Licensed IP, in each case that is necessary or, in the case of the AMYRIS Farnesene Production IP, useful, to import, offer for sale and sell Licensed Products within the Territory for use in the Field;

(d) a royalty-bearing (to be negotiated as described in the last sentence below), right and license under the AMYRIS Licensed IP in each case that is necessary or, in the case of the AMYRIS Farnesene Production IP, useful to Manufacture Licensed Products (x) within the Territory and (y) outside the Territory (subject to Section 2.E(iv) below), but, in each case, solely for purposes of Manufacturing, importing, offering for sale, and selling such Licensed Products in the Territory for use in the Field. The license granted under subsection (x) shall be co-exclusive with AMYRIS while the license in (y) shall be non-exclusive. Prior to Licensed Products first being Manufactured per the license in this clause (c), TOTAL and AMYRIS will, in good faith, negotiate commercially reasonable terms on a “most favored nation basis” for royalties to be paid to AMYRIS by TOTAL on the sale of such Manufactured Licensed Product in the Territory; and

(e) a non-exclusive, royalty-free (subject to Section 2.B below) right and license under the AMYRIS Licensed IP, in each case, that is necessary to offer for sale, sell and import any Known By-Product(s) for any uses other than for use(s) precluded by Third Party Conflicts; provided, however, that this license shall not expand any obligation that AMYRIS may have to disclose the AMYRIS Licensed IP beyond what is set forth elsewhere in this Agreement. For clarity, the production of By-Products by TOTAL or its sublicensees or Subcontractors in connection with the practice of the right to Manufacture Licensed Products pursuant to Section 2.A(d) above shall not be a breach of this Agreement.

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For clarity, there (i) shall be no volume or production limits on the foregoing licenses set forth in clauses (a), (c), (d), and (e), and (ii) the licenses granted in clauses (a)-(e) above include the right to Manufacture and, solely in the Territory for use in the Field, sell farnesane made with farnesene produced via the exercise of such licenses.

(ii) Limited License. The licenses granted TOTAL above (a) allow it to conduct licensed activities with respect to (x) the Licensed Products solely for use in the Field and/or (y) Known By-Products (on a case-by-case basis) solely for use outside the applicable Third Party Conflict(s), and (b) with respect to Sections 2.A(i)(b), include the right to optimize or modify the applicable TOTAL Strain(s) by any means. Upon termination of the license granted in Section 2.A(i)(b), unless otherwise agreed in writing by the Parties, at AMYRIS’ written request, TOTAL shall destroy all quantities of the Intermediate Strain(s) and any Strains developed under such license based on or using the Intermediate Strain(s) other than the Commercial Strain(s).

(iii) AMYRIS Retained Rights; TOTAL’s ROFR regarding Certain AMYRIS Manufacturing of Licensed Product in the EU. AMYRIS retains (a) rights to Manufacture Licensed Products in the Territory but only for (1) sale within the Territory to TOTAL or its designees and (2) use, offer for sale, and sale outside of the Territory, (b) the right to import Licensed Products into the Territory but only for sale to TOTAL and its designees, (c) rights to Manufacture Licensed Products outside the Territory, (d) rights to conduct activities within the Improvement Scope as permitted under the Collaboration Agreement and the conduct of the Biofene Development Project, (e) the exclusive right to sell and offer for sale the Licensed Products outside the Territory, and (f) the exclusive, worldwide rights to Make and Sell and otherwise exploit products for use outside the Field, including the right to Manufacture farnesene and/or farnesane within or outside of the Territory for use in such other products. If, during the Term, AMYRIS desires to issue an offer, or receives an offer from a Third Party, to make (or have a Third Party make) Licensed Products in the Territory per subclause (a) above or intends on its own to begin the construction of a manufacturing facility in the Territory to make such Licensed Products (the “Production Offer”), AMYRIS shall provide a written notice (the “Right of First Refusal Notice”) of such Production Offer (which shall contain a copy of all relevant terms of the Production Offer) to TOTAL. The Right of First Refusal Notice shall also contain an irrevocable offer by Amyris to enter into an agreement with TOTAL to participate in the construction and ownership of such facility or make such Licensed Products in the Territory at the same price and upon terms and conditions that are no less favorable to TOTAL than those that are proposed by Amyris or offered by a Third Party. TOTAL shall have the right and option, within sixty (60) Business Days after the date that the Right of First Refusal Notice is delivered to accept such offer. For clarity, TOTAL’s rights in the prior sentence do not apply to any proposed facility for the Manufacture within the Territory of farnesene and/or farnesane that will be used, within or outside of the Territory, solely for one or more non-Licensed Product(s).

(iv) Future Licensed Product Supply Agreement. If AMYRIS is Manufacturing Licensed Product and TOTAL desires to purchase some of such Licensed Product from AMYRIS to offer for sale and sell it for use in the Field in the Territory, the Parties will, in good faith, negotiate commercially reasonable terms, which will include a

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“most favored nation basis” pricing mechanism (based on similarity of markets, geographies, uses, quantities, etc.), for AMYRIS to supply TOTAL with agreed upon quantities of such Licensed Product.

(v) General.

(a) Survival. Except as provided in Section 2.A(i)(b) or in Section 7.C, the licenses granted to TOTAL in Article 2 shall be irrevocable until the end of the Term and remain in full force and effect during the Term, notwithstanding any breach or alleged breach of the Collaboration Agreement or any termination or expiration of the Collaboration Agreement. For clarity, the licenses granted to TOTAL shall terminate upon the earlier of (i) expiration of the Term and (ii) termination of this Agreement pursuant to Section 7.C.

(b) Licensed Patent List. The Patents existing as of the Effective Date within the AMYRIS Licensed IP are those set forth in a letter provided by AMYRIS to TOTAL of even date herewith. Upon TOTAL first becoming eligible to practice the license granted in Section 2.A(i)(b), AMYRIS shall provide to TOTAL a list of Patents then currently existing within the Strain Improvement Technology. During the Term, AMYRIS shall provide to TOTAL at least semi-annually a complete and accurate written updated list of all Patents within the AMYRIS Licensed IP and, if TOTAL is eligible to practice the license granted in Section 2.A(i)(b), the Strain Improvement Technology; provided, however, that such obligation shall cease (1) with respect to AMYRIS Licensed IP as of the expiration of the last to expire of the Patents that are included in the AMYRIS Licensed IP at the time of the first commercial sale of a Licensed Product or if no such sale has occurred by twenty (20) years after the Effective Date, as of such date, and (2) with respect to the Strain Improvement Technology upon the existence of (x) a Suitable Commercial Strain or (y) the achievement of a Successful Commercial Transfer of a Commercial Farnesene Strain.

(vi) AMYRIS Certification Materials. If TOTAL wishes to use any AMYRIS Certification Materials to sell, as certified, a Farnesene Diesel Product for use in the Field in the Territory, then TOTAL shall notify AMYRIS and shall be obligated to reimburse AMYRIS for the documented amounts incurred by AMYRIS in generating the applicable AMYRIS Certification Materials after June 21, 2010. TOTAL shall pay such amounts to AMYRIS within thirty (30) days of receipt of an invoice therefor unless otherwise agreed in writing by the Parties.

(vii) Extension of the Biofene Development Project. At any time prior to the end of the Biofene Development Project (i.e., July 31, 2016), TOTAL may provide a written request that AMYRIS enter into negotiations regarding an extension of the Biofene Development Project, per a Biofene Development Project Extension Agreement, with the objective of generating one or more Commercial Farnesene Strains for use in the Field (including but not limited to Commercial Farnesene Strains with performance characteristics that exceed the minimal requirements for Commercial Farnesene Strain). AMYRIS will have fourteen (14) days after receipt of such notice to notify TOTAL whether it wishes to participate in such negotiations. If AMYRIS timely

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notifies TOTAL, the Parties will negotiate in good faith the terms of a Biofene Development Project Extension Agreement for ninety (90) days (the “Negotiation Period for Biofene Development Project Extension”). If AMYRIS fails to timely respond to TOTAL’s notice, Amyris declines to participate in such negotiations, or if the Parties cannot reach agreement on the terms of such Biofene Development Project Extension Agreement within the Negotiation Period for Biofene Development Project Extension, then TOTAL and AMYRIS have no more obligations to attempt to extend the Biofene Development Project and in such case, but in no event before the expiration of the Biofene Development Project, TOTAL may practice the license in Section 2.A.(b).

B. Third Party Agreements.

(i) TOTAL acknowledges that certain Patents and/or Inventions within the AMYRIS Licensed IP have been or may be licensed to AMYRIS pursuant to one or more Third Party Agreement(s), and that the sublicenses granted by AMYRIS to TOTAL with respect to the AMYRIS Licensed IP that is subject to any such Third Party Agreement(s) are subordinate to the applicable terms of the applicable Third Party Agreement. In the event that such terms would impose any obligations on TOTAL beyond those set forth in this Agreement, AMYRIS shall promptly notify TOTAL of such terms of any Third Party Agreement so that TOTAL will be informed of such terms. If AMYRIS fails to promptly disclose any such terms, then TOTAL shall have no responsibility to comply with the non-disclosed terms or liability for failing to so comply. In the event that the licenses granted hereunder include a sublicense under the IP License Agreement, TOTAL acknowledges that such sublicense shall be subject to Section 2.2 thereof.

(ii) TOTAL further acknowledges that, with respect to Patents and/or Inventions within the scope of the AMYRIS Licensed IP or the Strain Improvement Technology, as applicable, that are licensed pursuant to a Third Party Agreement to AMYRIS or its applicable Affiliate after the completion of the Biofene Development Project, the sublicense granted by AMYRIS to TOTAL may result in payment obligations to the Third Party for the grant and/or practice of such sublicense to TOTAL. In such a case, TOTAL shall only receive such a sublicense if it agrees in writing, in a form reasonably acceptable to AMYRIS, to pay any such amounts due for the grant of a sublicense to TOTAL or practice of such a sublicense by TOTAL or its sublicensees (which payments may include milestone payments and/or royalties on product sales), and to otherwise comply with the terms of such Third Party Agreement.

(iii) In the event of the filing of a bankruptcy petition under Title 11 of the United States Code (the “Bankruptcy Cod e”) by or against a licensor of intellectual property to AMYRIS under a Third Party Agreement(s) (the “Third P arty Licensor”), AMYRIS hereby assigns to TOTAL the right to make the election set forth in Section 365(n)(1)(B) of the Bankruptcy Code (the “365(n)E lection”) if Third Party Licensor as debtor in possession, or a trustee on its behalf, rejects the Third Party Agreement pursuant to Section 365 of the Bankruptcy Code; provided, however, that such 365(n) Election must be made by TOTAL no later than the earlier of (x) seven (7) Business Days after AMYRIS has provided written notice to TOTAL of any rejection of the Third Party Agreement and (y) five (5) Business Days prior to any date set forth in an order of

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the bankruptcy court having jurisdiction over the bankruptcy case of Third Party Licensor as the date by which any such Section 365(n) Election must be made, which deadline shall be provided in writing to TOTAL by AMYRIS within two (2) Business Days after AMYRIS receives written notice of same from such Third Party Licensor (the “Election Deadline”). In the event TOTAL, having received timely notice from AMYRIS of the rejection of such Third Party Agreement, has not timely exercised the 365(n) Election by the Election Deadline, the right to make the 365(n) Election shall transfer to JVCO, which shall have the right to exercise such 365(n) Election in accordance with the terms of the Amended and Restated JVCO Jet Fuel License Agreement. AMYRIS shall not have the right to make the election set forth in Section 365(n)(1)(A) of the Bankruptcy Code prior to (1) the deadline established under the Amended and Restated JVCO Jet Fuel License Agreement for JVCO to make such Section 365(n) Election, or (2) if AMYRIS fails to timely notify TOTAL of the rejection of such Third Party Agreement, the date by which such Section 365(n) Election must be made. If neither TOTAL nor JVCO timely makes the 365(n) Election, then the right to make the Section 365(n) Election shall automatically re-vest in AMYRIS, in which case AMYRIS shall be free to exercise the 365(n) Election in its discretion.

(iv) AMYRIS agrees not to terminate or permit termination of the Third Party Agreement containing such license by exercise of an election under Section 365(n)(1)(A) of the Bankruptcy Code without the prior written consent of TOTAL. AMYRIS acknowledges that because the sublicenses granted by AMYRIS to TOTAL is a significant part of TOTAL’s benefits under the Agreement, TOTAL does not anticipate that it would consent to termination of such Third Party Agreement and shall not under any circumstances be obliged to give such consent.

(v) In the event that any royalties are due under a 365(n) Election, then, for clarity, the principles of Section 2.B(ii) shall apply to the allocation of such royalties between the Parties. For clarity, the allocation between the Parties of any royalties due with respect to the Third Party intellectual property subject to such 365(n) Election shall remain unaltered following such 365(n) Election.

C. Sublicenses and Subcontracts.

(i) TOTAL shall have the right to grant sublicenses, through multiple tiers, of the licenses granted to TOTAL in Section 2.A; provided, however, with respect to the Manufacture of farnesene, TOTAL may only grant sublicenses for the Manufacture of farnesene solely for sale to TOTAL and its other sublicensees to Make and Sell Licensed Products in the Territory in the Field. TOTAL and its Affiliates shall bind its sublicensees to the restrictions in clauses (a) and (b) of Section 4.B(iii), and AMYRIS shall have third party beneficiary rights with respect thereto analogous to those set forth in Section 2.C(iii)(b).

(ii) TOTAL may grant to a Third Party (any such Third Party, a “S u bcontractor”) have made rights under:

(a) the licenses in Section 2.A(i)(a) and (e), as are reasonably necessary or materially useful for such Subcontractor to Manufacture the Licensed Products for TOTAL, including without limitation, if reasonably necessary or materially useful for the relevant activity, use of the Commercial Farnesene Strain(s); and

(b) the license in Section 2.A(i)(b), on and after the date on which such license may be practiced, as reasonably necessary or materially useful for such Subcontractor to exercise such license for TOTAL to modify or improve the Farnesene Strain(s) for the Field.

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Any Subcontractor shall represent, warrant and covenant that its Manufacture and supply of farnesene or the applicable Licensed Product (or intermediate thereof) to TOTAL will be conducted in accordance with the specifications and instructions provided by TOTAL and all applicable Legal Requirements.

(iii) Common Provisions.

(a) Any sublicense or Subcontractor agreement entered into by TOTAL shall be in writing and contain (1) terms that are consistent in all material respects with this Agreement; (2) reasonable confidentiality terms that obligate the sublicensee or Subcontractor to comply with provisions regarding non-disclosure and non-use of AMYRIS Confidential Information at least as restrictive as those of this Agreement; (3) if the sublicensee or Subcontractor will have access to any TOTAL Strain (such a Person or any other Person that has access to any TOTAL Strain, a “S train Recipient”), material transfer and use restrictions on the TOTAL Strains consistent with those as described in Section 2.E below, and, without limitation of Section 3.A, such other provisions governing intellectual property as may be agreed in writing by TOTAL and AMYRIS, on a case-bycase basis; (4) a covenant limiting the practice of the licenses to the Field and, as applicable, to the Territory, all as described in Section 4.B(iii) below; (5) provisions regarding reporting, audit and inspection rights, including those to protect AMYRIS Farnesene Production IP and the TOTAL Strain(s), including as described in Section 2.F; and (6) provisions to effect the transfer to TOTAL (or at the request of AMYRIS, to AMYRIS) of rights to any intellectual property with respect to which AMYRIS is entitled to ownership, as described in Section 3.A(i) hereof).

(b) Each sublicense or Subcontractor agreement and any other agreement that relates to use of a Strain with a Strain Recipient shall further provide that AMYRIS shall be a third party beneficiary of such agreement by a right to directly enforce against the sublicensee or Subcontractor or other Strain Recipient an uncured material breach of such agreement, as the case may be, if and solely to the extent that (1) such a breach relates to activities conducted with farnesene made by a TOTAL Strain, and (2) TOTAL fails to act reasonably and as expeditiously as possible under the circumstances to address any such breach (provided that such failure to act expeditiously is not the result of any action or inaction on the part of AMYRIS). Each sublicensee of TOTAL hereunder and each TOTAL Affiliate shall also be required to so designate AMYRIS as a third party beneficiary in any of its agreements with any Strain Recipient.

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(c) Except as otherwise agreed by AMYRIS and TOTAL, each sublicensee and Subcontractor and any other Strain Recipient in any agreement described in clause (b) above shall be required (1) to obtain and maintain insurance at least as great as required to be held by TOTAL pursuant to Section 5.B hereof and (2) to indemnify and hold harmless AMYRIS and TOTAL and their respective directors, officers, employees and agents from and against any and all Third Party claims, suits and proceedings to the extent that such claims, suits and proceedings arise out of, are based on, or result from its willful misconduct or gross negligence or a breach of any provision of Subcontractor’s or sublicensees or Strain Recipient’s agreement with TOTAL (or its Affiliates or sublicensees), including any representation, warranty or covenant thereunder.

D. Technology Transfer and Escrow.

(i) Commercial Technology Transfer. Following the designation of a Program Strain, to facilitate the practice by TOTAL of the licenses granted herein, at TOTAL’s written request and expense, AMYRIS shall deliver to TOTAL the Program Strain and with regard to the then current process for the Manufacture of Licensed Products using such Program Strain and the documentation specified on Exhibit A (“Commercial Technology Transfer Package”).

(ii) Commercial Strain Technology Transfer Assistance. At TOTAL's request and expense, to facilitate the practice of the licenses granted to TOTAL, following the designation of the first Program Strain, AMYRIS shall provide to TOTAL (or its designee) a one-time site-specific technology transfer of the then-current Manufacturing process for the Licensed Products using the Program Strain, which technology transfer shall include training and on-site support (by persons directly involved in the development, use, scale-up and/or operation of the AMYRIS Licensed IP to implement the practice of the AMYRIS Licensed IP and achieve steady state production of farnesene and/or farnesane).

(iii) Escrow. At TOTAL’s expense, AMYRIS will deposit (on the timing specified below) with a mutually agreed Third Party escrow agent (the “Escrow A gent”), pursuant to one or more escrow agreements entered by such Escrow Agent, AMYRIS and TOTAL the following (collectively, the “Escrowed Materials” and each escrowed Strain, a “Banked S train”):

(a) Continuing until the earliest of (1) the twentieth anniversary of the Effective Date, (2) the date six (6) months after the date on which TOTAL has the right to practice the license set forth in Section 2.A(i)(b), and (3) the achievement of a Successful Commercial Transfer, AMYRIS shall escrow the following materials: the Intermediate Strain(s) and the then current process for the Manufacture of Licensed Products using the Intermediate Strain(s) including the documentation specified on Exhibit B (“Initial P ackage”). The Initial Package shall be escrowed no later than within ninety (90) days of the Effective Date, and at least semi-annually thereafter until the occurrence of the earliest of clauses (1) -(3) of this Section 2.D(iii)(a), AMYRIS shall update the Initial Package to reflect the then current process for the Manufacture of Licensed Products using the then current Intermediate Strain(s).

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(b) No later than thirty (30) days after the Parties’ designation of each Program Strain, if any, AMYRIS shall escrow the following materials: such Program Strain and the then current process for the Manufacture of Licensed Products using such Program Strain, including without limitation, the documentation specified on Exhibit A.

(c) TOTAL may, from time to time, obtain access to the Escrowed Materials (at the location of the Escrow Agent) for audit purposes, i.e. to verify that the Escrowed Materials have been properly submitted and stored (provided that if AMYRIS requests, TOTAL’s representative may be accompanied by AMYRIS’ representative during such audit), and upon request of TOTAL and at TOTAL’s expense, AMYRIS shall cause the Escrowed Materials to be sent to an independent laboratory reasonably agreed to by the Parties to allow testing and to evidence that the Banked Strains remain viable and continue to produce farnesene at expected yields, in which case such laboratory shall be considered a Strain Recipient for purposes of this Agreement.

(d) TOTAL will have the right to a release of the Escrowed Materials from the Escrow Agent at such time as TOTAL is entitled to exercise the license granted in Section 2.A(i)(b).

(e) AMYRIS’ obligations to escrow under this Agreement, including the Intermediate Strain(s), the Initial Package, and, if applicable, the Program Strain(s) and the Commercial Technology Transfer Package, shall terminate six (6) months after the date on which TOTAL has the right to practice the license set forth in Section 2.A(i)(b). Thereafter, TOTAL shall be responsible for maintaining the Strains and information that were the subject of the Successful Commercial Transfer. Notwithstanding anything to the contrary in this Agreement, under no circumstances shall TOTAL receive more than an aggregate of fourteen (14) Banked Strains.

(f) Any dispute between the Parties regarding the deposit of any Escrowed Materials or the access to any Escrowed Materials shall be resolved as provided in Section 8.A, B and D.

(iv) Thirty (30) days after the date on which TOTAL has the right to practice the license set forth in Section 2.A(i)(b), AMYRIS shall deliver to TOTAL (a) for each of the Banked Strains, detailed written (or electronic) information regarding its ancestor and lineage, a description of each of the changes (e.g., random, rational or directed modifications) made to such strain, the types of changes (e.g., deletion, insertion, ploidy) and the locus of each genetic modification, and (b) a family tree showing the genetic relationships between all Strains studied or prepared in connection with the activities performed under the Collaboration Agreement, to enable TOTAL to utilize the license granted in Section 2.A(i)(b).

(v) For clarity, the information, know-how and materials disclosed by AMYRIS in any technology transfer or otherwise hereunder shall only be used by TOTAL and its Affiliates and sublicensees and Subcontractors pursuant to the applicable license(s) granted in Section 2.A above and such disclosure is not intended to grant any other rights of use, express or implied.

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(vi) At the time of delivery of the Initial Package or the Commercial Technology Transfer Package, as the case may be, Amyris shall also provide to TOTAL, upon its request, the then current capital costs at AMYRIS’ Brotas plant and its then current operating expenses for farnesene production.

E. Strain Restrictions. During the Term except as expressly provided in this Agreement (e.g., Section 2.A(i)(b)), without the express written consent of AMYRIS, TOTAL shall:

(i) not, and shall not allow any other Person to, (a) engage in the further optimization of any Commercial Farnesene Strain(s), including using any strain engineering or method of genetic manipulation by any means other than random mutagenesis, and (b) use any other TOTAL Strain other than pursuant to the license set forth in Section 2.A(i)(b), if applicable;

(ii) not, and shall not allow any other Person to, except as expressly permitted in this Agreement, (a) reverse engineer any TOTAL Strain(s), (b) engineer any other strain from the Commercial Farnesene Strain(s) (c) use any TOTAL Strain, or (d) distribute, disclose or transfer any TOTAL Strain, or any AMYRIS Licensed IP, with respect to subsections (a) and (b) of this Section 2.E(ii), for any purpose; and with respect to subsections (c) and (d) of this Section 2.E(ii), for any purpose outside of the scope of licenses granted in Section 2.A above and the subcontracting rights set forth in Section 2.C, and in all such cases, such activities shall be subject to the terms of this Agreement;

(iii) handle, and cause any Strain Recipient to handle, the TOTAL Strain(s) in a safe and prudent manner, in accordance with applicable law and regulations and guidelines used by AMYRIS in its own activities involving the TOTAL Strains, as provided by AMYRIS to TOTAL;

(iv) not distribute, disclose or transfer (or permit to be distributed, disclosed or transferred) the Intermediate Strain(s) or any other Strain that is a genetic manipulation or modification of any Intermediate Strain (other than the Commercial Farnesene Strain(s) which TOTAL may use as described below) in connection with the exercise of its license under Section 2.A(i)(b), if applicable, to any other Person (except pursuant to and in accordance this Agreement) or to any location other than the following countries: Australia, Brazil, Canada, Japan, Mexico, South Korea, United States, or the countries of the Territory. For clarity, it is understood and agreed that TOTAL and its designees may conduct any licensed activities involving the practice of the licenses granted to TOTAL under Section 2.A(i)(a), (d), (e), or (f) (e.g. use of a Commercial Farnesene Strain for production of Licensed Products as well as any downstream processing of Licensed Products) in any location such entities deem appropriate; provided, if TOTAL or its designees intend to conduct the Manufacture of farnesene in any country other than: Australia, Brazil, Canada, Japan, Mexico, South Korea, United States and the countries of Territory, TOTAL shall notify AMYRIS at least sixty (60) days prior to the selection of the applicable country as a farnesene manufacturing location. If AMYRIS believes that the farnesene Manufacture in such identified country would pose material risk that the conduct of such activities could jeopardize any Commercial Farnesene Strain, including loss of

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trade secret status with respect to the Commercial Farnesene Strain or any material information with respect thereto or to the related manufacturing process, AMYRIS shall identify such risks with particularity and provide reasonable evidence that the existing precautionary measures provided in this Agreement are insufficient with respect to such material risks. In any such case, the Parties shall discuss in good faith such risks and other reasonable precautionary measures that could be taken to mitigate such risks. In the event the Parties agree on such other precautionary measures, then such measures shall constitute the “Precautionary Measures”. In the event the Parties do not agree on whether any Precautionary Measures should be established or the nature of such Precautionary Measures, either Party may refer the matter to the dispute resolution procedures under Sections 8.A and 8.B for determination of (a) whether any Precautionary Measures should be established and (b) if so, the nature of such Precautionary Measures. TOTAL shall implement any Precautionary Measures (whether mutually agreed or established pursuant to the preceding sentence) prior to engaging in the licensed activities in the applicable country and shall maintain any such Precautionary Measures in place for so long as such activities are being conducted;

(v) ensure that any sublicensee, Subcontractor or Strain Recipient shall be expressly bound in writing to the provisions set forth in this Section 2.E; and

(vi) With regard to TOTAL’s exercise of its license in Section 2.A(i)(b), the terms in this Section 2.E supersede any and all limitations on TOTAL’s ability to modify or optimize the Farnesene Strain(s) using only random mutagenesis that are contained in other contracts between the Parties, including without limitation, those set forth in Section 6.2(c) or 6.3(a) of the Collaboration Agreement or paragraph 13 of the Second Amendment to the Collaboration Agreement.

F. Reporting, Audit and Inspection Rights. This Section 2.F shall apply to any Third Party that Manufactures farnesene for TOTAL (each a “Third P arty M anu factu rer”) or, if TOTAL Manufactures Licensed Products itself, to TOTAL and to any other Strain Recipient. AMYRIS shall have the right, upon reasonable prior notice and during normal business hours, at agreed times to inspect those portions of facilities at which farnesene is Manufactured or where any TOTAL Strain is used where such activities occur, and the books and records of Third Party Manufacturer or TOTAL or other Strain Recipient, as applicable, relating specifically to such Manufacture or any TOTAL Strain, including any Manufacturing batch records for the Manufacture of farnesene. At the request of any Third Party Manufacturer, AMYRIS shall enter into a customary confidentiality agreement with the Third Party Manufacturer in form and substance reasonably acceptable to the Manufacturer to keep the results of such inspection confidential, provided that AMYRIS may (i) share with TOTAL the results of any such inspections, and (ii) use and disclose such results to the extent reasonably necessary to enable TOTAL to enforce its rights under its contract with the Third Party Manufacturer. TOTAL or any Third Party Manufacturer, as applicable, shall deliver to AMYRIS a once-monthly summary report relating to any Manufacture conducted using any TOTAL Strain and such other customarily-maintained information regarding such Manufacture as may be reasonably requested by AMYRIS.

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G. No Implied Rights. For the avoidance of doubt, (i) TOTAL and its Affiliates shall have no right, express or implied, with respect to any intellectual property rights of AMYRIS or any of its Affiliates, except as expressly provided in this Agreement or the Collaboration Agreement and (ii) AMYRIS and its Affiliates shall have no right, express or implied, with respect to any intellectual property rights of TOTAL or any of its Affiliates, except as expressly provided in this Agreement or the Collaboration Agreement.

H. By-Products.

(i) As used in this Section, “Third P arty C onflict” is a conflict between (a) a proposed grant of a non-exclusive license to TOTAL under Section 2.A(i)(e) with respect to a potential Known By-Product or Known By-Product and (b) a written agreement between AMYRIS and a Third Party granting an exclusive license or other exclusive commercial rights (e.g. non-competition) to such Third Party for the applicable potential Known By-Product or Known By-Product for one or more uses, which contractual right is in effect at the time of designation of the applicable By-Product as a Known By-Product, which written agreement either (x) precludes designating such By-Product as a Known By-Product for any uses, or (y) excludes one or more uses from the TOTAL’s non-exclusive license for such Known By-Product(s) for one or more specific uses (including the making of a particular Known By-Product from a non-conflicting By-Product and using such Known By-Product for one or more specific excluded uses). In the event that a Third Party Conflict exists for some but not all uses for a particular Known By-Product, the Third Party Conflict shall only apply to these limited uses.

(ii) As used in this Section, a “P otentialThird P arty C onflict” is a conflict between (a) a proposed grant of a non-exclusive license to TOTAL under Section 2.A(i)(e) with respect to any potential Known By-Product or Known By-Product, and (b) any arrangement that AMYRIS is negotiating in good faith with a Third Party pursuant to a written term sheet in which AMYRIS has offered to grant an exclusive license or other exclusive commercial rights (e.g. non competition) with regard to any such By-Products for one or more uses, and timely notified TOTAL pursuant to Section 2.H(iii) below, provided that such term sheet (whether or not binding) either (x) precludes designating such By-Product as a Known By-Product or (y) specifically excludes one or more uses from TOTAL’s non-exclusive license for such Known By-Product(s) (including the making of a particular Known By-Product from a non-conflicting By-Product and using such Known By-product for one or more specific excluded uses). If there is a Potential Third Party Conflict, the applicable By-Product shall not be designated as a Known By-Product (or in the case of a Known By-Product as of the Effective Date, shall be suspended unless and until the first to occur of: (a) AMYRIS ceases such negotiations, or (b) AMYRIS has not completed such negotiations with the Third Party with which it was negotiating as of the date of AMYRIS’ notice of the Potential Third Party Conflict within twelve (12) months after such receipt or delivery of notice (the “N egotiation P eriod ”). If AMYRIS timely concludes such negotiations and enters a definitive agreement with such Third Party, then the Potential Third Party Conflict with respect such agreement would become a Third Party Conflict. In the event that a Third Party Conflict exists for some but not all uses for a particular Known By-Product, the Third Party Conflict shall only apply to these limited uses.

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(iii) Within three (3) weeks after the Effective Date, AMYRIS shall notify TOTAL of all Third Party Conflicts with respect to the Known By-Products identified as of the Effective Date and Total, on the behalf of TOTAL, may, at its election, initiate the verification process as provided for in Section 2.H.(vii). With respect to Known By-Products identified as of the Effective Date, AMYRIS shall not enter into any term sheet that would conflict with the rights granted to TOTAL hereunder and/or any exclusive agreement with any Third Party after the Effective Date.

(iv) During the Term of this Agreement, if (x) AMYRIS in the course of performing the Biofene Development Project or (y) TOTAL identifies any By-Products that are not then Known By-Products, it shall notify the other Party in writing and identify such By-Product (by chemical structure, if possible, and if not, by some other unambiguous manner of characterization) and prevalence relative to the Licensed Product. Upon receipt of such notice, such By-Product shall be designated as a Known By-Product (and listed on Exhibit D) unless, within forty-five (45) days of AMYRIS’ receipt or delivery of such notice, AMYRIS notifies TOTAL of a Third Party Conflict(s) with respect to such By-Product that prevents such By-Product from being designated as a Known By-Product, in which case such By-Product will not be designated as a Known By-Product, except as otherwise provided in this Section 2.H.

(v) If AMYRIS fails to identify a Third Party Conflict or Potential Third Party Conflict within the applicable time frame set forth above, with respect to (a) a particular potential Known By-Product, then such potential Known By-Product shall be a Known By-Product and automatically be listed on Exhibit D hereto, and (b) a Known By-Product, then any such unidentified Third Party Conflict shall not limit TOTAL’s non-exclusive license hereunder with regard thereto.

(vi) If at any time a Potential Third Party Conflict and/or a Third Party Conflict, as applicable, that previously existed has, in part or in whole, been reduced or eliminated for one or more Known By-Products or for any By-Product denied designation as a Known By-Product, AMYRIS will within thirty (30) days notify TOTAL in writing, identifying for each By-Product all remaining limitations on such use, and the list of Third Party Conflict(s) will, with regard to such affected By-Products, be automatically modified accordingly.

(vii) In the event that TOTAL desires verification of the scope or applicability of any Third Party Conflict with respect to any particular Known By-Product or By-Product denied designation as a Known By-Product, then on or after receipt of notice of the applicable Third Party Conflict, TOTAL shall notify AMYRIS in writing, and AMYRIS shall make available a copy of all terms of the agreement(s) entered by AMYRIS with Third Parties, which terms give rise to the Third Party Conflict(s) at issue, and any ancillary provisions necessary to fully interpret such Third Party Conflict(s), to a mutually acceptable, conflict-free attorney practicing in the United States at a nationally recognized law firm and who has an college or advanced degree in chemistry for the sole purpose of determining whether AMYRIS has accurately described the scope or applicability of the license grant or other restrictions that comprise the Third Party Conflict(s) with regard to the applicable Known By-Product or By-Product denied designation as a Known By

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Product so that TOTAL can be informed of the information described in the following sentence. Subject to obligations of confidentiality to AMYRIS, such attorney may disclose to TOTAL, with respect to any particular Known By-Product or By-Product denied designation as a Known By-Product, the scope of the license(s) and applicable restrictions (including, the uses, geographies and time periods) comprising the Third Party Conflict under the applicable Third Party agreement, but not the provisions themselves. The costs of any such determination shall be borne by TOTAL (or its designee).

(viii) In the event that there are limits on the ability of TOTAL to commercialize a particular Known By-Product or By-Product denied designation as a Known By-Product due to Third Party agreements previously entered by AMYRIS, at the request of TOTAL, AMYRIS and TOTAL shall discuss in good faith structures and, if possible, terms for the commercialization of such Known By-Product or By-Product denied designation as a Known By-Product, consistent with AMYRIS’ existing obligations to Third Parties.

I. License to AMYRIS. Subject to the terms of this Section 2.I, TOTAL hereby grants to AMYRIS a non-exclusive, worldwide, sublicensable, fully-paid up, royalty-free right and license under the TOTAL Independent Strain Engineering Patents to develop Strains to Make and Sell isoprenoids except farnesene for use in or as Jet Products; however, the license with respect to Diesel Products shall be subject to the limitations in Section 2.A(iii). The license granted to AMYRIS herein may not be terminated other than as specified in this Section. In the case of a material breach (but only in the case of a material breach) of the relevant license, TOTAL shall have the right to terminate the license in accordance with the following. If TOTAL believes any such breach by AMYRIS has occurred, TOTAL shall within thirty (30) days provide written notice to AMYRIS describing the specific alleged material breach. If a material breach is not cured within sixty (60) days of AMYRIS’s receipt of such notice, then TOTAL may terminate the applicable license with further written notice to AMYRIS (A) immediately at the end of such sixty (60) day period, if AMYRIS has not contested the allegation, or (B) if AMYRIS has contested such allegation, only upon a final written determination, if any, of an arbitrator in a proceeding subject to Section 8.B that an uncured material breach has occurred. For clarity, in the case of any dispute between the Parties as to whether any uncured material breach has occurred that would permit TOTAL to terminate the license, no notice of termination may be given and no such termination shall be effective until the final resolution of a dispute resolution proceeding conducted pursuant to Section 8.B, and such license may only be terminated if the arbitrator finally determines an uncured material breach has occurred. For purposes of determining whether a material breach that would trigger a right of termination under Section has occurred, any Affiliate of AMYRIS shall be treated as if it was AMYRIS.

In the event that any subcontractor or sublicensee of AMYRIS violates this Section, then such violation may provide a basis for a material breach and termination of this license, but only if AMYRIS fails to use commercially reasonable efforts to cure such breach, which efforts may include terminating its agreement with such subcontractor or sublicensee and initiating and continuing to pursue appropriate legal action to stop such unauthorized activity. Unless terminated as set forth in this Section, the foregoing license shall remain in

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effect after a termination of this Agreement by AMYRIS under Article 7.C. Each agreement in which AMYRIS grants a sublicense under, or authorizes a subcontractor to practice, any TOTAL Independent Strain Engineering Patents shall require such subcontactor or sublicensee to agree that TOTAL shall be an intended third party beneficiary of such agreement with a right to directly enforce against the sublicensee or subcontractor any uncured material breach of such agreement, to the extent that (1) such a breach relates to a breach of the scope of the sublicense under the TOTAL Independent Strain Engineering Patents and (2) AMYRIS fails to act reasonably to remedy any such breach. In all cases, TOTAL shall have the rights to seek any remedies available at law or in equity for any breach.

ARTICLE3. OWNERSHIP AND PATENT MATTERS

A. Ownership.

(i) Biofene Development Project and Collaboration Agreement Inventions. TOTAL and AMYRIS agree that the ownership of, and rights to, any and all Inventions developed, conceived, or reduced to practice in whole or in part by AMYRIS and/or TOTAL in the performance of the Biofene Development Project or the Collaboration Agreement shall be governed by Section 6.1(d) of the Collaboration Agreement.

(ii) TOTAL Inventions. Unless otherwise agreed in writing by the Parties, TOTAL shall be the sole owner of any Inventions that are conceived and reduced to practice by TOTAL or its Affiliates, subcontractors, or Sublicensees, including any conceived and reduced to practice by TOTAL or its Affiliates, subcontractors, or Sublicensees in the practice of the licenses in Section 2.A(i), and any such Invention shall be TOTAL Non-Collaboration IP. For clarity, (a) Inventions conceived and reduced to practice by TOTAL or its Affiliates, subcontractors, or Sublicensees in the practice of the licenses in Section 2.A(i) shall not be governed by Section 6.1(d) of the Collaboration Agreement; and (b) notwithstanding the license from TOTAL under Section 2.I, AMYRIS (and its Affiliates and sublicensees of such license) shall not by virtue of such license be considered as Sublicensees of TOTAL.

B. Prosecution and Maintenance of Patents.

(i) Collaboration Agreement. TOTAL agrees that with respect to the Inventions deemed to be Collaboration IP pursuant to 3.A(i) above, the patent prosecution and maintenance provisions of Section 6.8 of the Collaboration Agreement apply with respect to any Patents filed with respect thereto.

(ii) Patent Maintenance. AMYRIS shall comply with the terms of Section 4.D(i) below.

(iii) TOTAL-Owned Patents. TOTAL shall at its discretion and expense, conduct and be responsible for the prosecution and maintenance of patent applications it files with respect to Inventions owned by it pursuant to Section 3.A(ii) above.

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C. Information Rights. To the extent that TOTAL would not already be entitled to the following reports and information pursuant to the Collaboration Agreement, then:

(i) Status Reports. AMYRIS shall provide to TOTAL at least quarterly, or on such other schedule as the Parties may agree, a status report on the prosecution and maintenance of patent applications and patents within the AMYRIS Licensed IP. In addition, AMYRIS shall provide TOTAL with periodic updates regarding Inventions (including intellectual property) generated in connection with the Biofene Development Project and/or that specifically relate to Licensed Products, decisions to file (or not file) patent applications with respect to such Inventions, and the status of any patent applications filed with respect to such Inventions.

(ii) Review Rights. To allow TOTAL to be informed with respect to AMYRIS Licensed IP licensed to TOTAL under this Agreement, TOTAL shall have the right, on reasonable notice, to inspect and review the following records maintained by AMYRIS relating to the information contained in those certain Biofene Development Project weekly reports and quarterly reports provided under the Collaboration Agreement and the associated documentation forming the basis of such reports, including at least, standard operating protocols, procedures, batch records, reports regarding deviations, laboratory notes, bioinformatic and genomic data, detailed fermentation performance data in the laboratory, pilot plant or manufacturing runs, in each case, solely to the extent necessary (or in the case of the AMYRIS Farnesene Production IP included therein, materially useful) for TOTAL (or its sublicensees or Subcontractors) to exercise its rights or perform its obligations under this Agreement and, for clarity, provided that AMYRIS shall not be required to create any documents not already in existence for the sole purpose of complying with this clause 3.C(ii).

D. Patent Enforcement.

(i) Notice. Each of AMYRIS and TOTAL shall promptly notify the other in writing of any existing or threatened infringement or misappropriation by any Third Party of any AMYRIS Licensed IP licensed to TOTAL under this Agreement, which infringement or misappropriation could reasonably be expected to have a material adverse effect on the ability of TOTAL or its designees to Make and/or Sell one or more Licensed Products in the Field in the Territory (“Infringement”) of which it becomes aware, and upon reasonable request (and subject to an applicable common interest agreement) shall provide all evidence in its possession demonstrating such Infringement (other than information that such Party is prevented from disclosing due to confidentiality or other similar obligations).

(ii) Collaboration Agreement. The Parties agree that the patent enforcement provisions of Section 7.2 of the Collaboration Agreement shall govern any intellectual property that is the subject thereof and agree to be bound by such provisions, except as expressly provided below.

(a) AMYRIS. AMYRIS shall have the first right (but not the obligation) to enforce any issued Patent(s) within the AMYRIS Licensed IP claiming the

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use of any Licensed Product(s) in the Field in the Territory, including without limitation European Patent application EP 2084249, against any Third Party infringement (including any declaratory judgment with respect to Third Party non-infringement) that would adversely affect the business of TOTAL relating to Licensed Products in the Field in the Territory and to conduct the defense in connection with any such action. At the request of AMYRIS or TOTAL, TOTAL and AMYRIS shall discuss means to cease any such infringement. If AMYRIS fails to commence a proceeding to cease any such infringement within one hundred twenty (120) days of becoming aware of such an infringement, TOTAL shall have the right to commence and control proceedings to cease any such infringement. In each case, the enforcing Party may retain any damages recovered in any such proceeding. In any enforcement proceeding that is the subject of this Section 3.D(ii)(a), TOTAL (and its Affiliates and sublicensees) or AMYRIS, as the case may be, shall join in any such proceeding, at the enforcing Party's request or if required by applicable law, in each case at the enforcing Party’s expense. In a case in which TOTAL is enforcing under this Section 3.D(ii)(a), AMYRIS and TOTAL shall seek to develop a litigation strategy that will cease the infringement while limiting any adverse impact on the other businesses of AMYRIS or any of its Affiliates or licensees.

(b) TOTAL. For any Patents or other intellectual property owned by TOTAL, TOTAL shall have the sole right, at its expense, to enforce and defend such Patents or other intellectual property (including without limitation, any declaratory judgment actions) and to retain any recovery.

(c) Cooperation. In connection with any claim, suit or proceeding subject to this Section 3.D (including per Section 7.2 of the Collaboration Agreement), the Parties shall cooperate with each other (in the case of enforcement by TOTAL, at the expense of TOTAL) and shall keep each other reasonably informed of all material developments in connection with any such claim, suit or proceeding.

(d) Settlement. In connection with any claim, suit or proceeding subject to this Section 3.D(ii), neither Party shall enter into any settlement agreement with any Third Party that would conflict with rights granted to the other Party under this Agreement, or impose any obligations on such other Party (beyond those already included herein), without the prior written consent of such affected Party, which consent shall not be unreasonably withheld.

E. Infringement of Third Party Rights.

(i) If a Licensed Product becomes the subject of a claim or assertion of infringement of a Third Party Patent granted in any jurisdiction, the Party first learning of such claim or assertion shall promptly notify the other Party in writing, and shall provide all information relating thereto (other than information that such Party is prevented from disclosing due to confidentiality or other similar obligations).

(ii) In the event of such a Third Party claim of infringement, any Party that is the subject of such claim or assertion under this Section 3.E may defend itself in its sole discretion and at its sole expense; provided, however, that (a) the Party that is the

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indemnifying Party with respect to such claim pursuant to the terms of Section 5 or (b) the Party designated in writing by the Parties may control the conduct of any proceeding and in such case the procedures set forth in Section 5.A shall govern the defense of such action. In any such case, the Indemnified Party shall cooperate with the Indemnifying Party with such defense; provided, if there is a conflict of interest between the Parties, the Indemnified Party shall be entitled to be represented by separate counsel at the Indemnifying Party’s expense. In a case in which TOTAL is defending an action under this Section 3.E(ii)(b), AMYRIS and TOTAL shall seek to develop a litigation strategy to defend the claim while limiting any adverse impact on the other businesses of AMYRIS or any of its Affiliates or other licensees.

(iii) In connection with any such claim of infringement, TOTAL and AMYRIS shall cooperate in the defense of any such action at the request and expense of the Party controlling such action, unless there is a material conflict of interest that would prevent such cooperation.

(iv) In connection with any claim, suit or proceeding that is the subject of this Section 3.E, neither Party shall enter into any settlement agreement with any Third Party that would conflict with rights granted to the other Party under this Agreement, or impose any obligations on such other Party (beyond those already included herein), without the prior written consent of such affected Party, which consent shall not be unreasonably withheld.

F. Common Interest Disclosures and Agreement. With regard to any information, materials or opinions disclosed relating to the freedom to operate under the licenses granted hereunder, which information, materials or opinions are regarding intellectual property or technology owned by Third Parties that may affect the conduct of TOTAL and the activities contemplated by this Agreement, the Parties agree that they have a common legal interest in determining whether, and to what extent, such Third Party intellectual property rights may affect the conduct of TOTAL and the activities contemplated by this Agreement, and have a further common legal interest in defending against any actual or prospective Third Party claims based on allegations of misuse or infringement of intellectual property rights relating to TOTAL. All such information, materials and opinions will be treated if applicable as protected by the attorney-client privilege, the work product privilege, and any other privilege or immunity from discovery that may otherwise be applicable. By sharing any such information, materials or opinions, neither Party intends to waive or limit any privilege or immunity from discovery that may apply to the shared information and materials. Neither Party shall have the authority to waive any privilege or immunity on behalf of the other Party without such other Party’s prior written consent, nor shall the waiver of privilege or immunity resulting from the conduct of one Party be deemed to apply against the other Party. With regard to the prosecution of Patents for intellectual property governed by the Collaboration Agreement, the Parties have executed a Common Interest Agreement. For other relevant matters, the Parties shall enter into a reasonable common interest agreement, with the consent to the terms not to be unreasonably withheld.

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ARTICLE 4. REPRESENTATIONS, WARRANTIES AND COVENANTS

A. Mutual Representations and Warranties. TOTAL hereby makes the following representations and warranties to AMYRIS, and AMYRIS hereby makes the following representations and warranties to TOTAL, in each case as of the Effective Date:

(i) It is a company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized. It has all requisite corporate power and authority to own its respective properties and to carry on its respective business as conducted as of the date of this Agreement and as proposed to be conducted. It has the requisite power and authority to execute, deliver and perform its obligations under this Agreement.

(ii) All corporate action on the part of it, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement, and the performance of all obligations hereunder, has been taken or shall be taken prior to the date of this Agreement, and this Agreement, when executed and delivered by it, shall constitute a valid and legally binding obligation of it, enforceable against it in accordance with its terms except to the extent that (a) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditor’s rights generally and (b) the remedy of specific performance or injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(iii) The execution, delivery and performance of this Agreement (with or without the giving of notice, the lapse of time or both) and the consummation of the transactions contemplated hereby, (a) do not require the consent of any Third Party; (b) do not conflict with, result in a breach of, or constitute a default under, its organizational documents or any other material contract or agreement to which it is a party or by which it may be bound or affected; and (c) do not violate in any material respect any provision of applicable law or any order, injunction, judgment or decree of any Governmental Entity by which it may be bound, or require any regulatory filings or other actions to comply with the requirements of applicable law, except to the extent that either Party is required to file any notification pursuant to applicable anti-trust or competition laws. It is not a party to, nor is it bound by, any agreement or commitment that prohibits the execution and delivery of this Agreement.

(iv) No insolvency proceedings of any character, including bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting it are pending or threatened, and it has not made any assignment for the benefit of creditors or taken any action in contemplation of, or which would constitute the basis for, the institution of such insolvency proceedings.

(v) There is no action, suit, proceeding or investigation pending or threatened against it which questions the validity of this Agreement. It is not in violation of any applicable law in respect of the conduct of its business or the ownership of its properties which violation would have a material adverse effect on its business or the

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ownership of its properties, and it shall undertake its obligations hereunder in accordance in all material respects with applicable law.

B. Covenants of TOTAL. During the Term:

(i) TOTAL and its Affiliates shall have valid arrangements with all of its Subcontractors, consultants and employees that are enforceable in accordance with its terms, except as enforcement may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other laws of general application relating to or affecting creditors’ rights generally, and are sufficient to assign all of their rights, title and interest in and to all Inventions or other technology or intellectual property developed or created by them in connection with this Agreement to TOTAL or its Affiliates, as applicable, in order to effect the ownership principles set forth in Section 3.A.

(ii) TOTAL shall not enter into any agreement, contract, lease, license, instrument or other arrangement with a Third Party that results in a breach of or constitutes a default under this Agreement.

(iii) TOTAL and its Affiliates, Subcontractors, and sublicensees shall not

(a) exercise the licenses granted in Section 2.A outside the Field or (b) knowingly sell Licensed Products to customers for any use outside the Territory or for any use within the Territory that is outside the Field.

(iv) TOTAL shall not, and shall use reasonable efforts to ensure that its Affiliates, Subcontractors, sublicensees and customers do not, use or sell any Licensed Product for any use outside the Territory or for any use within the Territory that is outside the Field.

C. Representations and Warranties of AMYRIS. AMYRIS represents and warrants, as of the Effective Date, that:

(i) AMYRIS and/or its Affiliates (a) owns and possesses sufficient right, title and interest in the AMYRIS Licensed IP to grant the rights granted herein, (b) has a valid and enforceable written license to the AMYRIS Licensed IP that includes the right to sublicense to the extent of the licenses granted herein and/or (c) has obtained all necessary consents of any Third Party required, for AMYRIS and/or any of its Affiliates to grant the licenses and sublicenses to TOTAL with respect to the AMYRIS Licensed IP granted herein.

(ii) The non-financial terms of this Agreement are no less favorable than those licenses that AMYRIS grants to other partners for the Manufacture of farnesene and/or farnesane.

(iii) AMYRIS has provided to TOTAL an accurate and complete list of all existing agreements between AMYRIS (and/or its Affiliates) and Third Parties that provide to AMYRIS (and/or its Affiliates) licenses or other rights to AMYRIS Licensed IP that AMYRIS believes may be necessary for the practice of the AMYRIS Licensed IP by TOTAL with respect to the Licensed Products under the licenses granted in Section

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2.A(i)(a), (c), and (d), and has disclosed to TOTAL all terms in such agreements that would impose any obligations on TOTAL beyond those set forth in this Agreement.

(iv) The AMYRIS Licensed IP is subject to no Liens and/or other restrictions and/or limitations, in each case which would prevent the grant to TOTAL of the licenses set forth herein on the terms and conditions set forth herein, and neither AMYRIS nor any of its Affiliates has granted any Third Party any rights under the AMYRIS Licensed IP or the Strain Improvement Technology in the Field that would conflict with the licenses granted to TOTAL herein.

(v) Neither AMYRIS nor any of its Affiliates is in material breach of any of its agreements with Third Parties and no Third Party has notified AMYRIS and/or any of its Affiliates of any material breach of such Third Party Agreement(s), in each case that remains uncured and which would result in a material adverse effect on the ability of AMYRIS and/or its Affiliates to perform its obligations hereunder. AMYRIS and/or its Affiliates have not received written notice from any licensor under a Third Party Agreement purporting to terminate, and/or restrict the scope of, AMYRIS' rights under such Third Party Agreement by reason of any action and/or omission of AMYRIS and/or its Affiliates.

(vi) Except as provided by AMYRIS to TOTAL prior to the Effective Date, AMYRIS and its Affiliates (a) have not received any communications alleging that any use of the AMYRIS Licensed IP by AMYRIS or any of its Affiliates has violated, infringed or misappropriated or would violate, infringe or misappropriate any of the intellectual property of any other person or entity and (b) has no Knowledge of any Third Party infringement, misappropriation or violation of any AMYRIS Licensed IP.

(vii) To its Knowledge, there are no pending or issued patent rights of any Third Party that foreclose practice of any AMYRIS Licensed IP for the following purposes:

(a) to make farnesene using the Mevalonate Pathway or (b) to Make and Sell Licensed Products.

(viii) Novvi, per Section 5.2 of the IP License Agreement, has (a) agreed that AMYRIS and/or its Affiliates solely and exclusively own the AMYRIS Biofene Manufacturing Technology and (b) has assigned exclusively to AMYRIS all rights, title, and interest in and to any and all inventions, discoveries, data and information, whether or not copyrightable or patentable, conceived, reduced to practice, made, observed or developed (together with all intellectual property rights related thereto) by or on behalf of Novvi or its Affiliates or sublicensees, solely or jointly with others, or jointly by or on behalf of AMYRIS and Novvi (or their respective Affiliates, employees, sublicensees, contractors, or agents), in each case that are based upon, derived from, incorporating, in connection with, or related to the Amyris Biofene Manufacturing Technology. The “AMYRIS Biofene Manufactu ring Technology” are patents and know-how that are controlled by AMYRIS and are necessary or reasonably useful for the development, making (and having made), offering for sale, sale, and importing of farnesene itself, including, but not limited to, Farnesene Strains and any patents and know-how related to the genetic engineering of such Farnesene Strains, the fermentation methods for making

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farnesene, the methods of recovery of farnesene from fermentation broth, the processes of isolating farnesene directly from fermentation broth, and the methods of purifying farnesene.

(ix) To its Knowledge: (a) there is no claim by any Person contesting the validity and/or enforceability of the Patents within the AMYRIS Licensed IP, and/or use and/or ownership of the AMYRIS Licensed IP, is currently outstanding and/or threatened, and (b) there is no pending (i.e., filed and/or requested) interference and/or litigation that involves any of the Patents within the AMYRIS Licensed IP licensed hereunder.

D. AMYRIS' Covenants. AMYRIS hereby covenants that during the Term:

(i) AMYRIS and its Affiliates shall timely pay all maintenance costs, annuity payments and similar fees due with respect to all Patents within the AMYRIS Licensed IP issued in the following countries: United States, Europe (in any country(ies) where any European Patent was validated), Brazil, Canada, China, India, and Japan. AMYRIS shall notify TOTAL prior to abandoning any other issued Patents within the AMYRIS Licensed IP with respect to which TOTAL has an enforcement right pursuant to Section 3.D and afford TOTAL an opportunity to pay the maintenance fees and annuity payments associated with such Patents, and if TOTAL makes such payments, AMYRIS and each of its Affiliates shall promptly assign to TOTAL its entire right, title and interest in such Patent. To the extent that AMYRIS has an obligation to assign a Patent to TOTAL under this paragraph and also to assign the same Patent to JVCO under the Amended and Restated JVCO Jet Fuel Agreement, AMYRIS’ obligations under this Agreement shall take precedence. AMYRIS shall notify TOTAL if any Patents within the AMYRIS Licensed IP become subject to an interference, reissue, or re-examination. In such event, if AMYRIS elects not to undertake commercially reasonable efforts to respond to such interference, reissue or re-examination and defend the claims at issue, then it shall notify TOTAL and afford TOTAL the right to respond thereto. Notwithstanding the foregoing, TOTAL’s rights with respect to prosecution under this clause (i) shall apply with respect to in-licensed AMYRIS Licensed IP only to the extent that AMYRIS has the right to afford TOTAL such rights, e.g., AMYRIS controls prosecution of the applicable patent applications or patent rights under the applicable license agreement. To the extent that AMYRIS has an obligation to allow TOTAL to respond to an interference, reissue or reexamination under this paragraph and also to allow JVCO to respond to the same interference, reissue or re-examination under the Amended and Restated JVCO Jet Fuel Agreement, AMYRIS’ obligations under this Agreement shall take precedence.

(ii) For so long as any Third Party Agreement is necessary or materially useful for TOTAL to Make and Sell the Licensed Products in the Field in the Territory using a Commercial Farnesene Strain (“Subject Third Party Agreement”), (a) with respect to Subject Third Party Agreements that are necessary for TOTAL to practice the licenses in Section 2.A(i)(a), (b), (c), or (d), AMYRIS shall, and shall cause each of its Affiliates to, comply with all of its obligations under the Subject Third Party Agreements and will not terminate or amend such Subject Third Party Agreement in each case in any manner which diminishes the licenses to TOTAL or increases any obligations of TOTAL with respect to the AMYRIS Licensed IP that is subject to such Subject Third Party

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Agreement (“Detriment”) without the consent of TOTAL and (b) with respect to Subject Third Party Agreements that are materially useful for TOTAL to practice the licenses in Section 2.A(i)(a), (b), (c), or (d), AMYRIS shall provide advance written notice to TOTAL in connection with terminating or amending such Subject Third Party Agreement that would result in a Detriment. In addition, AMYRIS will, and will cause each of its Affiliates to, notify TOTAL promptly, if AMYRIS and/or any of its Affiliates receives notice, whether or not there is a cure period, from a Third Party that AMYRIS and/or any of its Affiliates and/or other licensees is in material breach of any such Subject Third Party Agreement if such material breach could result in a Detriment, and/or notice from any Third Party which purports to modify and/or terminate any such Subject Third Party Agreement in a manner that would cause a Detriment. AMYRIS will and will cause its Affiliates to take prompt and commercially reasonable steps to cure any such breach. AMYRIS acknowledges that any breach of such Subject Third Party Agreement(s) by AMYRIS and/or its Affiliates may result in damage to TOTAL with respect to the subject AMYRIS Licensed IP, which may include loss of license rights to such AMYRIS Licensed IP and/or monetary damages. For any Subject Third Party Agreement entered into by AMYRIS after the Effective Date that satisfies the criteria above, AMYRIS agrees that it will use commercially reasonable efforts to obtain an agreement from the licensor that TOTAL can continue with its sublicense if the license to AMYRIS under the applicable Subject Third Party Agreement is terminated, that TOTAL may approach AMYRIS' licensors under the Subject Third Party Agreements for the limited purpose of obtaining an agreement from such a licensor that TOTAL can continue with it sublicense if the license to AMYRIS under the applicable Subject Third Party Agreement is terminated, and AMYRIS agrees that it shall facilitate such contact, on TOTAL's request, and AMYRIS will not object to such an agreement.

(iii) AMYRIS shall not enter into any agreement, contract, lease, license, instrument or other arrangement with a Third Party that results in a breach of or constitutes a default under this Agreement or that would conflict with the licenses and rights granted to the TOTAL hereunder.

(iv) No member of the AMYRIS Family other than a Third Party Acquirer shall commercialize, or grant any Third Party any rights to commercialize, any isoprenoid or isoprenoid-derived compound for a Diesel Product in the Field in the Territory or otherwise conduct or authorize any activity in conflict with the licenses granted in Section 2, provided that the exercise of its retained rights hereunder as set forth in Section 2.A(iii) above shall not be construed as a violation of this clause (iv).

(v) Except as expressly contemplated in Section 2.A(i)(d), TOTAL shall not be obligated to pay to AMYRIS any fees of any type (including royalties, milestones, maintenance, sublicense, etc.) beyond any amounts due under Section 2.A(v) or Section 2.B for its use, license, sublicense and/or any other commercial exploitation of the licenses granted TOTAL herein with respect to the AMYRIS Licensed IP.

(vi) AMYRIS shall promptly inform TOTAL if AMYRIS and/or any of its Affiliates becomes aware of any action, suit, investigation and/or proceeding pending and/or threatened before any arbitrator and/or any governmental authority, in each case, to

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which AMYRIS or any of its Affiliates is a party, which could reasonably be expected to have a material adverse effect on the ability of TOTAL and/or any of its Affiliates to practice any of the rights granted TOTAL in this Agreement.

(vii) Until the expiration or termination of the Collaboration Agreement, AMYRIS shall not, without prior notice to TOTAL, enter into any grant or contract that may provide any government or non-for profit entity any rights (e.g., rights provided to the U.S. Government under 35 U.S. 200 et seq. or any similar provisions of foreign law) to any patent application or patents resulting from work done in connection with such grant or contract that would be materially useful in connection with the conduct of the Biofene Development Project or to Manufacture farnesene to make Licensed Products or to Make and Sell Licensed Products in the Field in the Territory.

(viii) AMYRIS shall not, and shall not permit any Affiliate to, create, incur, assume or permit to exist any Lien on any Invention within the AMYRIS Licensed IP owned by AMYRIS or its Affiliates as of the Effective Date or hereafter acquired; provided, however, that AMYRIS and its Affiliates shall not be precluded by this clause

(viii) from granting licenses to its Affiliates and Third Parties under the AMYRIS Licensed IP, provided that such licenses do not conflict with the licenses and other rights granted to TOTAL hereunder. For clarity, nothing in this clause (viii) shall restrict the granting by AMYRIS of (a) licenses with respect to products other than Licensed Products, (b) licenses outside the Field or (c) licenses within the scope of AMYRIS’ retained rights under Section 2.A(iii).

(ix) AMYRIS shall not, and shall not permit any Affiliate to, use any Known By-Product to Make or Sell any Licensed Product in the Field in the Territory except in connection with the scope of AMYRIS’ retained rights under Section 2.A(iii).

(x) AMYRIS shall not amend the terms of the IP License Agreement with regard to its prohibition on Novvi’s sale of its by-products for use as diesel fuel in the Territory (the “Novvi B y-Product Restriction”), without the express prior written consent of TOTAL.

(xi) In the event that TOTAL or AMYRIS become aware that Novvi has breached the Novvi By-Product Restriction, it shall notify the other providing detailed information. In the event that Novvi breaches the Novvi By-Product Restriction, AMYRIS, upon TOTAL’s written request, agrees to use its best efforts to enforce the Novvi By-Product Restriction against Novvi including, if necessary, promptly commencing legal action against Novvi to cease such breach and recover damages for such breach.

(xii) AMYRIS shall not, and shall not assist (by joining as a party or otherwise) any Third Party to, commence or conduct any legal action against TOTAL or its sublicensees or Subcontractors for the production of any By-Products in compliance with the terms of this Agreement.

E. Disclaimer. EXCEPT AS PROVIDED IN THIS ARTICLE 4, NEITHER PARTY MAKES ANY WARRANTIES TO THE OTHER, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF

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MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AS TO ANY PRODUCT OR PROCESS, OR AS TO THE VALIDITY OR SCOPE OF ANY OF INTELLECTUAL PROPERTY OR THAT THE PRACTICE OF ANY OF INTELLECTUAL PROPERTY WILL BE FREE FROM INFRINGEMENT OF ANY PATENT OR OTHER PROPRIETARY RIGHT OF ANY THIRD PARTY OR TOTAL OR ANY OF ITS AFFILIATES.

ARTICLE 5. INDEMNITY; LIMITATION OF LIABILITY

A. Indemnification.

(i) Indemnification by TOTAL. TOTAL shall defend, indemnify, and hold AMYRIS and AMYRIS’ officers, directors, employees, and agents (the “AMYRIS Indemnitees”) harmless from and against any and all damages, liabilities, judgments, recoveries, costs, and expenses (including court costs and reasonable attorneys’ fees and expenses), resulting from any claims, suits, actions or proceedings of any Third Party (collectively, “Claims”) to the extent that such Claims arise out of, are based on, or result from (a) a breach of any of TOTAL’s representations, warranties, covenants and/or obligations under this Agreement; (b) the willful misconduct or grossly negligent acts of TOTAL or its Affiliates, or the officers, directors, employees, or agents of TOTAL or its Affiliates in connection with its activities under this Agreement; or (c) the exercise by TOTAL of the licenses granted hereunder (excluding claims for infringement and misappropriation of a Third Party’s intellectual property for which AMYRIS is obligated to indemnify TOTAL pursuant to Section 5(A)(ii)(b) below); in each case except to the extent such Claims arise out of, are based on, or result from (x) a breach by AMYRIS of any of AMYRIS’ representations, warranties, covenants and/or obligations under this Agreement; or (y) the willful misconduct or grossly negligent acts of AMYRIS, its Affiliates, or the officers, directors, employees, or agents of AMYRIS or its Affiliates.

(ii) Indemnification by AMYRIS. AMYRIS shall defend, indemnify, and hold TOTAL and its Affiliates and each of their officers, directors, employees, and agents (the “TOTAL Indemnitees”) harmless from and against any and all damages, liabilities, judgments, recoveries, costs, and expenses (including court costs and reasonable attorneys’ fees and expenses), resulting from any Claims (as defined in Section 5.A(i) above) to the extent that (A) such Claims arise out of, are based on, or result from (a) a breach of any of AMYRIS’ representations, warranties, covenants and/or obligations under this Agreement, (b) any manufacture by TOTAL of farnesene that allegedly has infringed or misappropriated a Third Party’s intellectual property, but only to the extent such alleged infringement or misappropriation is directly attributable to TOTAL’s adherence to AMYRIS’ then approved farnesene manufacturing process (as provided in the Successful Commercial Transfer) licensed from AMYRIS as part of the AMYRIS Licensed IP and not to any deviation or modification from such process made by or on behalf of TOTAL other than a deviation or modification made by TOTAL at the written direction of AMYRIS, (c) the willful misconduct or grossly negligent acts of AMYRIS, its Affiliates, or the officers, directors, employees, or agents of AMYRIS or its Affiliates or (B) such Claims (a) are Patent infringement claims brought by Novvi against TOTAL, (b) allege that one or more of the Licensed Products infringes one or more Patents owned by Novvi and (c) are based

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on Inventions conceived and reduced to practice by Novvi; in each case ((A) and (B)), except to the extent such Claims arise out of, are based on, or result from (x) a breach by TOTAL of any of TOTAL’s representations, warranties, covenants and/or obligations under this Agreement; or (y) the willful misconduct or grossly negligent acts of TOTAL and its Affiliates or the officers, directors, employees, or agents of TOTAL or its Affiliates.

(iii) Indemnification Procedures. In the event that a Party claiming indemnity under this Section 5.A (the “Indemnified P arty”) becomes aware of any Claim for which it seeks indemnification from the other Party (the “Indemnifying Party”), the Indemnified Party shall: (a) reasonably promptly notify Indemnifying Party thereof, in no event later than ten (10) business days after the Indemnified Party becomes aware of such Claim (provided that failure to provide such notice will not release the Indemnifying Party from any of its indemnity obligations hereunder except to the extent that such failure increases the Indemnifying Party's indemnity obligation); (b) permit the Indemnifying Party to assume control of the defense or settlement of the Claim; (c) at the Indemnifying Party’s expense, provide the Indemnifying Party with reasonable cooperation in the defense or settlement thereof; and (d) not settle any such claim without the Indemnifying Party’s written consent, not to be unreasonably withheld. The Indemnified Party may participate in and monitor such defense with counsel of its own choosing at its sole expense. If the Indemnifying Party does not assume and conduct the defense of the claim as provided above, (x) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to the claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (y) the Indemnifying Party shall remain responsible to indemnify the Indemnified Party as provided in this Section 5.A.

B. Insurance. Prior to the commencement of its operational activities, TOTAL shall acquire, and thereafter maintain, product liability insurance and general commercial liability insurance, to the extent, in amounts and from carriers with quality ratings not lower than industry standards for a similarly situated company, during the Term and thereafter for so long as TOTAL is exercising its license rights granted hereunder and including with respect to TOTAL’s facilities used in conducting such activities. TOTAL shall provide to AMYRIS a certificate of insurance evidencing such coverage upon request.

C. Limitation of Liability. EXCEPT IN CIRCUMSTANCES OF GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT BY A PARTY OR ITS AFFILIATES OR WITH RESPECT TO A BREACH OF ARTICLE 6, NEITHER PARTY, NOR ANY OF ITS AFFILIATES, SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER. FOR CLARITY, ANY DAMAGES FINALLY AND ACTUALLY SUFFERED BY AN INDEMNIFIED PARTY (WHETHER BY A FINAL JUDGMENT OF A COURT OF LAW OR THROUGH A SETTLEMENT) ARISING OUT OF A CLAIM FOR WHICH THE INDEMNIFIED PARTY IS INDEMNIFIABLE UNDER THIS ARTICLE 5 SHALL BE DEEMED DIRECT DAMAGES FOR PURPOSE OF THIS SECTION 5.C. NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE

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ENTITLED TO RECOVER FROM THE OTHER PARTY ANY PUNITIVE DAMAGES HEREUNDER.

ARTICLE 6 .CONFIDENTIALITY

A. Confidential Information. Except to the extent expressly authorized by this Agreement or otherwise provided herein or agreed in writing by the Parties, during the Term and for two (2) years thereafter, each Party shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as permitted in this Agreement or the Collaboration Agreement, any Inventions or other confidential information, including any information relating to any Strain, disclosed to it by the other Party or its Affiliates pursuant to this Agreement (collectively, “Confidential Information” of the disclosing Party). Each Party shall use at least the same standard of care as it uses to protect proprietary or confidential information of its own, but in no event less than reasonable care, to ensure that its and its Affiliates’ and sublicensees’ employees, previous employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information of the other Party. Each Party shall promptly notify the other upon discovery of any unauthorized use or disclosure of the other Party’s Confidential Information. The terms and conditions of this Agreement (but not the existence hereof) shall be the Confidential Information of both Parties. Any Confidential Information disclosed hereunder shall be the Confidential Information of the disclosing Party. The receiving Party is permitted to use such Confidential Information only to the extent permitted in this Agreement or the Collaboration Agreement. Any Inventions owned by AMYRIS under this Agreement (including by reference to the Collaboration Agreement in Section 3.A(i) above) shall constitute Confidential Information of AMYRIS.

B. Exceptions. The obligations of non-disclosure and non-use under Section 6.A shall not apply to any Confidential Information of a disclosing Party if the receiving Party can prove by contemporaneous written documentation or otherwise reasonably demonstrate that such Confidential Information: (1) is at the time of receipt, or thereafter becomes, through no breach of this Agreement or the Collaboration Agreement by the receiving Party, generally known or publicly available; (2) is known by the receiving Party at the time of receiving such Confidential Information; (3) is hereafter furnished to the receiving Party by a Third Party, which is not, to the receiving Party’s reasonable knowledge, in breach of any confidentiality obligation related to such information; (4) is independently discovered or developed (in the case of TOTAL, without the practice of the licenses granted hereunder or reference to the AMYRIS Licensed IP or the Confidential Information of AMYRIS, and without use of Confidential Information of AMYRIS under the Collaboration Agreement and without violation of any agreement between AMYRIS and any of its Affiliates, on the one hand, and TOTAL or any of its Affiliates, on the other hand), (5) is the subject of a written permission to disclose provided by the disclosing Party; or (6) is disclosed pursuant to any ruling of a governmental or regulatory authority or court or by mandatory law, provided that written notice of such ruling is given, as soon as reasonably possible, to the disclosing Party so as to give the disclosing Party an opportunity to intervene and provided further that the receiving Party uses reasonable efforts to obtain assurance that the Confidential Information shall be treated confidentially. In addition,

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each Party may disclose Confidential Information of the other Party to the extent such disclosure is reasonably necessary in the following instances:

(i) filing or prosecuting Patents as permitted by this Agreement (but such disclosure must comply with Section 6(C) below);

(ii) regulatory filings for products to which such Party has a license or a right to develop hereunder;

(iii) prosecuting or defending litigation as permitted by or relating to this Agreement;

(iv) otherwise required by law or the requirements of a national securities other similar regulatory body; provided that the receiving Party shall (a) provide the disclosing Party with reasonable advance notice of, and an opportunity to comment on, any such required disclosure, to the extent such advance notice is legally permitted, (b) if requested by the disclosing Party, and at the disclosing Party’s expense, seek confidential treatment with respect to any such disclosure to the extent available, and (c) use good faith efforts to incorporate the comments of the disclosing Party in any such disclosure or request for confidential treatment;

(v) complying with applicable Legal Requirements or governmental requests;

(vi) disclosure to its Affiliates, licensees, sublicensees and Subcontractors and their respective representatives, who reasonably need to know such Confidential Information for the purpose of performing the obligations or exercising its license rights as described in this Agreement and internal reporting to its Affiliates, provided, in each case, each Party shall be responsible for ensuring that all such representatives to whom the Confidential Information is disclosed under this Agreement shall keep such information confidential and shall not disclose the same to any unauthorized person; or

(vii) to underwriters or investors or potential investors or their counsel or accountants in connection with a Monetization (as defined in Section 13.6 of the Collaboration Agreement) or other investment transaction (and to its and their respective Affiliates, representatives and financing sources); provided, however, that each such Third Party to whom information is disclosed will (a) be subject to obligations of confidentiality substantially similar hereunder, (b) be informed of the confidential nature of the Confidential Information so disclosed, and (c) agree to hold such Confidential Information subject to the terms thereof; provided, that the disclosure rights shall not apply with respect to the other Party’s intellectual property.

C. Public Disclosures of Technical Information. If TOTAL seeks to publish any technical information relating to any Strain, the substance of which has not been previously approved by AMYRIS for publication or disclosure, TOTAL shall first provide to AMYRIS the material proposed for disclosure or publication, such as by oral presentation, manuscript or abstract, and AMYRIS shall have the right to review and

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comment on all such material. Before any such material is submitted for publication, TOTAL shall deliver a complete copy to AMYRIS at least sixty (60) days prior to submitting the material to a publisher or initiating any other disclosure. AMYRIS shall review any such material and give its comments to TOTAL as soon as practicable, but no later than forty-five (45) days after delivery of such material to TOTAL. TOTAL shall not publish any such technical information, the substance of which has not been previously approved by AMYRIS for publication or disclosure, without AMYRIS’ prior written consent in each instance, which consent shall not be unreasonably withheld or delayed. For clarity, such consent is not required for disclosures relating to the Licensed Products to the extent such disclosure does not comprise technical information relating to Strains.

D. Publicity and Disclosure of this Agreement. A Party that desires to make, or that is required to make pursuant to applicable laws or regulations, any press release or other public disclosure regarding the existence or terms of this Agreement (including the identity of the other Party to this Agreement) shall first consult with the other Party (to the extent such consultation does not violate applicable laws or regulations) with respect to the text and timing of such press release or other public disclosure and shall obtain the other Party’s approval over the text and timing of such release and disclosure prior to the issuance or disclosure thereof (to the extent such approval does not violate applicable laws or regulations). Following the initial press release or other public disclosure announcing the existence or terms of this Agreement (if any), each Party shall be free to disclose, without the other Party’s prior written consent, the existence of this Agreement, the identity of the other Party and those terms of this Agreement which have already been publicly disclosed in accordance herewith.

E. Residuals. Nothing in this Agreement shall restrict any employee or representative of a Party from using general ideas, concepts, practices, learning, or know-how relating to any activities conducted on behalf of TOTAL (“General Know-How”) that are retained in the unaided memory of such employee or representative following performance of the Biofene Development Project and such employee or representative is not aware at the time of use that such information is Confidential Information of the other Party, provided that the foregoing is not intended to grant, and shall not be deemed to grant (i) any right to disclose the Confidential Information of the other Party, or (ii) any license under any Patents of the other Party. The General Know-How shall in no event include any financial, business statistical, or personnel information specific to the other Party. A person’s memory is “unaided” if such person has not intentionally memorized the Confidential Information for the purpose of retaining and subsequently using or disclosing it otherwise than as authorized pursuant to this Agreement.

ARTICLE 7. TERM AND TERMINATION

A. Term. The term of this Agreement shall commence on the Effective Date and remain in effect for fifty (50) years (the “Term”).

B. Consequence of Events. The Parties agree as follows:

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(i) Change of Control of AMYRIS. For clarity, this Agreement shall remain in full force and effect in the event of any Change of Control of AMYRIS.

(ii) Termination of Collaboration Agreement. For clarity, the Parties agree that, regardless of any termination of the Collaboration Agreement, this Agreement shall remain in full force and effect according to its terms.

C. Termination of Agreement.

(i) The licenses granted to TOTAL herein shall be irrevocable (other than as specified in this Section 7.C), provided in the case of a material breach (but only in the case of a material breach) of the relevant license, AMYRIS shall have a right to terminate the applicable license in accordance with the following. If AMYRIS believes any such breach by TOTAL has occurred, AMYRIS shall within thirty (30) days provide written notice to TOTAL describing the specific alleged material breach. If a material breach is not cured within ninety (90) days of TOTAL’s receipt of such notice, then AMYRIS may terminate the applicable license with further written notice to TOTAL (A) immediately at the end of such ninety (90) day period, if TOTAL has not contested the allegation, or (B) if TOTAL has contested such allegation, only upon a final written determination, if any, of an arbitrator in a proceeding subject to Section 8.B that an uncured material breach has occurred. For clarity, in the case of any dispute between the Parties as to whether any uncured material breach has occurred that would permit AMYRIS to terminate a license or this Agreement, no notice of termination may be given and no such termination shall be effective until the final resolution of a dispute resolution proceeding conducted pursuant to Section 8.B, and such licenses may only be terminated if the arbitrator finally determines an uncured material breach has occurred.

(ii) In the case of an uncured material breach of Section 2.E(i) or (ii) by TOTAL, then, except to the extent Section 7.C(iii) below applies, AMYRIS shall have the right to terminate the licenses granted in Section 2.A in their entirety in accordance with the procedure described in Section 7.C(i) above, and in the case of such a license termination, this Agreement shall terminate concurrently.

(iii) In the case of any uncured material breach by TOTAL based on the use of any Intermediate Strain or any other Strain that is a genetic manipulation or modification of any Intermediate Strain (other than any Commercial Farnesene Strain(s)) outside the scope of the limited license in Section 2.A(i)(b), then in accordance with the procedure described in clause 7.C(i) above, AMYRIS shall have the right to terminate the license granted in Section 2.A(i)(b) and all other rights of TOTAL permitting its development and use of Intermediate Strains, including TOTAL’s right to release of the Escrowed Materials relating to the Intermediate Strains) as described in clause (i) above but AMYRIS may not otherwise terminate any provision of this Agreement or this Agreement in its entirety.

(iv) For purposes of determining whether a material breach that would trigger a right of termination under Section 7.C has occurred, any Affiliate of TOTAL shall be treated as if it was TOTAL.

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(v) Except as expressly provided in this Section 7.C(v), no acts or omissions of any Subcontractor or sublicensee of TOTAL shall be the basis of any termination of this Agreement. In the event that any Subcontractor or sublicensee of TOTAL violates Section 2.E(i) or Section 2.E(ii)(a) or (b), then such violation may provide a basis for a material breach and termination of this Agreement under Section 7.C(ii) above, but only if TOTAL fails to use commercially reasonable efforts to cure such breach, which efforts may include terminating its agreement with such Subcontractor or sublicensee and initiating and continuing to pursue appropriate legal action to stop such unauthorized activity. In the event that a sublicensee or Subcontractor of TOTAL uses any Intermediate Strain in a manner that exceeds the scope of or violates the restrictions on the exercise of the license in Section 2.A(i)(b), then in accordance with the procedure described in Section 7.C(i) above, AMYRIS shall have the right to terminate the license in Section 2.A(i)(b) pursuant to Section 7.C(iii) and TOTAL’s related rights in respect of Intermediate Strains but only if the TOTAL is not using commercially reasonable efforts to cure such breach, which efforts may include terminating its agreement with Affiliate, sublicensee or Subcontractor pertaining to the Intermediate Strain(s) and initiating and continuing to pursue appropriate legal action to stop such unauthorized activity.

D. Conversion to Non-Exclusive License. In the event of the expiration of this Agreement at the end of the Term, TOTAL shall retain a perpetual, non-exclusive, royalty-free (subject to Section 2.A(v) and Section 2.B) right and license under the AMYRIS Licensed IP, in each case that is necessary or, in the case of the AMYRIS Farnesene Production IP, useful to Make and Sell Licensed Products within the Field within the Territory.

E. Effects of Termination.

1.	Strains; Return or Destruction of Confidential Information. Except as provided in Section 7.D, upon expiration or termination of this Agreement and/or the licenses granted herein, as applicable, TOTAL shall immediately cease and cause its Affiliates, sublicensees and Subcontractors to cease use of any AMYRIS Licensed IP, Strain Improvement Technology and all TOTAL Strains (or in the case of a termination under Section 7.C(iii), the Intermediate Strains and any Strains derived therefrom) and within ninety (90) days following a written request from the other Party, each receiving Party shall at the disclosing Party’s discretion, promptly destroy or return to the disclosing Party (a) all written copies of the disclosing Party’s Confidential Information that is marked confidential and (b) all biological materials (including all TOTAL Strains), in each case (a) and (b) to which the receiving Party does not retain rights hereunder, except that the receiving Party may retain such Confidential Information or materials, to the extent that the receiving Party requires such Confidential Information or materials for the purpose of performing any obligations under this Agreement that may survive such expiration or termination, or with respect to Confidential Information only for archival purposes or for information contained in management reports.

2.                  Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement to TOTAL are, and will otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code (the “Bankruptcy

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C ode”), licenses of rights to “intellectual property” as that term is defined in the Bankruptcy Code. TOTAL, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. Upon the filing of a case by or against AMYRIS or any AMYRIS Affiliate (the “Bankrupt Entity”), including without limitation, AMYRIS Fuels LLC, AB Technologies LLC, and/or AMYRIS Brasil Ltda. (each of such Affiliates, a “Co-Licensor”) under the Bankruptcy Code, then (a) TOTAL shall be entitled to the fullest protections conferred upon licensees under Section 365(n) of the Bankruptcy Code, or any similar provision; (b) AMYRIS and each Co-Licensor shall perform all of its obligations under this Agreement; (c) the Bankrupt Entity shall immediately, without the need for any further request by TOTAL, or notice or hearing, provide to TOTAL a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property (which embodiments, throughout this Agreement, shall include without limitation, the Escrowed Materials), or any other information necessary or desirable for TOTAL to utilize such intellectual property; and (d) AMYRIS and each Co-Licensor shall not interfere with the rights of TOTAL as provided in this Agreement, or in any agreement supplementary to this Agreement, to such intellectual property (including such embodiment), including any right to obtain such intellectual property (and such embodiment) from another entity or person. To the extent AMYRIS and/or a Co-Licensor rejects this Agreement under the Bankruptcy Code and TOTAL elects to retain its rights, (x) TOTAL shall have the full rights provided to it under Section 365(n) of the Bankruptcy Code; (y) the waivers under Section 365(n)(2)(C) shall apply only to rights of setoff and administrative claims arising solely out of this Agreement, and not to any other agreements or instruments, including, without limitation, claims or rights arising out of agreements supplementary to this Agreement; and (z) the Bankrupt Entity shall, without need for notice or hearing, provide to TOTAL any intellectual property (including such embodiment) held by AMYRIS and/or each Co-licensor and/or any other entity or person, and shall not interfere with the rights of TOTAL as provided in this Agreement, or any agreement supplementary to this Agreement, to such intellectual property (including such embodiment) including any right to obtain such intellectual property (and such embodiment) from another entity or person. For purposes of this Agreement, the term “embodiment” shall mean any and all materials required to be delivered by AMYRIS or a Co-Licensor to TOTAL hereunder and any materials relating to the licenses granted hereunder which, in the course of dealing between the Parties under this Agreement, are customarily delivered, in whatever format (whether electronic, written or otherwise). All written agreements entered into relating to and in connection with the Parties’ performance hereunder from time-to-time, shall be considered agreements “supplementary” to this Agreement for purposes of Section 365(n) of the Bankruptcy Code. AMYRIS and each Co-Licensor acknowledges and agrees that the rights of TOTAL to such intellectual property (and such embodiments) are unique, and that to the extent AMYRIS or a Co-Licensor, or their respective trustees in bankruptcy, were to sell any portion of such intellectual property free and clear of liens, claims or interests, TOTAL would suffer irreparable damages, such that AMYRIS and each Co-Licensor agrees that such sale shall not occur without TOTAL’s express written consent. For the avoidance of doubt, “intellectual property,” as used in this Section 7.E.2, is limited to intellectual property included in the AMYRIS Licensed IP and the Strain Improvement Technology, and any tangible embodiments of such intellectual property, and includes all such intellectual

40

property and tangible embodiments of such intellectual property (provided in the case of the Strain Improvement Technology, only to the extent, and for the uses and period, described in Section 2.A.(i)(b)).

3. Accrued Rights. Termination or expiration of this Agreement for any reason shall not release either Party from any liability or obligation that already has accrued prior to such expiration or termination, nor affect the survival of any provision hereof to the extent it is expressly stated to survive such termination. Termination or expiration of this Agreement for any reason shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, that a Party may have hereunder or that may arise out of or in connection with such termination or expiration.

F. Survival. Subject to the other provisions set forth in this Article 7 and any other applicable terms and conditions of this Agreement, the obligations and rights of the Parties under the following provisions of this Agreement shall survive expiration of this Agreement: Articles 1 (Definitions) (to the extent any definitions are applicable after expiration hereof), 5 (Indemnity; Limitation of Liability), 6 (Confidentiality) (for the period set forth therein), 8 (Dispute Resolution) and 9 (Miscellaneous); Sections 2.A (License to Make and Sell Licensed Products) (where the licenses are on the non-exclusive basis described above), 2.B (Third Party Agreements), 2.C (Sublicenses and Subcontracts), 2.E (Strain Restrictions), 2.F (Reporting, Audit and Inspection Rights), 2.G (No Implied Rights), 2.I, 3.A (Ownership), 3.E (Infringement of Third Party Rights), 3.F (Common Interest Disclosures and Agreement), 4.E (Disclaimer), 7.C (Termination of Agreement), 7.D (Conversion to Non-Exclusive License) and 7.E (Effects of Termination); and this Section 7.F (Survival). Subject to the other provisions set forth in this Article 7 and any other applicable terms and conditions of this Agreement, the obligations and rights of the Parties under the following provisions of this Agreement shall survive termination of this Agreement: Articles 1 (Definitions) (to the extent any definitions are applicable after termination hereof), 5 (Indemnity; Limitation of Liability), 6 (Confidentiality) (for the period set forth therein), 8 (Dispute Resolution) and 9 (Miscellaneous); Sections 3.A (Ownership), 3.E (Infringement of Third Party Rights), 3.F (Common Interest Disclosures and Agreement), 4.E (Disclaimer), 7.C (Termination of Agreement) and 7.E (Effects of Termination); and this Section 7.F (Survival).

ARTICLE 8. DISPUTE RESOLUTION

A. Escalation. Except as provided in Section 8.B or 8.D, if any Dispute arises between the Parties under this Agreement, such Dispute shall be referred to the Executive Officers for further discussion and resolution. The Executive Officers shall attempt in good faith to resolve any Dispute referred to them pursuant to this Section 8.A within ten (10) days after such referral by meeting (either in person or by video teleconference, unless otherwise mutually agreed) at a mutually acceptable time, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the Dispute. If the Dispute has not been resolved within twenty (20) days thereafter and the Dispute does not consist of a failure by the Parties to reach agreement where one or both Parties have discretion whether to agree, either Party may, by written notice to the other

41

Party, elect to initiate arbitration pursuant to Section 8.B for purposes of having the Dispute and any related Disputes resolved. If an Executive Officer intends to be accompanied at a meeting by an attorney, the other Executive Officer shall be given at least forty-eight (48) hours’ notice of such intention and may also be accompanied by an attorney. All negotiations conducted pursuant to Section 8.B, and all documents and information exchanged by the Parties in furtherance of such negotiations, (i) are the Confidential Information of the Parties, (ii) shall be treated as evidence of compromise and settlement for purposes of the United States Federal Rules of Evidence and any other applicable state or national rules of evidence or procedure, and (iii) shall be inadmissible in any arbitration conducted pursuant to this Section 8 or other proceeding with respect to a Dispute.

B. Arbitration. Except for Disputes that are subject to Sections 8.C, D or E, all Disputes arising out of or in connection with this Agreement that cannot be resolved by the Executive Officers pursuant to Section 8.A shall be finally settled as follows:

(i) Except for Disputes that are subject to Section 8.C, D or E, all Disputes arising out of or in connection with this Agreement that cannot be resolved by the Executive Officers pursuant to Section 8.A, shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (the “IC C Rules”) by an arbitration tribunal appointed in accordance with the said ICC Rules as modified hereby.

(ii) There shall be three (3) arbitrators, one selected by the initiating Party in the request for arbitration, the second selected by the other Party within twenty (20) days of receipt of the request for arbitration, and the third (who shall act as chairperson of the arbitration tribunal) selected by the two (2) Party-appointed arbitrators within twenty (20) days of the selection of the second arbitrator. In the event that the respondent fails to select an arbitrator, or if the two Party-appointed arbitrators are unable or fail to agree upon the third arbitrator, the international Court of Arbitration of the International Chamber of Commerce shall designate the remaining arbitrator(s) required to comprise the tribunal. The claimant in the arbitration shall provide a copy of the request for arbitration to the respondent at the time such request is submitted to the Secretariat of the International Chamber of Commerce.

(iii) Each arbitrator chosen under this Section shall speak, read, and write English fluently and shall be either (a) a practicing lawyer who has specialized in business litigation with at least ten (10) years of experience in a law firm of over fifty (50) lawyers or (b) a retired judge of a court of general jurisdiction.

(iv) The place of arbitration shall be New York, New York. The language of the arbitral proceedings and of all submissions and written evidence shall be English; provided, however, that a Party, at its expense, may provide for translation or simultaneous interpretation into a language other than English.

(v) The arbitrators shall issue an award within nine (9) months of the submission of the request for arbitration. This time limit may be extended by agreement of the Parties or by the tribunal if necessary.

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(vi) It is expressly understood and agreed by the Parties that the rulings and award of the tribunal shall be conclusive on the Parties, their successors and permitted assigns. Judgment on the award rendered by the tribunal may be entered in any court having jurisdiction thereof.

(vii) Each Party shall bear its own costs and expenses and attorneys' fees, and the Party that does not prevail in the arbitration proceeding shall pay the arbitrator's fees and any administrative fees of arbitration. All proceedings and decisions of the tribunal shall be deemed Confidential Information of each of the Parties, and shall be subject to Article 6.

For clarity, any disputes between the Parties regarding the deposit of Escrowed Materials or access to any Escrowed Materials shall not be required to be resolved via arbitration, and either Party may seek equitable relief for such dispute, including without limitation, specific performance, pursuant to Section 8.D.

C. Patent Validity and Infringement Disputes. In the event that a Dispute arises with respect to the inventorship, scope, validity, enforceability, revocation or infringement of a Patent, and such Dispute cannot be resolved by the Executive Officers in accordance with Section 8.A, unless otherwise agreed by the Parties in writing, such Dispute shall not be submitted to arbitration in accordance with Section 8.B, and notwithstanding anything in this Agreement to the contrary, the sole forum to resolve such Dispute shall be to initiate litigation in a court or other tribunal of competent jurisdiction in the country of issuance of the Patent that is the subject of the Dispute.

D. Equitable Relief. Notwithstanding anything to the contrary, either Party may at any time seek to obtain equitable relief from a court of competent jurisdiction with respect to an issue arising under this Agreement if the rights of such Party would be prejudiced absent such relief.

E. Disputes Subject to Section 2.A(iii). In the event of any disagreement between the Parties (or their successors) regarding the terms on which any Inventions subject to Section 2.A(iii) shall be licensed to Company, then at the request of Company (or its successor), such dispute be resolved by a single arbitrator agreed by the Parties or if the Parties are unable to agree within thirty (30) days of Company’s request, selected by the head of the New York office of the International Chamber of Commerce. Such arbitrator shall have expertise in the licensing of biotechnology intellectual property for industrial applications. Each Party shall submit to the arbitrator a written brief of its position regarding the license terms, which submission (including supporting documentation) shall not exceed 50 pages. The arbitrator shall select the position of one of the Parties, in its entirety, as his or her decision, and shall have no authority to vary any of the terms of the prevailing proposal. The Parties shall equally share the costs of such arbitration. Any such arbitration shall be completed within 120 days of selection of the arbitrator.

F. Attorney’s Fees. If any action, proceeding or arbitration is brought by a Party to enforce or interpret this Agreement, the prevailing Party, in addition to all other legal or equitable remedies possessed, shall be entitled to be reimbursed for all reasonable

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attorneys’ fees incurred by reason of such action or proceeding to the extent related to the enforcement or interpretation of this Agreement.

ARTICLE 9 .MISCELLANEOUS

A. Governing Law. This Agreement and any arbitration hereunder shall be governed by, interpreted and construed and enforced in accordance with, the laws of the State of New York, without giving effect to any conflicts of laws principles thereof.

B. Entire Agreement; Modification. This Agreement and the Collaboration Agreement constitute the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof. No warranty, representation, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by either Party with respect to the subject matter of this Agreement. No rights or licenses with respect to any intellectual property right of either Party are granted or deemed granted hereunder or in connection herewith, other than those rights expressly granted in this Agreement. This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by the Parties to this Agreement. For clarity, except as modified herein, the Collaboration Agreement remains in full force and effect; provided, in the event of any inconsistency between the Collaboration Agreement and this Agreement, the terms of this Agreement shall prevail.

C. Relationship. This Agreement establishes between the Parties an independent relationship. The Parties intend that no partnership or joint venture is created hereby between TOTAL and AMYRIS, that neither Party will be a partner or joint venturer of the other Party for any purposes, and that this Agreement will not be construed to the contrary.

D. Non-Waiver. Either Party may (i) extend the time for the performance of any of the obligations or other acts of the other Party, (ii) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered by the other Party pursuant hereto, or (iii) waive compliance with any of the agreements or conditions of the other Party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Parties. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of either Party to assert any of its rights hereunder shall not constitute a waiver of any of such rights. Any extension of time or other indulgence granted to a Party hereunder shall not otherwise alter or affect any power, remedy or right of the other Party or the obligations of the Party to whom such extension or indulgence is granted.

E. Assignment. This Agreement may not be assigned by either Party without the express written consent of the other Party; provided, however, that either Party may assign its rights and obligations pursuant to this Agreement without the written consent of the other Party to (a) any of its Affiliates or (b) in connection with the transfer or sale by a

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Party of all or substantially all the assets to which this Agreement relates; provided, that any such assignee agrees to be bound by the terms of this Agreement.

F. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect to the fullest extent permitted by law. Upon determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner.

G. Notices. Any notice to be given under this Agreement must be in writing and delivered either in person by registered or certified mail (postage prepaid) requiring return receipt, or by overnight courier or facsimile confirmed thereafter by any of the foregoing, to the Party to be notified at its address(es) given below, or at any address such Party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earliest of (a) the date of actual receipt; (b) if mailed, three (3) days after the date of postmark; or (c) if delivered by overnight courier, the next business day the overnight courier regularly makes deliveries.

H. Force Majeure. Each Party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such Party’s reasonable control including but not limited to acts of God, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, accident, any strike or labor disturbance, or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the Party has not caused such event(s) to occur and continues to use diligent, good faith efforts to avoid the effects of such event and to perform the obligation. Notice of a Party’s failure or delay in performance due to force majeure must be given to the unaffected Party promptly thereafter but no later than five (5)

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days after its occurrence which notice shall describe the force majeure event and the actions taken to minimize the impact thereof. All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure. In no event shall any Party be required to prevent or settle any labor disturbance or dispute.

I. Trademarks and Logos. Neither Party shall use, in advertising or otherwise, the other Party’s or its Affiliates’ names, trade names, trademarks, service marks, logos or other indicia of origin or refer to the other Party or its Affiliates, directly or indirectly, in any media release, public announcement or public disclosure relating to this Agreement or its subject matter, including in any promotional or marketing materials, lists, referral lists, or business presentations, without prior written consent from the other Party for each such use or release. The restrictions imposed by this Section 9.I shall not prohibit either Party from making any disclosure (a) identifying the other Party as a counterparty to this Agreement to its or its Affiliates’ actual or prospective acquirers, merger candidates, underwriters, or investors (and their attorneys and accountants), (b) that is required by Applicable Law or the requirements of a national securities exchange or another similar regulatory body (provided that any such disclosure shall be governed by Section 6) or (c) with respect to which written consent of the other Party has previously been obtained.

J. Export Control. Notwithstanding anything to the contrary contained herein, all obligations of the Parties are subject to prior compliance with export regulations applicable to each Party and such other related laws and regulations as may be applicable to each Party, and to obtaining all necessary approvals required by the applicable government entity. Each Party shall each use its reasonable efforts to obtain such approvals for its own activities. Each Party shall cooperate with the other Parties and shall provide assistance to the other Parties as reasonably necessary to obtain any required approvals.

K. Interpretation.

(i) Captions & Headings. The captions and headings of clauses contained in this Agreement preceding the text of the articles, sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction.

(ii) Singular & Plural. All references in this Agreement to the singular shall include the plural where applicable, and all references to gender shall include both genders and the neuter.

(iii) Including as Example. Use of the term “including” or “include” in this Agreement shall be interpreted to mean “including, without limitation,” or “include, but not limited to,” and shall be exemplary rather than restrictive.

(iv) Sections & Subsections. Unless otherwise specified, references in this Agreement to any section shall include all subsections and paragraphs in such sections, and references in this Agreement to any subsection shall include all paragraphs in such subsection.

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(v) Days. All references to days in this Agreement mean calendar days, unless otherwise specified.

(vi) Ambiguities. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist.

(vii) English Language. All notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the Parties regarding this Agreement shall be in the English language.

L. Drafting. Each Party agrees that it participated equally with the other in the drafting of this Agreement, using counsel of its choice. This Agreement shall be interpreted without regard to any principle of construction regarding the drafting, authorship or revision thereof.

M. Further Assurances. After the Effective Date, each of the Parties shall execute and deliver such additional documents, certificates, and instruments and perform such additional acts, as may be reasonably requested and necessary or appropriate to carry out the purposes and intent and all of the provisions of this Agreement and to consummate all of the transactions contemplated by this Agreement.

N. License Registrations. TOTAL may, at its expense, register the exclusive licenses granted under this Agreement in any country of, or community or association of countries in, the Territory. AMYRIS shall reasonably cooperate in such registration at TOTAL’s expense. Upon request by TOTAL, AMYRIS agrees promptly to execute any "short form" licenses developed in a form reasonably acceptable to both TOTAL and AMYRIS and reasonably submitted to it by TOTAL from time to time in order to effect the foregoing registration in such country. No such "short form" license shall be deemed to amend or be used to interpret this Agreement. If there is any conflict between such a license or other recordation document and this Agreement, this Agreement shall control.

O. Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party, it being understood that both Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by electronic delivery, shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. Neither Party shall raise the use of electronic delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of electronic delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

P. Affiliates. Each Party hereto shall be responsible for ensuring that its Affiliates (whether existing as of the Effective Date or thereafter during the Term of this Agreement) comply with the terms of this Agreement.

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[Signatures on following page]

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THIS AGREEMENT IS EXECUTED by the authorized representatives of the Parties as of the date first written above.

AMYRIS, INC.	Company

By:	By:

Name:	Name:

Title:	Title:

The following AMYRIS Affiliates existing as of the Effective Date of this Agreement hereby acknowledge and approve the licenses granted to TOTAL in Section 2.A and Section 7.E.2 of this Agreement.

AMYRIS Fuels LLC

By:

Name:

Title:

AB Technologies LLC

By:

Name:

Title:

AMYRIS Brasil Ltda.

By:

Name:

Title:

Exhibit A

Commercial Technology Transfer Package

A commercial technology transfer package should include the following:

1.	Strain information:
a.	Back-ground strain design information such as strain information, genetic background, sequence information, genetic modifications information. e.g.,
I.	Strain ancestor and lineage of the applicable strain including each of the rational or directed strain engineering changes, what type of changes – deletion, insertion, ploidy changes, description of the changes, locus at which the changes were engineered and what were the resulting genii of the modified strain at each step.

b. Strain storage and propagation

I. SOP for the overall strain storage including detailed media recipes for preserving strain

II. SOP for strain revival including steps all the way from seed vial to inoculums tanks for the propagation media for revival of the strain

c. Feed-stock information – ingredient information, sourcing, specificities, testing

I. Feed-stock sources and details of handling the feedstock

2.	Details of a fermentation run at all scales (including from inoculum to shake-flask to 300L to 1m3, 40 m3 and 200 m3 production reactors):
a.	SOP’s for media, sterilization, fill and draw
b.	Sampling intervals, sampling protocols
c.	Performance and specific testing at each step, protocols for tests at each stage
d.	Historical data of runs at all scales (including 1m3, 40 m3 and 200 m3) to register and monitor variability

3. Process design (including Brotas data):

a.	Detailed manufacturing process, process narrative, operating conditions
b.	PFD’s design basis, heat/material balance, with identified streams
c.	Equipment list and material of construction – vessel specifications, identify an special modifications, performance required, design and fabrication codes, vendor and model numbers
d.	Utility flow and diagrams – all major inputs, outputs, stream compositions, flow rates
e.	Waste-water specification
f.	Routine maintenance, testing, replacements

A-1

4. Process book including process control and details of the operation:

a.	Aseptic design and operation, sterilization and cleaning (SIP/CIP) procedures and schedules
b.	batch and fed-batch operational details,
c.	feeding algorithm details,
d.	process control and monitoring strategies

e. h istoric data of all prior runs with the strains – access to database of prior runs

And any other information that is necessary for being able to operate the strain in commercial settings.

A-2

Exhibit B

Initial Package

Current process book for the current strain Amyris is using for the commercial production of farnesene and the following with respect to the all of the designated Intermediate Strains:

1.	Strain information:
a.	Back-ground strain design information such as strain information, genetic background, sequence information, genetic modifications information. e.g.,
I.	Strain ancestor and lineage of the current strain including each of the rational or directed strain engineering changes, what type of changes – deletion, insertion, ploidy changes, description of the changes, locus at which the changes were engineered and what were the resulting genii of the modified strain at each step.

b.	Strain storage and propagation
i.	SOP for the overall strain storage including detailed media recipes for preserving strain
ii.	SOP for strain revival including steps all the way from seed vial to inoculums tanks for the propagation media for revival of the strain

c. Feed-stock information – ingredient information, sourcing, specificities, testing

II. Feed-stock sources and details of handling the feedstock

III. Testing results for content of sugar or other impacting ingredients

IV. Seasonal variation information or data

V. Protocols for any adjustment made to feedstock

2.	Current best details of a fermentation run at all scales (including from inoculum to shake-flask to 300L to 1m3, 40 m3 and 200 m3 production reactors -if not at the largest scale then information on best scale at which this strain is current been running):
a.	SOP’s for media, sterilization, fill and draw
b.	Sampling intervals, sampling protocols
c.	Performance and specific testing at each step, protocols for tests at each stage

d. Historical data of runs at all scales (including 1m3, 40 m3 and 200 m3) to register and monitor variability

3.	Current best process design (including Brotas data):

a. Detailed manufacturing process, process narrative, operating conditions

b.	PFD’s design basis, heat/material balance, with identified streams
c.	Equipment list and material of construction – vessel specifications, identify an special modifications, performance required, design and fabrication codes, vendor and model numbers
d.	Utility flow and diagrams – all major inputs, outputs, stream compositions, flow rates
e.	Waste-water specification
f.	Routine maintenance, testing, replacements

B-1

4. Current best process book including process control and details of the operation:

a.	Aseptic design and operation, design constraints, sterilization and cleaning (SIP/CIP) procedures and schedules
b.	batch and fed-batch operational details,
c.	feeding algorithm details,
d.	process control and monitoring strategies
e.	Performance data of recent runs

Any other information that is necessary for being able to operate the strain in commercial settings.

B-2

Exhibit C

List of the Member States of the European Union

The following States are members of the European Union as of the Effective Date:

29.	Austria
30.	Belgium
31.	Bulgaria
32.	Croatia
33.	Cyprus
34.	Czech Republic
35.	Denmark
36.	Estonia
37.	Finland
38.	France
39.	Germany
40.	Greece
41.	Hungary
42.	Ireland
43.	Italy
44.	Latvia
45.	Lithuania
46.	Luxembourg
47.	Malta
48.	Netherlands
49.	Poland
50.	Portugal
51.	Romania
52.	Slovakia
53.	Slovenia
54.	Spain
55.	Sweden
56.	United Kingdom

C-1

Exhibit D

Known By-Products

1	Identified as of the Effective Date: The following compositions: (i) dead yeast cells, (ii) ethanol, (iii) farnesol, (iv) farnesene dimer, (v) triglyceride, (vi) hexahydrofarnesol, (vii) hydrogenated farnesene dimer, or (viii) combination of items in (i) through (vii) with or without farnesene and/or farnesane.

2.	Identified after the Effective Date:

ANNEX E

AMENDMENT #1 TO IP LICENSE AGREEMENT

THIS AMENDMENT #1 TO THE IP LICENSE AGREEMENT ("First Amendment") is made and entered into as of _______________________, 2015 (the "First Amendment Effective Date") by and between Amyris, Inc., having its principal place of business located at 5885 Hollis St, Suite 100, Emeryville, CA 94608 USA ("Amyris"), and Novvi LLC, a Delaware limited liability corporation, having its place of business at 5885 Hollis Street, Suite 100, Emeryville, California 94608 ("Novvi LLC").

WHEREAS, Amyris and Novvi LLC entered into that certain 1P License Agreement on March 26, 2013 (the "License Agreement") whereby Amyris agreed to license, on the terms and conditions set forth in the License Agreement, certain of its intellectual property rights to Novvi LLC;

WHEREAS, such License Agreement was clarified by Novvi LLC, Total Amyris BioSolutions B.Y. ("TAB"), and Amyris in an Amended and Restated Letter Agreement Containing Clarifications to the IP License Agreement dated November 30, 2013, which stated that certain By-Products would be sold only to Amyris or TAB, and Novvi LLC would retain the ability to sell other By-Products to third parties;

WHEREAS, pursuant to the terms and conditions of this First Amendment, the Parties desire to amend the License Agreement to clarify that Novvi LLC may offer for sale or sell its By-Products, including Diesel By-Products, for any use excluding any use in or as (i) diesel fuel in the European Union and (ii) jet fuel worldwide.

NOW THEREFORE, in consideration of the promises and the mutual covenants contained herein, the Parties agree as follows:

1. The Parties add the following new definition to Article 1 of the License Agreement:

“European Union" means those countries that were members of the European Union as the effective date of Amendment #1 to the 1P License Agreement, which countries are listed on Exhibit A to such amendment."

2. Section 2.1 (a)(ii) of the License Agreement is revised to provide in its entirety as follows:

"(ii) subject to the limitations in Article 4 restricting the sale of By-Products for use in or as (i) diesel fuel in the European Union and (ii) jet fuel worldwide, a non-exclusive, worldwide, royalty-free, nonsublicensable, and non-assignable license under Amyris Base Technology to offer for sale, sell, and import any By-Products."

For clarity, other than the specific changes to clause (ii) set forth above, the remainder of Section 2.1(a) of the License Agreement, including clause (i) and the two paragraphs immediately following the amended text above, remains as is and is not deleted, modified, or amended hereby.

3. Article 4 of the License Agreement is hereby amended by deleting such Article in its entirety and replacing it with the following new Article 4:

"ARTICLE 4

SALE OF BY-PRODUCTS

4.1 No Sale of By-Products as Diesel Fuel in the European Union. Novvi LLC agrees that it shall not, at any time, offer for sale or sell any By-Products, including, but not limited to, any farnesane or diesel-related By-Products ("Diesel By-Products"), for use in or as diesel fuel in any of the European Union.

4.2 No Sale of Jet Fuel By-Products except to Amyris; Amyris's Obligation to Purchase.

(a) Novvi LLC agrees that it will not offer for sale or sell any Jet Fuel By-Products to any person or entity except to Amyris as set forth in this Section 4.2, and Amyris agrees that it will purchase all such Jet Fuel By-Products. As used in this Section, "Jet Fuel By-Product" means a By-Product (i) whose concentration of farnesane, partially hydrogenated farnesene or farnesene, by volume, is at least 70% or greater; and (ii) that when blended with petroleum-derived jet fuel, meets the ASTM D1655 and D7566 specifications (or successors thereto) for use as a jet fuel.

(b) The purchase price payable by Amyris to Novvi LLC for each liter of any Jet Fuel By-Product will be equal to the price per liter that Amyris sells farnesene to Novvi LLC, in case such price is higher than US$2.70 per liter. If the per liter of farnesene price Amyris charges to Novvi LLC is below US$2.70 per liter, Amyris will purchase such Jet Fuel By-Product at the NYMEX ULSD diesel onemonth forward price.

(c) In connection with the sale of any By-Products by Novvi LLC to a third patty, Novvi LLC shall require any such purchaser to agree in writing that (i) such By-Products may not be used in or as diesel fuel in the European Union or in or as jet fuels anywhere, and (ii) if any such By-Products are incorporated into any diesel fuel outside the European Union, that such diesel fuels may not be imported into any of the European Union.

(d) Other than as set forth in this Section, Amyris has no obligation or rights to purchase any By-Products from Novvi LLC.

4.3 No Other Limits on Novvi LLC. Other than as set forth in this Article 4, Novvi LLC may, pursuant to its license in Section 2.1 (a)(ii), freely offer for sale, sell, and import its By-Products.

Capitalized terms used in this First Amendment shall have the same meaning as defined in the License Agreement unless otherwise defined herein. Except as specifically provided in this First Amendment, the terms and conditions of the License Agreement shall remain in full force and effect. Together, the License Agreement and this First Amendment constitute the entire agreement between the Parties with respect to the subject matter, and supersede any and all prior negotiations, representations, correspondence, understandings and agreements with respect to the subject matter. To the extent of any conflict between the License Agreement and this First Amendment, this First Amendment shall supersede and govern. This First Amendment may be executed in counterparts, which together shall constitute one document and be binding on all of the Parties.

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IN WITNESS WHEREOF, and intending to be bound by the provisions hereof, the Parties have caused this First Amendment to be executed personally or by their duly authorized representatives, to be effective as of the First Amendment Effective Date.

AMYRIS, INC.	NOVVI LLC

By::	By::

Title:	Title:

By::

Title:

Exhibit A

Definition of European Union

I. Austria

2. Belgium

3. Bulgaria

4. Croatia

5. Cyprus

6. Czech Republic

7. Denmark

8. Estonia

9. Finland

10. France

11. Gelmany

12. Greece

13. Hungary

14. Ireland

15. Italy

16. Latvia

17. Lithuania

18. Luxembourg

19. Malta

20. Netherlands

21. Poland

22. Portugal

23. Romania

24. Slovakia

25. Slovenia

26. Spain

27. Sweden

28. United Kingdom